QuickLinks -- Click here to rapidly navigate through this document

Prospectus Supplement
(To Prospectus dated July 10, 2006)

Filed pursuant to Rule 424(b)(5)
A filing fee of $58,850 has been transmitted to the SEC in
connection with the securities offered from the registration statement
(File Nos.-333-135662, 333-135662-01, 333-135662-02, 333-135662-03,
333-135662-04, 333-135662-05 and 333-135662-06)
by means of this prospectus supplement

NTL Cable PLC

$550,000,000 9 1/8% Senior Notes due 2016

The Senior Notes, or notes, will be issued by NTL Cable PLC and guaranteed on a senior basis by NTL Incorporated and the intermediate holding companies of NTL Cable PLC, and on a senior subordinated basis by NTL Investment Holdings Limited.

Interest payable February 15 and August 15.

The notes will mature on August 15, 2016. Interest will accrue from July 25, 2006, and the first interest payment date will be February 15, 2007.

The issuer may redeem the notes in whole or in part at any time on or after August 15, 2011 at the redemption prices set forth in this prospectus supplement. At any time prior to August 15, 2011, the issuer may redeem all or a part of the notes by paying a "make whole" premium. On or before August 15, 2009 the issuer may also redeem up to 40% of the principal amount of the notes originally issued at a price equal to par plus the coupon on the notes, together with accrued and unpaid interest, if any, to the redemption date, using the net proceeds of certain equity offerings. In addition, the issuer may redeem all of the notes at a price equal to their principal amount plus accrued and unpaid interest, if any, upon the occurrence of certain changes in applicable tax law.

See "Risk factors" beginning on page S-26 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Price to Public	100%	$550,000,000
Underwriting Discount	1.5%	$8,250,000
Proceeds to Us, Before Expenses	98.5%	$541,750,000

We have made an application to list the notes to the Official List of the Luxembourg Stock Exchange and for the admission of the notes to trading on the Euro MTF market of the Luxembourg Stock Exchange.

We expect that delivery of the notes will be made to investors in book-entry form through DTC on or about July 25, 2006.

Joint book-running managers
JPMorgan	Deutsche Bank	Goldman Sachs International	The Royal Bank of Scotland
Co-lead managers
	BNP Paribas	HSBC
Co-managers
	Calyon	Fortis Bank

July 18, 2006

Prospectus Supplement

Prospectus

Where you can find more information	ii
Incorporation of certain documents by reference	iii
Forward-looking statements	iv
Description of securities we may offer	1
Ratio of earnings to fixed charges	2
Use of proceeds	3
Validity of the securities	3
Experts	3
Plan of distribution	4

S-i

Notice to Investors

United Kingdom

 Each Underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Service and Market Act of 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the Guarantors; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy

 The offering of the Notes has not been registered with the Commissione Nazionale per la Società e la Borsa ("CONSOB") (the Italian securities and exchange commission) pursuant to the Italian securities legislation and, accordingly the Notes cannot be offered, sold or distributed nor any copies of the Prospectus or any other document relating to the Notes can be distributed in the Republic of Italy ("Italy") in a public solicitation (sollecitazione all'investimento) within the meaning of Article 1, paragraph 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, unless an exemption applies. Accordingly, the Notes in Italy:

  (i)
  shall only be offered or sold to professional investors (operatori qualificati), as defined in Article 31, second paragraph of CONSOB Regulation No 11522 of 1 July 1998 (the "CONSOB Regulation No 11522"), as amended, or

  (ii)
  in other circumstances which are exempted from the rules on public solicitations pursuant to Article 100 of Legislative Decree No 58 of 24 February 1998 (the "Financial Services Act") and Article 33, first paragraph, of CONSOB Regulation No 11971 of 14 May 1999;

 but, in any case, shall not be offered, sold and/or delivered, either in the primary or in the secondary market, to individuals in Italy.

 Moreover and subject to the foregoing, the Notes may not be offered, sold or delivered and neither the Prospectus nor any other material relating to the Notes may be distributed or made available in Italy unless such offer, sale or delivery of Notes or distribution or availability of copies of the Prospectus or any other material relating to the Notes in Italy is made:

(a)
by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No 385 of 1 September, 1993 (the "Italian Banking Act") and CONSOB Regulation No 11522; and

(b)
in compliance with Article 129 of the Italian Banking Act and the implementing instructions of the Bank of Italy, pursuant to which the issue,

S-ii

  trading or placement of securities (e.g., notes) in Italy is subject to prior and subsequent notification to the Bank of Italy, unless an exemption, depending, inter alia, on the amount of the issue and the characteristics of the securities, applies, and

(c)
in compliance with all relevant Italian securities, tax and exchange control and other applicable laws and regulations and any other applicable requirement or limitation which may be imposed from time to time by CONSOB or the Bank of Italy.

 Insofar as the requirements above are based on laws which are superseded at any time pursuant to Directive 2003/71/CE (the "Prospectus Directive"), such requirements shall be replaced by the applicable requirements under the Prospectus Directive or the relevant implementing laws.

S-iii

Prospectus supplement summary

 This summary highlights information contained elsewhere in this prospectus supplement. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the section entitled "Risk factors," and the financial statements and related notes to those financial statements, before making an investment decision. In this prospectus supplement, "issuer" refers to NTL Cable PLC; "guarantors" refers to NTL Incorporated, NTL:Telewest LLC, NTL Holdings Inc., NTL (UK) Group, Inc., NTL Communications Limited and NTL Investment Holdings Limited; "we," "us" and "our" refer, as the context requires, to NTL Incorporated and its subsidiaries, NTL Holdings Inc. and its subsidiaries or Telewest Global, Inc. and its subsidiaries.

Our company

Overview

 We are one of the leading communications and content distribution companies in the U.K., providing internet access, telephony and cable television services to approximately 5.0 million residential on-net customers, including 2.8 million broadband customers. We offer what we refer to as a "triple-play" bundle of internet, telephony and cable television services through competitively priced bundled packages. We also provide a range of voice services to businesses and public sector organizations, as well as a variety of data communications solutions from high speed internet access to fully managed business communications networks and communication transport services. These services are delivered through our wholly owned local access communications network passing approximately 12.7 million homes in the U.K. The design and capability of our network provides us with the ability to offer triple-play bundled services to residential customers and a broad portfolio of reliable, competitive communications solutions to business customers. We also provide internet and telephony services to our residential customers who are not connected to our cable network via access to other companies' telecommunications networks and via an internet service provider operated by our subsidiary, Virgin Net Limited.

 Through our wholly owned subsidiaries, Flextech Limited, or Flextech, and sit-up Limited, or sit-up, we provide basic (i.e., non-premium) television channels and related services to the U.K. multi-channel broadcasting market and a wide variety of consumer products by means of sit-up's auction based shopping channels. Flextech has eleven genre-based entertainment channels, four of which are channels with identical content of another channel but broadcast one hour later. Sit-up provides a wide-variety of consumer products through three interactive auction-based television channels: price drop TV, bid tv and speed auction tv. Flextech also owns a 50% interest in the companies that comprise the UKTV Group, a series of joint ventures with BBC Worldwide Limited, or BBC Worldwide. Together Flextech and the UKTV Group are the largest supplier of basic channels to the U.K. pay-television market.

 On July 4, 2006, we acquired Virgin Mobile Holdings (UK) plc, or Virgin Mobile, the U.K.'s leading mobile virtual network operator with approximately 4.3 million customers and the U.K.'s fifth largest provider of mobile communication services. We have entered into a long-term exclusive license agreement with Virgin Enterprises Limited pursuant to which we intend to re-brand our combined consumer business with the Virgin brand.

 We believe that the acquisition of Virgin Mobile will enhance NTL as a scale competitor in the U.K. telecommunications industry, enabling us to become the first market participant offering an integrated "quadruple-play" product suite, which bundles mobile telephony with our existing triple-play bundle, and assist us in improving customer service by leveraging best practices from Virgin Mobile. The re-branding of our consumer business with the Virgin brand will bring Virgin's brand into approximately 5.0 million U.K. homes and, we believe, will enhance consumer appeal for our range of communications services.

The merger

 On March 3, 2006, two leading U.K. cable companies, NTL Incorporated and Telewest Global, Inc., merged. The transaction was structured as a reverse acquisition pursuant to which NTL Incorporated merged with a subsidiary of Telewest Global, Inc. and became a wholly owned subsidiary of Telewest Global, Inc. Immediately following the merger, Telewest Global, Inc. changed its name to "NTL Incorporated." NTL Incorporated prior to the merger is referred to as Old NTL; Telewest Global, Inc. prior to the merger is referred to as Telewest and post merger the combined entity is referred to as New NTL or NTL. At the date of the merger, Telewest stockholders owned approximately 25%, and Old NTL stockholders owned approximately 75%, of New NTL's common stock. We financed the reverse acquisition of Telewest with a senior subordinated bridge facility in an aggregate principal amount of £1.8 billion. We refinanced the bank debt of Old NTL and Telewest existing at the time of the merger with a £3.2 billion 5-year amortizing term loan facility, which is part of our new senior secured credit facility. See "Description of our new credit facilities."

 The combination of the two companies' local access networks, which are complementary, provides us with a strong platform allowing for product differentiation and the delivery of innovative packages of service offerings. This larger cable network, combined with our content division, will strengthen our position in the multi-channel television marketplace. The transaction is expected to create substantial synergies and provide the impetus for increased product and technical innovation. We believe that consumers will benefit from greater choice, accelerated delivery of a broader range of personalized communications and entertainment services and better value.

 The following table sets forth the sources and uses of funds in connection with the merger:

Sources		Uses(1)
(in millions of £'s)		(in millions of £'s)
Senior secured credit facilities(2)	3,200	Merger consideration	3,370
Bridge facility(3)	1,800	Refinance existing debt(6)	3,256
Equity consideration(4)	1,083
Cash from balance sheet(5)	543

Total sources	6,626	Total uses	6,626

(1)
Excludes transaction costs and expenses assumed to be paid from available cash balances.

(2)
See "Description of our new credit facilities" for a description of other tranches under our new senior secured credit facilities.

(3)
Initially drawn in dollars. Since the merger, £600 million equivalent of our old bridge facility incurred by NTL Holdings Inc. has been repaid with the proceeds of our new $1,048.8 million alternative bridge facility incurred by NTL Cable PLC and available cash, and the remaining £1.2 billion of the bridge facility has been refinanced by new drawings under our new senior secured credit facilities. An additional £300 million is expected to be drawn under our new senior secured credit facilities following the consummation of this offering to repay a portion of our alternative bridge facility. See "Use of proceeds" and "Description of our new credit facilities."

(4)
Represents shares of New NTL capital stock issued to Old NTL stockholders in the merger (at the closing stock price on March 3, 2006).

(5)
At March 31, 2006, New NTL had £518 million of cash and cash equivalents on its balance sheet, after having used £543 million on March 3, 2006 for the closing of the merger. Further cash from the balance sheet was used in the acquisition of Virgin Mobile. See "Acquisition of Virgin Mobile."

(6)
Includes refinancing of £1.5 billion of Old NTL senior secured credit facilities and £1.8 billion of Telewest senior secured facilities (including a £250 million second lien facility). This figure reflects the debt of Telewest as of March 3, 2006.

 On June 19, 2006, in connection with the integration of Old NTL and Telewest, we engaged in a post-acquisition restructuring of Telewest UK Limited and its subsidiaries in order to integrate their operations with Old NTL's existing U.K. operations and to implement efficient permanent financing. This restructuring involved a series of steps that included internal contributions, distributions, mergers and acquisitions as well as borrowings from external sources and contributions of the proceeds of the same to the direct subsidiary of the issuer of the notes offered hereby in order to effect its acquisition of the shares of Telewest UK Limited and its subsidiaries. The completion of this restructuring resulted in Telewest UK Limited and its subsidiaries becoming restricted subsidiaries of the issuer of the notes offered hereby and completed the structural integration of Old NTL and Telewest.

Our key strengths

Significant scale of operations

 We are the second largest communications company in the U.K. with national coverage, a large and well established customer base and strong triple-play offering capability. Through our two-way, high-bandwidth advanced network, we have the ability to reach over 85% of U.K. businesses and half of U.K. households, or 12.7 million homes, with an existing customer base of approximately 5.0 million homes as of March 31, 2006. We are the largest provider of residential broadband services in the U.K. with 2.8 million subscribers, the second largest pay TV provider with 3.3 million subscribers, the second largest fixed telephony provider with 4.3 million subscribers and also the third largest provider of communications services to U.K. businesses.

Superior bundled service offering

 We believe that our packaged television, broadband internet and telephony offerings are very competitive in terms of breadth and price. We are the only U.K. platform to offer the full range of television services, including free-to-air, basic, premium, video on demand, or VoD, digital video recorder, or DVR, and high-definition television, or HDTV. We launched a 10Mb broadband offering at the end of 2005, which is currently being rolled out nationwide. Our local, national and international telephony services compete effectively on service quality.

 When bundled, our service packages can be particularly attractive as bundling usually allows customers to receive these services at a lower total cost from us than if they purchased them individually from competitors. We have enjoyed strong triple-play (i.e., bundled broadband internet, telephony and television services) sales and have demonstrated expertise in marketing and selling bundled services. Our triple-play offering has been effectively embedded into customer care, installation processes and billing services. As of March 31, 2006, 35% of our on-net customer base had subscribed to our triple-play services. Purchasers of bundled services generally generate higher average revenue per user, or ARPU, and have lower churn rates than purchasers of single services.

 The acquisition of Virgin Mobile has transformed us from one of the U.K.'s leading triple-play providers to the U.K.'s only quadruple-play provider. The addition of mobility to our bundled service offering is expected to increase the attractiveness of our service packages through the convenience to customers of purchasing more products through a single provider, as well as increasing cross-selling opportunities.

Technologically advanced and reliable broadband network

 Our business is underpinned by significant investment in our network infrastructure. This consists of a national core backbone network and a high capacity two-way local broadband network in the U.K. The entire network was designed for large scale, high-speed telecommunications traffic from its inception. Our core network infrastructure transports our voice, internet, data and digital television platforms, while our access networks deliver these services directly to our customers. By owning our own network, we believe we can offer higher quality and more reliable services and roll out new products more quickly.

 For our ntl:Telewest Business division, we benefit from inherent cost advantages over our competition by leveraging our wholly-owned and extensive local loop and infrastructure and utilizing significant offpeak network capacity.

Strategically valuable content asset

 We provide the most hours of basic programming content to the U.K. multi-channel broadcasting market. Flextech has become a significant force in multi-channel television principally through leveraging its UKTV relationship with the British Broadcasting Corporation, or the BBC, and by targeting audiences with its wholly owned channels and UKTV channels.

 Flextech, together with the companies that comprise UKTV, supplies approximately 18.4% of the U.K.'s basic viewing in multi-channel television homes, based on data supplied by Broadcaster's Audience Research Board Limited. We are also the U.K.'s fifth largest commercial broadcaster, capturing 8.7% of commercial impacts (a measure of audience penetration) and 4.7% of the U.K. television advertising market in 2005.

 We believe that our access to quality programming strengthens cable television's position in a multi-channel television market place.

Strong subscriber growth

 We are able to support the development of our subscriber base through a variety of methods with a focus on selling bundled services. Both Old NTL and Telewest reversed the negative net customer adds trend suffered earlier in the decade by increasing marketing expenditures and providing enhanced product offerings and improved customer service.

Expected strong free cash flow generation

 Between 1999 and 2002, we undertook large network upgrade programs. Our capital expenditures for maintenance and upgrade of our network are now substantially lower. After the initial stages of integration, we believe we will be able to increase free cash flow due to lower capital expenditure requirements and continued revenue growth by subscription and ARPU development.

Strong management team

 Our management team has significant experience in the U.K. and U.S. cable industries. The management team mixes international cable experience with strong local expertise. We believe that we will benefit from the merger through the sharing of best practices and product development strategies from both Old NTL and Telewest.

Our strategy

Focus on bundled service offering

 We intend to focus on enhancing triple-play penetration and developing the quadruple-play concept. We believe there is a significant opportunity to market triple-play and quadruple-play products and services to customers by enhancing the value of the "bundled" service offering via prudent discounts, the impact of which will continue to be carefully trialed, and tracked for effectiveness after roll-out. New commissions and sales incentives for driving cross-selling growth have been implemented and will continue to be monitored for effectiveness. We intend to design pricing and marketing in such a way so as to increase the attractiveness of triple-play and quadruple-play products. Our bundled service offering has been further enhanced by the acquisition of Virgin Mobile which makes us the first market participant to offer an integrated quadruple-play product suite.

Promoting product innovation and leadership

 We will focus on product and service differentiation and innovation within each of our product offerings. We will continue to enhance our cable television offering through the continued introduction and rollout of VoD, DVR, HDTV services and content into our customer base, and focus broadband services on maintaining our position as the largest U.K. provider of broadband services by providing market leading access speeds, capped and enhanced access products and price competitiveness. We intend to enhance content and add premium features to our service offerings. We continue to concentrate on delivering competitive products to drive incremental ARPU and customer acquisition and retention opportunities. The extension of our product suite in connection with the acquisition of Virgin Mobile to include mobility provides a strong platform for innovative converged fixed and mobile telephony devices, and video as well as voice services.

Enhancing customer service

 Management plans to focus on delivering quality service in order to retain customers for the long term. As part of the integration of the customer care and billing systems and the adoption of best practices from each of Old NTL and Telewest, we aim to enhance customer value and loyalty, thereby reducing churn. The acquisition of Virgin Mobile will assist in enhancing customer service by enabling us to leverage best practices from Virgin Mobile into our other product offerings. The re-branding of our consumer operations with the Virgin brand will help customers to better identify us with quality customer service capabilities.

Realizing the full potential of existing network asset base

 We believe we can successfully grow the business without materially expanding or upgrading our network. With approximately 12.7 million homes passed and 5.0 million on-net residential customers, we already have access to a substantial supply of potential new customers for whom connection does not require significant capital expenditure. We will focus our marketing efforts on prospective customers with broadband and digital ready homes (currently 6.7 million and 7.0 million homes, respectively), and on the up-selling of existing single and dual play customers.

Defend telephony

 For telephony, we plan to combat fixed-line usage revenue decline through enhanced talk plan (i.e., plan that provides unlimited local and national calls for a fixed monthly fee) penetration, with competitively priced packages and with a focus on increasing revenue across all call types (e.g., local, national, mobile and international). We plan to continue to pursue cross selling of telephony to non-telephony customers by making telephony a central part of any bundled offerings. We also plan to enlarge product service offerings. We raised prices on telephony line rental by 50p to £11 in June 2006, and we will continue to rebalance our pricing mix in line with market conditions. As mobile and voice over internet protocol, or VoIP, substitution takes effect, these potential additional revenue sources may help offset fixed-line usage revenue decline. Separately, we plan to target incremental revenues and target future growth from VoIP and mobility using our network.

Maintain broadband market leadership

 We plan to remain a market leader in broadband by providing market leading access speeds, capped and enhanced access products and price competitiveness. We also plan to expand broadband content and services (e.g. anti-virus, firewall, anti-spyware and pop-up blocker) and home networking. Given the strength of our broadband business we aim to use it as an entry point for customers who can then be migrated to additional services.

Optimize ntl:Telewest Business division

 Our key focus in ntl:Telewest Business will be on improving product offerings, marketing support and sales effectiveness. Our aim is to grow ntl:Telewest Business by utilizing significant off-peak network capacity and further leveraging our fully-owned and extensive local loop. We plan to expand managed data services with our existing customer base and expand our presence in the public sector market, while addressing new channels (e.g., systems integrators) through the provision of reliable, competitively priced and converged data and voice services. We have, for the first time, the ability to leverage national sales relationships, which have historically been difficult to acquire due to the unattractive cost dynamics of any off-net servicing. Products such as IPVPN (internet protocol virtual private network), Ethernet, SRS (Special Rate Services), IPCCTV (internet protocol closed circuit television) and other IP services provide an opportunity to grow revenue.

Focus on cost control and delivery of merger synergies

 Our management has designed a detailed action plan for the integration of the two merged companies and the delivery of cost savings from streamlining central functions, and making network and system upgrades more economical. We have announced our intention to accelerate the capture of synergies ahead of the three year initial plan, and intend to complete integration by the end of 2007. Synergies are estimated at more than £250 million annually by the end of 2007. Over half of the total approximate expected £250 million implementation costs are expected to be incurred in 2006. In present value terms and net of implementation costs, the merger is expected to yield approximately £1.5 billion in synergies, calculated based on synergies expected to be realized through 2009 and afterwards at more than £250 million annually in perpetuity at an appropriate discount rate. In the short to medium term, our focus is on delivering this integration plan. The aim will be to pursue scale benefits and deliver synergies by optimizing platforms, systems and processes. As part of our increased triple-play penetration initiatives, we plan to reduce subscriber acquisition costs through sales channel mix and productivity improvements.

Use content as a strategic asset to strengthen cable television

 The addition of the Telewest content assets to the combined group strengthens our position in the multi-channel television marketplace by providing an attractive portfolio of channels that we believe we can use to differentiate our product offering and provide a richer customer experience. We plan to develop and enhance the programming across the content platform to enhance viewership and attractiveness for advertisers. We will explore strategic options with existing content assets and review opportunities to expand our content assets directly or through joint ventures or to deleverage through full or partial divestment.

Recent developments

Acquisition of Virgin Mobile

 On July 4, 2006, we acquired 100% of the shares of Virgin Mobile. Virgin Mobile is the largest mobile virtual network operator in the U.K., with over 4.3 million customers. Virgin Mobile uses the T-Mobile network for the transmission of its traffic. T-Mobile has indicated that it is supportive of the acquisition. As reported by Virgin Mobile under IFRS, its revenue for the twelve months ended March 31, 2005 was approximately £521.3 million and its profit for this period was approximately £34.4 million. Please note that IFRS differs from U.S. GAAP and that these figures are not comparable with the results that Virgin Mobile would have reported under U.S. GAAP. U.S. GAAP information is not available.

 The purchase price for the acquisition is a combination of approximately £418 million in cash and the issuance of approximately 34.4 million shares of New NTL common stock.

 We financed the cash portion of the purchase price, the refinancing of Virgin Mobile's outstanding indebtedness (approximately £200 million) and the payment of the related transactional expenses through £475 million of additional bank borrowings committed under our new senior secured credit facilities and through cash on hand.

 The following table sets forth the sources and uses of funds in connection with the offer for Virgin Mobile:

Sources		Uses(1)
(in millions of £'s)		(in millions of £'s)
Senior secured credit facilities	475	Cash consideration	418
Equity contribution(1)	473	Equity consideration(1)	473
Available cash	173	Refinance existing net debt	200
		Transaction costs	30

Total sources	1,121	Total uses	1,121

(1)
New NTL has issued approximately 34.4 million shares to former shareholders of Virgin Mobile. The value is calculated using a $/£ exchange rate of 1.8410 and New NTL share price of $25.30 as of July 3, 2006.

 We have also entered into a long-term exclusive license agreement with Virgin Enterprises Limited under which our existing license to use certain Virgin trade marks within the U.K. and Ireland in respect of our internet business has been extended to television, fixed-line telephony and mobile telephony, as well as the acquisition and branding of sports, movies and other premium television content and the branding and sale of certain communications equipment, such as set top boxes and cable modems. We expect to commence the proposed re-branding of our consumer operations within 12 months. The agreement provides for an annual royalty of 0.25% of certain consumer revenues, subject to a minimum annual royalty of £8.5 million (the royalty would have been approximately £9 million based on combined historical Old NTL and Telewest 2005 revenues including Virgin Mobile and our subsidiary, Virgin Net). As part of the agreement, we have the right to adopt a corporate name that includes the Virgin name.

 NTL Cable PLC is a public limited company organized under the laws of England and Wales. NTL Incorporated is a Delaware corporation. Our group's principal executive offices are located at 909 Third Avenue, Suite 2863, New York, New York 10022, and our telephone number at that address is +1 212 906 8440. Our website is located at www.ntl.com. The information on our website is not part of this prospectus supplement.

Corporate structure chart

 The following diagram sets forth our corporate structure and assumes the completion of the note offering.

(1)
NTL Incorporated generally will not be subject to the restrictive covenants under the indenture governing the notes. The companies initially subject to the restrictive covenants, referred to as the restricted group, are NTL:Telewest LLC and its subsidiaries.

(2)
The senior guarantees from NTL Incorporated, NTL:Telewest LLC and NTL Holdings Inc. and the intermediate holding companies are full and unconditional guarantees of all amounts payable under the notes and will be senior unsecured obligations of these guarantors, ranking equally in right of payment with all existing and future senior indebtedness of these guarantors. The senior guarantees will be effectively subordinated to any future secured indebtedness of these guarantors to the extent of the value of the assets securing such indebtedness. NTL Incorporated, NTL:Telewest LLC, NTL Holdings Inc. and the intermediate holding companies have no significant assets of their own other than investments in their subsidiaries, including intercompany loans and equity holdings.

(3)
The intermediate holding companies are NTL (UK) Group, Inc., NTL Communications Limited and any other intermediate holding company that may in the future become a subsidiary of NTL Holdings Inc. and a parent of NTL Cable PLC. These entities, which we refer to collectively as the intermediate holding companies, will be subject to the covenants under the indenture governing the notes.

(4)
The notes will be senior unsecured obligations of NTL Cable PLC, ranking equally in right of payment with the existing notes and all other existing and future senior unsecured indebtedness of NTL Cable PLC. The notes will be effectively subordinated to all secured indebtedness of NTL Cable PLC to the extent of the assets securing that indebtedness.

(5)
The existing notes are senior unsecured obligations of NTL Cable PLC and rank equally in right of payment with all existing and future senior indebtedness of NTL Cable PLC. They have the benefit of senior guarantees from NTL Holdings Inc. and the intermediate holding companies and a senior subordinated guarantee from NTL Investment Holdings Limited, or NTLIH.

(6)
NTL Cable PLC is a holding company with no significant assets of its own other than its investments in its subsidiaries. NTL Cable PLC is also a guarantor of our new senior secured credit facilities.

(7)
The senior subordinated guarantee from NTLIH is a guarantee of all amounts payable under the notes and the existing notes. This guarantee will rank junior in right of payment to all existing and future senior indebtedness of NTLIH, including our new senior secured credit facilities, equal in right of payment with any future senior subordinated indebtedness of NTLIH and senior in right of payment to any future subordinated indebtedness of NTLIH. The senior subordinated guarantee will effectively rank junior to any indebtedness and other obligations, like trade payables, of all subsidiaries of NTLIH and any secured indebtedness of NTLIH to the extent of the assets securing that indebtedness. The terms of the indenture governing the notes permit subsidiaries of NTLIH to incur a substantial amount of additional indebtedness. NTLIH has no significant assets of its own other than its investments in its subsidiaries. The guarantee may be released by the issuer in connection with any sales of all the shares of NTLIH or any of its direct or indirect holding companies or of all or substantially all of the assets of NTLIH. See "Description of the intercreditor deeds—High Yield Intercreditor Deed—Release of senior subordinated guarantee."

(8)
Our new senior secured credit facilities provide for a senior secured credit facility in an aggregate principal amount of £5.3 billion, comprising a £3.35 billion 5 year amortizing tranche A term loan facility, a £175 million 5 year amortizing tranche A1 term loan facility, a £300 million 6 1/2 year bullet tranche B1 term loan facility, a £351 million 6 1/2 year bullet tranche B2 term loan facility, a €500 million

  6 1/2 year bullet tranche B3 term loan facility, a $650 million 6 1/2 year bullet tranche B4 term loan facility, a £300 million 7 year bullet tranche C term credit facility and a £100 million 5 year multicurrency revolving credit facility. Our new senior secured credit facilities (other than for tranche C) have the benefit of a full and unconditional senior secured guarantee from NTL Cable PLC as well as first priority pledges of the shares and assets of substantially all of the operating subsidiaries of NTLIH and of receivables arising under any intercompany loans to those subsidiaries. The senior secured guarantee is secured by a first priority pledge of the entire capital stock of NTLIH and the receivables under any intercompany loans from NTL Cable PLC to NTLIH. The guarantee of tranche C of our new senior secured credit facilities will share in the security from NTL Cable PLC granted to the senior secured credit facilities, but will receive proceeds only after the other tranches. The lenders under our new senior secured credit facilities (other than for tranche C) further benefit from guarantees of obligations arising under that facility by each of those subsidiaries. See "Description of our new credit facilities."

(9)
On July 4, 2006, we acquired 100% of the shares of Virgin Mobile. See "Acquisition of Virgin Mobile."

The offering

 The following summary contains basic information about the notes. It may not contain all the information that is important to you. For a more detailed understanding of the terms of the notes, please refer to the section of this prospectus supplement entitled "Description of notes" and particularly to those sub-sections to which we have referred you.

Issuer	NTL Cable PLC.
Notes offered hereby	$550 million aggregate principal amount of 9.125% senior notes due 2016.
Maturity date	August 15, 2016.
Interest payment dates	Each February 15 and August 15, commencing February 15, 2007. Interest will accrue from the issue date of the notes.
Ranking of the notes
The notes will be senior indebtedness of the issuer, will rank equally in right of payment with all existing and future senior indebtedness of the issuer and will be senior in right of payment to all existing and future subordinated obligations of the issuer. The notes will be effectively subordinated to the indebtedness and other obligations of subsidiaries of the issuer, including up to £5.3 billion of debt under the new senior secured credit facilities based on sterling equivalent amounts on March 31, 2006.

The issuer has no revenue-generating operations of its own. To make payments on the notes, the issuer will depend upon payments from its subsidiaries under intercompany loans or in the form of loans, dividends and other distributions.
Guarantors
The notes will be guaranteed on a senior basis by NTL Incorporated, NTL:Telewest LLC, NTL Holdings Inc., NTL (UK) Group, Inc. and NTL Communications Limited and on a senior subordinated basis by NTL Investment Holdings Limited, or NTLIH. All of these companies are holding companies without any significant assets other than their investments in their subsidiaries.
Additional amounts
Subject to limited exceptions, the issuer and each guarantor of the notes will make all payments in respect of the notes, including principal and interest payments, without deduction or withholding for or on account of any present or future taxes or other governmental charges in the U.K., the U.S. or any other relevant taxing jurisdiction, unless it is obligated by law to deduct or withhold taxes or governmental charges. If the issuer or any guarantor is obligated by law to deduct or withhold taxes or government charges in respect of the notes, subject to various exceptions, the issuer or the relevant guarantor, as applicable, will pay to the holders of the notes additional amounts so that the net amount received by the holders after any deduction or withholding will not be less than the amount the holders would have received if these taxes or government charges had not been withheld or deducted.

Optional redemption for tax reasons
If the issuer becomes obligated to pay any additional amounts as a result of any change in law of any relevant taxing jurisdiction which becomes effective after the date on which the notes are issued, the issuer may redeem the notes at its option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest and additional amounts to the date of redemption.
Optional redemption
The issuer may redeem the notes in whole or in part at any time before August 15, 2011, at a redemption price equal to the principal amount of the notes to be redeemed, plus the applicable "make-whole" premium described in this prospectus supplement, plus any accrued and unpaid interest and additional amounts to the date of redemption.

The issuer may redeem the notes in whole or in part at any time on or after August 15, 2011, at the redemption prices described under the heading "Description of notes—Optional Redemption," plus any accrued and unpaid interest and additional amounts to the date of redemption.

At any time on or before August 15, 2009, the issuer may, on one or more occasions, redeem up to 40% of the aggregate principal amount of the notes using the net cash proceeds from specified equity offerings at a redemption price equal to 109.125% of the principal amount of the notes, plus any accrued and unpaid interest and additional amounts to the date of redemption, so long as at least 60% of the original aggregate principal amount of the notes remains outstanding after the redemption. For more details, see "Description of notes—Optional Redemption."
Change of control
If a change of control occurs, as defined in the indenture governing the notes, the issuer will be required to make an offer to repurchase your notes at 101% of their principal amount, plus any accrued and unpaid interest and additional amounts to the date of repurchase. For more details, see "Description of notes—Repurchase at the Option of the Holders—Change of Control."

Certain covenants	The indenture governing the notes and the guarantees of the notes will restrict the ability of NTL:Telewest LLC and its subsidiaries to:
• incur or guarantee additional indebtedness;
• pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;
• make investments;
• sell assets, including the capital stock of subsidiaries;
• create liens;
• enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;
• merge or consolidate or transfer all or substantially all of its assets;
• enter into transactions with affiliates; and
• enter into sale/leaseback transactions.
All of these covenants are subject to a number of important qualifications and limitations. For more details, see "Description of notes—Certain Covenants."
No prior market
The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.
Listing
The issuer has made an application to list the notes on the Official List of the Luxembourg Stock Exchange and for admission of the notes to trading on the Euro MTF market of the Luxembourg Stock Exchange.
Governing law for the notes and guarantees	The notes and the guarantees of the notes will be governed by the laws of the State of New York.
Incurrence of additional indebtedness
We have obtained commitments for £300 million of additional debt to be incurred by NTLIH under tranche C of our new senior secured credit facilities. We expect to draw the amounts available under tranche C on August 1, 2006. Tranche C will have the benefit of a guarantee from NTL Cable PLC which shares in the security granted by NTL Cable PLC over the shares in NTLIH and a proceeds loan from NTL Cable PLC to NTLIH (although it will receive proceeds thereunder only after the other tranches have been repaid).

Use of proceeds
The issuer will use the net proceeds from the offering of the notes to refinance a portion of the borrowings under its new alternative bridge facilities and related fees and expenses. We intend to refinance the remaining portion with amounts drawn under tranche C of our new senior secured credit facilities. See "Use of proceeds."
Trustee	The Bank of New York.
Principal paying agent	The Bank of New York.
Luxembourg paying agent	The Bank of New York (Luxembourg), S.A.
Luxembourg listing agent	The Bank of New York Europe Limited.

Risk factors

 An investment in the notes involves a high degree of risk. You should carefully consider the information set forth under "Risk factors" beginning on page S-26 and all of the information in this prospectus supplement before deciding to invest in the notes.

Summary historical and pro forma financial data

Summary consolidated historical financial data of Old NTL and New NTL

 The following tables present summary consolidated historical financial data of Old NTL as of and for each of the fiscal years ended December 31, 2003, 2004 and 2005. The consolidated financial statements for these fiscal years have been audited by Ernst & Young LLP, an independent registered public accounting firm, and have been prepared in accordance with U.S. GAAP. The tables also present unaudited summary consolidated historical financial data for New NTL as of and for the three months ended March 31, 2006 and Old NTL for the three months ended March 31, 2005. The financial results for the three months ended March 31, 2006 are not necessarily indicative of the results for the full year ending December 31, 2006. The summary historical financial data should be read in conjunction with, and is qualified in its entirety by reference to, the "Management's discussion and analysis of financial condition and results of operations of NTL," New NTL's Quarterly Report on Form 10-Q for the three months ended March 31, 2006, its financial statements as of and for the three months ended March 31, 2006 included herein and the historical consolidated financial statements and the notes thereto included in Old NTL's Annual Report on Form 10-K for the year ended December 31, 2005.

 On March 3, 2006, Old NTL merged with a subsidiary of Telewest. The merger has been accounted for as a reverse acquisition in which Old NTL is treated as the accounting acquirer, primarily because Old NTL shareholders owned approximately 75% of the common stock of New NTL upon completion of the merger. Following the merger, Telewest changed its name to NTL Incorporated. As a result, the historical financial statements of Old NTL became the historical financial statements of New NTL as of the completion of the merger. Therefore, the results for the quarter ended March 31, 2005 reflect the operations and cash flows of Old NTL only and the balance sheet at December 31, 2005 reflects the financial position of Old NTL only. The results of operations and cash flows for Telewest, the acquired company for accounting purposes, are included in the consolidated financial statements from and after March 3, 2006, the date on which the merger was completed.

 On May 9, 2005, we sold our operations in the Republic of Ireland. We have restated the historical consolidated financial information to account for the Ireland operations as a discontinued operation. The assets and liabilities of the Ireland operations have been reclassified as assets held-for-sale and liabilities of discontinued operations, respectively, and the results of operations of the Ireland operations have been removed from our results of continuing operations for all periods presented.

 We entered into an agreement for the sale of our broadcast operations on December 1, 2004 and closed the sale on January 31, 2005. As of December 31, 2004, we accounted for the broadcast operations as a discontinued operation. Therefore, the results of operations of the broadcast operations have been excluded from the components of loss from continuing operations and the assets and liabilities of the broadcast operations have been reported as assets held-for-sale and liabilities of discontinued operations, respectively, for all periods presented prior to January 31, 2005.

 On November 17, 2003, we completed a rights offering of our common stock. From the net proceeds, we repaid indebtedness from our bankruptcy reorganization and, together with cash on hand, our working capital facility. In addition, we used part of the net proceeds as inter-company funding to one of our subsidiaries and the balance for general corporate purposes.

 We operated our business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court beginning on May 8, 2002, the date that we, NTL Europe and certain of our and NTL Europe's subsidiaries filed the plan of reorganization, or the Plan, under Chapter 11 of the U.S. Bankruptcy Code, until January 10, 2003. Accordingly, we have prepared our consolidated financial statements in accordance with SOP 90-7.

 We adopted fresh start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the completion of the Plan as well as adjustments for fresh start reporting have been recorded as of January 1, 2003. Pursuant to fresh start reporting, a new entity was deemed to have been created for financial reporting purposes. The carrying values of our assets were adjusted to their reorganization values, which are equivalent to their estimated fair values at January 1, 2003. The carrying values of our liabilities were adjusted to their present values at January 1, 2003. The term "Predecessor Company" refers to our subsidiaries and us for periods prior to and including December 31, 2002. The term "Reorganized Company" refers to our subsidiaries and us for periods subsequent to January 1, 2003. The effects of the completion of the Plan as well as adjustments for fresh start reporting recorded as of January 1, 2003 are Predecessor Company transactions. All other results of operations on January 1, 2003 are Reorganized Company transactions.

Summary pro forma combined condensed data of New NTL

 The following summary unaudited pro forma combined condensed data of New NTL gives effect to the merger of Telewest and Old NTL and the offering of the notes and related transactions, including the drawing of the tranche C loans, using the purchase method of accounting and the assumptions and adjustments described in the notes accompanying the "Unaudited Pro Forma Combined Condensed Statements of Operations" included elsewhere in this prospectus supplement. The summary pro forma combined condensed data does not give effect to the acquisition of Virgin Mobile or the additional £475 million of financing under our senior credit facilities incurred in connection with the acquisition. The estimated annual interest expense of the additional £475 million of borrowings is £33.3 million, assuming an interest rate of 7.0% at March 31, 2006. The following should be read in conjunction with Unaudited Pro Forma Combined Condensed Statements of Operations and the historical consolidated financial statements and accompanying notes thereto for Old NTL and Telewest, which are included herein.

 The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2005 assumes the transactions occurred on January 1, 2005. The Unaudited Pro Forma Combined Condensed Statement of Operations for the three months ended March 31, 2006 assumes the transactions occurred on January 1, 2006. The unaudited pro forma combined condensed statement of operations data for the three months ended March 31, 2005 assumes the transactions occurred on January 1, 2005, has not been prepared in accordance with Regulation S-X under the Securities Act of 1933 and is presented for illustrative purposes and to provide a comparison for the comparable data for the three months ended March 31, 2006 only.

 The summary pro forma combined statistics assumes the merger of Telewest and Old NTL occurred on January 1, 2005.

 The summary unaudited pro forma combined condensed financial information is for illustrative purposes only and does not indicate the financial or other results of the combined companies had the companies actually been combined at the beginning of the period presented and had the impact of possible revenue enhancements, expense efficiencies, hedging activities, asset dispositions and share repurchases, among other factors, been considered. The Unaudited Pro Forma Combined Condensed Statements of Operations are not defined by accounting principles generally accepted in the United States.

Summary consolidated historical financial data of Old NTL and New NTL

	Three Months Ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003(1)
	(unaudited)	(unaudited)
	(in millions of £'s)
Summary Statement of Operations Data:
Revenue	611.4	497.8	1,947.6	2,000.3	1,887.4
Costs and expenses:
Operating costs	(254.9)	(206.9)	(808.3)	(827.7)	(788.9)
Selling, general and administrative expenses	(158.1)	(119.8)	(483.0)	(502.2)	(500.8)
Other charges	(8.4)	(0.4)	(24.8)	(23.8)	(22.3)
Depreciation	(149.3)	(130.3)	(541.7)	(594.9)	(666.9)
Amortization	(36.8)	(27.4)	(109.5)	(104.2)	(102.9)

	(607.5)	(484.8)	(1,967.3)	(2,052.8)	(2,081.8)

Operating income (loss)	3.9	13.0	(19.7)	(52.5)	(194.4)

Other income (expense):
Interest income and other, net	8.6	6.5	29.4	5.8	10.2
Interest expense	(83.8)	(70.1)	(235.8)	(271.0)	(456.5)
Share of income (losses) from equity investments	1.4	—	—	(0.1)	1.1
Foreign currency transactions (losses) gains	(10.0)	(4.0)	5.3	(24.4)	33.0
Loss on extinguishment of debt	(32.4)	—	(2.0)	(162.2)	—
(Losses) gains on derivative investments	(9.2)	—	0.9	—	—

Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(121.5)	(54.6)	(221.9)	(504.4)	(606.6)
Income tax expense	—	(11.3)	(18.8)	(5.0)	(0.1)
Minority interest income (expense)	0.4	—	(1.0)	—	—
Cumulative effect of change in accounting principle	1.2	—	—	—	—

Loss from continuing operations	(119.9)	(65.9)	(241.7)	(509.4)	(606.7)

(1)
On January 1, 2003, we adopted fresh-start reporting in accordance with SOP 90-7. As a result, on January 1, 2003 we recognized £3,655.8 million of operating income and income from continuing operations of £3,655.8 million.

	Three Months Ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003(1)
	(unaudited)	(unaudited)
	(in millions of £'s)
Statement of Operations Data (continued):
Discontinued operations:
Income from discontinued operations before income taxes	—	7.3	5.7	25.2	21.9
Gain on disposal of assets, (net of tax)	—	514.6	657.2	—	—
Income tax expense	—	(0.2)	(0.2)	(0.7)	—

Income from discontinued operations	—	521.7	662.7	24.5	21.9

Net (loss) income	(119.9)	455.8	421.0	(484.9)	(584.8)

	As of March 31,	As of December 31,
	2006	2005	2004	2003
	(unaudited)
	(in millions of £'s)
Summary Balance Sheet Data:
Cash, cash equivalents and marketable securities	518.3	832.1	136.8	446.1
Working capital	(235.0)	529.9	(286.8)	(48.1)
Fixed assets	6,227.0	3,294.9	3,531.6	3,857.2
Total assets	10,397.0	4,988.5	5,493.3	6,262.1
Total current liabilities	1,234.1	609.8	744.8	800.3
Long-term debt, net of current portion	5,849.9	2,279.2	2,952.6	3,210.6
Shareholders' equity	3,004.5	1,955.0	1,574.5	2,068.6
	Three Months Ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003(1)
	(unaudited)	(unaudited)
	(in millions of £'s)
Other Financial Data:
Purchase of fixed assets	135.3	73.8	288.1	274.5	327.9
Net cash provided by operating activities	207.3	157.4	325.6	249.3	202.3
Net cash (used in) provided by investing activities	(2,124.7)	1,145.6	1,172.8	(291.0)	(324.6)
Net cash provided by (used in) financing activities	1,705.9	(569.0)	(895.6)	(382.3)	74.0

Summary pro forma combined condensed data of New NTL

	Three Months Ended March 31,
			Year ended December 31, 2005
	2006	2005
	(unaudited)	(unaudited)	(unaudited)
	(in millions of £'s)
Pro Forma Statement of Operations Data:
Revenue	888.8	833.2	3,492.4
Costs and expenses:
Operating costs	(369.0)	(327.5)	(1,416.4)
Selling, general and administrative expenses	(242.8)	(205.0)	(857.6)
Other charges	(8.9)	(0.4)	(24.8)
Depreciation	(210.4)	(220.0)	(900.5)
Amortization	(58.6)	(60.0)	(239.9)

	(889.7)	(812.9)	(3,439.2)

Operating (loss) income	(0.9)	20.3	53.2

Other income (expense):
Interest income and other, net	8.3	4.5	25.9
Interest expense	(112.7)	(110.1)	(482.3)
Loss on extinguishment of debt	(32.4)	(57.8)	(59.8)
Other, net	(9.2)	0.3	5.3
Share of income from equity investments	5.0	6.0	19.9
Foreign currency transactions (losses) gains	(8.6)	(8.2)	(4.5)

Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(150.5)	(145.0)	(442.3)
Income tax (expense) benefit	—	(11.3)	(20.5)
Minority interest	0.4	—	(1.0)
Cumulative effect of change in accounting principle	2.0	—	—

Loss from continuing operations	(148.1)	(156.3)	(463.8)

As of March 31, 2006
(unaudited)
(in millions of £'s)
Pro Forma Balance Sheet Data:
Long-term debt	5,933.9	(1)

(1)
Does not give effect to the additional £475.0 million of financing under our new senior secured credit facilities incurred in connection with the Virgin Mobile acquisition. Giving effect to this additional £475.0 million of financing, our pro forma long-term debt would have been £6,408.9 million.

	Three Months Ended
	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
Summary pro forma combined statistics:(1)
Customers:
Adjusted opening customers(2)	4,958,000	4,917,300	4,893,100	4,830,600	4,774,900
Net customer movement	25,800	40,700	52,300	62,500	55,700
Closing customers	4,983,800	4,958,000	4,945,400	4,893,100	4,830,600
Monthly customer churn	1.3%	1.4%	1.5%	1.4%	1.3%
Revenue generating units:
Television	3,315,900	3,310,300	3,288,700	3,293,600	3,280,500
DTV (included in Television)	2,786,500	2,715,900	2,637,500	2,594,600	2,537,600
Telephone	4,268,100	4,260,000	4,285,000	4,282,400	4,249,300
Broadband	2,821,700	2,630,300	2,466,500	2,261,400	2,111,600
Total Revenue Generating Units	10,405,700	10,200,600	10,040,200	9,837,500	9,641,400
RGU/Customers	2.09x	2.06x	2.03x	2.01x	2.00x
Internet dial-up and DTV access	140,400	181,600	219,000	273,000	319,100
Average revenue per user	£41.50	£41.27	£41.28	£41.63	£42.48

(1)
For further explanation of these summary pro forma combined statistics, see "Management's discussion and analysis of financial condition and results of operations of NTL."

(2)
In the three months ended December 31, 2005, data cleanse activity resulted in a decrease of 18,100 customers and review of inactive backlog customers resulted in an adjustment to remove 10,000 inactive backlog disconnects.

Summary consolidated historical financial data of Telewest

 The following tables present summary consolidated historical financial data for Telewest Communications plc, Telewest's predecessor, for the year ended December 31, 2003, the six months ended June 30, 2004 and as of the fresh start accounting date, July 1, 2004, and for Telewest for the years ended December 31, 2004 and 2005. The consolidated financial statements for the three fiscal years ended December 31, 2005 have been audited by KPMG Audit plc, an independent registered public accounting firm, and have been prepared in accordance with U.S. GAAP. The selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, "Management's discussion and analysis of financial condition and results of operations of Telewest" and Telewest and its predecessor's historical consolidated financial statements and the notes thereto included in Telewest's Annual Report on Form 10-K for the year ended December 31, 2005.

 Telewest's financial statements reflect the acquisition of the businesses of its predecessor and the application of fresh start reporting as described in Statement of Position 90-7, "Reporting by Entities in Reorganization under the Bankruptcy Code," or SOP 90-7, issued by the American Institute of Certified Public Accountants. The adoption of fresh start reporting resulted in the determination of Telewest's reorganization value and the allocation to assets in conformity with the procedures specified by FASB, Statement No. 141, Business Combinations, or SFAS 141, and each liability generally was stated at the then fair value of the amount to be repaid. Fresh start reporting changed the book value of Telewest's tangible and intangible assets with an associated change in depreciation and amortization expense as compared to the financial statements for periods prior to the date of adoption of fresh start reporting, July 1, 2004.

 Since fresh-start reporting materially changed the carrying values recorded in Telewest's consolidated balance sheet, a black line separates the financial information after the adoption of fresh-start reporting from the financial information prior to adoption.

 The results of the reorganized company for the year ended December 31, 2004 included the results of the newly formed holding company prior to the reorganization and did not reflect the results of the predecessor business prior to the reorganization date.

	Year ended December 31, 2005(1)	Year ended December 31, 2004(2)	Fresh-start adoption July 1, 2004(3)	Six Months ended June 30, 2004	Year ended December 31, 2003
	Reorganized Company		Predecessor Company
	(in millions of £'s)
Summary Statement of Operations Data:
Revenue:
Consumer Sales Division	1,009	479	—	470	907
Business Sales Division	251	126	—	130	278

Total Cable segment	1,260	605	—	600	1,185
Content segment	132	59	—	54	113
Sit-up segment	166	—	—	—	—

Total revenue	1,558	664	—	654	1,298

Operating expenses:
Cable segment expenses	283	141	—	153	318
Content segment expenses	85	42	—	34	81
sit-up segment expenses	122	—	—	—	—
Depreciation	399	204	—	184	389
Amortization of intangible assets	44	18	—	—	—
Selling, general and administrative expenses	491	231	—	244	490
Merger related fees	6	—	—	—	—

Total operating expenses	1,430	636	—	615	1,278

Operating income (loss)	128	28	(26)	39	20
Net income/(loss)	11	(46)	2,715	(130)	(183)
	As of December 31,		As of June 30,
				As of December 31, 2003
	2005(1)	2004(2)	2004(3)
	Reorganized Company		Predecessor Company
	(in millions of £'s)
Summary Balance Sheet Data:
Property and equipment, net	2,822	2,974	2,342	2,421
Total assets	4,518	4,344	3,857	3,889
Investments	281	304	367	362
Total debt—long-term	1,726	1,686	6	6
Capital leases—long-term	41	69	42	51
Stockholders' equity/(deficit)	1,936	1,909	(2,688)	(2,558)

	Year ended December 31, 2005(1)	Year ended December 31, 2004(2)	Fresh-start adoption July 1, 2004(3)	Six Months ended June 30, 2004	Year ended December 31, 2003
	Reorganized Company		Predecessor Company
	(in millions of £'s)
Other Financial Data:
Capital expenditure	232	114	—	127	228
Cash provided by operating activities	461	124	—	170	308
Cash used in investing activities	(306)	(102)	—	(124)	(212)
Cash provided by/(used in) financing activities	69	(188)	(218)	(21)	(59)

(1)
Includes results of operations of sit-up Limited, or sit-up, from May 12, 2005, the date Telewest acquired a controlling interest in sit-up.

(2)
Telewest Global, Inc. was formed to be a holding company of the group post restructuring and did not carry on any business and incurred insignificant expenses prior to the completion of Telewest Communications' financial restructuring. For that reason, Telewest's consolidated results of operations for the year ended December 31, 2004 and the six months ended December 31, 2004 are in all material respects identical.

(3)
Telewest adopted fresh start reporting in accordance with SOP 90-7 with effect from July 1, 2004. Under SOP 90-7, Telewest established a new accounting basis, and recorded its existing assets and liabilities at their respective fair values.

Risk factors

 An investment in the notes involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in the notes. In assessing these risks, you should also refer to the other information in this prospectus supplement and the accompanying prospectus, including the financial statements and related notes. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties that are not currently known to us or that we currently consider immaterial could also impair our business, financial condition, results of operations and our ability to make payments on the notes. Various statements in this prospectus supplement, including the following risk factors, constitute forward-looking statements.

Risks related to our company

We may be unable to successfully integrate operations and realize the full anticipated synergies of the merger, which may harm the value of our securities.

 Our merger with Telewest involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

•
the necessity of coordinating geographically separated organizations and facilities;

•
combining the two companies' product offerings and coordinating the branding and pricing of these offerings;

•
rationalizing each company's internal systems and processes, including billing systems, which are different from each other; and

•
integrating personnel from different company cultures.

 The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could result in the disruption of our ongoing businesses or inconsistencies in the standards, controls, product offerings, level of customer service, procedures and policies of the two companies that could negatively affect our ability to maintain relationships with customers, suppliers, employees and others with whom it has business dealings.

 We expect to realize synergies by creating efficiencies in operations, capital expenditures and other areas. These savings may not be realized within the time periods contemplated or at all. If we are not able to successfully achieve these savings, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

 Although we have quantified an amount of synergies that we expect to produce, this amount is an estimate and has not been prepared in accordance with U.S. GAAP. This estimate is a forward-looking statement and is based on assumptions that may not ultimately prove to be accurate.

We will incur significant transaction and merger-related costs in connection with the merger.

 We have, and will, incur a number of non-recurring transaction fees and other costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs will be substantial. We are in the process of executing integration plans to deliver the planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of NTL and Telewest. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of our businesses, will offset the incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Certain of our significant stockholders could have an influence over our business and affairs.

 Certain persons or entities are significant stockholders of New NTL. Based on SEC filings to date, Mr. William R. Huff beneficially owns approximately 7.8% of New NTL's issued and outstanding common stock. Based on SEC filings prior to the merger with respect to each of Old NTL and Telewest, and assuming that their shareholdings were reclassified in the merger, Ameriprise Financial Inc. beneficially owns approximately 8.4%, FMR Corp. beneficially owns approximately 6.5% and Franklin Mutual Advisers beneficially owns approximately 7.9% of New NTL's issued and outstanding common stock. In connection with the acquisition of Virgin Mobile, Virgin Group has acquired 10.6% of New NTL's issued and outstanding common stock. Each of these significant stockholders could have an influence over the business and affairs of the company.

 Mr. Huff is the president of the managing member, and Messrs. Edwin M. Banks and William J. Connors are employees, of W.R. Huff Asset Management Co., L.L.C. Messrs. Huff, Banks and Connors are also directors of New NTL. As a result of their relationship with W.R. Huff Asset Management Co., L.L.C., if conflicts between the interests of W.R. Huff Asset Management Co., L.L.C. and the interests of New NTL's other stockholders should arise, these directors may not be disinterested.

 On April 3, 2006, we entered into a license agreement with Virgin Enterprises Limited which provides for us to use the Virgin name and trademark in our business. In connection with this agreement, Virgin Enterprises Limited has the right to propose a candidate to our Nominating Subcommittee to fill a single new seat on our board. As a result of this potential new director's relationship with Virgin Enterprises Limited, if conflicts between the interests of Virgin Enterprises Limited and the interests of New NTL's other stockholders should arise, this director may not be disinterested.

The merger with Telewest could affect our relationship with BBC Worldwide.

 Following the merger with Telewest, we now have a 50% ownership interest in the UKTV Group, a series of joint ventures with BBC Worldwide. The UKTV Group supplies television programming to New NTL and other third parties. The joint venture agreements include change of control provisions that, if triggered, would permit BBC Worldwide to acquire our interest in the joint ventures at "fair value" as defined in those agreements. In addition, the joint venture agreements require BBC Worldwide and us to agree on significant operating and strategic matters for the joint ventures on an ongoing basis. We believe that one of the consequences of the merger structure is that no person or persons acting in concert acquired a majority of the shares of Telewest and, as a result, there was no change in control of Telewest within the meaning of the joint venture agreements. BBC Worldwide has previously asserted to Telewest and Old NTL that the merger as originally structured constituted a change of control under the joint venture agreements and has made certain other claims. BBC Worldwide could attempt to continue to assert these claims or other claims under the joint venture agreements in connection with the merger. We believe there is no basis for any claim that a change in control has occurred under the joint venture agreements as a result of the merger. Any disagreement with BBC Worldwide, whether about the application of the change in control provisions or any other terms of the joint venture agreements, could affect the relationship between New NTL and BBC Worldwide and the performance of the UKTV Group.

Our acquisition of Virgin Mobile carries certain risks for our company.

 On July 4, 2006, we acquired 100% of the shares of Virgin Mobile.

 The acquisition of Virgin Mobile carries various risks for the company, including the following:

•
We have incurred, and continue to incur, significant transaction related costs in connection with the transaction.

•
We have obtained an additional £475 million of debt financing in connection with the acquisition. This additional debt could have an adverse effect on New NTL's available cash flow, its ability to obtain additional financing if necessary in the future or the cost of such financing and its flexibility in reacting to competitive and technological changes.

•
We could be unable to realize the full anticipated synergies of the transaction, which may harm the value of our securities.

•
The process of integrating operations could cause an interruption or loss of momentum in the activities of one or more aspects of our operations and the loss of key personnel.

•
The Virgin Mobile business is subject to risks to which, prior to the acquisition, our business was not otherwise subject, including competition and technological change in the mobile telephony sector, alleged health risks associated with mobile telecommunications, operational strains associated with rapid growth, network interruption, poor service or service slowdowns, reliance on third parties to distribute products and procure subscribers, U.K. mobile network regulation and European Commission oversight in the mobile telephony sector.

•
The Virgin Mobile business is dependent on performance by T-Mobile, over whose network its traffic is carried.

 A license to use the Virgin name also carries various risks, including the following:

•
We will be substantially reliant on the general goodwill of consumers in the Virgin name. Consequently, adverse publicity in relation to the Virgin Group or its principals, particularly Sir Richard Branson, who is closely associated with the brand, or in relation to another Virgin name licensee could have a material adverse effect on our business.

•
The license agreement has a 30-year term, and we are obligated to pay a termination payment if the license is terminated under certain circumstances.

•
We are required to meet certain performance obligations under the license agreement, and a failure to meet those obligations could lead to a termination of the license.

 See "Acquisition of Virgin Mobile."

Failure to control customer churn may adversely affect our financial performance.

 The successful implementation of our business plan depends upon controlling customer churn. Customer churn is a measure of customers who stop using our services. Customer churn could increase as a result of:

•
billing errors and/or general reduction in the quality of our customer service as a result of the integration of billing systems and customer databases;

•
interruptions to the delivery of services to customers over our network;

•
the availability of competing services, such as the digital satellite services offered by British Sky Broadcasting Group plc, or BSkyB, the free-to-air digital television services offered by Freeview and the telephone, broadband and dial-up internet services offered by British Telecommunication plc, or BT, TalkTalk, OneTel, Wanadoo, Tiscali S.p.A, or Tiscali, AOL, Bulldog and other third parties, some of which may, from time to time, be less expensive or technologically superior to those offered by us;

•
the potential loss of customers due to their required migration from our analog television, or ATV, services to our more expensive digital television, or DTV, services when we stop transmitting our ATV signal;

•
the loss of ATV customers to DTV providers in areas where we do not have adequate network capable of offering DTV; and

•
a reduction in the quality of our customer service as a result of new product introductions, such as the roll-out of VoD or DVR services.

 An increase in customer churn can lead to slower customer growth, increased costs and a reduction in revenue.

We are subject to significant competition and we expect that competition will intensify.

 The level of competition is intense in each of the markets in which we compete, and we expect competition to increase.

 In particular, our telephony business competes with BT, telephone local loop unbundlers such as the Carphone Warehouse Group plc (TalkTalk), and several mobile telephone operators such as Vodafone, O2, Orange and T-Mobile. Our internet services business competes with BT and our television services business competes with BSkyB, a satellite provider, in multi-channel pay television. Each of these companies has significant operational scale, resources and national distribution capacity. We also compete with internet service providers and indirect telephone access operators that offer telephony, broadband and dial-up services over BT's network, and we will face increasing competition from mobile telephone network providers and new market entrants, including those providing VoIP services. The increase in competition will be compounded by technology changes and business consolidation, which may permit more competitors to offer bundled services, including television, telephony and internet services.

 In the digital television market, competition has increased as a result of the launch of Freeview in October 2002, which provides approximately 40 digital terrestrial channels to consumers who have purchased a Freeview enabled set-top box or a television with a digital tuner, and the launch in March 2004 by Top Up TV of a pay-television service offering approximately 11 pay-television channels for a fixed fee to subscribers who otherwise receive Freeview and have purchased Top Up TV software.

 Our broadband service faces increased competition from BT, Bulldog, Orange, Tiscali and others, as well as new providers such as BSkyB and The Carphone Warehouse Group plc (TalkTalk). Competitors may use new alternative access technology such as advanced, faster asymmetric digital subscriber lines, or ADSL+2, to deliver speeds faster than we can provide. Local loop unbundling may decrease costs for new entrants and existing BT wholesale customers, leading to increased pricing competition.

 Our business services also face a wide range of competitors, including BT, Cable & Wireless Communications plc, Colt Telecom Group plc and Thus plc, and a number of regional service providers. The nature of this competition varies depending on geography, service offerings and the size of the marketable area.

 In order to compete, we may have to reduce the prices we charge for our services or increase the value of our services without being able to recoup associated costs. Reduced prices or increased costs would have a negative impact on our margins and profitability. In addition, if we are unable to compete successfully, even following price reductions or value enhancements, we may not be able to attract new customers, or retain existing customers.

The sectors in which we compete are subject to rapid and significant changes in technology, and the effect of technological changes on our businesses cannot be predicted.

 The internet, television and telephony services sectors are characterized by rapid and significant changes in technology. The effect of future technological changes on our business cannot be predicted. It is possible that products or other technological breakthroughs, such as VoIP, wireless fidelity, or WiFi, WiMax (i.e., the extension of local WiFi networks across greater distances) or internet protocol television, may result in our core offerings becoming less competitive. We may not be able to develop new products and services at the same rate as competitors or keep up with trends in the technology market as well as our competitors.

 The cost of implementing emerging and future technologies could be significant, and our ability to fund that implementation may depend on our ability to obtain additional financing.

There is no assurance that new products that we may introduce will achieve full functionality or market acceptance.

 Our long-range plan includes VoD and DVR products. Despite testing prior to release and the increasing implementation of VoD, we cannot guarantee that these new products, or any other new products that we may develop in the future, will perform as expected when first introduced in the market. Should these new products and services fail to perform as expected or should they fail to gain market acceptance, our results of operations may be negatively impacted.

If we do not maintain and upgrade our networks in a cost-effective and timely manner, we could lose customers.

 Maintaining an uninterrupted and high-quality service over our network infrastructure is critical to our ability to attract and retain customers. Providing a competitive service level will depend in part on our ability to maintain and upgrade our networks in a cost-effective and timely manner. The maintenance and upgrade of our networks will depend upon, among other things, our ability to:

•
modify network infrastructure for new products and services;

•
install and maintain cable and equipment; and

•
finance maintenance and upgrades.

 Financial covenants in our new senior secured credit facilities could limit our level of capital expenditures. If this affects our ability to replace network assets at the end of their useful lives or if there is any reduction in our ability to perform necessary maintenance on network assets, our networks may have an increased failure rate, which is likely to lead to increased customer churn.

Our inability to obtain popular programming, or to obtain it at a reasonable cost, could potentially materially adversely affect the number of subscribers to our consumer television service or reduce margins.

 We have historically obtained a significant amount of our premium programming and some of our basic programming and pay-per-view sporting events from BSkyB, one of our competitors in the television services business, or a BSkyB joint venture. BSkyB is a leading supplier of programming to cable television operators and is the exclusive supplier of some programming, including the Sky Sports channels and the most popular premium subscription film channels available in the U.K.

 We have continued to buy BSkyB wholesale premium content on the basis of an industry ratecard. There is no contractual agreement with BSkyB for the provision of such content.

 In addition to BSkyB, our significant programming suppliers include the BBC, ITV plc, Viacom Inc., Discovery Communications Inc. and Turner, a division of Time Warner Inc. Our dependence on these suppliers for television programming could have a material adverse effect on our ability to provide attractive programming at a reasonable cost.

A failure in our critical systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenues.

 Our business is dependent on many sophisticated critical systems that support all of the various aspects of our cable network operations. Our systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts, natural disasters, fire, power loss, war or other catastrophes. Moreover, despite security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken in the past, unanticipated problems affecting their systems could cause failures in our information technology systems, including systems that are critical for timely and accurate customer billing, or our customer service centers or interrupt the transmission of signals over our cable network. Sustained or repeated system failures that interrupt our ability to provide service to our customers, prevent us from billing and collecting revenue due to us or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue. We will continually seek ways to improve our revenue collection processes, but it is possible that such improvements may not be successful or will not yield enhanced revenue collection. Inefficient collection could result in an increase in bad debt.

We do not insure the underground portion of our cable network and various pavement-based electronics associated with our cable network.

 We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network or various pavement-based electronics associated with our cable network. Almost all of our cable network is constructed underground. As a result, any catastrophe that affects our underground cable network or our pavement-based electronics could prevent us from providing services to our customers and result in substantial uninsured losses.

Regulation of the markets in which we provide our services has been changing rapidly; unpredictable changes in U.K. and EU regulations affecting the conduct of our business, including price regulations, may have an adverse impact on our ability to set prices, enter new markets or control our costs.

 Our principal business activities have historically been regulated and supervised by various governmental bodies in the U.K. and by the regulatory initiatives of the European Commission. Regulatory changes have recently occurred, and may in the future occur, at the U.K. or EU level with respect to licensing requirements, price regulation, environmental regulation, accounting practices, interconnection arrangements, number portability, carrier pre-selection, the ability to provide digital services, ownership of media companies, programming, local loop unbundling, data protection, the provision of open access by U.K. cable operators to other telecommunications operators, the adoption of uniform digital technology standards or the bundling of services. Regulatory changes relating to our activities and those of our competitors, such as changes relating to third party access to cable networks, the costs of interconnection with other networks or the prices of competing products and services, could adversely affect our ability to set prices, enter new markets or control costs.

We are subject to taxation in several jurisdictions, and our structure and recent restructuring pose various tax risks.

 We are subject to taxation in the U.S. and the U.K. Our effective tax rate and tax liability will be affected by a number of factors in addition to our operating results, including the amount of taxable income in particular jurisdictions, the tax rates in those jurisdictions, tax treaties between jurisdictions, the manner in which and extent to which we transfer funds to and repatriate funds from our subsidiaries, accounting standards and changes in accounting standards, and future changes in the law. Because we operate in multiple jurisdictions and may therefore incur loss in one jurisdiction that cannot be offset against income earned in a different jurisdiction, we may pay income taxes in one jurisdiction for a particular period even though on an overall basis we incur a net loss for that period.

 We have a U.S. holding company structure in which substantially all of our operations are in U.K. subsidiaries that are owned by one or more members of a U.S. holding company group. As a result, although we do not expect to have current U.K. tax liabilities on our operating earnings for at least the medium term, our operations may give rise to U.S. tax on "Subpart F" income generated by our U.K. subsidiaries, or on repatriations of cash from our U.K. operating subsidiaries to the U.S. holding company group. While we believe that we have substantial U.S. tax basis in some of our U.K. subsidiaries which may be available to avoid or reduce U.S. tax on repatriation of an equivalent amount of cash from our U.K. subsidiaries, there can be no assurance that the Internal Revenue Service, or IRS, will not seek to challenge the amount of that tax basis or that we will be able to utilize such basis under applicable tax law. As a result, although in accordance with applicable law we will seek to minimize our U.S. tax liability as well as our overall worldwide tax liability, there can be no assurance that we will not incur U.S. tax liabilities with respect to repatriation of cash from our U.K. subsidiaries to the United States. The amount of the tax liability, if any, would depend upon a multitude of factors, including the amount of cash actually repatriated.

 On June 19, 2006, as part of an internal restructuring of our subsidiaries, we repaid our £1.8 billion bridge facility at one of our U.S. holding companies. For this purpose, we used available cash and the proceeds of an alternative financing structure at one of our U.K. holding companies involving a £1.2 billion tranche B term loan facility issued under our new senior secured credit facilities and our new $1,048.8 million alternative bridge facility. Although the restructuring was the subject of an IRS ruling request, we withdrew that request and proceeded based on the opinions of our tax advisors that the restructuring should not give rise to U.S. federal income tax. Notwithstanding these opinions, if the IRS were to disagree with our position, and, if litigated, our position were not sustained in court, we could potentially be subject to U.S. federal income tax of 0% up to 35% of the amount so refinanced, plus interest. In that case, the amount of the tax would depend upon the earnings and profits and tax basis of the companies involved in the restructuring.

Disruptions in Flextech's or sit-up's satellite transmissions could materially adversely affect their respective operations.

 Each of our Flextech and sit-up divisions currently broadcast their digital programming content with leased satellite transponders, the operations of which are beyond the control of Flextech and sit-up. Disruption to one of these satellites would result in disruption to Flextech's or sit-up's programming and, depending upon the nature of that disruption, could result in a loss of revenues, a loss of customers and/or adverse publicity. In addition the satellite transponders may fail before the expiration of Flextech's and sit-up's contractual right to utilize them, which may result in additional costs as alternative arrangements are made for satellite transmission.

Risks relating to the notes and our capital structure

We may not be able to fund our debt service obligations through operating cash flow in the future.

 It is possible that we may not achieve or sustain sufficient cash flow in the future for the payment of interest or principal on our indebtedness when due. If our operating cash flow is not sufficient to meet our debt payment obligations, we may be forced to raise cash or reduce expenses by doing one or more of the following:

•
increasing, to the extent permitted, the amount of borrowings under new credit facilities;

•
restructuring or refinancing our indebtedness prior to maturity, and/or on unfavorable terms;

•
selling or disposing of some of our assets, possibly on unfavorable terms; or

•
foregoing business opportunities, including the introduction of new products and services, acquisitions and joint ventures.

 We cannot be sure that any of, or a combination of, the above actions would be sufficient to fund our debt service obligations.

Our current leverage is substantial, which may have an adverse effect on our available cash flow, our ability to obtain additional financing if necessary in the future, our flexibility in reacting to competitive and technological changes and our operations.

 Giving effect to the offering of the notes, the drawing of tranche C of our new senior secured credit facilities and application of the proceeds therefrom, we would have had pro forma consolidated total long-term debt of £5,933.9 million as of March 31, 2006. Assuming the acquisition of Virgin Mobile and the financing for that acquisition had occurred on March 31, 2006, our pro forma consolidated total long-term debt would have been £6,408.9 million.

 This high degree of leverage could have important consequences, including the following:

•
a substantial portion of the cash flow from operations will have to be dedicated to the payment of interest on existing indebtedness, thereby reducing the funds available for other purposes;

•
the ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions or general corporate purposes may be impaired;

•
our flexibility in reacting to competitive technological and other changes may be limited;

•
the substantial degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or adverse developments in our business; and

•
we may be exposed to risks inherent in interest rate and foreign exchange rate fluctuations.

We may not have sufficient financial resources to repay our debt upon a change of control.

 We may, under some circumstances involving a change of control, be obligated to repay our outstanding indebtedness. The company or any possible acquiror may not have available financial resources necessary to repurchase those notes or repay that indebtedness in those circumstances.

 If we or any possible acquiror cannot repay our outstanding indebtedness in the event of a change of control of the company (if such repayment is required), the failure to do so would constitute an event of default under the agreements under which that indebtedness was incurred and could result in a cross default under other indebtedness that does not have similar provisions.

We have incurred losses in the past and may not be profitable in the future.

 We emerged from reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 10, 2003. We had losses from continuing operations for the three months ended March 31, 2006 of £119.9 million, and losses from continuing operations for 2005 of £241.7 million, 2004 of £509.4 million, 2003 of £606.7 million, and 2002 of £1,611.6 million.

 We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain operations, meet financial covenants, obtain additional required funds and make required payments on present or future indebtedness.

The restrictive covenants under our debt agreements may limit our ability to operate our business.

 The agreements that govern our indebtedness (including the indenture that will govern the notes) contain (or will contain) restrictive covenants that limit (or will limit) the discretion of our management over various business matters. For example, these covenants restrict (or will restrict) our ability to:

•
incur or guarantee additional indebtedness;

•
pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

•
make investments;

•
sell assets, including the capital stock of subsidiaries;

•
enter into sale/leaseback transactions;

•
create liens;

•
enter into agreements that restrict some of our subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

•
merge or consolidate or transfer all or substantially all of our assets; and

•
enter into transactions with affiliates.

 These restrictions could materially adversely affect our ability to finance future operations or capital needs or to engage in other business activities that may be in our best interests. We may also incur other indebtedness in the future that may contain financial or other covenants more restrictive than those that will be applicable under our current indebtedness.

We are a holding company dependent upon cash flow from subsidiaries to meet our obligations.

 We and a number of our subsidiaries are holding companies with no independent operations or significant assets other than investments in our subsidiaries. Each of these holding companies depends upon the receipt of sufficient funds from its subsidiaries to meet its obligations.

 The terms of our credit facilities and other debt securities limit the payment of dividends, loan repayments and other distributions to or from these companies under many circumstances. Various agreements governing the debt that may be issued by our subsidiaries from time to time may restrict and, in some cases, may also prohibit the ability of these subsidiaries to move cash within their restricted group. Applicable tax laws may also subject such payments to further taxation.

 Applicable law may also limit the amounts that some of our subsidiaries will be permitted to pay as dividends or distributions on their equity interests, or even prevent such payments.

 The inability to transfer cash among entities within their respective consolidated groups may mean that even though they may have sufficient resources to meet their obligations, they may not be permitted to make the necessary transfers from one entity in their restricted group to another entity in their restricted group in order to make payments to the entity owing the obligations.

We are subject to currency and interest rate risks.

 We are subject to currency exchange rate risks because substantially all of our revenues and operating expenses are paid in U.K. pounds sterling, but we pay interest and principal obligations with respect to a portion of our indebtedness in U.S. dollars and euros. To the extent that the pound declines in value against the U.S. dollar and the euro, the effective cost of servicing our U.S. dollar and euro-denominated debt will be higher. Changes in the exchange rate result in foreign currency gains or losses.

 To manage these foreign exchange and interest rate risks, we have entered into a number of derivative instruments, including interest rate swaps, cross currency interest rate swaps and foreign currency forward rate contracts. We are required by our lenders under our new senior secured credit facilities, within six months of March 3, 2006, to fix the interest rate (whether through debt that is fixed rate, or through hedging) on not less than 66 2/3% of the total debt represented by our senior credit facilities and high yield notes, for a period of not less than three years from March 3, 2006.

 Before taking into account the impact of current hedging arrangements, on a pro forma basis, as adjusted to give effect to this offering and £300 million of borrowings under tranche C of our new senior secured credit facilities but not giving effect to the acquisition of Virgin Mobile, as of March 31, 2006, we would have had interest determined on a variable basis on £4,841.8 million, or 81.6%, of our long term debt. An increase in interest rates of 1% would increase our pro forma interest expense by approximately £48.4 million per year.

The right of noteholders to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors and any recovery must be shared ratably with holders of our existing notes.

 Holders of the secured obligations of the issuer, including the secured guarantee of the obligations of NTLIH under our new senior secured credit facilities, will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing those other obligations. Specifically, the issuer's senior secured guarantee with respect to our new senior secured credit facilities will be secured by liens on its shares of NTLIH and liens on any receivables that NTLIH will owe the issuer under any intercompany loans. In the event of any distribution of the issuer's assets or payment in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy, secured obligations will be paid first, up to the value of assets securing those obligations, and then holders of the notes will participate ratably with all holders of the issuer's unsecured indebtedness that is deemed to be of the same class as the notes in our remaining assets (including holders of the existing notes). In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of our secured obligations.

You may not be able to enforce the senior subordinated guarantee by NTLIH due to the subordination and restrictions on enforcement of that guarantee.

 The guarantee by NTLIH constitutes senior subordinated indebtedness of NTLIH and is subordinated to all senior indebtedness of NTLIH, including indebtedness under our new senior secured credit facilities (up to £5.3 billion based on sterling equivalent amounts on March 31, 2006). You will not be able to collect under the senior subordinated guarantee from NTLIH until the claims of the lenders under our new senior secured credit facilities and other senior indebtedness, which may include public debt, of that subsidiary designated as senior debt have been satisfied in full. NTLIH may not have sufficient funds remaining to pay all amounts owing under its senior subordinated guarantee after satisfying these more senior claims.

 If a payment default occurs under our new senior secured credit facilities or other designated senior debt, the senior subordinated guarantee will not become due and the senior subordinated guarantor will not be permitted to make any payments on the notes or under any intercompany debt owed to the issuer unless the payment default has been cured or waived.

 If an event of default, other than a payment default, occurs and is continuing under our new senior secured credit facilities or other designated senior debt, NTLIH will be blocked from making payments to the issuer to service payments due under the notes pursuant to its senior subordinated guarantee or under any intercompany debt owed to the issuer for so long as that event of default is continuing, unremedied or unwaived, for a period of 179 days following notice of that default.

 If a payment default occurs in respect of the notes, the senior subordinated guarantee of NTLIH will not become due and no demand for payment under the senior subordinated guarantee or under any intercompany debt owed to the issuer can be made until 179 days after the payment default occurred, except in the event of:

•
insolvency of the senior subordinated guarantor;

•
acceleration of the obligations under our new senior secured credit facilities or other designated senior debt; or

•
enforcement action with respect to our new senior secured credit facilities or other designated senior debt.

 This standstill period benefits the lenders under our new senior secured credit facilities or any other designated senior debt. This period may disadvantage the holders of the notes in the event that the issuer is in financial difficulties since it would be advantageous to holders to be able to enforce the senior subordinated guarantee immediately. Before the senior subordinated guarantee becomes due, neither holders of the notes nor the trustee under the indenture may initiate suit, seek other judicial relief, foreclose or otherwise exercise dominion over assets or properties or initiate insolvency proceedings against the issuer.

 The subordinated guarantee is subject to release under some circumstances, including upon any sale or disposition of the capital stock of NTLIH, which is pledged to the lenders under our new senior secured credit facilities to secure the issuer's guarantee of our new senior secured credit facilities.

 See "Description of notes—Senior Subordinated Subsidiary Guarantee."

English and Scottish insolvency laws may not be as favorable to unsecured creditors as U.S. insolvency laws.

 The issuer and a number of its subsidiaries are incorporated under the laws of England and Wales or Scotland, insolvency proceedings with respect to each of these companies could be required to proceed under the laws of the jurisdiction in which its "centre of main interests," as defined in the relevant EU regulation, is situated at the time insolvency proceedings are commenced. Although there is a rebuttable presumption that the "centre of main interests" will be in the jurisdiction of incorporation, this presumption is not conclusive. The procedural and substantive provisions of English insolvency laws generally may be more favorable to secured creditors than comparable provisions of U.S. law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors. If English insolvency law applies in respect of the issuer or its subsidiaries, it will generally not be possible for the issuer or its subsidiaries or unsecured creditors of the subsidiaries to prevent secured creditors from enforcing their security to repay the debts due to them. After the occurrence of an insolvency event, the security trustee under the security documents relating to our new senior secured credit facilities has the right to direct the disposition of any security. As a result, a holder's ability to realize claims against the issuer with respect to that holder's notes if either of the issuer or any of its respective subsidiaries becomes insolvent may be more limited than under U.S. and other laws. Furthermore, under English insolvency law, some of our subsidiaries' debts may be entitled to priority, including amounts owed in respect of various U.K. social security contributions, amounts owed in respect of occupational pension schemes, certain amounts owed to employees and liquidation expenses. Similar laws are in effect in Scotland.

Laws relating to fraudulent preference, fraudulent conveyance and corporate benefit may adversely affect the validity and enforceability of payments under the senior subordinated guarantee of the notes by NTLIH.

 The issuer and a number of its subsidiaries are incorporated under the laws of England and Wales or Scotland. Under English insolvency law, the liquidator or administrator of a company may apply to the court to set aside a transaction entered into by that company within two years prior to it entering into relevant insolvency proceedings, if the company was unable to pay its debts, as defined in Section 123 of the U.K. Insolvency Act 1986, at the time of, or becomes unable to pay its debts as a consequence of, that transaction. A transaction might be subject to a challenge if a company received consideration of significantly less value than the benefit given by that company. A court generally will not intervene, however, if a company entered into the transaction in good faith for the purpose of carrying on its business and if at the time it did so there were reasonable grounds for believing the transaction would benefit the company. The issuer cannot assure holders of the notes that in the event of insolvency, the issuance of the guarantee granted by NTLIH would not be challenged by a liquidator or administrator or that a court would support our analysis that the guarantee was entered in good faith for the purposes described above. Similar laws are in effect in Scotland.

 The board of directors of NTLIH has passed a resolution confirming that the entry into the guarantee is in its best interests and for its corporate benefit. We can give no assurance, however, that a court would agree with their conclusions in this regard.

 If a court voided any guarantee or any payment under any guarantee of the notes as a result of a fraudulent conveyance or fraudulent preference, or held it unenforceable for any other reason, you would cease to have any claim against NTLIH under its guarantee of the notes.

An active trading market may not develop for the notes and the price of the notes may fluctuate.

 We have made an application to list the notes to the Official List of the Luxembourg Stock Exchange and for the admission of the notes to trading on the Euro MTF market of the Luxembourg Stock Exchange, but we cannot assure you that the notes will become or remain listed. The notes will constitute a new issue of securities with no established trading market. If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling the notes or may be unable to sell them at all. Accordingly, we cannot assure holders that an active trading market for the notes will develop or, if a market develops, as to the liquidity of the market.

 The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, the issuer cannot assure you as to the development or liquidity of any market for the notes. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and certain other factors.

 Certain rating agencies have indicated that the incurrence of additional debt by NTLIH under our new senior secured credit facility may result in the lowering of the credit rating attributed to our existing high yield notes and the notes offered hereby, and other rating agencies may give similar indications in the future. These indications and any future actions by these rating agencies may affect the market price of the notes.

 Factors including the following may have a significant effect on the market price of the notes:

•
actual or anticipated fluctuations in our operating results;

•
our perceived business prospects;

•
general economic conditions, including prevailing interest rates; and

•
the market for similar securities.

You may face foreign exchange risks by investing in the notes.

 The notes will be denominated and payable in U.S. dollars. If you measure your investment returns by reference to a currency other than that of the notes you purchase, an investment in the notes entails foreign exchange-related risks, including possible significant changes in the value of these currencies relative to the currency by reference to which you measure your investment returns because of economic, political and other factors over which we have no control. Depreciation of the U.S. dollar against the currency by reference to which you measure your investment returns could cause a decrease in the effective yield of the notes below their stated coupon rates and could result in a loss to you when the return on the notes is translated into the currency by reference to which you measure your investment returns. There may be tax consequences for you as a result of any foreign exchange gains resulting from any investment in the notes. See "Material United States federal income tax considerations."

The notes will initially be held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

 Unless and until definitive notes are issued in exchange for book-entry interest in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, a nominee of DTC will be the sole holder of the notes.

 Payments of amounts owing in respect of the global notes (including principal, premium, interest, additional interest and additional amounts) will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee, which will distribute such payments to participants in accordance with their respective procedures.

 Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, from a participant. The issuer cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

 The lack of physical certificates could also:

•
result in payment delays on your certificates because the trustee will be sending distributions on the certificates to DTC instead of directly to you;

•
make it difficult for you to pledge your certificates if physical certificates are required by the party demanding the pledge; and

•
hinder your ability to resell your certificates because some investors may be unwilling to buy certificates that are not in physical form.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

 The issuer is an English public limited company incorporated under the laws of England and Wales with its registered office and principal place of business in England. Although the issuer's ultimate parent, NTL Incorporated, is a U.S. entity with its principal place of business in the U.S., substantially all of its assets are located outside the United States. All or substantially all of the assets of the intermediate holding companies, NTLIH and their subsidiaries are located outside the United States. As a result, it may not be possible for you to enforce in the U.S. judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the U.S.

 It is questionable whether an English court would accept jurisdiction and impose civil liability if proceedings were commenced in England predicated solely upon U.S. federal securities laws. See "Enforceability of civil liabilities."

Neither the issuer nor any guarantor other than New NTL has any obligation to provide its financial statements to holders of the notes.

 Neither the issuer nor any guarantor other than New NTL has any obligation in connection with the notes to publish or make available its consolidated financial statements. The indenture relating to the notes requires the issuer to provide only financial statements with respect to its parent holding company, New NTL. New NTL will not be subject to the covenants in the indenture for the notes. The absence of financial statements for the issuer and certain of the guarantors other than New NTL may make it difficult for holders of the notes to assess the financial condition or results of the issuer and the guarantors or their compliance with the covenants in the indenture for the notes.

The merger

Description of the merger

 On March 3, 2006, two leading U.K. cable companies, Old NTL and Telewest, merged. The transaction was structured as a reverse acquisition pursuant to which NTL Incorporated merged with a subsidiary of Telewest Global, Inc. and became a wholly owned subsidiary of Telewest Global, Inc. Immediately following the merger, "Telewest Global, Inc." changed its name to "NTL Incorporated." At the date of the merger, Telewest stockholders owned approximately 25%, and Old NTL stockholders owned approximately 75%, of New NTL's common stock. We financed the reverse acquisition of Telewest with a senior subordinated bridge facility in an aggregate principal amount of £1.8 billion. We refinanced the bank debt of Old NTL and Telewest existing at the time of the merger with a £3.2 billion 5-year amortizing term loan facility, which is part of our new senior secured credit facility. See "Description of our new credit facilities."

 The combination of the two companies' local access networks, which are complementary, provides us with a strong platform allowing for product differentiation and the delivery of innovative packages of service offerings. This larger cable network, combined with our content division, will strengthen our position in the multi-channel television marketplace. The transaction is expected to create substantial synergies and provide the impetus for increased product and technical innovation. We believe that consumers will benefit from greater choice, accelerated delivery of a broader range of personalized communications and entertainment services and better value.

Sources and uses for the merger

 The following table sets forth the sources and uses of funds in connection with the merger.

Sources		Uses(1)
(in millions of £'s)		(in millions of £'s)
Senior secured credit facilities(2)	3,200	Merger consideration	3,370
Bridge facility(3)	1,800	Refinance existing debt(6)	3,256
Equity consideration(4)	1,083
Cash from balance sheet(5)	543

Total sources	6,626	Total uses	6,626

(1)
Excludes transaction costs and expenses assumed to be paid from available cash balances.

(2)
See "Description of our new credit facilities" for a description of other tranches under our new senior secured credit facilities.

(3)
Initially drawn in dollars. Since the merger, £600 million equivalent of our old bridge facility incurred by NTL Holdings Inc. has been repaid with the proceeds of our new $1,048.8 million alternative bridge facility incurred by NTL Cable PLC and available cash, and the remaining £1.2 billion of the bridge facility has been refinanced by new drawings under tranche B of our new senior secured credit facilities. An additional £300 million is expected to be drawn under our new senior secured credit facilities following the consummation of this offering to repay a portion of our new alternative bridge facility. See "Use of proceeds" and "Description of our new credit facilities."

(4)
Represents shares of New NTL capital stock issued to Old NTL stockholders in the merger (at the closing stock price on March 3, 2006).

(5)
At March 31, 2006, New NTL had £518 million of cash and cash equivalents on its balance sheet, after having used £543 million on March 3, 2006 for the closing of the merger. Further cash from the balance sheet was used in the acquisition of Virgin Mobile. See "Acquisition of Virgin Mobile."

(6)
Includes refinancing of £1.5 billion of Old NTL senior secured credit facilities and £1.8 billion of Telewest senior secured facilities (including a £250 million second lien facility). This figure reflects the debt of Telewest as of March 3, 2006.

 On June 19, 2006, in connection with the integration of Old NTL and Telewest, we engaged in a post-acquisition restructuring of Telewest UK Limited and its subsidiaries in order to integrate their operations with Old NTL's existing U.K. operations and to implement efficient permanent financing. This restructuring involved a series of steps that included internal contributions, distributions, mergers and acquisitions as well as borrowings from external sources and contributions of the proceeds of the same to the direct subsidiary of the issuer of the notes offered hereby in order to effect its acquisition of the shares of Telewest UK Limited and its subsidiaries. The completion of this restructuring resulted in Telewest UK Limited and its subsidiaries becoming restricted subsidiaries of the issuer of the notes offered hereby and completed the structural integration of Old NTL and Telewest.

Merger integration

Introduction

 Following the announcement of the merger on October 3, 2005, both Old NTL and Telewest entered a collaborative state of planning, where previously prepared integration plans were refined and developed into a coherent integration program. The merger team has been particularly focused on unifying the strategic direction of the group, developing a strong operating model and setting clear targets and accountability. These actions translated into detailed synergy and milestone plans with each divisional managing director and integration leader accountable for their portion of the integration program.

 The combination of Old NTL and Telewest operations is expected to yield significant synergies, estimated at more than £250 million annually by the end of 2007. Over half of the total approximate expected £250 million implementation costs are expected to be incurred in 2006. In present value terms and net of implementation costs, the merger is expected to yield approximately £1.5 billion in synergies, calculated based on synergies expected to be realized through 2009 and afterwards at more than £250 million annually in perpetuity at an appropriate discount rate. The synergies will be realized through headcount savings, realizing purchasing economies of scale, optimizing networks, IT systems and applications, implementing best practices and eliminating duplicated activities. Savings and other synergies are expected to be achieved over the next two years. We expect that part of this process will involve outsourcing a significant number of jobs, where employment would be transferred to an external organization, as well as actual job reductions. In total the process is expected to involve around 6,000 employees by the end of 2007. Around 80% of the reduction is expected to take place within 12 months. The cost savings from the outsourcing and the job losses combined are expected to be equivalent to around 3,400 full-time equivalent employees.

Key integration projects

 The integration plan is split into 11 workstreams and approximately 90 projects. The key integration projects are as follows:

•
move to single billing platform;

•
harmonize television technical infrastructure and platforms;

•
implement best practices company-wide in customer acquisition policy and collections;

•
integrate contact centers and harmonize customer experience;

•
consolidate and rationalize supplier base, using enhanced purchasing power of combined company;

•
reduce central support costs through establishment of shared services;

•
create a single, consolidated business marketing function, with aligned operations and processes;

•
harmonize product offerings and associated sales and marketing functions; and

•
improve management of supply chain by creation of a single logistics function, embracing procurement, dispatch and installations.

 We believe that an effective integration process has been created, allowing our management to regularly monitor the progress of New NTL's integration program. Moreover, the integration-related financial planning and reporting processes have been incorporated into regular finance and control procedures.

Acquisition of Virgin Mobile

 On July 4, 2006, we acquired 100% of the shares of Virgin Mobile. Virgin Mobile is the largest mobile virtual network operator in the U.K., with approximately 4.3 million customers. Virgin Mobile uses the T-Mobile network for the transmission of its traffic. T-Mobile has indicated that it is supportive of the acquisition. As reported by Virgin Mobile under IFRS, its revenue for the twelve months ended March 31, 2005 was approximately £521.3 million and its profit for this period was approximately £34.4 million. Please note that IFRS differs from U.S. GAAP and that these figures are not comparable with the results that Virgin Mobile would have reported under U.S. GAAP. U.S. GAAP information is not available.

 The purchase price for the acquisition is a combination of approximately £418 million in cash and the issuance of approximately 34.4 million shares of New NTL common stock.

 We financed the cash portion of the purchase price, the refinancing of Virgin Mobile's outstanding indebtedness (approximately £200 million) and the payment of the related transactional expenses through £475 million of additional bank borrowings committed under our new senior secured credit facilities and through cash on hand.

 The following table sets forth the sources and uses of funds in connection with the offer for Virgin Mobile:

Sources		Uses(1)
(in millions of £'s)		(in millions of £'s)
Senior secured credit facilities	475	Cash consideration	418
Equity contribution(1)	473	Equity consideration(1)	473
Available cash	173	Refinance existing net debt	200
		Transaction costs	30

Total sources	1,121	Total uses	1,121

(1)
New NTL has issued approximately 34.4 million shares to former shareholders of Virgin Mobile. The value is calculated using a $/£ exchange rate of 1.8410 and New NTL share price of $25.30 as of July 3, 2006.

 We have also entered into a long-term exclusive license agreement with Virgin Enterprises Limited under which our existing license to use certain Virgin trade marks within the U.K. and Ireland in respect of our internet business has been extended to television, fixed-line telephony and mobile telephony, as well as the acquisition and branding of sports, movies and other premium television content and the branding and sale of certain communications equipment, such as set top boxes and cable modems. We expect to commence the proposed re-branding of our consumer operations within 12 months. The agreement provides for an annual royalty of 0.25% of certain consumer revenues, subject to a minimum annual royalty of £8.5 million (the royalty would have been approximately £9 million based on combined historical Old NTL and Telewest 2005 revenues including Virgin Mobile and our subsidiary, Virgin Net). As part of the agreement, we have the right to adopt a corporate name that includes the Virgin name. Virgin Enterprises Limited has exercised its right under the license agreement to nominate a senior marketing executive as a New NTL employee, resulting in the appointment of Ashley Stockwell, formerly Virgin Group's brand and marketing strategy lead, to the position of managing director, brand. Virgin Enterprises Limited also has the right under the license agreement to propose a candidate to the nominating subcommittee of our board of directors to fill one seat on our board of directors.

Our company

 Following is a summary description of our company. You should read this summary description along with the Forms 10-K filed by each of NTL Holdings Inc. and Telewest Global, Inc. for the fiscal year ended December 31, 2005 which we have incorporated by reference.

Overview

 We are one of the leading communications and content distribution companies in the U.K., providing internet access, telephony and cable television services to approximately 5.0 million residential on-net customers, including 2.8 million broadband customers. We offer what we refer to as a "triple-play" bundle of internet, telephony and cable television services through competitively priced bundled packages. We also provide a range of voice services to businesses and public sector organizations, as well as a variety of data communications solutions from high speed internet access to fully managed business communications networks and communication transport services. These services are delivered through our wholly owned local access communications network passing approximately 12.7 million homes in the U.K. The design and capability of our network provides us with the ability to offer triple-play bundled services to residential customers and a broad portfolio of reliable, competitive communications solutions to business customers. We also provide internet and telephony services to our residential customers who are not connected to our cable network via access to other companies' telecommunications networks and via an internet service provider operated by our subsidiary, Virgin Net Limited.

 Through our wholly owned subsidiaries, Flextech and sit-up, we provide basic television channels and related services to the U.K. multi-channel broadcasting market and a wide variety of consumer products by means of sit-up's auction based shopping channels. Flextech has eleven genre-based entertainment channels, four of which are channels with identical content of another channel but broadcast one hour later. Sit-up provides a wide-variety of consumer products through three interactive auction-based television channels: price drop TV, bid tv and speed auction tv. Flextech also owns a 50% interest in the companies that comprise the UKTV Group, a series of joint ventures with BBC Worldwide. Together Flextech and the UKTV Group are the largest supplier of basic channels to the U.K. pay-television market.

 On July 4, 2006, we acquired Virgin Mobile, the U.K.'s leading mobile virtual network operator with approximately 4.3 million customers and the U.K.'s fifth largest provider of mobile communication services. We have also entered into a long-term exclusive license agreement with Virgin Enterprises Limited pursuant to which we intend to re-brand our consumer business with the Virgin brand.

 We believe that the acquisition of Virgin Mobile will enhance NTL as a scale competitor in the U.K. telecommunications industry, enabling us to become the first market participant offering an integrated "quadruple-play" product suite, which bundles mobile telephony with our existing triple-play bundle, and assist us in improving customer service by leveraging best practices from Virgin Mobile. The re-branding of our consumer business with the Virgin brand will bring Virgin's brand into approximately 5.0 million U.K. homes and, we believe, will enhance consumer appeal for our range of communications services.

Our business summary

Consumer

•
Internet

  •
  Old NTL and Telewest were the first companies to introduce a residential broadband service and have continued to consistently innovate in the market.

  •
  With 2.8 million broadband customers, we are the leading broadband service provider in the U.K.

  •
  We offer our customers product choice—from a high-speed 10Mb service to an entry level 1Mb service—all with leading security and content options.

  •
  We also provide a network platform for some of the U.K.'s other leading internet service providers, including AOL and Tesco.net.

•
Cable television

  •
  New NTL offers analog and digital television to 3.3 million residential customers.

  •
  Old NTL and Telewest have been providing digital cable TV services since 2000.

  •
  Today, we offer over 160 digital TV and radio channels, as well as movies, sports and live events, an on-screen programme guide and "red button" functionality.

  •
  In 2005, we launched the U.K.'s first mass market VoD services. As of March 31, 2006, our VoD services were available to 72%, or approximately 2.0 million, of our digital subscribers.

  •
  In early 2006, we launched our high-definition-ready DVR service, "TV Drive."

  •
  In early 2006, we launched the U.K.'s first High Definition television service. We will continue the roll-out of HDTV with a channel dedicated to broadcasting purely HDTV content and with a high quality personal video recorder later this year.

•
Telephony

  •
  We provide local, national and international telephony services for residential customers within our franchise areas.

  •
  The companies pioneered the launch of fixed price calling options.

  •
  A flexible range of packages are available to suit the lifestyle and needs of different households.

Content

    •
    Our content division is organized through three separate groups: Flextech, which specializes in providing TV channels for the U.K. pay-television broadcasting market; UKTV, a joint venture with BBC Worldwide that provides U.K.-oriented genre channels; and sit-up tv, a home-shopping channel group that provides three dynamic price shopping channels, bid tv, price-drop tv and speed auction tv.

    •
    Flextech owns seven channels including Trouble, Bravo, LIVINGTV, LIVINGTV2, Challenge TV, Ftn and Player, and is a 50% partner in UKTV.

    •
    Together they provide the most hours of basic programming content to the U.K. multi-channel television market, capable of being viewed by approximately 22 million people in approximately 9.7 million homes.

Business

    •
    ntl:Telewest Business is the new name for our business division. By combining two of the largest networks in the U.K., ntl:Telewest Business can deliver voice, data and internet solutions nationwide and has the ability to directly connect to 85% of businesses in the U.K.

    •
    ntl:Telewest Business also provides communications services to systems integrators, internet service providers and other large telecoms and carrier companies. These services range from co-location and leased lines, to next generation services such as national and metro Ethernet and backhaul. In addition, ntl:Telewest Business continues to provide network infrastructure and services to the U.K.'s major mobile network operators.

Network

    •
    We have a national core backbone network and a high capacity two-way local broadband network in the U.K., both of which were designed for large scale, high-speed telecommunications traffic. The core network infrastructure transports voice, internet, data and DTV platforms, whilst the access networks deliver these services directly to customers. Our network is connected to a customer's premises via high capacity, two way coaxial cables. 95% of premises are connected to by a short-length (less than 1 km) copper-pair cable, which provides a structural advantage in delivering very high-speed data services. The broadband communications network in the U.K. currently passes approximately 12.7 million homes.

Our key strengths

Significant scale of operations

 We are the second largest communications company in the U.K. with national coverage, a large and well established customer base and strong triple-play offering capability. Through our two-way, high-bandwidth advanced network, we have the ability to reach over 85% of U.K. businesses and half of U.K. households, or 12.7 million homes, with an existing customer base of approximately 5.0 million homes as of March 31, 2006. We are the largest provider of residential broadband services in the U.K. with 2.8 million subscribers, the second largest pay TV provider with 3.3 million subscribers, the second largest fixed telephony provider with 4.3 million subscribers and also the third largest provider of communications services to U.K. businesses.

Superior bundled service offering

 We believe that our packaged television, broadband internet and telephony offerings are very competitive in terms of breadth and price. We are the only U.K. platform to offer the full range of television services, including free-to-air, basic, premium, video on demand, or VoD, digital video recorder, or DVR, and HDTV. We launched a 10Mb broadband offering at the end of 2005, which is currently being rolled out nationwide. Our local, national and international telephony services compete effectively on service quality.

 When bundled, our service packages can be particularly attractive as bundling usually allows customers to receive these services at a lower total cost from us than if they purchased them individually from competitors. We have enjoyed strong triple-play (i.e., bundled broadband internet, telephony and television services) sales and have demonstrated expertise in marketing and selling bundled services. Our triple-play offering has been effectively embedded into customer care, installation processes and billing services. As of March 31, 2006, 35% of our on-net customer base had subscribed to our triple-play services. Purchasers of bundled services generally generate higher ARPU and have lower churn rates than purchasers of single services.

 The acquisition of Virgin Mobile transformed us from one of the U.K.'s leading triple-play providers to the U.K.'s only quadruple-play provider. The addition of mobility to our bundled service offering is expected to increase the attractiveness of our service packages through the convenience to customers of purchasing more products through a single provider, as well as increasing cross-selling opportunities.

Technologically advanced and reliable broadband network

 Our business is underpinned by significant investment in our network infrastructure. This consists of a national core backbone network and a high capacity two-way local broadband network in the U.K. The entire network was designed for large scale, high-speed telecommunications traffic from its inception. Our core network infrastructure transports our voice, internet, data and digital television platforms, while our access networks deliver these services directly to our customers. By owning our own network, we believe we can offer higher quality and more reliable services and roll out new products more quickly.

 For our ntl:Telewest Business division, we benefit from inherent cost advantages over our competition by leveraging our wholly-owned and extensive local loop and infrastructure and utilizing significant offpeak network capacity.

Strategically valuable content asset

 We provide the most hours of basic programming content to the U.K. multi-channel broadcasting market. Flextech has become a significant force in multi-channel television principally through leveraging its UKTV relationship with the British Broadcasting Corporation, or the BBC, and by targeting audiences with its wholly owned channels and UKTV channels.

 Flextech, together with the companies that comprise UKTV, supplies approximately 18.4% of the U.K.'s basic viewing in multi-channel television homes, based on data supplied by Broadcaster's Audience Research Board Limited. We are also the U.K.'s fifth largest commercial broadcaster, capturing 8.7% of commercial impacts and 4.7% of the U.K. television advertising market in 2005.

 We believe that our access to quality programming strengthens cable television's position in a multi-channel television market place.

Strong subscriber growth

 We are able to support the development of our subscriber base through a variety of methods with a focus on selling bundled services. Both Old NTL and Telewest reversed the negative net customer adds trend suffered earlier in the decade by increasing marketing expenditures and providing enhanced product offerings and improved customer service.

Expected strong free cash flow generation

 Between 1999 and 2002, we undertook large network upgrade programs. Our capital expenditures for maintenance and upgrade of our network are now substantially lower. After the initial stages of integration, we believe we will be able to increase free cash flow due to lower capital expenditure requirements and continued revenue growth by subscription and ARPU development.

Strong management team

 Our management team has significant experience in the U.K. and U.S. cable industries. The management team mixes international cable experience with strong local expertise. We believe that we will benefit from the merger through the sharing of best practices and product development strategies from both Old NTL and Telewest.

Our strategy

Focus on bundled service offering

 We intend to focus on enhancing triple-play penetration and developing the quadruple-play concept. We believe there is a significant opportunity to market triple-play and quadruple-play products and services to customers by enhancing the value of the "bundled" service offering via prudent discounts, the impact of which will continue to be carefully trialed, and tracked for effectiveness after roll-out. New commissions and sales incentives for driving cross-selling growth have been implemented and will continue to be monitored for effectiveness. We intend to design pricing and marketing in such a way so as to increase the attractiveness of triple-play and quadruple-play products. Our bundled service offering has been further enhanced by the acquisition of Virgin Mobile which makes us the first market participant offering an integrated quadruple-play product suite.

Promoting product innovation and leadership

 We will focus on product and service differentiation and innovation within each of our product offerings. We will continue to enhance our cable television offering through the continued introduction and rollout of VoD, DVR, HDTV services and content into our customer base, and focus broadband services on maintaining our position as the largest U.K. provider of broadband services by providing market leading access speeds, capped and enhanced access products and price competitiveness. We intend to enhance content and add premium features to our service offerings. We continue to concentrate on delivering competitive products to drive incremental ARPU and customer acquisition and retention opportunities. The extension of our product suite in connection with the acquisition of Virgin Mobile to include mobility provides a strong platform for innovative converged fixed and mobile telephony devices, and video as well as voice services.

Enhancing customer service

 Management plans to focus on delivering quality service in order to retain customers for the long term. As part of the integration of the customer care and billing systems and the adoption of best practices from each of Old NTL and Telewest, we aim to enhance customer value and loyalty, thereby reducing churn. The acquisition of Virgin Mobile will assist in enhancing customer service by enabling us to leverage best practices from Virgin Mobile into our other product offerings. The re-branding of our consumer operations with the Virgin brand will help customers to better identify us with quality customer service capabilities.

Realizing the full potential of existing network asset base

 We believe we can successfully grow the business without materially expanding or upgrading our network. With approximately 12.7 million homes passed and 5.0 million on-net residential customers, we already have access to a substantial supply of potential new customers for whom connection does not require significant capital expenditure. We will focus our marketing efforts on prospective customers with broadband and digital ready homes (currently 6.7 million and 7.0 million homes, respectively), and on the up-selling of existing single and dual play customers.

Defend telephony

 For telephony, we plan to combat fixed-line usage revenue decline through enhanced talk plan (i.e., plan that provides unlimited local and national calls for a fixed monthly fee) penetration, with competitively priced packages and with a focus on increasing revenue across all call types (e.g., local, national, mobile and international). We plan to continue to pursue cross selling of telephony to non-telephony customers by making telephony a central part of any bundled offerings. We also plan to enlarge product service offerings. We raised prices on telephony line rental by 50p to £11 in June 2006, and we will continue to rebalance our pricing mix in line with market conditions. As mobile and voice over internet protocol, or VoIP, substitution takes effect, these potential additional revenue sources may help offset fixed-line usage revenue decline. Separately, we plan to target incremental revenues and target future growth from VoIP and mobility using our network.

Maintain broadband market leadership

 We plan to remain a market leader in broadband by providing market leading access speeds, capped and enhanced access products and price competitiveness. We also plan to expand broadband content and services (e.g. anti-virus, firewall, anti-spyware and pop-up blocker) and home networking. Given the strength of our broadband business we aim to use it as an entry point for customers who can then be migrated to additional services.

Optimize ntl:Telewest Business division

 Our key focus in ntl:Telewest Business will be on improving product offerings, marketing support and sales effectiveness. Our aim is to grow ntl:Telewest Business by utilizing significant off-peak network capacity and further leveraging our fully-owned and extensive local loop. We plan to expand managed data services with our existing customer base and expand our presence in the public sector market, while addressing new channels (e.g., systems integrators) through the provision of reliable, competitively priced and converged data and voice services. We have, for the first time, the ability to leverage national sales relationships, which have historically been difficult to acquire due to the unattractive cost dynamics of any off-net servicing. Products such as IPVPN, Ethernet, SRS, IPCCTV, and other IP services provide an opportunity to grow revenue.

Focus on cost control and delivery of merger synergies

 Our management has designed a detailed action plan for the integration of the two merged companies and the delivery of cost savings from streamlining central functions, and making network and system upgrades more economical. We have announced our intention to accelerate the capture of synergies ahead of the three year initial plan, and intend to complete integration by the end of 2007. Synergies are estimated at more than £250 million annually by the end of 2007. Over half of the total approximate expected £250 million implementation costs are expected to be incurred in 2006. In present value terms and net of implementation costs, the merger is expected to yield approximately £1.5 billion in synergies, calculated based on synergies expected to be realized through 2009 and afterwards at more than £250 million annually in perpetuity at an appropriate discount rate. In the short to medium term, our focus is on delivering this integration plan. The aim will be to pursue scale benefits and deliver synergies by optimizing platforms, systems and processes. As part of our increased triple-play penetration initiatives, we plan to reduce subscriber acquisition costs through sales channel mix and productivity improvements.

Use content as a strategic asset to strengthen cable television

 The addition of the Telewest content assets to the combined group strengthens our position in the multi-channel television marketplace by providing an attractive portfolio of channels that we believe we can use to differentiate our product offering and provide a richer customer experience. We plan to develop and enhance the programming across the content platform to enhance viewership and attractiveness for advertisers. We will explore strategic options with existing content assets and review opportunities to expand our content assets directly or through joint ventures or to deleverage through full or partial divestment.

Use of proceeds

 We estimate the net proceeds of this offering will be approximately $539,250,000 after deducting the underwriters' discount and estimated offering expenses. We intend to use the net proceeds of this offering together with available cash to refinance a portion of our new $1,048.8 million alternative bridge facility. We intend to refinance the remaining portion of our new alternative bridge facility with amounts drawn under tranche C of our new senior secured credit facilities. Our new alternative bridge facility was fully drawn on June 19, 2006 to refinance part of our old £1.8 billion bridge facility due March 3, 2016 which in turn was fully drawn on March 3, 2006 to finance a portion of the cash consideration payable in connection with the merger. Our new alternative bridge facility currently bears interest at the rate of LIBOR plus 500 basis points (9.75% at March 31, 2006). The funds required to refinance the balance of the amounts outstanding under our old bridge facilities were taken from available cash and amounts drawn under our new senior secured credit facilities.

Ratio of earnings to fixed charges

 The following table sets forth the historical and pro forma ratios of our earnings to our fixed charges for the periods indicated. The pro forma ratios give effect to the merger of Telewest and Old NTL and the offering of the notes and relating financing transactions. The pro forma ratios do not give effect to the acquisition of Virgin Mobile.

	Three Months Ended March 31,			Year ended December 31,
	Pro Forma 2006(1)	2006	2005	Pro Forma 2005(1)	2005	2004	2003	2002(2)	2001
	Reorganized Company	Reorganized Company	Reorganized Company	Reorganized Company	Reorganized Company	Reorganized Company	Reorganized Company	Predecessor Company(3)	Predecessor Company
	(in millions of £'s)
Fixed charges:
Interest	112.7	83.8	70.1	482.3	235.8	271.0	459.9	519.3	929.6
Interest portion of rental expense	5.3	4.1	3.7	20.2	14.2	14.9	14.9	28.9	14.9

Fixed charges	118.0	87.9	73.8	502.5	250.0	285.9	474.8	548.2	944.5

Earnings:
Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(148.1)	(121.5)	(54.6)	(463.8)	(221.9)	(504.4)	(606.6)	(1,617.4)	(7,882.6)
Fixed charges	118.0	87.9	73.8	502.5	250.0	285.9	474.8	548.2	944.5
Less: capitalized interest	—	—	—	—	—	—	(3.4)	(30.8)	(47.0)

	(30.1)	(33.6)	19.2	38.7	28.1	(218.5)	(135.2)	(1,100.0)	(6,985.1)

Ratio of earnings to fixed charges deficiency	(148.1)	(121.5)	(54.6)	(463.8)	(221.9)	(504.4)	(610.0)	(1,648.2)	(7,929.6)

(1)
The pro forma ratio of earnings to fixed charges assumes that the merger of Telewest and Old NTL and the offering of the notes and related financing transactions had occurred as of January 1, 2006 with respect to the information for the three months ended March 31, 2006 and as of January 1, 2005 with respect to the information for the year ended December 31, 2005. For assumptions made in connection with the pro forma ratio of earnings to fixed charges, see "Unaudited pro forma combined condensed statements of operations" and the accompanying notes.

(2)
In accordance with SOP-97, NTL discontinued accruing interest on certain of its debt. For the year ended December 31, 2002, contractual interest was £948.7 million, which was £429.4 million in excess of reported interest expense.

(3)
For information regarding our reorganization, see "Selected historical financial data—Selected consolidated historical financial data of Old NTL and New NTL."

 The ratio of earnings to fixed charges and combined fixed charges is not meaningful for the periods that result in a deficit.

Capitalization

 The following table shows the consolidated capitalization of NTL Incorporated as of March 31, 2006:

•
based on our unaudited consolidated financial information at such date; and

•
as adjusted to give effect to (i) the $550 million aggregate principal amount of senior notes offered hereby and (ii) the £300 million in borrowings under tranche C of our new senior secured credit facilities expected to be incurred to refinance the remaining portion of our new alternative bridge facility.

 See "Use of proceeds."

 You should read this table together with the financial statements and related notes included in this prospectus supplement and the information in "Management's discussion and analysis of financial condition and results of operations of NTL—Liquidity and capital resources."

	As of March 31, 2006(1)
	Actual (unaudited)	As adjusted (unaudited)
	(in millions of £'s)
Cash	518.3	518.3	(2)

Long-term debt:
Bridge facility(3)	1,809.0	—
Notes offered hereby	—	316.2	(4)
9.75% Sterling Senior Notes due 2014	375.0	375.0
8.75% Euro Senior Notes due 2014	157.0	157.0
8.75% U.S. Dollar Senior Notes due 2014	244.4	244.4
New senior secured credit facilities(5)
Tranche A	3,200.0	3,350.0
Tranche A-1	—	—
Tranche B-1	—	—
Tranche B-2	—	350.6
Tranche B-3	—	349.0	(4)
Tranche B-4	—	373.7	(4)
Tranche C	—	300.0
Capital leases and other	118.0	118.0

Long-term debt	5,903.4	5,933.9
Stockholders' equity:
Total stockholders' equity	3,004.5	3,004.5

Total capitalization	8,907.9	8,938.4

(1)
This table does not give effect to the acquisition of Virgin Mobile. We financed the Virgin Mobile transactions through £175 million in borrowings under tranche A-1 and £300 million in borrowings under tranche B-1 and cash on hand. Giving effect to the acquisition of Virgin Mobile, long-term debt would have been £6,408.9 million.

(2)
Does not reflect the payment of transaction costs and expenses.

(3)
Amount outstanding as of March 31, 2006 giving effect to the $/£ exchange rate as of that date. Our £1.8 billion bridge facility was refinanced on June 19, 2006 with drawings under our new senior secured credit facilities, drawings under our new alternative bridge facility and available cash. We intend to use the net proceeds of this offering to refinance a portion of our new alternative bridge facility. An additional £300 million is expected to be drawn under tranche C to repay the remaining portion of our new alternative bridge facility. We have obtained commitments for tranche C and we expect tranche C to fund five business days after funding of the notes.

(4)
Based on sterling equivalent amounts calculated at noon buying rates on March 31, 2006.

(5)
Excludes the £100 million revolving credit facility, which was undrawn at March 31, 2006.

 There has been no material change in our capitalization since March 31, 2006 other than as described elsewhere in this prospectus supplement and after giving effect to the transactions described in this prospectus supplement.

Selected historical financial data

Selected consolidated historical financial data of Old NTL and New NTL

 The following tables present selected consolidated historical financial data for NTL Holdings Inc. (formerly NTL Incorporated) and its predecessor as of and for each of the fiscal years ending December 31, 2001, 2002, 2003, 2004 and 2005. The consolidated financial statements for these fiscal years have been audited by Ernst & Young LLP, an independent registered public accounting firm, and have been prepared in accordance with U.S. GAAP. The tables also present summary consolidated historical financial data for New NTL as of and for the three months ended March 31, 2006 and Old NTL for the three months ended March 31, 2005. The financial results for the three months ended March 31, 2006 are not necessarily indicative of the results for the full year ending December 31, 2006. The selected historical financial data should be read in conjunction with, and is qualified in its entirety by reference to, the "Management's discussion and analysis of financial condition and results of operations of NTL," Old NTL's and New NTL's Quarterly Report on Form 10-Q for the three months ended March 31, 2006, its financial statements as of and for the three months ended March 31, 2006 included herein and the historical consolidated financial statements and the notes thereto included in Old NTL's Annual Report on Form 10-K for the year ended December 31, 2005.

 On March 3, 2006, Old NTL merged with a subsidiary of Telewest. The merger has been accounted for as a reverse acquisition in which Old NTL is treated as the accounting acquirer, primarily because Old NTL shareholders owned approximately 75% of the common stock of New NTL upon completion of the merger. Following the merger, Telewest changed its name to NTL Incorporated. As a result, the historical financial statements of Old NTL became the historical financial statements of New NTL as of the completion of the merger. Therefore, the results for the quarter ended March 31, 2005 reflect the operations and cash flows of Old NTL only and the balance sheet at December 31, 2005 reflects the financial position of Old NTL only. The results of operations and cash flows for Telewest, the acquired company for accounting purposes, are included in the consolidated financial statements from March 3, 2006, the date on which the merger was completed.

 On May 9, 2005, we sold our operations in the Republic of Ireland. We have restated the historical consolidated financial information to account for the Ireland operations as a discontinued operation. The assets and liabilities of the Ireland operations have been reclassified as assets held-for-sale and liabilities of discontinued operations, respectively, and the results of operations of the Ireland operations have been removed from our results of continuing operations for all periods presented.

 We entered into an agreement for the sale of our broadcast operations on December 1, 2004 and closed the sale on January 31, 2005. As of December 31, 2004, we accounted for the broadcast operations as a discontinued operation. Therefore, the results of operations of the broadcast operations have been excluded from the components of loss from continuing operations and the assets and liabilities of the broadcast operations have been reported as assets held-for-sale and liabilities of discontinued operations, respectively, for all periods presented prior to January 31, 2005.

 On November 17, 2003, we completed a rights offering of our common stock. From the net proceeds, we repaid indebtedness from our bankruptcy reorganization and, together with cash on hand, our working capital facility. In addition, we used part of the net proceeds as inter-company funding to one of our subsidiaries and the balance for general corporate purposes.

 We operated our business as a debtor-in possession subject to the jurisdiction of the Bankruptcy Court beginning on May 8, 2002, the date that we, NTL Europe and certain of our and NTL Europe's subsidiaries filed the plan of reorganization, or the Plan, under Chapter 11 of the U.S. Bankruptcy Code, until January 10, 2003. Accordingly, we have prepared our consolidated financial statements in accordance with SOP 90-7.

 Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of our outstanding public notes were canceled other than the notes issued by Diamond Holdings Limited and NTL (Triangle) LLC, and we acquired all of the outstanding public notes of Diamond Cable Communications Limited. In connection with our emergence from Chapter 11 reorganization, some of our subsidiaries and we issued $558.2 million aggregate principal amount at maturity of 19% Senior Secured Notes due 2010, or Exit Notes, on January 10, 2003. Initial purchasers of our Exit Notes also purchased 500,000 shares of our common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million, or £310.7 million.

 We adopted fresh start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the completion of the Plan as well as adjustments for fresh start reporting have been recorded as of January 1, 2003. Pursuant to fresh start reporting, a new entity was deemed to have been created for financial reporting purposes. The carrying values of our assets were adjusted to their reorganization values, which are equivalent to their estimated fair values at January 1, 2003. The carrying values of our liabilities were adjusted to their present values at January 1, 2003. The term "Predecessor Company" refers to our subsidiaries and us for periods prior to and including December 31, 2002. The term "Reorganized Company" refers to our subsidiaries and us for periods subsequent to January 1, 2003. The effects of the completion of the Plan as well as adjustments for fresh start reporting recorded as of January 1, 2003 are Predecessor Company transactions. All other results of operations on January 1, 2003 are Reorganized Company transactions.

 We have a number of stock based employee compensation plans. Effective January 1, 2003, we adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock Based Compensation. We selected the prospective method of adoption permitted by FASB Statement No. 148, Accounting for Stock Based Compensation—Transition and Disclosure. Accordingly, the recognition provisions will be applied to all employee awards granted, modified or settled after January 1, 2003. In the year ended December 31, 2005 we recognized £9.8 million of stock based compensation and in the year ended December 31, 2004 we recognized £14.3 million of stock based compensation.

 Pursuant to SOP 90-7, beginning on May 8, 2002 we ceased accruing interest expense on some of our pre-petition obligations. Our reported interest expense in 2002 excludes £429.4 million of contractual interest for the period from May 8, 2002 to December 31, 2002. Also in 2002, recapitalization expenses were £101.8 million. Recapitalization expenses include all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization expenses include £24.1 million for employee retention related to substantially all of our U.K. employees and £77.7 million for financial advisory, legal, accounting and consulting costs.

 In addition, in 2002 we recorded asset impairment charges of £277.0 million consisting of non-cash charges to write down some fixed assets of £37.3 million, and goodwill of £239.7 million. We also recorded restructuring charges of £57.9 million and non-cash charges of £189.3 million primarily for allowances for the cancellation of receivables from

NTL Europe in accordance with the Plan. Amortization expense in 2002 decreased from amounts in prior periods owing to the adoption of FASB Statement No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, which ended the amortization of goodwill and other indefinite lived intangible assets.

 As of December 31, 2001, £9,766.2 million of our long-term debt was classified as current owing to the uncertainties about compliance with the terms and conditions of the instruments and agreements governing our debt that would give the holders of that debt the right to accelerate payment. In the fourth quarter of 2001, we recorded asset impairment charges totaling £5,379.4 million including goodwill of £5,321.1 million, license acquisition costs of £40.9 million, customer lists of £6.3 million, other intangibles of £10.4 million and investments in affiliates of £0.7 million. In addition, in 2001 we recorded restructuring costs of £136.2 million, integration and consulting costs of £66.1 million and a loss on the sale of the off-net indirect access customers, originally acquired in connection with the acquisition of certain assets from Cable & Wireless Communications plc, of £61.5 million.

	Three Months ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003(1)	2002	2001
	Reorganized Company					Predecessor Company
	(in millions of £'s)
Statement of Operations Data:
Revenue	611.4	497.8	1,947.6	2,000.3	1,887.4	1,854.5	1,928.3
Operating Income (loss)	3.9	13.0	(19.7)	(52.5)	(194.4)	(955.2)	(6,969.5)
Loss from continuing operations	(119.9)	(65.9)	(241.7)	(509.4)	(606.7)	(1,611.6)	(7,938.0)
	March 31,	December 31,
	2006	2005	2004	2003	2002	2001
	(in millions of £'s)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	518.3	832.1	136.8	446.1	315.1	172.7
Working capital	(235.0)	529.9	(286.8)	(48.1)	(4,224.4)	(10,366.2)
Fixed assets	6,227.0	3,294.9	3,531.6	3,857.2	6,487.1	7,027.4
Total assets	10,397.0	4,988.5	5,493.3	6,262.1	8,102.8	8,959.9
Long-term debt(2)	5,903.4	2,280.0	3,013.5	3,211.9	9,795.9	9,766.2
Stockholders' equity (deficit)	3,004.5	1,955.0	1,574.5	2,068.6	(3,218.9)	(2,187.5)

(1)
On January 1, 2003, we adopted fresh-start reporting in accordance with SOP 90-7. As a result, on January 1, 2003 we recognized £3,655.8 million of operating income and income from continuing operations of £3,655.8 million.

(2)
As of December 31, 2002, long-term debt of £3,698.2 million was classified as current and £6,097.7 million was classified as liabilities subject to compromise. As of December 31, 2001, there was £9,766.2 million of long-term debt classified as current.

Selected consolidated historical financial data of Telewest

 The following table presents selected consolidated historical financial data for Telewest Communications plc, Telewest's predecessor, for each of the fiscal years ended December 31, 2001, 2002 and 2003, the six months ended June 30, 2004 and as of the fresh start accounting date, July 1, 2004, and for Telewest for the years ended December 31, 2004 and 2005. The consolidated financial statements for the five fiscal years ended December 31, 2005 have been audited by KPMG Audit plc, an independent registered public accounting firm, and have been presented in accordance with U.S. GAAP. The selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, "Management's discussion and analysis of financial condition and results of operations of Telewest" and Telewest and its predecessor's historical consolidated financial statements and the notes thereto included in Telewest's Annual Report on Form 10-K for the year ended December 31, 2005.

 Beginning with Telewest's unaudited consolidated financial statements for the three months ended September 30, 2004, Telewest's financial statements reflect the acquisition of the businesses of its predecessor and the application of fresh start reporting as described in SOP 90-7. The adoption of fresh start reporting resulted in the determination of Telewest's reorganization value and the allocation to assets in conformity with the procedures specified by FASB Statement No. 141, Business Combinations, and each liability generally was stated at the then fair value of the amount to be repaid. Fresh start reporting changed the book value of Telewest's tangible and intangible assets with an associated change in depreciation and amortization expense as compared to the financial statements for periods prior to the date of adoption of fresh start reporting, July 1, 2004.

 Since fresh-start reporting materially changed the carrying values recorded in Telewest's consolidated balance sheet, a black line separates the financial information after the adoption of fresh-start reporting from the financial information prior to adoption.

	Year ended December 31, 2005(1)	Year ended December 31, 2004(2)	Fresh-start adoption July 1, 2004(3)	Six Months ended June 30, 2004	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001
	Reorganized Company		Predecessor Company
	(in millions)
Summary Statement of Operations Data:
Revenue:
Consumer Sales Division	£1,009	479	—	470	907	894	857
Business Sales Division	251	126	—	130	278	283	268

Total Cable segment	1,260	605	—	600	1,185	1,177	1,125
Content segment	132	59	—	54	113	106	129
sit-up segment	166	—	—	—	—	—	—

Total Revenue	£1,558	£664	£—	£654	£1,298	£1,283	£1,254

Operating expenses:
Cable segment expenses	283	141	—	153	318	346	377
Content segment expenses	85	42	—	34	81	70	83
sit-up segment expenses	122	—	—	—	—	—	—
Depreciation	399	204	—	184	389	495	469
Impairment of fixed assets	—	—	—	—	—	841	—
Amortization of intangible assets	44	18	—	—	—	—	183
Selling, general and administrative expenses	491	231	—	244	490	526	497
Merger related fees	6	—	—	—	—	—	—
Impairment of goodwill	—	—	—	—	—	1,445	766

Total Operating Expenses	£1,430	£636	£—	£615	£1,278	£3,723	£2,375

Operating income (loss)	£128	£28	£(26)	£39	£20	£(2,440)	£(1,121)
Net income (loss)	£11	£(46)	£2,715	£(130)	£(183)	£(2,789)	£(1,741)

	December 31,
			June 30, 2004(3)	December 31, 2003	December 31, 2002	December 31, 2001
	2005(1)	2004(2)
	Reorganized Company		Predecessor Company
	(in millions)
Summary Balance Sheet Data:
Property and equipment, net	£2,822	£2,974	£2,342	£2,421	£2,598	£3,473
Total assets	4,518	4,344	3,857	3,889	4,095	6,332
Investments	281	304	367	362	376	547
Total debt—long-term	1,726	1,686	6	6	6	4,837
Capital leases—long-term	41	69	42	51	127	238	(4)
Stockholders' equity/(deficit)	1,936	1,909	(2,688)	(2,558)	(2,386)	451

(1)
Includes results of operations of sit-up from May 12, 2005, the date Telewest acquired a controlling interest in sit-up.

(2)
Telewest did not carry on any business and incurred insignificant expenses prior to the completion of Telewest Communications' financial restructuring. For that reason, Telewest's consolidated results of operations for the year ended December 31, 2004 and the six months ended December 31, 2004 are in all material respects identical.

(3)
Telewest adopted fresh start reporting in accordance with SOP 90-7 with effect from July 1, 2004. Under SOP 90-7, Telewest established a new accounting basis, and recorded its existing assets and liabilities at their respective fair values.

(4)
Includes short-term capital leases.

Unaudited pro forma combined condensed statements of operations

 The following Unaudited Pro Forma Combined Condensed Statements of Operations of NTL Incorporated (formerly Telewest Global, Inc.) and NTL Holdings Inc. (formerly NTL Incorporated) for the year ended December 31, 2005 and for the three months ended March 31, 2006 give effect to the merger of Telewest and Old NTL and the offering of the notes and related financing transactions, including the drawing of the tranche C loans, using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Combined Condensed Statement of Operations does not give effect to the acquisition of Virgin Mobile or the additional £475 million of financing under our senior credit facilities incurred in connection with the acquisition. The estimated annual interest expense of this additional £475 million of borrowings is £33.3 million, assuming an interest rate of 7.0% at March 31, 2006.

 The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2005 assumes the transactions occurred on January 1, 2005. The Unaudited Pro Forma Combined Condensed Statement of Operations for the three months ended March 31, 2006 assumes the transactions occurred on January 1, 2006. The Unaudited Pro Forma Combined Condensed Statements of Operations are based on the historical consolidated financial statements of Old NTL and Telewest under the assumptions and adjustments set forth in the accompanying explanatory notes. The Unaudited Pro Forma Combined Condensed Statements of Operations should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto for Old NTL, and the historical combined financial statements and accompanying notes thereto for Telewest.

 We accounted for the reverse acquisition of Telewest using the purchase method of accounting. Under the purchase method of accounting, the acquiring enterprise for accounting purposes in a business combination effected through the exchange of stock is presumptively the enterprise whose former common shareholders either retain or receive the larger portion of the voting rights in the combined enterprise. As former common shareholders of Old NTL received approximately 75% of the voting rights of the combined company on a fully diluted basis and given Old NTL's level of representation on the board of directors and management team of the combined company as well as the relative size of other financial and non-financial measures of Old NTL and Telewest, Old NTL is deemed to be the accounting acquirer. Accordingly, Old NTL's assets and liabilities were brought forward at their net book values. A new basis was established for Telewest's assets and liabilities based upon a preliminary determination of their fair values at the date of acquisition. Under the purchase method of accounting an allocation period of up to one year from the date of acquisition is available for adjusting the preliminary determination of fair values. The purchase accounting adjustments made in connection with the development of the following Unaudited Pro Forma Combined Condensed Statements of Operations are based on the preliminary determination of the fair values of Telewest's assets and liabilities and have been made solely for purposes of developing such Unaudited Pro Forma Combined Condensed Statements of Operations.

 The Unaudited Pro Forma Combined Condensed Statements of Operations are presented for illustrative purposes only and do not indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented and had the impact of possible revenue enhancements, expense efficiencies, hedging activities, asset dispositions and share repurchases, among other factors, been considered. The Unaudited Pro Forma Combined Condensed Statements of Operations are not defined by accounting principles generally accepted in the United States.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006
(in £ millions)

	NTL Inc. as reported	Telewest Jan 1-Mar 3	Pro Forma Adjustment	Note 2	Pro Forma Combined
Revenue	611.4	279.9	(2.5)	(b)	888.8
Costs and expenses:
Operating costs (exclusive of depreciation shown separately below)	(254.9)	(88.5)	(25.6)	(b),(e)	(369.0)
Selling, general and administrative expenses	(158.1)	(110.0)	25.3	(e),(h)	(242.8)
Other charges	(8.4)	(0.5)			(8.9)
Depreciation	(149.3)	(66.1)	5.0	(c),(e)	(210.4)
Amortization	(36.8)	(8.4)	(13.4)	(d)	(58.6)

	(607.5)	(273.5)			(889.7)

Operating income (loss)	3.9	6.4			(0.9)
Other income (expense):
Interest income and other, net	8.6	4.0	(4.3)	(a)	8.3
Interest expense	(83.8)	(22.2)	(6.7)	(f),(e)	(112.7)
Loss on extinguishment of debt	(32.4)	—			(32.4)
Other, net	(9.2)	—			(9.2)
Share of income from equity investments	1.4	3.6			5.0
Foreign currency transaction (losses) gains	(10.0)	1.4			(8.6)

Loss from continuing operations before income taxes	(121.5)	(6.8)			(150.5)
Income tax (expense) benefit	—	—			—
Minority interest	0.4	—			0.4
Cumulative effect of a change in accounting principle	1.2	0.8			2.0

Loss from continuing operations	(119.9)	(6.0)	(22.2)		(148.1)

See Notes to Unaudited Pro Forma Combined Condensed Statements of Operations

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005
(in £ millions)

	Historical NTL	Historical Telewest	Pro forma Adjustment	Note 2	Pro Forma Combined
Revenue	1,947.6	1,557.5	(12.7)	(b)	3,492.4
Costs and expenses:
Operating costs (exclusive of depreciation shown separately below)	(808.3)	(490.1)	(118.0)	(b),(e)	(1,416.4)
Selling, general and administrative expenses	(483.0)	(496.1)	121.5	(e),(h)	(857.6)
Other charges	(24.8)	—			(24.8)
Depreciation	(541.7)	(399.2)	40.4	(c),(e)	(900.5)
Amortization	(109.5)	(44.0)	(86.4)	(d)	(239.9)

	(1,967.3)	(1,429.4)			(3,439.2)

Operating income (loss)	(19.7)	128.1			53.2
Other income (expense):
Interest income and other, net	29.4	22.5	(26.0)	(a)	25.9
Interest expense	(235.8)	(151.7)	(94.8)	(f),(e)	(482.3)
Loss on extinguishment of debt/Other	(2.0)	—	(57.8)	(g)	(59.8)
Other, net	0.9	4.4			5.3
Share of income from equity investments	—	19.9			19.9
Foreign currency transaction (losses) gains	5.3	(9.8)			(4.5)

Loss from continuing operations before income taxes	(221.9)	13.4			(442.3)
Income tax (expense) benefit	(18.8)	(1.7)			(20.5)
Minority interest	(1.0)	—			(1.0)

Loss from continuing operations	(241.7)	11.7	(233.8)		(463.8)

See Notes to Unaudited Pro Forma Combined Condensed Statements of Operations

Notes to Unaudited Pro Forma Combined Condensed Statements of Operations

        1.    On March 3, 2006, Old NTL and Telewest completed a merger that has been accounted for as a reverse acquisition using the purchase method. This merger created the U.K.'s largest provider of residential broadband and the U.K.'s leading provider of triple-play services. The combined company operates under the name of NTL Incorporated.

 The total estimated purchase price of approximately £3.5 billion includes cash valued at £2.3 billion, Telewest common stock valued at £1.1 billion, assumed stock options with a fair value of £33.3 million and estimated direct transaction costs of £25.1 million. The average market price per share of Telewest common stock utilized in determining the value of new common stock issued of £13.00 ($22.90) is based on an average of the closing prices for a range of trading days (September 29, September 30, October 3, October 4 and October 5, 2005) around the announcement date of the proposed merger (October 3, 2005) divided by 2.5. The cash payment of £2.3 billion was based on the redemption value of $16.25 (£9.30) per share of Telewest redeemable common stock and 246.0 million shares of Telewest redeemable common stock issued.

 The outstanding options to purchase shares of Old NTL common stock were exchanged for options to purchase shares of our common stock with the same terms and conditions. The outstanding options to purchase shares of Telewest common stock were converted into options to purchase shares of our common stock at an option price calculated in accordance with the formula in the merger agreement. In accordance with the terms of Telewest's equity-based plans, a significant proportion of Telewest's outstanding options that were granted prior to March 3, 2006 vested upon completion of the merger. All vested and unvested options of Telewest have been recorded at their fair value by using the Black-Scholes option pricing model.

 The total purchase price of Telewest is as follows (in millions):

Value of Telewest new common stock issued	£1,111.4
Fair value of Telewest vested stock options	33.3

Total value of securities issued	1,144.7
Cash	2,289.0
Direct transaction costs	25.1

Total purchase price	£3,458.8

 Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to Telewest's net tangible and identifiable and separable intangible assets based on their estimated fair values as of the date of the completion of the transaction. Based on the preliminary assessment, and subject to material changes upon receipt of independent valuations and other factors as described in this Unaudited

Pro Forma Combined Condensed Statements of Operations, the preliminary estimated purchase price is allocated as follows (in millions):

March 3, 2006
Cash and cash equivalents, including restricted cash	£303.1
Accounts receivable—trade	155.2
Prepaid expenses and other current assets	47.8
Fixed assets	2,966.5
Programming inventory	33.4
Investments in and loans to affiliates	374.9
Amortizable intangible assets:
Customer lists	804.8
Trade names	16.3
Licenses	37.4
Intangible assets with indefinite lives:
Goodwill	1,350.5
Trade names	17.1
Accounts payable	(144.9)
Long term debt, including current portion	(1,873.6)
Other current liabilities	(460.9)
Other long-term liabilities	(39.3)
Deferred income taxes	(129.5)

Total purchase price	£3,458.8

 The allocation of the purchase price to assets acquired and liabilities assumed is preliminary pending completion of a review of certain historical matters, finalization of valuations performed by third party experts and finalization of management's integration plan pertaining to the acquired business. We expect to complete the allocation of the purchase price during the third quarter of 2006.

 Of the total estimated purchase price, a preliminary estimate of £2,966.5 million has been allocated to tangible fixed assets acquired and approximately £858.5 million has been allocated to amortizable intangible assets acquired. The additional depreciation related to tangible fixed assets acquired and the additional amortization related to amortizable intangible assets acquired is reflected in the pro forma adjustments to the Unaudited Pro Forma Combined Condensed Statement of Operations.

 Customer lists represent existing customer contracts and related customer relationships that relate primarily to underlying customer relationships with Telewest's Cable segment Consumer and Business installed base, and agreements with customers of Telewest's Content segment. We expect to amortize the fair value of these assets, on a straight-line basis over weighted average estimated lives of eight years for Consumer related customer contracts and lists and five years for Business and Content related customer contracts and lists.

 Trade names represent the Telewest and Blueyonder brand names and the names of the Content segment's TV channels. The fair value of these assets was determined utilizing a relief from royalty method. We expect to amortize the fair value of these assets on a straight-line basis over weighted average estimated useful lives of between 1 and 9 years.

 Licenses represent contracts to air television content over digital broadcasting systems in the United Kingdom. The fair value of these contracts was determined utilizing the income approach. We expect to amortize the fair value of these assets on a straight-line basis over a weighted average estimated useful life of approximately 4 years.

 Of the total estimated purchase price, approximately £1.35 billion has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identified and separable intangible assets.

 In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

  2.
  Pro forma Adjustments

        (a)  This adjustment presents the pro forma net cash impact of new financing arrangements and payments to Telewest stockholders and others and the related pro forma adjustment to interest income as follows (in millions):

To record the proceeds from new senior credit facilities and bonds	£5,000.0
To record repayment of former senior credit facilities of both companies	(3,254.0)

Increase in long-term debt, including current portion	1,746.0
To record payment of finance fees related to the new senior credit facilities and bonds	(81.2)
To record cash payments made on redemption of Telewest redeemable common shares	(2,289.0)
To record estimated direct financing costs	(25.1)

Reduction in cash	£(649.3)
Assumed average interest rate for credit cash balances	4.0%
Pro forma reduction in interest income	£(26.0)

Pro forma reduction in quarterly interest income	£(4.3)

        (b)  This adjustment presents the pro forma effect of eliminating intercompany accounts between Old NTL and Telewest on consolidation (in millions):

	Three Months Ended March 31, 2006	Year ended December 31, 2005
Elimination of intercompany revenues	£(2.5)	£(12.7)
Elimination of intercompany operating costs	(2.5)	(12.7)

        (c)  This adjustment presents the pro forma effect of the difference between the preliminary estimates of the fair values and the historical amounts of Telewest's tangible fixed assets, and the related decrease in depreciation expense (in millions):

Historical amount, net	£2,822.0
Preliminary estimate of fair values	2,996.4

Increase	£174.4

Decrease in annual depreciation	£(37.9)
Decrease in quarterly depreciation	£(4.6)

        (d)  This adjustment presents the pro forma effect of the difference between the preliminary estimates of the fair values and the historical amounts of Telewest's intangible assets, and the related increase (decrease) in amortization expense (in millions):

	Customer lists	Trade names	Licenses
Historical amount, net	£236.2	£48.0	£37.4
Preliminary estimate of fair values	804.8	33.4	37.4

Increase/(decrease)	£568.6	£(14.6)	£—

Increase in annual amortization	£80.7	£2.8	£2.9

Increase (decrease) in quarterly amortization	£13.2	£0.4	£(0.2)

        (e)  This adjustment aligns certain of Telewest's balances to conform with the presentation adopted by Old NTL (in millions):

	Three Months ended March 31, 2006	Year ended December 31, 2005
Increase in operating costs	£28.1	£130.7
Reduction in selling, general and administrative expenses	£(27.2)	£(125.1)
Reduction in depreciation	£(0.4)	£(2.5)
Reduction in interest expense	£(0.2)	£(1.2)

        (f)   The pro forma adjustment to interest expense below is based on the pro forma capitalization structure with interest rates assumed to range between LIBOR plus 1.875% to LIBOR plus 2.75% for our new senior credit facilities and 9.125% for the notes. The pro forma interest expense has not been adjusted for the £475 million of additional borrowing in relation to our acquisition of Virgin Mobile. The actual interest expense will also be influenced by various interest rate risk and foreign exchange rate risk strategies that may be employed. A change in interest rates of 0.25% would have a pro forma impact on the interest expense of £12.7 million for the year ended December 31, 2005 and £3.2 million for the three months ended March 31, 2006.

 The pro forma interest expense is based on the following adjustments (in millions):

	Three months ended March 31, 2006	Year ended December 31, 2005
Reversal of historical interest expense of Old NTL and Telewest	£106.0	£387.5
Pro forma interest expense	(106.7)	(464.6)
Pro forma amortization of deferred financing costs	(6.2)	(18.9)

Adjustment	£(6.9)	£(96.0)

        (g)  This adjustment presents the pro forma effect of the write-off of Old NTL's historical deferred finance fees.

        (h)  Adjustments to reflect the additional amortization of unearned compensation expense in the amount of £3.6 million and £1.9 million for the twelve months ended December 31, 2005 and the three months ended March 31, 2006, respectively.

  3.
  Sensitivity Analysis

 The Unaudited Pro Forma Combined Condensed Statements of Operations reflect a preliminary allocation of the purchase price to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in different allocations for tangible and intangible assets than that presented in these Unaudited Pro Forma Combined Condensed Statements of Operations. The following table shows the effect on pro forma net income applicable to common shares and net income per share assuming dilution for every £500 million of purchase price allocated to amortizable assets or certain liabilities over assumed weighted-average useful lives. An increase in the purchase amount allocated to amortizable assets or a decrease in the amount allocated to certain liabilities will result in a decrease to net income. A decrease in the amount allocated to amortizable assets or an increase in the amount allocated to certain liabilities will result in an increase to net income.

Weighted Average Life	Year ended December 31, 2005
Five years
Net income (in millions)	£100
Per share	£0.35
Ten years
Net income (in millions)	£50
Per share	£0.18
Twenty years
Net income (in millions)	£25
Per share	£0.09

Management's discussion and analysis of financial condition and results of operations of NTL

 You should read the following discussion in conjunction with the consolidated financial statements, including the notes thereto, included elsewhere in this prospectus supplement and the accompanying prospectus. For the purposes of this section, references to "we," "our" and "us" refer to Old NTL or New NTL, as indicated in the heading of each section, unless the context otherwise requires.

 Though the merger was treated as a reverse acquisition, Old NTL's historical financial statements will be the continuing historical financial statements of New NTL for SEC financial reporting purposes.

 The following Management's discussion and analysis of financial condition and results of operations of NTL incorporates the related discussion in Old NTL's Annual Report on Form 10-K for the year ended December 31, 2005 and New NTL's Quarterly Report on Form 10-Q for the three months ended March 31, 2006.

Overview

 We are one of the leading communications and content distribution companies in the United Kingdom, providing internet access, telephony and cable television services to 5.0 million residential on-net customers, including 2.8 million broadband customers. We offer what we refer to as a "triple-play" bundle of internet, telephony and cable television services through competitively priced bundled packages. We also provide a range of voice services to businesses and public sector organizations, as well as a variety of data communications solutions from high speed internet access to fully managed business communications networks and communication transport services. These services are delivered through our wholly owned local access communications network passing approximately 12.7 million homes in the U.K. The design and capability of our network provides us with the ability to offer triple-play bundled services to residential customers and a broad portfolio of reliable, competitive communications solutions to business customers. We also provide internet and telephony services to our residential customers who are not connected to our cable network via access to other companies' telecommunications networks and via an internet service provider operated by our subsidiary, Virgin Net Limited.

 Through our wholly owned subsidiaries, Flextech and sit-up, we provide basic (i.e., non-premium) television channels and related services to the U.K. multi-channel broadcasting market and a wide variety of consumer products by means of sit-up's auction based shopping channels.

Acquisitions and disposals

Reverse Acquisition of Telewest

 On March 3, 2006 Old NTL merged with a subsidiary of Telewest and the merger has been accounted for as a reverse acquisition of Telewest using the purchase method. This merger created the U.K.'s largest provider of residential broadband and triple play services. In connection with this transaction, Telewest changed its name to NTL Incorporated.

 The total purchase price of approximately £3.5 billion includes cash of approximately £2.3 billion, common stock valued at £1.1 billion, stock options with a fair value of £33.3 million and estimated direct transaction costs of £25.1 million. The average market price per share of common stock utilized in determining the value of new common stock issued of £13.00 ($22.90) is based on an average of the closing prices of Telewest common stock for a range of trading days (September 29, September 30, October 3, October 4 and October 5, 2005) around the announcement date of the proposed merger (October 3, 2005). The cash payment of £2.3 billion was based on the redemption value of $16.25 (£9.30) per share of Telewest redeemable common stock issued in exchange for Telewest common stock in the transaction and 246.0 million shares of Telewest redeemable common stock so issued.

 The outstanding options to purchase shares of Old NTL common stock were exchanged for options to purchase shares of NTL Incorporated new common stock with the same terms and conditions. The outstanding options to purchase shares of Telewest common stock were converted into options to purchase shares of NTL Incorporated new common stock at an option price calculated in accordance with the formula in the merger agreement. In accordance with the terms of Telewest's equity-based plans, a significant proportion of Telewest's outstanding options that were granted prior to March 3, 2006 vested upon completion of the merger. All vested and unvested options of Telewest have been recorded at their fair value by using the Black-Scholes option pricing model.

 The combination of Old NTL and Telewest operations is expected to yield significant synergies, estimated at more than £250 million annually by the end of 2007. The synergies will be realized through headcount savings, realizing purchasing economies of scale, optimizing networks, IT systems and applications, implementing best practices and eliminating duplicated activities. Savings will be achieved over the next two years. We expect that part of this process will involve outsourcing a significant number of jobs, where employment would be transferred to an external organization, as well as actual job reductions. In total the process is expected to involve around 6,000 employees by the end of 2007. Around 80% of the reduction is expected to take place within 12 months. The cost savings from the outsourcing and the job losses combined are expected to be equivalent to around 3,400 full-time equivalent employees.

Acquisition of Virgin Mobile

 On July 4, 2006, we acquired 100% of the shares of Virgin Mobile. Virgin Mobile is the largest mobile virtual network operator in the United Kingdom, with approximately 4.3 million customers.

 The purchase price for the acquisition is a combination of approximately £418 million in cash and the issuance of approximately 34.4 million shares of New NTL common stock.

 We financed the cash portion of the purchase price, the refinancing of Virgin Mobile's outstanding indebtedness (approximately £200 million) and the payment of the related transactional expenses through £475 million of additional bank borrowings committed under our new senior secured credit facilities and through cash on hand.

 On April 3, 2006 we entered into a trademark license agreement with Virgin Enterprises Limited under which we will be entitled to use certain Virgin trade marks within the United Kingdom and Ireland. The agreement is an exclusive license covering a number of aspects of our consumer business, including the provision of communications services (such as internet, television, fixed line telephony, and upon the acquisition of Virgin Mobile, mobile telephony), the acquisition and branding of sports, movie and other premium television content, and the branding and sale of certain communications equipment related to our consumer businesses, such as set top boxes and cable modems. The agreement provides for a royalty of 0.25% per annum of our revenue from the relevant businesses, subject to a minimum annual royalty of £8.5 million (the royalty would have been approximately £9 million based on combined historical NTL and Telewest 2005 revenues including revenue from Virgin Mobile and our subsidiary Virgin.Net). The agreement replaces the existing license agreement under which our subsidiary Virgin.net is entitled to use the Virgin brand in relation to its internet business and, on the acquisition of Virgin Mobile, will replace the existing Virgin Mobile license agreement. The agreement has a term of 30 years, although we can terminate it after 10 years on one year's notice, and it is subject to earlier termination by us in certain other circumstances, including (subject to specified payments) a change of control. The agreement also entitles us to use a corporate name that includes the Virgin name.

Sale of Broadcast and Irish Operations

 On January 31, 2005, we sold our broadcast operations, a provider of commercial television and radio transmission services, to a consortium led by Macquarie Communications Infrastructure Group. The cash proceeds from the sale were £1.3 billion. Our broadcast operations provided site leasing, broadcast transmission, satellite, media, public safety communications and other network services, utilizing broadcast transmission infrastructure, wireless communications and other facilities.

 On May 9, 2005, we sold our telecommunications operations in the Republic of Ireland to MS Irish Cable Holdings B.V., an affiliate of Morgan Stanley, for an aggregate purchase price of €333.4 million, or £225.5 million.

 As a result of the sale of our broadcast and Ireland operations, we have accounted for the broadcast and Ireland operations as discontinued operations in 2005. Financial information for prior periods presented in this report is restated accordingly. The results of operations for the broadcast and Ireland operations have been excluded from the components of loss from continuing operations and shown in a separate caption, titled income from discontinued operations, and the assets and liabilities of the broadcast and Ireland operations are reported as assets held for sale and liabilities of discontinued operations, respectively. Revenue from the broadcast operations reported in discontinued operations for the three months ended March 31, 2005 was £21.4 million. Pre-tax income from broadcast operations, reported as pre-tax income from discontinued operations, for the three months ended March 31, 2005, was £4.1 million. Revenue from the Ireland operations reported in discontinued operations for the three months ended March 31, 2005 was £19.2 million. Pre-tax income from Ireland operations, reported as pre tax income from discontinued operations, for the three months ended March 31, 2005 was £3.2 million.

Discontinued operations

 As a result of the sale of our broadcast and Ireland operations, we accounted for the broadcast and Ireland operations as discontinued operations. Financial information for all prior periods presented in this report is restated accordingly. The results of operations for the broadcast and Ireland operations have been excluded from the components of loss from continuing operations and shown in a separate caption, titled income from discontinued operations, and the assets and liabilities of the broadcast and Ireland operations are reported as assets held for sale and liabilities of discontinued operations, respectively, for all periods in this report. Revenue from the broadcast operations reported in discontinued operations for the years ended December 31, 2005, 2004 and 2003 was £21.4 million, £277.8 million and £268.6 million, respectively. Pre-tax income from broadcast operations, reported as pre-tax income from discontinued operations, for the years ended December 31, 2005, 2004 and 2003, was £3.2 million, £11.2 million and £20.9 million, respectively. Revenue from the Ireland operations reported in discontinued operations for the years ended December 31, 2005, 2004 and 2003 was £25.6 million, £72.6 million and £72.5 million, respectively. Pre-tax income (loss) from Ireland operations, reported as pre-tax income from discontinued operations, for the years ended December 31, 2005, 2004 and 2003, was £2.5 million, £14.0 million and £1.0 million, respectively.

Factors affecting our business

 Our Cable segment residential customers account for the majority of our total revenue. The number of residential customers, the number and types of services that each customer uses and the prices we charge for these services drive our revenue. Our profit is driven by the relative margins on the types of services we provide to these customers. For example, broadband internet is more profitable than analog television services. Our packaging of services and our pricing are designed to encourage our customers to use multiple services like dual telephone and broadband. Factors affecting our profitability include customer churn, ARPU, and competition.

Summary Statistics

 Selected statistics for residential customers of NTL, excluding customers off our network and virgin.net customers for the three months ended March 31, 2006 as well as the four prior quarters, are set forth in the table below.

	For the three months ended
	March 31, 2006		December 31, 2005		September 30, 2005		June 30, 2005		March 31, 2005
Opening customers	3,089,800		3,097,300		3,055,900		3,008,100		2,975,300
Data cleanse(1)	—		(18,100)		—		—		—
Adjusted opening customers	3,089,800		3,079,200		3,055,900		3,008,100		2,975,300
Increase in customers on acquisition of Telewest	1,880,400		—		—		—		—
Customer additions	167,100		162,800		182,400		171,400		157,000
Customer disconnects	(153,500)		(142,200)		(141,000)		(123,600)		(124,200)
Net customer movement	13,600		20,600		41,400		47,800		32,800
Reduction in customer count(2)	—		(10,000)		—		—		—
Closing customers	4,983,800		3,089,800		3,097,300		3,055,900		3,008,100
Churn(3)	1.4%		1.6%		1.6%		1.5%		1.5%
Revenue generating units(4)
Television	3,315,900		1,942,700		1,940,100		1,961,900		1,960,000
DTV (included in Television)	2,786,500		1,445,100		1,409,300		1,405,100		1,387,900
Telephony	4,268,100		2,573,100		2,598,600		2,593,200		2,571,700
Broadband	2,821,700		1,625,200		1,546,300		1,408,600		1,324,900
Total Revenue Generating Units	10,405,700		6,141,000		6,085,000		5,963,700		5,856,600
RGU/Customers	2.09	x	1.99	x	1.96	x	1.95	x	1.95	x
Internet dial-up and DTV access(5)	140,400		123,700		145,900		182,500		203,800
Average revenue per user(6)	£40.92		£38.96		£38.99		£39.69		£40.75

(1)
Data cleanse activity in the three months ended December 31, 2005 resulted in a decrease of 18,100 customers.

(2)
Review of inactive backlog customers in the three months ended December 31, 2005 resulted in an adjustment to remove an additional 10,000 customers, representing approximately 12,300 RGUs.

(3)
Customer churn is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(4)
Each telephony, television and broadband internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who receives both telephony and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers.

(5)
Dial-up internet customers exclude metered customers who have not used the service within the last 30 days and include virgin.net customers.

(6)
Average Revenue Per User, or ARPU, is calculated on a monthly basis by dividing total revenue generated from the provision of telephone, cable television and internet services to customers who are directly connected to our network in that month, exclusive of VAT, by the average number of customers directly connected to our network in that month. Quarterly ARPU is the average of the three months in that quarter.

 Customer Churn.    Customer churn is a measure of the number of customers who stop using our services. An increase in our customer churn can lead to increased costs and reduced revenue. We continue to focus on improving our customer service and enhancing and expanding our service offerings to existing customers in an effort to manage our customer churn rate. Although our ability to reduce our customer churn rate beyond a base level is limited by factors like customers moving outside our network service area, in particular during the summer season, managing our customer churn rate is a significant component of our business plan. Our customer churn rate may increase if we are unable to deliver our services over our network without interruption or if we fail to match offerings by our competitors.

 ARPU.    Average Revenue Per User, or ARPU, is a measure we use to evaluate how effectively we are realizing potential revenue from customers. We believe that our "triple play" offering of telephone service, broadband access to the internet and DTV will prove attractive to our existing customer base and allow us to increase our ARPU by facilitating the sale of multiple services to each customer.

 Competition.    Our ability to acquire and retain customers and increase revenue depends on our competitive strength. There is significant competition in our markets, including through other broadband service providers, telephone services offered by BT, alternative internet access services like DSL, which is offered by BT, digital satellite television services offered by BSkyB and digital terrestrial television offered by Freeview. If competitive forces prevent us from charging the prices for these services that we plan to charge, or if our competition is able to attract our customers or potential customers we are targeting, our results of operations will be adversely affected.

 Capital Expenditures.    Our business requires substantial capital expenditures on a continuing basis for various purposes, including expanding, maintaining and upgrading our network, investing in new customer acquisitions, and offering new services. If we do not continue to invest in our network, our ability to retain and acquire customers may be hindered. Therefore, our liquidity and the availability of cash to fund capital projects are important drivers of our revenue. When our liquidity is restricted, so is our ability to meet our capital expenditure requirements. We believe that our cash on hand, together with cash from operations, and if required, drawdowns under our revolving credit facility, will be sufficient for our cash requirements through March 31, 2007.

 Currency Movements.    We encounter currency exchange rate risks because all of our revenue and substantially all of our operating costs are earned and paid primarily in U.K. pounds sterling, but we pay interest and principal obligations with respect to a portion of our existing indebtedness in U.S. dollars and euros. To the extent that the pound sterling declines in value against the U.S. dollar or the euro, the effective cost of servicing our U.S. dollar debt or euro debt will be higher. As of March 31, 2006, £2,053 million, or 35% of our long-term debt, was denominated in U.S. dollars and £157 million, or 3%, of our long-term debt was denominated in euros. To mitigate the risk from these exposures, we have implemented a cash flow hedging program. The objective of this program is to reduce the volatility of our cash flows and earnings caused by changes in underlying rates.

 Seasonality.    Some revenue streams are subject to seasonal factors. For example, telephone usage revenue by customers and businesses tends to be slightly lower during summer holiday months. Our customer churn rates include persons who disconnect service because of moves, resulting in a seasonal increase in our churn rates during the summer months when higher levels of U.K. house moves occur and students leave their accommodations between school years. As well, our Content segment includes home shopping channels operated by sit-up that are affected by seasonal changes that are common in the retail industry.

Critical accounting policies

 Our consolidated financial statements and related financial information are based on the application of U.S. GAAP. U.S. GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. The following critical accounting policies have the potential to have a more significant impact on our financial statements. An impact could occur because of the significance of the financial statement item to which these policies relate, or because these policies require more judgment and estimation than other matters owing to the uncertainty related to measuring, at a specific point in time, transactions that are continuous in nature.

 These policies may need to be revised in the future in the event that changes to our business occur.

Business Combinations

 We are required to allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their fair values. We engage third party appraisal firms to assist us in determining the fair values of assets acquired and liabilities assumed. Such a valuation requires management to make significant estimates and assumptions, especially with respect to intangible assets.

 Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from customer contracts, customer lists; the trademark's brand awareness and market position, as well as assumptions about the period of time the brand will continue to be used in the combined company's product portfolio; and discount rates. Management's assumptions about fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur, which may affect management's estimates.

 Other estimates associated with the accounting for these acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed. In particular, liabilities in relation to tax exposures or liabilities to restructure the pre-acquisition business, including the exit of properties and termination of employees, are subject to change as management completes its assessment of pre-merger operations and begins to execute the approved plan.

Income taxes

 Our provision for income taxes is based on our current period income, changes in deferred income tax assets and liabilities, income tax rates, and tax planning opportunities available in the jurisdictions in which we operate. From time to time, we engage in transactions in which the tax consequences may be subject to some uncertainty. Examples of such transactions include business acquisitions and disposals, issues related to consideration paid or received in connection with acquisitions, and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. We prepare and file tax returns based on our interpretation of tax laws and regulations and record estimates based on these judgments and interpretations.

 At each period end, it is necessary for us to make certain estimates and assumptions to compute the provision for income taxes including, but not limited to the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the United Kingdom and the extent to which this income (or loss) may also be taxed in the United States, permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities for uncertain tax positions taken in respect to matters such as business acquisitions and disposals and certain financing transactions including intercompany transactions, amongst others, and we accrue a liability when we believe an assessment may be probable and the amount is estimable. In accordance with generally accepted accounting principles, the impact of revisions to these estimates are recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have and will change as new events occur, as more experience is acquired, as additional information is obtained and our tax environment changes.

Fixed assets

 Fixed assets, net, totaled £6,227.0 million, £3,294.9 million and £3,531.6 million, representing 59.9%, 66.0% and 64.3% of total assets at March 31, 2006, December 31, 2005 and December 31, 2004, respectively. In accordance with SOP 90-7, upon our emergence from Chapter 11 reorganization, we adopted fresh-start reporting as of January 1, 2003. Pursuant to fresh-start reporting, the carrying values of our fixed assets were adjusted to their reorganization values, which were equivalent to their estimated fair values. These adjusted carrying values became the revised cost basis of our fixed assets at January 1, 2003. Fixed assets, net were written down by £2,195.7 million to £4,288.2 million to reflect this adjustment. Other than the fixed assets acquired as part of the Telewest acquisition, fixed assets acquired since January 1, 2003 are stated at cost less accumulated depreciation.

 Labor and overhead costs directly related to the construction and installation of fixed assets, including payroll and related costs of some employees and related rent and other occupancy costs, are capitalized. The payroll and related costs of some employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, we capitalize costs based upon estimated allocations. Costs associated with initial customer installations are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

 We assign fixed assets and intangible assets useful lives that impact the annual depreciation and amortization expense. The assignment of useful lives involves significant judgments and the use of estimates. Our managers use their experience and expertise in applying judgments about appropriate estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change, resulting in higher or lower depreciation charges or asset impairment charges.

Revenue

 We recognize revenue only when it is realized or realizable and earned. We recognize revenue when all of the following are present:

•
Persuasive evidence of an arrangement exists between us and our customers;

•
Delivery has occurred or the services have been rendered;

•
The price for the service is fixed or determinable; and

•
Collectibility is reasonably assured.

 Revenue is invoiced and recorded as part of a periodic billing cycle, and is recognized as the services are provided. At the end of each period, adjustments are recorded to defer revenue relating to services billed in advance and to accrue for earned but unbilled services.

•
Telephone, cable television and internet revenues are recognized as the services are provided to customers.

•
Bundled services revenue is recognized at the time the services are provided to the customer or the performance of all of the services have been completed. The company applies the provisions of EITF No 00-21, Accounting for revenue arrangements with multiple deliverables, to assess whether the components of the bundled services should be recognized separately.

•
Installation revenue is recognized by applying the provisions of FASB Statement No. 51, Financial Reporting by Cable Television Companies in relation to connection and activation fees for cable television, as well as telephone and internet services, on the basis that we market and maintain a unified fiber network through which we provide all of these services. Installation revenue is recognized at the time the installation has been completed to the extent that such revenue is less than direct selling costs. Installation revenue in excess of direct selling costs are deferred and amortized over the expected life of the customer's connection.

•
Rental revenue in respect of line rentals and rental of equipment provided to customers is recognized on a straight-line basis over the term of the rental agreement.

Trade receivables

 Our trade receivables are stated at outstanding principal balances, net of allowances for doubtful accounts. We maintain allowances for doubtful accounts and other receivables to reflect estimated losses resulting from the potential inability of our customers to make payments. These allowances are estimated based on the current ageing of receivables, prior collection experience and future expectations of conditions that might impact recoverability. If the financial condition of our customers were to deteriorate, resulting in their inability to make payments, additions to the allowances may be required.

Pensions

 We account for our defined benefit pension plans using FASB Statement No. 87, Employer's Accounting for Pensions, or FAS 87, and the disclosure rules under the revised FASB Statement No. 132 (Revised 2003) Employers Disclosures about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements 87, 88 and 106. Under FAS 87, pension expense is recognized on an accrual basis over employees' approximate service periods. Pension expense calculated under FAS 87 is generally independent of funding decisions or requirements. We expect our pension expense to be approximately £2.9 million in 2006.

 The calculation of pension expense and our pension liability requires the use of a number of assumptions. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from the assumptions. We believe that the two most critical assumptions are the expected long-term rate of return on plan assets and the assumed discount rate.

 When calculating pension expense for 2005, we assumed that our plans' assets would generate a long-term rate of approximately 7.1%. This rate is lower than the rates of between 7.4% and 7.9% used to calculate the 2004 expense. We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan's assets, including the trustee's review of asset class return expectations by several consultants and economists as well as long-term inflation assumptions. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio.

 We discounted our future pension obligations using a rate of 4.8% at December 31, 2005, and rates of between 4.8% and 5.3% at December 31, 2004. We determine the appropriate discount rate based on the current rates earned on long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The pension liability and future pension expense both increase as the discount rate is reduced. Lowering the discount rate by 0.5% would increase our pension liability at December 31, 2005 by £33.1 million and increase our estimated 2006 pension expense by £3.9 million.

 Future changes in plan asset returns, assumed discount rates and various other factors related to the participants in our pension plans will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

Derivative instruments and hedging activities

 In accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, we recognize derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. To the extent that the derivative instrument is designated and considered to be effective as a cash flow hedge of an exposure to future changes in interest rates or foreign currency exchange rates, the change in fair value of the instrument is deferred in other comprehensive income. Amounts recorded in other comprehensive income are reclassified to the income statement to match the corresponding cash flows on the underlying hedged transaction.

Changes in fair value of any instrument not designated as a hedge or considered to be ineffective as a hedge are reported in earnings immediately.

Restructuring costs

 As of January 1, 2003, we adopted FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146, and recognize a liability for costs associated with restructuring activities when the liability is incurred. The adoption of FAS 146 did not have a significant effect on our results of operations, financial condition or cash flows.

 Prior to 2003, we recognized a liability for costs associated with restructuring activities at the time a commitment to restructure was given, in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a restructuring). Liabilities for costs associated with restructuring activities initiated prior to January 1, 2003 continue to be accounted for under EITF 94-3.

 In relation to our restructuring activities, we have recorded a liability of £45.3 million as of December 31, 2005 relating to lease exit costs of properties that we have vacated. In calculating the liability, we make a number of estimates and assumptions including the timing of ultimate disposal of the properties, our ability to sublet the properties either in part or as a whole, amounts of sublet rental income achievable including any incentives required to be given to sublessees, and amounts of lease termination costs. We expect to incur additional restructuring costs in connection with the merger.

Recent accounting pronouncements

 In June 2005, the FASB issued FSP FAS 143-1, Accounting for Electronic Equipment Waste Obligations, or FSP 143-1. The FASB issued the FSP to address the accounting for certain obligations associated with the Waste Electrical and Electronic Equipment Directive adopted by the European Union, or EU. FSP 143-1 requires that the commercial user should apply the provisions of FASB Statement No. 143 and the related FASB Interpretation No. 47 to certain obligations associated with historical waste (as defined by the Directive), since this type of obligation is an asset retirement obligation. The FSP is effective for the later of the first reporting period ending after June 8, 2005 or the Directive's adoption into law by the applicable EU-member country. As at December 31, 2005, the U.K. had not adopted the law. We intend to evaluate the impact of this law on the Company's results of operations or financial position as and when legislation is adopted in the U.K.

Consolidated results of operations from continuing operations

Three months ended March 31, 2006 and 2005 (New NTL compared to Old NTL)

Historical Results from Continuing Operations

Revenue

 For the three months ended March 31, 2006, consolidated revenue increased by 22.8% to £611.4 million from £497.8 million for the three months ended March 31, 2005. This increase is primarily due to the reverse acquisition of Telewest and the inclusion of its revenues from March 3, 2006.

Expenses

 Operating Costs.    For the three months ended March 31, 2006 and 2005, operating costs, including network expenses, increased by 23.2% to £254.9 million from £206.9 million. This increase is primarily attributable to the reverse acquisition of Telewest. Operating costs as a percentage of revenue remained broadly constant, increasing only slightly to 41.7% for the three months ended March 31, 2006, from 41.6% for the same period in 2005.

 Selling, general and administrative expenses.    For the three months ended March 31, 2006, selling, general and administrative expenses increased by 32.0% to £158.1 million from £119.8 million for the three months ended March 31, 2005. This increase is primarily attributable to the reverse acquisition of Telewest. Selling, general and administrative expenses as a percentage of revenue increased to 25.9% for the three months ended March 31, 2006, from 24.1% for the same period in 2005 primarily due to increased allowances for doubtful accounts, an increase in marketing expense and costs incurred in planning and implementing the merger integration activities.

Other charges

 Other charges of £8.4 million in the three months ended March 31, 2006 relate to our historical restructuring programs and restructuring programs initiated in respect of the reverse acquisition of Telewest.

 The following tables summarize our historical restructuring provisions and the restructuring provisions resulting from the reverse acquisition of Telewest at March 31, 2006 (in millions):

Historical Restructuring Provisions	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Total
Balance, December 31, 2005	£—	£45.3	£45.3
Charged to expense	—	1.1	1.1
Utilized	—	(1.0)	(1.0)

Balance, March 31, 2006	£—	£45.4	£45.4

Acquisition restructuring provisions	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Total
Balance, December 31, 2005	£—	£—	£—
Provisions resulting from business acquisition recognized under EITF 95-3	34.8	33.2	68.0
Charged to expense	3.4	3.9	7.3
Utilized	(12.8)	—	(12.8)

Balance, March 31, 2006	£25.4	£37.1	£62.5

Depreciation expense

 For the three months ended March 31, 2006, depreciation expense increased to £149.3 million from £130.3 million for the three months ended March 31, 2005. This increase is primarily attributable to the reverse acquisition of Telewest and related fair value adjustment to the property and equipment acquired. Excluding the impact of the reverse acquisition of Telewest, depreciation expense has decreased due to the absence of depreciation on some assets that became fully depreciated in 2005.

Amortization expense

 For the three months ended March 31, 2006, amortization expense increased to £36.8 million from £27.4 million for the three months ended March 31, 2005. The increase in amortization expense relates to additional intangible assets arising from the reverse acquisition of Telewest during the quarter.

Interest expense

 For the three months ended March 31, 2006, interest expense increased to £83.8 million from £70.1 million for the three months ended March 31, 2005, primarily as a result of the additional borrowing as a result of the reverse acquisition of Telewest.

 We paid interest in cash of £65.5 million for the three months ended March 31, 2006, and £14.0 million for the three months ended March 31, 2005. The increase in cash interest payments resulted from the effects of the new senior secured credit facilities and senior bridge facility in respect to the reverse acquisition of Telewest and changes in timing of interest payments.

Loss on extinguishment of debt

 The loss on extinguishment of debt of £32.4 million in the three months ended March 31, 2006, relates to the write off of deferred financing costs on the senior credit facility that was repaid upon completion of the refinancing for the reverse acquisition of Telewest.

Loss from derivative instruments

 The loss from derivative instruments of £9.2 million in the three months ended March 31, 2006, mainly relates to the termination of derivative instruments in respect of the foreign currency tranche of the senior credit facility that was repaid upon completion of the refinancing for the reverse acquisition of Telewest.

Foreign currency losses

 The foreign currency losses of £10.0 million in the three months ended March 31, 2006, largely comprise foreign exchange losses of £30.1 million as a result of the termination of the forward contracts partly off set by gains of £19.1 million on the repayment of the Euro and US Dollar denominated tranche of the senior credit facilities on completion of the refinancing for the reverse acquisition of Telewest.

Income tax expense

 For the three months ended March 31, 2006, income tax expense was nil as compared with £11.3 million for the same period in 2005.

Pro Forma Combined Company Results

 The following discussion describes the pro forma combined results of operations as if the reverse acquisition of Telewest had occurred on January 1, 2006 in respect of the three months ended March 31, 2006 and on January 1, 2005 in respect of the three months ended March 31, 2005. The results of operations for the three months ended March 31, 2006 include the results of operations of Telewest from March 3, 2006 (the acquisition date). Adjustments have been made to the combined results of operations primarily to reflect amortization of purchased intangibles as if the acquisition had occurred at the beginning of the periods presented.

 The pro forma results of operations of the combined company were as follows (in millions) (unaudited):

	Three months ended March 31
	2006	2005	% change
Revenue	£888.8	£833.2	6.7
Costs and expenses
Operating costs	(369.0)	(327.5)	12.7
SG&A	(242.8)	(205.0)	18.4
Other charges	(8.9)	(0.4)	n/a
Depreciation	(210.4)	(220.0)	(4.4)
Amortization	(58.6)	(60.0)	(2.3)

Operating (loss) income	£(0.9)	£20.3	(104.4)

Revenue

 On a pro forma combined basis, revenue increased by 6.7% from the three month period ended March 31, 2005. The revenue increase from the comparative quarter in the prior year is principally due to the acquisition of Sit-Up Ltd by Telewest in May 2005 together with an increased number of broadband subscribers.

Operating Costs

 On a pro forma combined basis our operating costs increased by 12.7% from the three month period ended March 31, 2005 primarily due to the inclusion of operating costs from sit-up, which was acquired by Telewest in May 2005.

Selling, general and administrative expenses

 On a pro forma combined basis our selling, general and administrative expenses increased by 18.4% from the three month period ended March 31, 2005. The 18.4% increase from March 31, 2005 is principally due to costs incurred in connection with the reverse acquisition of Telewest, including investment banking, legal and accounting fees and insurance costs and the inclusion of selling, general and administrative expenses in respect of sit-up, which was acquired by Telewest in May 2005.

Other charges

 On a pro forma combined basis, other charges increased by £8.5 million from the three month period ended March 31, 2005. The £8.9 million charge in the three months ended March 31, 2006 primarily represents employee termination costs and property exit costs in connection with a restructuring program with respect to the integration of the NTL and Telewest operations.

Depreciation and Amortization

 On a pro forma combined basis, depreciation decreased by 4.4% and amortization decreased by 2.3% from the three month period ended March 31, 2005. The decreases are principally the result of the absence of depreciation for tangible and intangible assets fully depreciated in 2005.

Pro forma Summary Statistics

 Selected pro forma combined statistics for residential customers of NTL and Telewest excluding customers off our network and virgin.net customers for the three months ended March 31, 2006 as well as the four prior quarters are set forth in the table below. Amounts shown assume the merger of NTL and Telewest had occurred on January 1, 2005. All references to combined operational statistics of NTL, including customer figures, ARPU and churn, are on an adjusted basis to reflect policy alignments between Old NTL and Telewest, where applicable.

	For the three months ended
	March 31, 2006		December 31, 2005		September 30, 2005		June 30, 2005		March 31, 2005
Opening customers	4,958,000		4,945,400		4,893,100		4,830,600		4,774,900
Data cleanse(1)	—		(18,100)		—		—		—
Adjusted opening customers	4,958,000		4,927,300		4,893,100		4,830,600		4,774,900
Customer additions	218,100		248,900		271,900		250,800		235,700
Customer disconnects	(192,300)		(208,200)		(219,600)		(188,300)		(180,000)
Net customer movement	25,800		40,700		52,300		62,500		55,700
Reduction in customer count(2)	—		(10,000)		—		—		—
Closing customers	4,983,800		4,958,000		4,945,400		4,893,100		4,830,600
Churn(3)	1.3%		1.4%		1.5%		1.4%		1.3%
Revenue generating units(4)
Television	3,315,900		3,310,300		3,288,700		3,293,600		3,280,500
DTV (included in Television)	2,786,500		2,715,900		2,637,500		2,594,600		2,537,600
Telephone	4,268,100		4,260,000		4,285,000		4,282,400		4,249,300
Broadband	2,821,700		2,630,300		2,466,500		2,261,400		2,111,600
Total Revenue Generating Units	10,405,700		10,200,600		10,040,200		9,837,500		9,641,400
RGU/Customers	2.09	x	2.06	x	2.03	x	2.01	x	2.00	x
Internet dial-up and DTV access(5)	140,400		181,600		219,000		273,000		319,100
Average revenue per user(6)	£41.50		£41.27		£41.28		£41.63		£42.48

(1)
Data cleanse activity in the three months ended December 31, 2005 resulted in a decrease of 18,100 customers.

(2)
Review of inactive backlog customers in the three months ended December 31, 2005 resulted in an adjustment to remove an additional 10,000 customers, representing approximately 12,300 RGUs.

(3)
Customer churn is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(4)
Each telephone, television and broadband internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers.

(5)
Dial-up internet customers exclude metered customers who have not used the service within the last 30 days and include virgin.net customers.

(6)
Average Revenue Per User, or ARPU, is calculated on a monthly basis by dividing total revenue generated from the provision of telephone, cable television and internet services to customers who are directly connected to our network in that month, exclusive of VAT, by the average number of customers directly connected to our network in that month. Quarterly ARPU is the average of the three months in that quarter.

Segment Information

 A description of the products and services, as well as year-to-date financial data, for each segment can be found in Note 12 to the Consolidated Condensed Financial Statements of New NTL for the period ended March 31, 2006. The segment results for the three-month period ended March 31, 2006 include the results of Telewest from March 3, 2006 (the acquisition date). The following discussion relates to the results of operations of each of our segments on a pro forma combined basis as if the reverse acquisition of Telewest had occurred at the beginning of the periods presented and combine Telewest's historical Content and sit up segments into the combined company's Content segment. The reportable segments are based on our management organizational structure as of March 31, 2006. Future changes to this organizational structure may result in changes to the reportable segments disclosed.

 Segment operating income before depreciation, amortization and other charges, which we refer to as Segment OCF is management's measured segment profit as permitted under SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." Our management, including our chief executive officer who is our chief operating decision maker, considers Segment OCF as an important indicator of the operational strength and performance of our segments. Segment OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from Segment OCF as management believes they are not characteristic of our underlying business operations.

Cable Segment

 The summary pro forma combined results of operations of our Cable segment were as follows (in millions) (unaudited):

	Three months ended March 31
	2006	2005
Revenue	£802.3	£804.1
Inter segment revenue	0.5	0.7
Segment OCF	267.6	296.7
Depreciation, amortization and other charges	(271.2)	(274.4)
Operating (loss) income	£(3.6)	£22.3

Revenue

 Our pro forma Cable segment revenue by customer type for the three months ended March 31, 2006 and 2005 was as follows (in millions) (unaudited):

	2006	2005	Increase/(Decrease)
Revenue:
Consumer	£636.7	£629.8	1.1%
Business	165.6	174.3	(5.0)%

Total revenue	£802.3	£804.1	(0.2)%

 Consumer:    For the three months ended March 31, 2006, pro forma revenue from residential customers increased by 1.1% to £636.7 million from £629.8 million for the three months ended March 31, 2005. This increase is driven largely by growth in the number of broadband internet subscribers together with television and telephony price rises offset by lower telephony usage.

 Business:    For the three months ended March 31, 2006, pro forma revenue from business customers decreased by 5.0% to £165.6 million from £174.3 million for the three months ended March 31, 2005. This decrease is attributable to declines in telephony voice revenue and business project revenue, partially offset by greater data installation and rental revenue. A smaller decline was recorded in wholesale business where the loss of a large contract was partially offset by an increase in internet, mobile and carrier traffic.

Segment OCF

 For the three months ended March 31, 2006, pro forma Cable segment OCF decreased by 9.8% to £267.6 million from £296.7 million for the three months ended March 31, 2005. The decrease in OCF is primarily due to increased selling, general and administrative expenses, which included charges of £20.9 million relating to the reverse acquisition of Telewest, consisting of legal and professional charges of £11.7 million and executive compensation costs and insurance expenses of £9.2 million. In addition, marketing and communications and bad debt expense increased compared with the three months ended March 31, 2005.

Content Segment

 The summary pro forma combined results of operations of our Content segment were as follows (in millions) (unaudited):

	Three months ended March 31
	2006	2005
Revenue	£86.5	£29.1
Inter segment revenue	5.3	4.9
Segment OCF	9.4	4.0
Depreciation, amortization and other charges	(6.7)	(6.0)
Operating income (loss)	£2.7	£(2.0)

Revenue

 For the three months ended March 31, 2006, pro forma revenue in the Content segment increased by 197.3% to £86.5 million from £29.1 million for the three months ended March 31, 2005. This increase is driven largely by the inclusion in the three months ended March 31, 2006 of sit-up which was acquired by Telewest in May 2005, and contributed revenue of £51.9 million in the first quarter of 2006. Increased revenue from Flextech of £5.5 million was principally due to increased share of the advertising revenue market, a cumulative effect of the relative strength of the viewing performance of the Flextech TV channels, partially offset by a seasonal decline (the Easter period being in the second quarter of 2006 as compared to the first quarter in 2005.)

Segment OCF

 For the three months ended March 31, 2006, pro forma Content segment OCF increased by 135.0% to £9.4 million from £4.0 million for the three months ended March 31, 2005. The increase in Content pro forma segment OCF is primarily due to the increase in revenue in Flextech partially offset by increased marketing costs.

Years ended December 31, 2005 and 2004 (Old NTL compared to Old NTL)

Revenue

 For the year ended December 31, 2005, consolidated revenue decreased by 2.6% to £1,947.6 million from £2,000.3 million for 2004. Our revenue by customer type for the years ended December 31, 2005 and 2004 are as follows (in millions):

	2005	2004	Increase (decrease)
Revenues:
Consumer	£1,520.0	£1,507.3	0.8%
Business	427.6	493.0	(13.3)%

Total revenues	£1,947.6	£2,000.3	(2.6)%

 Consumer:    For the year ended December 31, 2005, revenue from residential customers increased by 0.8% to £1,520.0 million from £1,507.3 million during the same period in 2004. This increase is driven largely by growth in the number of broadband internet subscribers as well as the inclusion of additional revenue of £48.5 million from our subsidiary Virgin Net Limited following its acquisition in November 2004. These increases have been offset by lower telephony usage revenue as a result of a decline in the volume of minutes generated per customer and competitive pressure on pricing and higher promotional discounts as well as lower TV revenue due to lower ATV subscribers and lower premium channel revenue.

 Business:    For the year ended December 31, 2005, revenue from business customers decreased by 13.3% to £427.6 million from £493.0 million during the same period in 2004. This decrease reflects the loss of £44.1 million of wholesale revenue from Virgin Net Limited, which ceased to be a third party business customer as a consequence of its acquisition by us in November 2004, together with the conclusion of two wholesale customer contracts. Lower telephony access and usage revenues have been offset by growth in install, data product and project revenue.

Expenses

 Operating costs.    For the year ended December 31, 2005, operating costs, including network expenses, decreased by 2.3% to £808.3 million from £827.7 million during the same period in 2004. Operating costs as a percentage of revenue increased slightly to 41.5% for the year ended December 31, 2005, from 41.4% for the same period in 2004 primarily because of a reduction in telephony interconnect costs driven by lower usage on low margin call types and lower television content costs offset by the impact of more installs in pre-wired homes where the cost to install is expensed and an increase in costs associated with network repair and maintenance.

 Selling, general and administrative expenses.    For the year ended December 31, 2005, selling, general and administrative expenses decreased by 3.8% to £483.0 million from £502.2 million for the same period in 2004. Selling, general and administrative expenses as a percentage of revenue decreased to 24.8% for the year ended December 31, 2005, from 25.1% for the same period in 2004. Lower employee costs following the involuntary employee terminations at the end of 2004, maintenance costs savings through negotiated contracts, and reduced levels of set-top box repair and recycling costs have been partly offset by higher spend on marketing and communications together with increased allowances for doubtful accounts.

Other charges

 Other charges of £24.8 million in the year ended December 31, 2005 mainly relate to changes in cash flow estimates with respect to lease exit costs in connection with properties that have been vacated. Other charges of £23.8 million in the year ended December 31, 2004 related to restructuring charges incurred in connection with our call centre consolidation program. Of the costs of £23.8 million incurred in connection with our call centre consolidation program, £12.4 million relates to involuntary employee termination and related costs, £2.4 million relates to lease exit costs, and £9.0 million relates to other costs of the consolidation program, including recruitment and training of new employees at the new sites.

 The following table summaries the restructuring charges incurred and utilized in the year ended December 31, 2005 and 2004 (in millions):

	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Agreement Modifications	Other	Total
Balance, December 31, 2003	£—	£38.8	£0.3	£—	£39.1
Released	—	—	—	—	—
Charged to expense	12.4	2.4	—	9.0	23.8
Utilized	(10.7)	(12.8)	(0.1)	(9.0)	(32.6)

Balance, December 31, 2004	1.7	28.4	0.2	—	30.3
Released	—	—	(0.2)	(0.4)	(0.6)
Charged to expense	0.8	24.2	—	0.4	25.4
Utilized	(2.5)	(7.3)	—	—	(9.8)

Balance, December 31, 2005	£—	£45.3	£—	£—	£45.3

Depreciation expense

 For the year ended December 31, 2005, depreciation expense decreased to £541.7 million from £594.9 million for the same period in 2004. This reduction in depreciation expense is because of the absence of depreciation on some assets that became fully depreciated in 2004.

Amortization expense

 For the year ended December 31, 2005, amortization expense increased to £109.5 million from £104.2 million for the same period in 2004. The increase in amortization expense relates to additional intangible assets arising from the acquisition of Virgin Net Limited during the fourth quarter of 2004.

Interest expense

 For the year ended December 31, 2005, interest expense decreased to £235.8 million from £271.0 million for the same period in 2004, primarily as a result of the interest saving offset by the accelerated amortization of deferred financing costs following the repayments totaling £723 million of our senior credit facility on February 4, 2005, June 14, 2005 and July 14, 2005, the redemption of the $100 million Floating Rate Senior Notes on July 15, 2005 and the effects of the refinancing transaction in April 2004 that lowered our weighted average interest rate.

 We paid interest in cash of £216.8 million for the year ended December 31, 2005, and £298.5 million for the year ended December 31, 2004. The decrease in cash interest payments resulted from debt repayments and the effects of the refinancing transaction in April 2004 that lowered our weighted average interest rate and rescheduled some interest payments.

Loss on extinguishment of debt

 For the year ended December 31, 2005, loss on extinguishment of debt was £2.0 million, and relates to the redemption of the $100 million Floating Rate Senior Notes due 2012 on July 15, 2005.

 For the year ended December 31, 2004, loss on extinguishment of debt was £162.2 million, and relates to the redemption, or repayment, of our indebtedness in the refinancing transaction. The loss comprises the payment of the premium of £6.4 million on the redemption of the Diamond notes and the expensing of the unamortized issue costs of £63.8 million and unamortized discount of £92.0 million on the redemption of the Diamond notes and the Triangle debentures and the repayment of the then-existing senior credit facility.

Foreign currency transaction gains (losses)

 For the year ended December 31, 2005, foreign currency transaction gains were £5.3 million as compared with losses of £24.4 million for 2004. The foreign currency transaction gains in the year ended December 31, 2005 include gains of £43.7 million on the forward rate contracts and collars taken out in December 2005 in connection with £1.8 billion of the expected cash purchase price of Telewest offset by losses on the revaluation of foreign currency denominated long term debt and related forward contracts. The losses for the year ended December 31, 2004 were primarily because of the effect of changes in the exchange rate on the U.S. dollar and euro denominated debt and unrealized losses of £35.7 million arising from changes in the fair value of our foreign currency forward contracts. Our results of operations will continue to be affected by foreign exchange rate fluctuations since £477.2 million of our indebtedness is denominated in U.S. dollars and £259.1 million is denominated in euros.

Income tax expense

 For the year ended December 31, 2005, income tax expense was £18.8 million as compared with income tax expense of £5.0 million for the same period in 2004. The 2005 and 2004 expense is composed of (in millions):

	2005	2004
U.S. state and local income tax	£(1.3)	£1.3
Deferred U.S. income tax	18.7	3.6
Alternative minimum tax	1.4	0.1

Total	£18.8	£5.0

 In 2005, we paid £2.2 million of the alternative minimum tax. In 2004, we paid £0.1 million of the alternative minimum tax and £0.1 million of U.S. state and local tax expense for 2004. None of the remaining income tax expense is expected to be payable in the next year.

Minority interest expense

 The minority interest expense of £1.0 million for the year ended December 31, 2005 relates to the minority interest in the net assets of NTL (South Hertfordshire) Limited, or NTL South Herts. No minority interest was recorded for the year ended December 31, 2004 since the cumulative losses of NTL South Herts applicable to the minority interest exceeded the minority interest in the equity capital of NTL South Herts and there is no obligation on the part of the minority to make good such losses.

Loss from continuing operations

 For the year ended December 31, 2005, loss from continuing operations was £241.7 million compared with a loss of £509.4 million for the same period in 2004. The reduction in loss from continuing operations is primarily attributable to savings in interest expense, the reduction in the loss on extinguishment of debt, lower depreciation and foreign currency transaction gains compared with losses in 2004.

Years ended December 31, 2004 and 2003 (Old NTL compared to Old NTL)

Revenue

 For the year ended December 31, 2004, consolidated revenue increased by 6.0% to £2,000.3 million from £1,887.4 million for 2003. Our revenue by customer type for the years ended December 31, 2004 and 2003 are as follows (in millions):

	2004	2003	Increase (decrease)
Revenues:
Consumer	£1,507.3	£1,386.5	8.7%
Business	493.0	500.9	(1.6)%

Total revenues	£2,000.3	£1,887.4	6.0%

 Consumer:    For the year ended December 31, 2004, revenue from residential customers increased by 8.7% to £1,507.3 million from £1,386.5 million for 2003. This increase is due to an increase in RGUs in 2004, particularly as a result of customers taking our broadband internet services, as well as price increases in 2004.

 Business:    For the year ended December 31, 2004, revenue from business customers decreased by 1.6% to £493.0 million from £500.9 million for 2003. This decrease is because of fewer customers, major installations and orders as we continued our strategy of focusing on a smaller but more profitable customer base. In addition, we have experienced lower telephony usage revenue per customer because of increased competition in the business telecommunications market, together with a move towards the use of mobile telephones rather than fixed lines. This decrease has been partly mitigated by higher revenue from wholesale call termination and higher revenue from wholesale internet access solutions provided to ISPs.

Expenses

 Operating costs.    For the year ended December 31, 2004, operating costs, including network expenses, increased by 4.9% to £827.7 million from £788.9 million for the same period in 2003. Operating costs as a percentage of revenue decreased to 41.4% for the year ended December 31, 2004, from 41.8% for the same period in 2003 primarily because revenue growth was focused on higher-margin products and customers, particularly broadband internet services to residential customers.

 Selling, general and administrative expenses.    For the year ended December 31, 2004, selling, general and administrative expenses increased to £502.2 million from £500.8 million for the same period in 2003. Selling, general and administrative expenses as a percentage of revenue decreased to 25.1% for the year ended December 31, 2004, from 26.5% for the same period in 2003. Decreases in the cost of our outsourced information technology services, savings in property and related facility costs, and reductions in employee costs and other cost efficiencies have been largely offset by increased charges for bad debts, sales and marketing costs and involuntary employee termination costs following further business rationalizations in the fourth quarter of 2004.

Other charges

 Other charges of £23.8 million in the year ended December 31, 2004 relate to restructuring charges incurred in connection with our call centre consolidation program.

Of the costs of £23.8 million incurred in connection with our call centre consolidation program, £12.4 million relates to involuntary employee termination and related costs in respect of approximately 2,000 employees of whom approximately 250 were still employed by us as of December 31, 2004, £2.4 million relates to lease exit costs, and £9.0 million relates to other costs of the consolidation program, including recruitment and training of new employees at the new sites.

 Other charges of £22.3 million for the year ended December 31, 2003 included £19.9 million relating to restructuring charges for involuntary employee termination and related costs and £2.4 million in respect of professional fees. Restructuring charges of £19.9 million comprised new charges of £23.8 million less releases of £3.9 million in respect of provisions no longer required. Restructuring charges of £23.8 million in the year ended December 31, 2003 related to our action to reorganize, resize and reduce operating costs and create greater efficiency in various areas. The involuntary employee termination and related costs were incurred in respect of approximately 940 employees who were terminated in the year ended December 31, 2003, all of whom ceased employment by December 31, 2004.

 The following table summaries the restructuring charges incurred and utilized in the year ended December 31, 2004 and 2003 (in millions):

	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Agreement Modifications	Other	Total
Balance, December 31, 2002	£11.7	£47.6	£0.7	£0.8	£60.8
Released	(2.1)	(0.7)	(0.2)	(0.9)	(3.9)
Charged to expense	23.4	—	0.3	0.1	23.8
Utilized	(33.0)	(8.1)	(0.5)	—	(41.6)

Balance, December 31, 2003	—	38.8	0.3	—	39.1
Released	—	—	—	—	—
Charged to expense	12.4	2.4	—	9.0	23.8
Utilized	(10.7)	(12.8)	(0.1)	(9.0)	(32.6)

Balance, December 31, 2004	£1.7	£28.4	£0.2	£—	£30.3

Depreciation expense

 For the year ended December 31, 2004, depreciation expense decreased to £594.9 million from £666.9 million for the same period in 2003. This reduction in depreciation expense is because of the absence of depreciation on some assets that became fully depreciated in 2003.

Amortization expense

 For the year ended December 31, 2004, amortization expense increased slightly to £104.2 million from £102.9 million for the same period in 2003. The increase in amortization expense relates to additional intangible assets arising from the acquisition of Virgin Net Limited during the fourth quarter of 2004.

Interest expense

 For the year ended December 31, 2004, interest expense decreased to £271.0 million from £456.5 million for the same period in 2003, primarily as a result of the repayment of

£0.7 billion of indebtedness in November 2003 from the proceeds of our rights offering and the effects of the refinancing transaction in April 2004 that lowered our weighted average interest expense.

 We paid interest in cash of £298.5 million for the year ended December 31, 2004, and £356.9 million for the year ended December 31, 2003. The decrease in cash interest payments resulted from the repayment of £0.7 billion of indebtedness in November 2003 from the proceeds of our rights offering and the effects of the refinancing transaction in April 2004 that lowered our weighted average interest expense and rescheduled some interest payments.

Loss on extinguishment of debt

 For the year ended December 31, 2004, loss on extinguishment of debt was £162.2 million, and relates to the redemption, or repayment, of our indebtedness in the refinancing transaction. The loss comprises the payment of the premium of £6.4 million on the redemption of the Diamond notes and the expensing of the unamortized issue costs of £63.8 million and unamortized discount of £92.0 million on the redemption of the Diamond notes and the Triangle debentures and the repayment of the then-existing senior credit facility.

Foreign currency transaction (losses) gains

 For the year ended December 31, 2004, foreign currency transaction losses were £24.4 million as compared with gains of £33.0 million for 2003. These losses for the year ended December 31, 2004 were primarily because of the effect of changes in the exchange rate on the U.S. dollar and euro denominated debt and unrealized losses of £35.7 million arising from changes in the fair value of our foreign currency forward contracts. Our results of operations will continue to be affected by foreign exchange rate fluctuations since £480.3 million of our indebtedness is denominated in U.S. dollars and £265.7 million is denominated in euros.

Income tax expense

 For the year ended December 31, 2004, income tax expense was £5.0 million as compared with income tax expense of £0.1 million for the same period in 2003. The 2004 and 2003 expense is composed of (in millions):

	2004	2003
U.S. state and local income tax	£1.3	£1.0
Deferred U.S. income tax	3.6	—
Alternative minimum tax	0.1	—
Deferred non-U.S. income tax	—	(0.9)
Non-U.S. current tax	—	—

Total	£5.0	£0.1

 In 2004, we paid £0.1 million of the alternative minimum tax and £0.1 million of U.S. state and local tax expense for 2004. None of the remaining 2004 income tax expense is expected to be payable in the next year.

Loss from continuing operations

 For the year ended December 31, 2004, loss from continuing operations was £509.4 million compared with a loss of £606.7 million for the same period in 2003. The reduction in loss from continuing operations is attributable to our improved operating performance and savings in interest expense partly offset by the loss on extinguishment of debt.

Statement of cash flows

 Cash flow information provided below includes continuing and discontinued operations.

Three months ended March 31, 2006 and 2005 (New NTL compared to Old NTL)

 For the three months ended March 31, 2006, cash provided by operating activities increased to £207.3 million from £157.4 million for the three months ended March 31, 2005. This increase is primarily attributable to the reverse acquisition of Telewest and an improvement in working capital offset by an increase in cash paid for interest. For the three months ended March 31, 2006, cash paid for interest, exclusive of amounts capitalized, increased to £65.5 million from £14.0 million during the same period in 2005. This increase resulted from the higher levels of borrowings and repayment of existing facilities following the reverse acquisition of Telewest.

 For the three months ended March 31, 2006, cash used in investing activities was £2,124.7 million compared with cash provided by investing activities of £1,145.6 million for the three months ended March 31, 2005. The cash used in investing activities in the three months ended March 31, 2006 includes £1,999.2 million for the reverse acquisition of Telewest, net of cash acquired of £294.9 million. The cash provided by investing activities in the three months ended March 31, 2005 includes £1.2 billion from the sale of our broadcast operations. Purchases of fixed assets increased to £135.3 million for the three months ended March 31, 2006 from £73.8 million for the same period in 2005 primarily because of the timing of cash payments and the reverse acquisition of Telewest.

 Cash provided by financing activities for the three months ended March 31, 2006 was £1,705.9 million compared to cash used in investing activities of £569.0 million in the three months ended March 31, 2005. The principal sources of cash provided by financing activities for the three months ended March 31, 2006 were the new £3.2 billion senior credit facilities and the £1.8 billion bridge loan offset by the repayment of our previous senior credit facilities. For the three months ended March 31, 2005, cash used in financing activities related to the repurchases of our common stock in the open market for £69.2 million and the prepayment of £500 million on our senior credit facility.

Years ended December 31, 2005 and 2004 (Old NTL compared to Old NTL)

 For the year ended December 31, 2005, cash provided by operating activities increased to £325.6 million from £249.3 million for the year ended December 31, 2004. This increase was a result of an improvement in working capital compared with 2004 together with lower cash paid for interest. For the year ended December 31, 2005, cash paid for interest, exclusive of amounts capitalized, decreased to £216.8 million from £298.5 million during the same period in 2004. This decrease resulted from lower level of debt, lower weighted average interest rates and re-scheduling of interest payments following our refinancing transaction.

 For the year ended December 31, 2005, cash provided by investing activities was £1,172.8 million compared with cash used in investing activities of £291.0 million for the year ended December 31, 2004. The cash provided by investing activities in the year ended December 31, 2005 includes £1,229.0 million from the sale of our broadcast operations and £216.2 million from the sale of our Ireland operations. Purchases of fixed assets increased to £288.1 million for the year ended December 31, 2005 from £274.5 million for the same period in 2004.

 Cash used in financing activities for the year ended December 31, 2005 was £895.6 million compared with £382.3 million in the year ended December 31, 2004. The principal components of cash used in financing activities for the year ended December 31, 2005 were as follows:

•
£114.0 million relating to repurchases of our common stock in the open market in February and April 2005. On January 31, 2005 we announced that we intended to use up to £475 million of the proceeds from the sale of our broadcast operations to repurchase shares of our common stock;

•
repayments totaling £723.0 million on our senior credit facility on February 4, 2005, June 14, 2005 and July 14, 2005; and

•
the redemption of the Floating Rate Senior Notes on July 15, 2005.

 The principal components of the £382.3 million cash used in financing activities for the year ended December 31, 2004 relate to our 2004 refinancing transaction, as follows:

•
£812.2 million was raised from the issuance of notes by our subsidiary, NTL Cable PLC;

•
£2,175.0 million was drawn under the new senior secured credit facilities, which together with some of the proceeds of the issuance of the senior notes and cash on hand, was used to repay in full our then-existing senior credit facility; and

•
the remaining proceeds from the issuance of the senior notes, together with cash on hand, was used to redeem the Diamond notes and NTL Triangle debentures and pay transaction costs.

Years ended December 31, 2004 and 2003 (Old NTL compared to Old NTL)

 For the year ended December 31, 2004, cash provided by operating activities increased to £249.3 million from £202.3 million for the same period in 2003. This increase was a result of the improvement in operating results and lower interest payments. For the year ended December 31, 2004, cash paid for interest, exclusive of amounts capitalized, decreased to £298.5 million from £356.9 million during the same period in 2003. This decrease resulted from lower level of debt, lower weighted average interest rates and re-scheduling of interest payments following our refinancing transaction.

 For the year ended December 31, 2004, cash used in investing activities decreased to £291.0 million from £324.6 million for the same period in 2003. The decrease resulted primarily from the acquisition of the virgin.net ISP and the purchase of marketable securities, mitigated by a reduction in purchases of fixed assets and repayment of loans made to unconsolidated affiliates.

 Cash used in financing activities for the year ended December 31, 2004 was £382.3 million compared with cash provided by financing activities of £74.0 million in the year ended December 31, 2003. The principal components of the £382.3 million cash used in financing activities for the year ended December 31, 2004 relate to the 2004 refinancing. For the year ended December 31, 2003, cash provided by financing activities resulted primarily from the rights offering, from which we raised approximately £806.5 million after expenses and used the proceeds, together with cash on hand, to repay indebtedness.

Liquidity and capital resources

 Our business is capital intensive, we are highly leveraged, and we have historically incurred operating losses and negative cash flow, partly as a result of our construction costs, operating expenditures and interest costs. We require significant amounts of capital to expand and upgrade our network, offer new services and integrate our billing systems and customer databases.

 We must also regularly service interest payments with cash flows from operations. Our ability to sustain operations, meet financial covenants under our indebtedness, make acquisitions and make required payments on our indebtedness could be impaired if we are unable to maintain or achieve various financial performance measures. Our ability to service our capital needs, to service our obligations under our indebtedness, to make acquisitions and to fund our ongoing operations will depend upon our ability to generate cash. In addition, we expect to realize significant integration costs in connection with the merger of Telewest and Old NTL.

 Although we expect to generate positive cash flow in the future, we cannot assure you that this will be the case. We believe that our cash on hand, together with cash from operations and unused credit facilities, will be sufficient for our cash requirements through at least March 31, 2007. However, our cash requirements after March 31, 2007 may exceed these sources of cash. This may require that we obtain additional financing in excess of the financing incurred in the refinancing transaction. We may not be able to obtain financing at all, or on favorable terms, or we may be contractually prevented by the terms of the senior notes or our new senior secured credit facilities from incurring additional indebtedness.

 We are a holding company with no independent operations or significant assets other than our investments in our subsidiaries. As a result, we will depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. In addition, the terms of our and our subsidiaries' existing and future indebtedness and the laws of the jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

 Our debt agreements and the debt agreements of some of our subsidiaries contain restrictions on our ability to transfer cash between groups of our subsidiaries. As a result of these restrictions, although our overall liquidity may be sufficient to satisfy our obligations, we may be limited by covenants in some of our debt agreements from transferring cash to other subsidiaries that might require funds. In addition, cross default provisions in our other indebtedness may be triggered if we default on any of these debt agreements. Applicable tax laws may also subject such payments to further taxation. Applicable law may also limit the amounts that some of our subsidiaries will be permitted to pay as dividends or distributions on their equity interests, or even prevent such payments.

 At December 31, 2005, all of our defined benefit pension plans have projected benefit obligations exceeding plan assets totaling £47.5 million. We need to fund these deficits in accordance with the laws and regulations of the U.K., and our contribution levels are currently undergoing review. We expect to contribute a total of £2.2 million in 2006 but our pension contributions are subject to change based on the findings of this review.

 On May 18, 2006, our board of directors approved the payment of a quarterly cash dividend of $0.01 per share on June 20, 2006 to stockholders of record as of June 12, 2006. Future payments of regular quarterly dividends by us are in the discretion of our board of directors and will be subject to our future needs and uses of free cash flow, which could include investments in operations, the repayment of debt, and share repurchase programs.

New Senior Secured Credit Facilities and New Alternative Bridge Facility

 On March 3, 2006, we prepaid £1,358.1 million in respect of Old NTL's senior credit facility, £1,689.9 million in respect of Telewest's existing senior credit facilities and £102.0 million in respect of Flextech's senior credit facility. All of these facilities were repaid in full utilizing borrowings under our new senior secured credit facilities.

 Our new senior secured credit facilities provide for a senior secured credit facility in an aggregate principal amount of £5.3 billion based on sterling equivalent amounts on March 31, 2006, comprising a £3.35 billion 5 year amortizing tranche A term loan facility, a £175 million 5 year amortizing tranche A1 term loan facility, a £300 million 6 1/2 year bullet tranche B1 term loan facility, a £351 million 6 1/2 year bullet tranche B2 term loan facility, a €500 million 6 1/2 year bullet tranche B3 term loan facility, a $650 million 6 1/2 year bullet tranche B4 term loan facility, a £300 million 7 year bullet tranche C term loan facility and a £100 million 5 year multicurrency revolving credit facility. We have obtained commitments for tranche C and we expect tranche C to fund five business days after funding of the notes.

 Borrowings under tranche A were used to refinance the credit facilities of Old NTL and Telewest existing prior to the merger. The tranches A1 and B1 term loan facilities were used in connection with the acquisition of Virgin Mobile and refinancing, in part, Virgin Mobile's existing indebtedness. The tranches B2, B3 and B4 term loan facilities have been used to refinance the £1.2 billion of the bridge facilities not refinanced with drawings under our new alternative bridge facility. Borrowings under tranche C are expected to be used together with the proceeds of the notes offered hereby to refinance our new alternative bridge facility. The £100 million revolving credit facility will be available for the working capital requirements of the bank group. See "Description of our new credit facilities."

 Our new alternative bridge facility is a 1 year (automatically extendable to a 10 year) $1,048.8 million senior subordinated bridge facility made available to the issuer. This facility has been drawn in full and the proceeds were used in connection with the refinancing of our old bridge facilities. We intend to repay all of our borrowings under our new alternative bridge facility with the proceeds from the offering of the notes and the tranche C facility under our new senior secured credit facilities.

 See "Description of other debt."

Senior Notes

 We have outstanding U.S. dollar-denominated 8.75% senior notes due 2014 issued by NTL Cable PLC with a principal amount at maturity of $425 million, sterling-denominated 9.75% senior notes due 2014 issued by NTL Cable PLC with a principal amount at maturity of £375 million and euro-denominated 8.75% senior notes due 2014 issued by NTL Cable PLC with a principal amount at maturity of €225 million.

Restrictions under our existing debt agreements

 The agreements governing the senior notes and our new senior secured credit facilities significantly and, in some cases absolutely, restrict our ability and the ability of most of our subsidiaries to:

•
incur or guarantee additional indebtedness;

•
pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

•
make investments;

•
sell assets, including the capital stock of subsidiaries;

•
enter into sale/leaseback transactions;

•
create liens;

•
enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

•
merge or consolidate or transfer all or substantially all of its assets; and

•
enter into transactions with affiliates.

Off-Balance Sheet Transactions

 As at March 31, 2006, we had no off-balance sheet transactions.

Hedging Activities

 We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. As some of our indebtedness accrues interest at variable rates, we have exposure to volatility in future cash flows and earnings associated with variable interest rate payments.

 Also, all of our revenues and a substantial portion of our operating costs are earned and paid in pounds sterling but we pay interest and principal obligations on some of our indebtedness in U.S. dollars and euros. As of March 31, 2006, £2,053 million, or 35% of our long-term debt, was denominated in U.S. dollars and £157 million, or 3%, of our long-term debt was denominated in euros. As a result, we have exposure to volatility in future cash flows and earnings associated with changes in foreign exchange rates on payments of principal and interest on a portion of our indebtedness.

 To mitigate the risk from these exposures, we have implemented a cash flow hedging program. The objective of this program is to reduce the volatility of our cash flows and earnings caused by changes in underlying rates. To achieve this objective we have entered into a number of derivative instruments. The derivative instruments utilized comprise interest rate swaps, cross-currency interest rate swaps and foreign currency forward contracts. We do not enter into derivative instruments for trading or speculative purposes.

 The fair market values of long-term fixed interest rate debt and the amount of future interest payments on variable interest rate debt are subject to interest rate risk.

 The following table provides information as of March 31, 2006 about our long-term fixed and variable interest rate debt that is sensitive to changes in interest rates and foreign currency exchange rates (in millions).

	Nine months ended December 31, 2006	Year ended December 31,
								Fair Value March 31, 2006
		2007	2008	2009	2010	Thereafter	Total
Long-term debt including current portion
US Dollars
Fixed rate	—	—	—	—	—	$425.0	$425.0	$435.6
Average interest rate						8.75%
Average forward exchange rate						0.55
Pound Sterling
Fixed rate	—	—	—	—	—	£375.0	£375.0	£394.6
Average interest rate						9.75%
Euro
Fixed rate	—	—	—	—	—	€225.0	€225.0	€238.5
Average interest rate						8.75%
Average forward exchange rate						0.75
Pound Sterling
Variable Rate	—	£225.0	£450.0	£700.0	£1,050.0	£775.0	£3,200.0	£3,200.0
Average interest rate		Libor plus 1.625%	Libor plus 1.625%	Libor plus 1.625%	Libor plus 1.625%	Libor plus 1.625%
US Dollars
Variable Rate	—	—	—	—	—	$3,146.4	$3,146.4	$3,146.4
Average interest rate						Libor plus 6%
Average forward exchange rate						0.54

 We have entered into swap agreements with respect to tranches B3 and B4 of our new senior secured credit facilities. Under these swap agreements, we have swapped the equivalent of the €500 million underlying obligation under tranche B3 at EURIBOR plus 2% for a £346.7 million obligation at LIBOR plus 2.159% and the equivalent of the $650 million underlying obligation under tranche B4 for a £352.6 million obligation at LIBOR plus 2.111%. We also expect to swap the dollar denominated obligation under the notes offered hereby to a sterling obligation.

Contractual obligations and commercial commitments

 The following table includes aggregate information about our contractual obligations as of March 31, 2006 and the periods in which payments are due (in millions).

	Payments Due by Period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	£5,791.7	£3.5	£810.9	£2,032.3	£2,945.0
Capital Lease Obligations	201.4	62.4	35.3	9.0	94.7
Operating Lease Obligations	475.2	64.1	106.1	83.8	221.2
Purchase Obligations	326.2	315.1	11.1	—	—

Total	£6,794.5	£445.1	£963.4	£2,125.1	£3,260.9

 The following table includes information about our commercial commitments as of March 31, 2006. Commercial commitments are items that New NTL could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet.

		Amount of Commitment Expiration per Period
Other commercial commitments	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	£ million	£ million	£ million	£ million	£ million
Guarantees	£24.6	£14.7	£1.4	£—	£8.5
Lines of Credit	—	—	—	—	—
Standby Letters of Credit	0.8	0.7	0.1	—	—
Standby Repurchase Obligations	—	—	—	—	—
Other Commercial Commitments	—	—	—	—	—

Total Commercial Commitments	£25.4	£15.4	£1.5	£—	£8.5

 Guarantees relate to performance bonds provided by banks on New NTL's behalf as part of New NTL's contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary value of each bond.

Fresh-start reporting

 We operated our business as a debtor-in-possession subject to the jurisdiction of the U.S. Bankruptcy Court during the period from May 8, 2002 until January 10, 2003. Accordingly, our consolidated financial statements for periods prior to our emergence from Chapter 11 reorganization were prepared in accordance with SOP 90-7. In addition, we adopted fresh-start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the completion of the Plan as well as adjustments for fresh-start reporting have been recorded in our consolidated financial statements as of January 1, 2003.

 Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes. The carrying values of our assets were adjusted to their reorganization values, which are equivalent to their estimated fair values at January 1, 2003. The carrying values of our liabilities were adjusted to their present values at January 1, 2003.

 The emergence from Chapter 11 and the adoption of fresh-start reporting as of January 1, 2003 resulted in the following items of income (expense) that were recognized on that date (in millions):

January 1, 2003
Predecessor Company
Gain on debt discharge	£5,251.1
Fresh-start adoption—intangible assets	525.9
Fresh-start adoption—long-term debt	137.5
Fresh-start adoption—deferred tax liability	16.8
Fresh-start adoption—accrued expenses	(74.8)
Fresh-start adoption—fixed assets	(2,195.7)
Recapitalization expense	(5.0)

Net income from continuing operations	£3,655.8

Management's discussion and analysis of financial condition and results of operations of Telewest

 You should read the following discussion in conjunction with the consolidated financial statements, including the notes thereto, of Telewest included elsewhere in this prospectus supplement and accompanying prospectus. For the purposes of this section, references to "we," "our" and "us" refer to Telewest, unless the context otherwise requires.

 The merger was treated as a reverse acquisition and Old NTL's historical financial statements will be the continuing historical financial statements of New NTL for SEC financial reporting purposes.

 The following was excerpted from the "Management's discussion and analysis of financial condition and results of operations" as presented in Telewest's Annual Report on Form 10-K for the year ended December 31, 2005. As a result, certain portions of the following discussion, while deemed relevant to evaluating Telewest's historic performance, may no longer be relevant to New NTL, in particular, the sections on critical accounting policies and new accounting standards.

Overview

 On July 13, 2004, as part of the financial restructuring of our predecessor, Telewest Communications plc, we entered into a transfer agreement to acquire substantially all of the assets of Telewest Communications. The financial restructuring of Telewest Communications plc was declared effective on July 15, 2004 and we became the ultimate holding company for the reorganized business.

 The presentation of our financial results of operations for the year ended December 31, 2004 and all subsequent reporting periods will differ from that of our predecessor due to the financial restructuring, and it may be difficult to compare our future performance to our predecessor's historical performance. In particular, as a result of the completion of our predecessor's financial restructuring:

•
£3,282 million of notes and debentures and £479 million of unpaid accrued interest recorded on our predecessor's balance sheet, were extinguished. In addition, as part of the financial restructuring, our then existing senior secured credit facility was amended. As part of the amendment process, £160 million of our outstanding senior debt was repaid. The final results of operations of our predecessor include a gain on the extinguishment of its outstanding notes and debentures. As a result of the completion of the financial restructuring, our indebtedness and related interest expense have been substantially reduced; and

•
we adopted fresh-start reporting in accordance with SOP 90-7 with effect from July 1, 2004. Under SOP 90-7 we established a new accounting basis, and recorded our existing assets and liabilities at their respective fair values. As a result of the application of fresh-start reporting, our balance sheets and results of operations for the year ended December 31, 2004 and for each reporting period thereafter will not be comparable in many material respects to the balance sheets and results of operations reflected in our predecessor's historical financial statements for periods prior to July 1, 2004.

Presentation

 In the following tables, for the convenience of the reader for comparison purposes, our results for the year ended December 31, 2004 have been combined with the results of our predecessor for the six months ended June 30, 2004, to give results of the combined group for the year ended December 31, 2004 and our cash flows for the year ended December 31, 2004 have been combined with the cash flows of our predecessor for the six months ended June 30, 2004 and July 1, 2004, to give cash flows of the combined group for the year ended December 31, 2004. We and Telewest UK, our wholly owned subsidiary and the group's U.K. holding company, did not carry on any business and incurred insignificant expenses prior to the completion of our predecessor's financial restructuring. For that reason our consolidated statements of operations for the year ended December 31, 2004 and the six months ended December 31, 2004 are in all material respects identical. We believe this combined presentation is helpful for the understanding of our performance, and that it provides useful supplemental information to the investors. The presentation does not include any adjustments to give pro forma effect to the financial restructuring as of an earlier date and is not intended to be indicative of the results that would have been obtained had the restructuring been completed at the beginning of the period. In addition, it is not indicative of results to be expected in future periods.

Statements of Operations
(amounts in £ millions)
(unaudited)

	Year ended December 31, 2005	Year ended December 31, 2004	Six months ended June 30, 2004	Year ended December 31, 2004
				Predecessor and Reorganized Companies
	Reorganized Company	Reorganized Company	Predecessor Company
Revenue
Consumer Sales Division	1,009	479	470	949
Business Sales Division	251	126	130	256

Total Cable segment	1,260	605	600	1,205
Content segment	132	59	54	113
sit-up segment	166	—	—	—

Total revenue	1,558	664	654	1,318

Operating expenses
Cable segment expenses	283	141	153	294
Content segment expenses	85	42	34	76
sit-up segment expenses	122	—	—	—
Depreciation	399	204	184	388
Amortization of intangible assets	44	18	—	18
Selling, general and administrative expenses, ("SG&A")	491	231	244	475
Merger related fees	6	—	—	—

	1,430	636	615	1,251

Operating income	128	28	39	67
Other income/(expense)
Interest income	22	11	15	26
Interest expense (including amortization of debt discount)	(151)	(96)	(230)	(326)
Foreign exchange (loses)/gains, net	(10)	3	40	43
Share of net income of affiliates	20	8	8	16
Other, net	4	—	(1)	(1)

Income/(loss) before income taxes	13	(46)	(129)	(175)
Income tax charge	(2)	—	(1)	(1)

Net income/(loss)	11	(46)	(130)	(176)

 The statement of operations for the combined Predecessor and Reorganized companies for the year ended December 31, 2004 excludes our predecessor's statement of operations for July 1, 2004.

Segment Information
(amounts in £ millions)
(unaudited)

	Year ended December 31, 2005	Year ended December 31, 2004	Six months ended June 30, 2004	Year ended December 31, 2004
	Reorganized Company	Reorganized Company	Predecessor Company	Predecessor and Reorganized Companies
CABLE SEGMENT
Consumer Sales Division revenue	1,009	479	470	949
Business Sales Division revenue	251	126	130	256

Revenues from external customers	1,260	605	600	1,205
Inter-segment revenues(1)	1	—	—	—

Cable segment total revenue	1,261	605	600	1,205

Cable segment Adjusted EBITDA	555	249	236	485

Cable segment total assets	3,872	3,976	3,275	3,976

CONTENT SEGMENT
Revenues from external customers	132	59	54	113
Inter-segment revenues(2)	10	5	5	10

Content segment total revenue	142	64	59	123

Content segment Adjusted EBITDA	14	1	8	9

Content segment total assets	463	368	582	368

SIT-UP SEGMENT
Revenues from external customers and sit-up segment total revenue	166	—	—	—

sit-up segment Adjusted EBITDA	8	—	—	—

sit-up segment total assets	183	—	—	—

Reconciliation to total revenue
Cable segment revenue	1,261	605	600	1,205
Content segment revenue	142	64	59	123
sit-up segment revenue	166	—	—	—

	1,569	669	659	1,328
Inter-segment revenues	(11)	(5)	(5)	(10)

Total revenue	1,558	664	654	1,318

Reconciliation to income/(loss) before income taxes
Cable segment Adjusted EBITDA	555	249	236	485
Content segment Adjusted EBITDA	14	1	8	9
sit-up segment Adjusted EBITDA	8	—	—	—

	577	250	244	494
Financial restructuring charges	—	—	(21)	(21)
Merger related fees	(6)	—	—	—
Depreciation	(399)	(204)	(184)	(388)
Amortization of intangible assets	(44)	(18)	—	(18)

Operating income	128	28	39	67
Interest income	22	11	15	26
Interest expense (including amortization of debt discount)	(151)	(96)	(230)	(326)
Foreign exchange (losses)/gains, net	(10)	3	40	43
Share of net income of affiliates	20	8	8	16
Other, net	4	—	(1)	(1)

Income/(loss) before income taxes	13	(46)	(129)	(175)

Total assets	4,518	4,344	3,857	4,344

(1)
Inter-segment revenues are revenues of our Cable segment which are costs in our sit-up segment and which are eliminated on consolidation.

(2)
Inter-segment revenues are revenues of our Content segment which are costs in our Cable segment and which are eliminated on consolidation.

 The segment information for the combined Predecessor and Reorganized companies for the year ended December 31, 2004 excludes the segment information of our predecessor for July 1, 2004.

Statements of Cash Flows
(amounts in £ millions)
(unaudited)

					Year ended December 31, 2004
	Year ended December 31, 2005	Year ended December 31, 2004		Six months ended June 30, 2004
			July 1, 2004
					Predecessor and Reorganized Companies
	Reorganized Company	Reorganized Company	Predecessor Company	Predecessor Company
Net cash provided by operating activities	461	124	—	170	294

Cash flows from investing activities
Capital expenditure	(232)	(114)	—	(127)	(241)
Proceeds from disposals of assets	5	—	—	7	7
Cash paid for acquisition of subsidiaries, net of cash acquired	(108)	—	—	—	—
Repayment/(advance) of loans made to affiliates, net	16	7	—	(4)	3
Proceeds from sale and leaseback	13	5		—	5

Net cash used in investing activities	(306)	(102)	—	(124)	(226)

Cash flows from financing activities
Release/(placement) of restricted cash	18	21	(36)	2	(13)
Proceeds from new debt	110	1,700	—	—	1,700
Repayment of debt	(29)	(1,840)	(160)	—	(2,000)
Cash paid for financing costs	(5)	(51)	(22)	—	(73)
Principal element of capital lease repayments	(43)	(21)	—	(23)	(44)
Proceeds from issuance of common stock	6	—	—	—	—
Proceeds from the issue of a subsidiary's contingently redeemable preferred stock	12	—	—	—	—
Net proceeds from currency swaps	—	3	—	—	3

Net cash provided by/(used in) financing activities	69	(188)	(218)	(21)	(427)

Net increase/(decrease) in cash and cash equivalents	224	(166)	(218)	25	(359)
Cash and cash equivalents at beginning of period	68	—	452	427	427
Cash and cash equivalents transferred from Predecessor Company to Reorganized Company	—	234	(234)	—	—

Cash and cash equivalents at end of period	292	68	—	452	68

Supplementary cash flow information:
Cash paid for interest	(128)	(125)	—	(82)	(207)
Cash received for interest	21	14	—	21	35

Cash paid for interest, net	(107)	(111)	—	(61)	(172)
Cash received for income taxes, net	2	2	—	2	4

Critical accounting policies and estimates

 Our significant accounting policies are summarized in note 3 to our consolidated financial statements. As stated above, we prepare our consolidated financial statements in conformity with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 We consider the following policies and estimates to be the most critical in understanding the assumptions and judgments that are involved in preparing our financial statements and the uncertainties that could impact our results of operations, financial condition and cash flows:

•
impairment of goodwill and long-lived assets;

•
capitalization of labor and overhead costs;

•
accounting for debt and financial instruments; and

•
valuation of assets and liabilities under SFAS 141.

Impairment of goodwill and long-lived assets

 Long-lived assets and certain identifiable intangibles (intangible assets that do not have indefinite lives) to be held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indications of impairment are determined by reviewing undiscounted projected future cash flows. If impairment is indicated, the amount of the impairment is the amount by which the carrying value exceeds the fair value of the assets.

 Goodwill arising from business combinations, reorganization value in excess of amounts allocable to identifiable assets and intangible assets with indefinite lives are subject to annual review for impairment (or more frequently should indications of impairment arise). Impairment of goodwill and reorganization value in excess of amounts allocable to identifiable assets is determined using a two-step approach, initially based on a comparison of the reporting unit's fair value to its carrying value; if the fair value is lower than the carrying value, then the second step compares the asset's fair value (implied fair value for goodwill and reorganization value in excess of amounts allocable to identifiable assets) with its carrying value to measure the amount of the impairment. Impairment of intangible assets with indefinite lives is determined based on a comparison of fair value to carrying value. Any excess of carrying value over fair value is recognized as an impairment loss. The Company carries out its annual impairment review during the fourth quarter consistent with the annual budgetary timetable.

 Estimated fair market value is generally measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows and those estimates include inherent uncertainties, including those relating to the timing and amount of future cash flows and the discount rate used in the calculation. Assumptions used in these cash flows are consistent with our internal forecasts. If actual results differ from the assumptions used in the impairment review, we may incur additional impairment charges in the future.

Capitalization of labor and overhead costs

 The telecommunications and cable industries are highly capital-intensive and a large portion of our resources is spent on capital activities. Judgment is sometimes required to determine whether a project is capital in nature and whether certain costs are directly associated with a capital project. In particular, determining whether overhead is borne as a consequence of specific capital activities requires some judgment. The changing nature of the sectors in which we operate and the nature of our development activities will affect the appropriateness of our capitalization policy in the future.

 We capitalize that proportion of labor and overhead costs which is directly related to the development, construction and installation of fixed assets. These costs include payroll and related costs of employees and support costs such as service costs. We regularly review our capitalization policy and the nature of the costs being capitalized to ensure that such costs continue to be directly related to the development, construction and installation of fixed assets.

Accounting for debt and financial instruments

 We manage risks associated with foreign exchange rates and interest rates and may use derivative financial instruments to mitigate a portion of these risks. As a matter of policy, we do not use derivative financial instruments unless there is an underlying exposure and, therefore, we do not use derivative financial instruments for trading or speculative purposes. All derivative financial instruments are recognized in the consolidated balance sheet at fair value. The fair value of our derivative financial instruments is generally based on quotations from third-party financial institutions, which are market estimates of fair value that may differ from the amounts that might be realized if those instruments were monetized.

Valuation of assets and liabilities under SFAS 141

 The acquisition of a controlling interest in sit-up required management to estimate and allocate the fair value to assets and the present value of liabilities to be paid as at the date of acquisition. The preparation of such valuations requires management to make estimates and assumptions regarding the expected future after-tax cash flows of the business and discount rates. The valuations determined represent management's best estimate of the values to be allocated to the assets and liabilities of sit-up. They have been prepared and allocated in accordance with SFAS 141.

Consolidated results of operations from continuing operations

 The following represents a discussion of our results of operations for the year ended December 31, 2005, compared to the year ended December 31, 2004. The results of operations for the year ended December 31, 2004 combine our results for that year with those of our predecessor, Telewest Communications, for the six-month period ended June 30, 2004, prior to its financial restructuring.

 We operate in three segments: cable, content and sit-up. For the cable segment our chief operating decision-maker receives performance and subscriber data for each of our telephony, television and internet product lines; however, support, service and network costs are compiled only at the cable segment level. The content segment supplies TV programming to the U.K. pay-television broadcasting market, and sit-up markets and retails a wide variety of consumer products, primarily by means of televised shopping programs using an auction-based format. Each of the content and sit-up segments' operating results, which are separate from the cable segment, are regularly reviewed separately by the chief operating decision-maker. Revenues derived by our content segment from our cable segment and revenues derived by our cable segment from our sit-up segment are eliminated on consolidation.

Comparison of years ended December 31, 2005 and 2004

 Consolidated revenue increased by £240 million or 18.2% from £1,318 million for the year ended December 31, 2004 to £1,558 million for the year ended December 31, 2005. The increase was attributable to a £55 million or 4.6% increase in cable segment revenues, a £19 million or 16.8% increase in content segment revenue and a £166 million contribution to revenue from the sit-up segment since May 12, 2005.

 The increase in consolidated revenue and cable segment revenues included a one-time credit of £16 million resulting from the recovery of Value Added Tax (VAT) from HM Revenue and Customs, which had been the subject of a court case and subsequent appeals since 2002. A £16 million charge was taken against revenue in 2002 when the case commenced. Excluding this one-time VAT recovery, consolidated revenue would have increased by £224 million or 17.0% from £1,318 million to £1,542 million. Excluding the VAT recovery and the consolidated revenue of sit-up, consolidated revenue for the year ended December 31, 2005 would have increased by £58 million or 4.4% from £1,318 million to £1,376 million.

Cable segment

		Year ended December 31, 2004
	Year ended December 31, 2005
		Predecessor and Reorganized Companies
	Reorganized Company		% Increase/ (decrease)
Revenue (in millions)
Consumer sales division	£1,009	£949	6.3%
Business sales division	251	256	(2.0)%

Total cable segment	£1,260	£1,205	4.6%

Cable segment Adjusted EBITDA	£555	£485	14.4%

 Cable segment revenue increased principally due to growth in revenue in the consumer sales division. Excluding the VAT recovery described above, cable segment revenue would have increased by £39 million or 3.2% from £1,205 million for the year ended December 31, 2004 to £1,244 million for the year ended December 31, 2005. Excluding the impact of the VAT recovery, the increase was primarily from growth in internet revenue together with an increase in cable television revenue, offset by a decrease in consumer telephony revenue and a decline in business sales division revenue of £5 million.

 Cable segment Adjusted EBITDA increased principally as a result of increases in consumer sales division revenue (including the VAT recovery) and a decrease in operating costs and expenses, as a result, in part, of a rates (local government tax) rebate of £4 million, partially offset by a reduction in business sales division revenue. Excluding the VAT recovery and the rates rebate, Adjusted EBITDA would have been £535 million for the year ended December 31, 2005, an increase of £50 million or 10.3%.

Consumer sales division

 Consumer sales division revenue represents a combination of consumer television revenue, consumer telephony revenue, and consumer internet revenue.

		Year ended December 31, 2004
	Year ended December 31, 2005
		Predecessor and Reorganized Companies
	Reorganized Company		% Increase/ (decrease)
Revenue (in millions)
Total Consumer Sales Division	£1,009	£949	6.3%

Homes passed and marketed(1)	4,700,780	4,686,794	0.3%
Total customer relationships(2)	1,868,231	1,799,556	3.8%
Customer penetration	39.7%	38.4%	3.4%
Revenue Generating Units ("RGUs")(3)	4,059,576	3,671,402	10.6%
Average monthly revenue per customer(4)	£45.85	£45.04	1.8%
Average monthly revenue per customer (excluding impact of a £16 million VAT recovery)(5)	£45.14	£45.04	0.2%
Average monthly churn(6)	1.2%	1.1%	9.1%
Customers subscribing to two or more services	1,492,744	1,379,057	8.2%
Dual or triple penetration	79.9%	76.6%	4.3%
Customers subscribing to three services ("triple-play")	698,601	492,789	41.8%
Triple-service penetration	37.4%	27.4%	36.5%

Notes:

(1)
The number of homes within our service area that can potentially be served by our network with minimal connection costs as at December 31 for each period presented. Information concerning the number of homes "passed and marketed" is based on physical counts made by us during network construction or marketing phases.

(2)
The number of customers who receive at least one of our television, telephony and broadband internet services as at December 31 for each period presented.

(3)
Revenue Generating Units, or RGUs, refer to subscriptions to each of our analog television, digital television, telephony and broadband internet services on an individual basis. For example, when we provide one customer with digital television and broadband internet services, we record two RGUs. Dial-up internet services, second telephone lines and additional TV outlets are not recorded as RGUs although they generate revenue for us.

(4)
Average monthly revenue per customer represents the consumer sales division's total annual revenue of residential customers, including installation revenues, divided by the average number of residential customers in the year, divided by twelve. The same methodology is used for television, telephony and broadband internet average monthly revenue per subscriber.

(5)
Excludes the impact of a £16 million VAT recovery from consumer sales division revenue in the year ended December 31, 2005.

(6)
Average monthly churn represents the total number of customers who disconnected during the year divided by the average number of customers in the year, divided by twelve. Subscribers who move premises within our addressable areas and retain our services are excluded from the total number of customers who disconnected.

 Total consumer sales division revenue for the year ended December 31, 2005 includes £16 million recovery of VAT, described above.

 Excluding the VAT recovery, consumer sales division revenue would have increased by £44 million or 4.6%. The increase resulted primarily from increases in both total customer relationships and average revenue per customer in the year ended December 31, 2005 as compared to the year ended December 31, 2004, both of which resulted primarily from an increase in the number of our Blueyonder Broadband internet subscribers.

 Consumer television revenue increased primarily due to a one-time VAT recovery of £16 million, an increase in customers, price rises of £1 on our lower-tier digital packages in November 2004 and in July 2005, and selected price rises on our premium channels. The increase in the number of subscribers resulted principally from the growth in the number of Blueyonder Broadband internet service subscribers, and our success in bundling Blueyonder Broadband internet services with our television services.

 Consumer telephony revenue decreased for the year ended December 31, 2005 compared to the year ended December 31, 2004, primarily due to a continued decline in fixed-line telephony usage, offset in part by an increase in subscribers, migration to unmetered packages and by selected price increases.

 Consumer internet revenue increased for the year ended December 31, 2005 compared to the year ended December 31, 2004, primarily due to an increase in Blueyonder Broadband internet subscribers, partially offset by a decrease in Blueyonder Broadband internet ARPU.

 Overall, the consumer sales division's average monthly revenue per customer increased principally due to the one-time VAT recovery of £16 million.

 The consumer sales division's average monthly revenue per customer (excluding impact of the £16 million VAT recovery) increased slightly principally due to an increase in the number of our customers subscribing to two or more of our services, although average monthly revenue per subscriber for our consumer telephony and broadband internet services declined on an individual basis.

 The increases in "dual" or "triple-play" penetration of 3.3 percentage points and "triple-play" penetration of 10.0 percentage points were primarily a result of the growth in the number of subscribers to our Blueyonder Broadband internet services, who generally also subscribe to one or more of our consumer television or consumer telephony products. As at December 31, 2005, approximately 94% of our Blueyonder Broadband internet subscribers took at least one additional service of either consumer television or consumer telephony products and approximately 70% took all three services.

 During the year ended December 31, 2005, total residential customer relationships increased by 68,675, or approximately 3.8%. This increase resulted principally from the increased penetration of Blueyonder Broadband internet and from promotional campaigns, such as our "Togetherness" campaign which bundles Blueyonder Broadband internet or telephony with our television service.

 The increase in total customer relationships and the increases in "dual" and "triple-play" penetration is reflected in the growth of RGUs, which grew by 388,174, or approximately

10.6%, in the year ended December 31, 2005 compared to growth of 384,696 in the year ended December 31, 2004. Approximately 37% of customer acquisitions in the year ended December 31, 2005 took the full "triple-play."

 Average monthly churn increased primarily as a result of an increase in disconnections of customers for non-payment following subscriber growth in recent periods and an increase in churn attributable to customers moving out of our franchise areas.

Consumer television

		Year ended December 31, 2004
	Year ended December 31, 2005
		Predecessor and Reorganized Companies
	Reorganized Company		% Increase/ (decrease)
Cable television subscribers—digital	1,270,785	1,122,301	13.2%
Cable television subscribers—analog	96,861	190,524	(49.2)%

Total cable television subscribers	1,367,646	1,312,825	4.2%

Television ready homes passed and marketed	4,700,780	4,686,794	0.3%
Digital ready homes passed and marketed	4,525,241	4,420,388	2.4%
Percentage of digital subscribers to total subscribers	92.9%	85.5%	8.7%
Television penetration	29.1%	28.0%	3.9%
Average monthly revenue per CATV subscriber	£21.83	£20.80	5.0%
Average monthly revenue per CATV subscriber (excluding impact of a £16 million VAT recovery)	£20.85	£20.80	0.2%
Average monthly churn	1.6%	1.3%	23.1%

 Total consumer television customers and television penetration increased during the year ended December 31, 2005. Total consumer television customers increased by 54,821 or 4.2% in the year ended December 31, 2005 compared with 40,761 net additions in the year ended December 31, 2004. These increases resulted primarily from promotions, which bundled TV with Blueyonder Broadband internet and/or consumer telephony services. Bundled promotions included "Togetherness," which bundled our "Starter" cable television package with our broadband internet and/or telephony services.

 We are in the process of upgrading parts of the few areas covered by our network that are not yet digital and we now deliver digital services to approximately 95% of our network. As a result of this substantially completed roll-out, our consumer television customers continue to migrate from our analog services to our digital services, where in aggregate, they generate higher monthly revenues.

 Average monthly revenue per television subscriber increased primarily due to a one-time VAT recovery of £16 million.

 Average monthly revenue per television subscriber (excluding impact of the £16 million VAT recovery) increased slightly primarily due to price rises of £1 on our lower-tier digital packages in November 2004 and in July 2005, and selected price rises on our premium channels during 2004, partially offset by a reduction in subscribers to our premium channels. We also implemented other selected television price increases from July 1,

2005, which positively impacted average monthly revenue per customer, although they also had an adverse impact on average monthly churn.

 We have increased prices on selected television packages for new customers from January 1, 2006. These increases will take effect for existing customers from March 1, 2006. The price of our Essential TV pack is increasing by £1 to £11.50 and the price of our Supreme TV pack is increasing by £2 to £17.50. We are also increasing the prices of our Sky premium channel packages by between £1 and £3 depending on the package, in line with BSkyB's price increases in September 2005.

 Average monthly churn increased, primarily due to an increase in disconnections of customers for non-payment following subscriber growth in recent periods, as a result of selected television price rises implemented from July 1, 2005 and an increase in churn attributable to customers moving out of our franchise areas.

 The roll-out of "Teleport" our VoD service continued through 2005 and was completed by the end of the year, earlier than initially anticipated, and is now available to all of our digital subscribers.

 We have now launched our Digital Video Recorder (DVR) service "TVDrive" which we have been piloting since December 2005. "TVDrive" customers will receive a 160Gb, three tuner, High Definition Television (HDTV) compatible Scientific Atlanta DVR.

 HDTV was also launched at the same time, making us the first platform in the U.K. to offer HDTV to DVR customers. We have recently secured HDTV content from FilmFlex, our "Teleport" movies content provider, the BBC and others, and we plan to extend this over the coming months.

Consumer telephony

		Year ended December 31, 2004
	Year ended December 31, 2005
		Predecessor and Reorganized Companies
	Reorganized Company		% Increase/ (decrease)
"Talk Weekends" (and previously "3-2-1") telephony subscribers	1,018,458	1,080,893	(5.8)%
"Talk Unlimited" and "Talk Evenings and Weekends" telephony subscribers	668,461	579,448	15.4%

Total residential telephony subscribers	1,686,919	1,660,341	1.6%

Telephony ready homes passed and marketed	4,698,435	4,683,153	0.3%
Telephony penetration	35.9%	35.5%	1.1%
Average monthly revenue per subscriber	£22.51	£23.68	(4.9)%
Average monthly churn	1.2%	1.1%	9.1%

 Total residential telephony subscribers increased by 26,578 or 1.6% in the year ended December 31, 2005 compared with the year ended December 31, 2004.

 The increase in total residential telephony subscribers resulted primarily from promotions, which bundled residential telephony services with Blueyonder Broadband internet and/or television services and discounts on premium channels for customers who bundled TV with our "Talk" products, offset in part by higher customer churn.

 The decrease in average monthly revenue per telephony subscriber was primarily due to the declining overall volume of telephony traffic we carry among consumers who use both fixed-line and mobile phones (known as "call substitution"), and reductions in second line penetration as customers migrate from dial-up internet services to our Blueyonder Broadband internet services. The decrease was partially offset by some selected price increases, and our continued success in migrating our telephony subscribers to our unmetered and partially metered "Talk" products.

 We have continued our strategy of migrating customers to flat rate packages to minimize the impact of declining telephony usage. In July 2005, we migrated all of our "3-2-1" subscribers to "Talk Weekends," a partially unmetered plan and in January 2006 we launched a pilot of "Talk Anywhere," which offers subscribers the ability to call anywhere in the U.K., abroad or to a mobile phone for one fixed fee, regardless of the time or day. "Talk Anywhere" is being introduced in our North West region and we anticipate that it will be rolled-out across our subscriber base during 2006.

 Average monthly telephony subscriber churn increased primarily due to an increase in disconnections of customers for non-payment following subscriber growth in recent periods and an increase in churn attributable to customers moving out of our franchise areas.

Consumer internet

	Year ended December 31, 2005	Year ended December 31, 2004
	Reorganized Company	Predecessor and Reorganized Companies	% Increase/ (decrease)
Consumer internet subscribers:
Blueyonder Broadband	1,005,011	698,236	43.9%
Blueyonder "SurfUnlimited"	38,354	107,220	(64.2)%
Blueyonder pay-as-you-go	19,561	33,417	(41.5)%

Total consumer internet subscribers	1,062,926	838,873	26.7%

Blueyonder Broadband:
Broadband ready homes passed and marketed	4,525,241	4,420,388	2.4%
Broadband internet penetration	22.2%	15.8%	40.5%
Average monthly revenue per broadband internet subscriber	£19.15	£21.46	(10.8)%
Average monthly broadband churn	1.2%	1.1%	9.1%

 Total Blueyonder Broadband internet subscribers increased by 306,775 or 43.9% in the year ended December 31, 2005 compared with 283,627 net additions in the year ended December 31, 2004.

 The increase in Blueyonder Broadband internet subscribers resulted principally from continued growth in U.K. consumer demand for broadband internet products generally, speed increases for our 512Kb and faster services introduced in May and December 2004, and promotions which bundled our Blueyonder Broadband internet services with our television and/or telephony products.

 Blueyonder Broadband internet customers have significantly contributed to the overall growth in our average monthly revenue per customer. As at December 31, 2005,

698,601 broadband internet customers, or 37.4% of our total customers, were "triple-play" customers who also took both television and residential telephony services from us, compared with 492,789 or 27.4% at December 31, 2004. Blueyonder Broadband internet is also successful in attracting new customers, with approximately 45% of Blueyonder Broadband internet installations in the year ended December 31, 2005 initiating new customer relationships.

 Average monthly revenue per broadband subscriber decreased primarily due to the introduction of the lower-tier 256Kb service (increased to 512Kb during May 2005 and now being increased to 2Mb at no additional charge) and promotional offers. We expect that demand for this enhanced lower-tier product will remain strong as it is upgraded to 2Mb and that, as a result we will continue to experience subscriber growth. However, as a result of the success of this lower-tier product and price reductions for our existing 4Mb subscribers, we may also experience a continued decline in broadband internet ARPU.

 Blueyonder Broadband internet average monthly churn increased due to an increase in disconnections of customers for non-payment following subscriber growth in recent periods and an increase in churn attributable to customers moving out of our franchise areas.

 Dial-up internet subscribers to our Blueyonder "SurfUnlimited" product, together with our Blueyonder pay-as-you-go metered internet service, decreased by approximately 83,000 or 59% from approximately 141,000 at December 31, 2004 to approximately 58,000 at December 31, 2005, as we continued to migrate our dial-up subscribers to our Blueyonder Broadband internet services.

Business sales division

 Business sales division revenue is derived from the delivery to business customers of communication solutions comprising voice, data and managed services.

	Year ended December 31, 2005	Year ended December 31, 2004
	Reorganized Company	Predecessor and Reorganized Companies	% Increase/ (decrease)
Revenue (in millions)
Voice services	£136	£141	(3.5)%
Data services	77	70	10.0%
Carrier and other services	38	45	(15.6)%

Total business sales division	£251	£256	(2.0)%

 Business sales division revenue decreased as a result of declines in voice services revenue and carrier and other services revenue, partially offset by an increase in data services revenue. Voice services revenue in the year ended December 31, 2005 benefited from a £1 million settlement received from BT Group plc in respect of rates being applied to SRS (Special Rate Services) calls during prior periods.

 Voice services revenue decreased, principally as a result of continued declining usage arising from data and mobile voice substitution together with price erosion being partially offset by new revenue streams from our SRS Advanced Solutions product.

 Data services revenue increased, primarily as a result of growth in sales of our managed data and ethernet products to our larger business customers, offset by pricing pressures in the declining private circuits market. During the fourth quarter of 2004, we launched our "Evolved Ethernet" product to extend our range of services, and we have seen growth in this area, particularly amongst our public sector base.

 Carrier and other services revenue decreased as a result of declines in both carrier services revenues and other services (principally travel service) revenues. Our carrier services revenue is derived from the sale of access to our fiber-optic national network to other carriers and operators. Our carrier services unit has been negatively impacted by general weakness in the market in which it operates. The decline in other services revenue primarily reflects the decline across the travel sector and the ongoing move by vertically integrated tour operators to provide their own booking solutions.

 As the market for business services, and in particular business voice services, remains intensely competitive, we believe that the most significant opportunities to expand business sales division revenues will be further penetration of data services to our existing customer base, expansion of our presence in the public sector and the sale of managed data networks to new business customers. We are also in the process of trialing multimedia over the internet.

Content segment

Content segment revenue

 Content segment revenue is derived principally from advertising and subscription revenue from the provision of content to the U.K. multi-channel pay-television broadcasting market through the content subsidiaries of Flextech.

	Year ended December 31, 2005	Year ended December 31, 2004
	Reorganized Company	Predecessor and Reorganized Companies	% Increase/ (decrease)
Revenue (in millions)
Subscription revenue	£45	£42	7.1%
Advertising revenue	70	57	22.8%
Other revenue	17	14	21.4%

Net content segment revenue(1)	£132	£113	16.8%

Content segment Adjusted EBITDA	£14	£9	55.6%

Number of paying homes receiving our programming—(millions)	9.7	9.5	2.1%
Share of the net income of UKTV (in millions)	£18	£14	28.6%
U.K. television advertising market share(2)	4.9%	4.4%	11.4%

Notes:

(1)
Net content segment revenue consists of total revenue (subscription revenue, advertising revenue, management fees, transactional and interactive revenue and other revenue) less inter-segment revenues of £10 million for the year ended December 31, 2005 and £10 million for the year ended December 31, 2004.

(2)
Including 100% of the market share of UKTV.

 Content segment revenue increased primarily as a result of increases in advertising and other revenue.

 Before the elimination of inter-segment revenues of £10 million for the year ended December 31, 2005 and £10 million for the year ended December 31, 2004, the revenue of the content segment increased by 15.4% to £142 million.

 Subscription revenue increased primarily due to increased numbers of homes taking multi-channel TV services including the content segment's wholly owned channels.

 Before the elimination of inter-segment revenues, subscription revenue increased by 5.8% to £55 million due to increased numbers of multi-channel homes taking pay-TV services including content segment's channels.

 The increase in advertising revenue resulted primarily from an increase in absolute market revenue and market share, driven by improved viewing share of both Flextech and UKTV channels, despite increased competition in the multi-channel market.

 Other revenue increased principally as a result of increased consumer product sales and program sales to international broadcasters.

 Content segment Adjusted EBITDA increased as a result of the increase in segment revenue, partially offset by an increase in operating costs.

 Content segment's Adjusted EBITDA in the fourth quarter of 2005 was impacted by expected extra programming costs compared to the previous quarters in 2005, as we invested in enriched programming in common with other U.K. broadcasters to drive advertising revenue growth in 2006. As a result, Adjusted EBITDA for the fourth quarter of 2005 was £0 million compared to a loss of £1 million for the fourth quarter of 2004.

 Our content segment's share of the net income of UKTV, its joint ventures with BBC Worldwide, is included in share of net income of affiliates.

sit-up segment

 sit-up segment revenue is derived from the retail sales of consumer products by means of televised shopping programs using an auction-based format.

	Year ended December 31, 2005	Year ended December 31, 2004
	Reorganized Company	Predecessor and Reorganized Companies	% Increase/ (decrease)
	(in millions)	(in millions)
sit-up segment revenue(1)	£166	£—	—

sit-up segment Adjusted EBITDA	£8	£—	—

Note:

(1)
Represents revenue for the period May 12, 2005, when sit-up's results were first consolidated with those of Telewest, to December 31, 2005.

sit-up segment Adjusted EBITDA was £8 million for the period May 12, 2005 to December 31, 2005, representing revenue of £166 million, offset by sit-up segment expenses of £122 million and SG&A of £36 million.

 No comparative GAAP financial information is presented for the sit-up segment, as sit-up only became a consolidated subsidiary of the Group from May 12, 2005.

 During 2005, sit-up has been affected by the difficult conditions currently being experienced in the U.K. retail market. As a result, sit-up has experienced pressure on product margins, which has impacted Adjusted EBITDA. sit-up is typically a seasonal business with the fourth quarter generating more revenue and Adjusted EBITDA as compared to each of the first three quarters. Notwithstanding the difficult market conditions, sit-up recorded good trading performance in the fourth quarter, principally as a result of improved operating efficiencies over the Christmas period.

 sit-up launched a third live-auction channel in July 2005, speed auction tv, on BSkyB, NTL and our own networks in addition to its established bid tv and price-drop tv channels. speed auction tv is a small incremental addition to sit-up's channel portfolio.

Combined cable, content and sit-up segments

Operating expenses

	Year ended December 31, 2005	Year ended December 31, 2004
	Reorganized Company	Predecessor and Reorganized Companies	% Increase/ (decrease)
	(in millions)	(in millions)
Cable segment expenses	£283	£294	(3.7)%
Content segment expenses	85	76	11.8%
sit-up segment expenses	122	—	—
Depreciation	399	388	2.8%
Amortization of intangible assets	44	18	144.4%
Selling, General and Administrative "SG&A" expenses	491	475	3.4%
Merger related fees	6	—	—

Total Operating Expenses	£1,430	£1,251	14.3%

 Our total operating expenses increased primarily due to the consolidation of sit-up segment expenses and SG&A from May 12, 2005, and increased content segment expenses and amortization. This was partially offset by decreased cable segment expenses and SG&A due primarily to financial restructuring charges of £21 million in 2004, which did not occur in 2005.

 The cable segment's expenses consist principally of cable programming expenses for our consumer television services and cable telephony expenses for our consumer and business telephony products. These decreased primarily due to favorable renegotiations of certain cable television programming content contracts, reductions in the interconnection charges we pay for calls to mobiles and a reduction in overall call volumes.

 The content segment's expenses consist principally of amortization costs of programming shown on its television channels and the costs of advertising sales those channels receive. The increase in the content segment's expenses is primarily due to increased programming amortization, particularly on our most popular wholly-owned channel, LIVINGtv, together with increases in the costs of music rights used on our channels and increased sales costs.

 The content segment's expenses were 59.9% of the content segment's revenues, including inter-segment sales to the cable segment for the year ended December 31,

2005 compared with 61.8% on the same basis for the year ended December 31, 2004. This decrease is due primarily to an improvement in the overall efficiency and quality of our channels, which are attracting a greater share of advertising revenues compared to the increased programming investment required to drive that revenue growth.

 The sit-up segment's expenses consist primarily of the cost of purchasing the products sold on its televised shopping programs and totaled £122 million for the period May 12, 2005 to December 31, 2005.

 The increase in depreciation expense was primarily attributable to the recognition of increased values of property and equipment following the adoption of fresh-start reporting with effect from July 1, 2004.

 Amortization expense was attributable to the recognition of intangible assets following the adoption of fresh-start reporting with effect from July 1, 2004 and the acquisition of a controlling interest in sit-up on May 12, 2005. Under fresh-start reporting, we have valued and are now amortizing our customer lists and relationships. As a result of the acquisition of sit-up, we have valued and are now amortizing trade names and superior to market contracts. We completed the evaluation of the fair values of sit-up's intangible assets in the fourth quarter of 2005. As a result of completing our evaluation we recorded superior to market contracts of £45 million and trade names of £15 million and reduced goodwill by £60 million. We also recognized amortization of these intangible assets of £7 million in respect of the period from the date of acquisition to December 31, 2005 in the fourth quarter of 2005.

 The increase in SG&A, which includes, among other items, salary and marketing costs, primarily reflects the consolidation of SG&A expenses of our sit-up segment since May 12, 2005. The sit-up segment related expenses of £36 million, increased SG&A in our content segment and stock-based compensation expense, were partially offset by a decrease in financial restructuring charges from £21 million in the year ended December 31, 2004 to £0 in the year ended December 31, 2005. SG&A further benefited by £4 million rates (local government tax) rebate received in our cable segment in the year ended December 31, 2005, relating to rates charged on our core network. This rates rebate related to the period April 1, 2001 to March 31, 2005 and is not expected to recur in future periods.

 Stock-based compensation expense, or SBCE, of £12 million was incurred in the year ended December 31, 2005, compared to £6 million in the year ended December 31, 2004, and is included in SG&A. SBCE arises as a result of options, restricted stock and stock appreciation rights issued by us to our employees. SBCE is accounted for in accordance with SFAS 123, Accounting for Stock-Based Compensation. SBCE is a non-cash item. No such expense was incurred in the first six months of 2004. As a result of the consummation of our merger with NTL, vesting will accelerate on certain outstanding unvested stock options. In addition, all shares of our restricted stock and stock appreciation rights then outstanding will vest immediately and be converted into the right to receive 0.2875 of a share of new Telewest common stock plus one share of Class B Redeemable Common Stock (redeemable for $16.25 at the effective time of the merger). The impact of accelerated vesting would be to increase SBCE during the period in which the merger is consummated as compared to SBCE in the year ended December 31, 2005.

 We incurred merger related fees of £6 million in the year ended December 31, 2005, compared with £0 in the previous year. These fees have been incurred in connection with our proposed merger with NTL, which is expected to complete during the first quarter of

2006. Success fees of approximately £5 million are payable contingent on the successful completion of the merger.

Other income/(expense)

	Year ended December 31, 2005	Year ended December 31, 2004
	Reorganized Company	Predecessor and Reorganized Companies	% Increase/ (decrease)
	(in millions)	(in millions)
Interest income	£22	£26	(15.4)%
Interest expense (including amortisation of debt discount)	(151)	(326)	(53.7)%
Foreign exchange (losses)/gains, net	(10)	43	—
Share of net income of affiliates	20	16	25.0%
Other, net	4	(1)	—

Total other income/(expense), net	£(115)	£(242)	(52.5)%

 The net decrease in other expense resulted principally from a decrease in interest expense, partially offset by reduced foreign exchange gains on U.S. dollar-denominated debt, following the cancellation of our predecessor's indebtedness to note and debenture holders in its financial restructuring in July 2004, and the interest expense on borrowings under our new Flextech facility.

 The net increase in other income resulted from an increase in our share of net income of affiliates, whilst interest income in the year ended December 31, 2005 decreased as a result of lower average cash and cash equivalent balances as compared to the same period in 2004.

 We receive interest income principally from our cash resources and from our loan to UKTV, our principal affiliate. During the year ended December 31, 2005 we recognized £11 million of interest income from UKTV compared with £12 million in the year ended December 31, 2004.

 Share of net income of affiliates increased primarily due to an increase in net income of UKTV in the year ended December 31, 2005. Our principal affiliated companies for the purpose of our share of net income of affiliated companies for the year ended December 31, 2005 included the companies that comprise UKTV and sit-up for the period through to May 11, 2005.

Comparison of years ended December 31, 2004 and 2003

 The following represents a discussion of our results of operations for the year ended December 31, 2004, compared to the year ended December 31, 2003. The results of operations for the year ended December 31, 2004 combine our results with those of our predecessor, Telewest Communications plc for the six-month period ended June 30, 2004. The results of operations for the year ended December 31, 2003 represent those of our predecessor.

 Consolidated revenue increased by £20 million or 1.5% from £1,298 million for the year ended December 31, 2003 to £1,318 million for the year ended December 31, 2004. The increase occurred entirely in our cable segment and was comprised of a £42 million or 4.6% increase in consumer sales division revenue from £907 million for the year ended

December 31, 2003 to £949 million for the year ended December 31, 2004 offset in part by a £22 million or 7.9% decrease in business sales division revenue from £278 million to £256 million for the same periods. Content segment revenue remained flat at £113 million in both years.

Cable segment

 Cable segment revenue increased by £20 million or 1.7% from £1,185 million for the year ended December 31, 2003 to £1,205 million for the year ended December 31, 2004. The increase resulted primarily from growth in internet revenues in our consumer sales division offset by a decline in business sales division revenue.

 The cable segment Adjusted EBITDA was £485 million for the year ended December 31, 2004, as compared to £429 million for the year ended December 31, 2003, an increase of 13.1%. The increase in Adjusted EBITDA arose through increases in consumer sales division revenue and a decrease in operating costs and expenses, partially offset by a reduction in business sales division revenue.

Consumer sales division

 Consumer sales division revenue represents a combination of consumer television revenue, consumer telephony revenue, and consumer internet revenue.

	Year ended December 31, 2004	Year ended December 31, 2003
	Predecessor and Reorganized Companies	Predecessor Company	% Increase/ (decrease)
Revenue (in millions)
Total Consumer Sales Division	£949	£907	4.6%

Homes passed and marketed(1)	4,686,794	4,674,764	0.3%
Total customer relationships(2)	1,799,556	1,730,438	4.0%
Customer penetration	38.4%	37.0%	3.8%
Revenue Generating Units(3)	3,671,402	3,286,706	11.7%
Average monthly revenue per customer(4)	£45.04	£43.42	3.7%
Average monthly churn(5)	1.1%	1.2%	(8.3)%
Customers subscribing to two or more services	1,379,057	1,264,756	9.0%
Dual or triple penetration	76.6%	73.1%	4.8%
Customers subscribing to three services ("triple play")	492,789	291,512	69.0%
Triple-service penetration	27.4%	16.8%	63.1%

Notes:

(1)
The number of homes within our service area that can potentially be served by our network with minimal connection costs as at December 31 for each period presented. Information concerning the number of homes "passed" (homes for which we have completed network construction) or homes "passed and marketed" is based on physical counts made by us during network construction or marketing phases.

(2)
The number of customers who receive at least one of our television, telephony and broadband internet services as at December 31 for each period presented.

(3)
Revenue Generating Units, or RGUs, refer to subscriptions to each of our analog television, digital television, telephony and broadband internet services on an individual basis. For example, when we provide one customer with digital television and broadband internet services, we record two RGUs. Dial-up internet services, second telephone lines and additional TV outlets are not recorded as RGUs although they generate revenue for us.

(4)
Average monthly revenue per customer (often referred to as "Customer ARPU" or "Customer Average Revenue per User") represents the consumer sales division's total annual revenue of residential customers, including installation revenues, divided by the average number of residential customers in the year, divided by twelve. The same methodology is used for television, telephony and broadband internet average monthly revenue per subscriber ("Subscriber ARPU").

(5)
Average monthly churn represents the total number of customers who disconnected during the year divided by the average number of customers in the year, divided by twelve. Subscribers who move premises within our addressable areas (known as "Moves and Transfers") and retain our services are excluded from the total number of customers who disconnected.

 The increase in consumer sales division revenue resulted from increases in both total customer relationships and average revenue per customer during the year, both of which resulted primarily from an increase in the number of our Blueyonder Broadband internet subscribers of 283,627, or 68.4% during the year.

 Consumer television revenue increased for the year ended December 31, 2004, compared to the year ended December 31, 2003, primarily due to an increase in subscribers over the year, offset in part by a slight decrease in average monthly revenue per television subscriber during the year. The increase in the number of subscribers resulted principally from the growth in the number of Blueyonder Broadband internet service subscribers during the year, our success in bundling Blueyonder Broadband internet services with our television services, and channels added to certain of our television packages in July 2004.

 Consumer telephony revenue decreased for the year ended December 31, 2004 compared to the year ended December 31, 2003, primarily due to continued decline in average monthly revenue per telephony subscriber, offset in part by an increase in subscribers over the year.

 Consumer internet revenue increased for the year ended December 31, 2004 compared to the year ended December 31, 2003, primarily due to an increase in Blueyonder Broadband internet subscribers over the year and partially offset by a decrease in Blueyonder Broadband internet ARPU.

 Overall, the consumer sales division's average monthly revenue per customer increased £1.62 or 3.7% from £43.42 for the year ended December 31, 2003 to £45.04 for the year ended December 31, 2004. The increase in average monthly revenue per customer was primarily attributable to an increase in the number of our customers subscribing to two or more of our services. "Dual" or "triple" penetration grew 3.5 percentage points from 73.1% at December 31, 2003 to 76.6% at December 31, 2004. "Triple-play" penetration grew 10.6 percentage points from 16.8% to 27.4%. These increases were primarily a result of the growth in the number of subscribers to our Blueyonder Broadband internet services, who generally also subscribe to one or more of our consumer television or consumer telephony products. As at December 31, 2004, approximately 93.3% of our

Blueyonder Broadband internet subscribers took at least one of our consumer television or consumer telephony products and 70.6% took all three services.

 During the year ended December 31, 2004, total residential customer relationships increased by 69,118 or 4.0%. This increase resulted principally from the introduction of new products, such as our then available 256Kb broadband internet service, and promotional campaigns, such as our "3 for £30" offer and discounted television services for customers who subscribed to our unmetered telephony products.

 This increase is also reflected in the growth of RGUs, which grew by 384,696 in the year ended December 31, 2004 compared to year-on-year growth of 116,352 in 2003. RGUs per customer increased from 1.90 to 2.04 during the period, reflecting the increase in the percentage of our customers who take two or more of our services.

 Average monthly churn decreased from 1.2% for the year ended December 31, 2003 to 1.1% for the year ended December 31, 2004 due to tightened credit policies, increased multi-service penetration and improved customer care.

Consumer television

	Year ended December 31, 2004	Year ended December 31, 2003
	Predecessor and Reorganized Companies	Predecessor Company	% Increase/ (decrease)
Consumer television subscribers—digital	1,122,301	987,873	13.6%
Consumer television subscribers—analog	190,524	284,191	(33.0)%

Total consumer television subscribers	1,312,825	1,272,064	3.2%

Television ready homes passed and marketed	4,686,794	4,674,764	0.3%
Digital ready homes passed and marketed	4,420,388	4,306,251	2.7%
Percentage of digital subscribers to total subscribers	85.5%	77.7%	10.0%
Television penetration	28.0%	27.2%	2.9%
Average monthly revenue per television subscriber	£20.80	£20.87	(0.3)%
Average monthly churn	1.3%	1.5%	(13.3)%

 Total consumer television subscribers and television penetration increased during the year. These increases resulted primarily from promotions which bundled TV with Blueyonder Broadband internet and/or consumer telephony services and promotions that offered discounts on premium channels for customers who bundled TV with our "Talk" telephony products, together with the effect of new channels added to our "Starter" and "Essential" television packages in July 2004. Bundled promotions included "Free TV," which bundled our "Starter" cable television package with our "Talk Unlimited" and "Talk Evenings and Weekends" unmetered telephony products, and "3 for £30," which bundled all three of our primary services.

 At December 31, 2004 our digital television services had been rolled out in substantially all of our franchise areas, except for certain areas where we offered only our analog service. At December 31, 2004 we delivered digital services to approximately 94.6% of our network. As a result of the substantially completed roll-out, our consumer television customers continued to migrate from our analog services to our digital services, where on average, they generate higher monthly revenues. The migration of analog customers to digital slowed during the year ended December 31, 2004 compared to the year ended December 31, 2003.

 Average monthly revenue per television subscriber decreased marginally primarily due to a decline in the percentage of our subscribers taking our top basic package ("Supreme") and the percentage taking a second set-top box, offset in large part by price rises of £1 on our mid-tier pack ("Essential") from July 1, 2004 and on our entry-level pack ("Starter") from November 1, 2004, and price rises on selected premium channels.

 Average monthly churn decreased from 1.5% for the year ended December 31, 2003 to 1.3% for the year ended December 31, 2004 due to the impact of tightened credit policies, increased multi-service penetration and improved customer care.

 We continued to expand the content included in our digital television packs. The "Starter" pack was expanded in the three-month period ended September 30, 2004 to incorporate a number of our most popular digital television channels and the "Essential" pack was expanded to include the top fifteen most popular digital channels. Alongside these changes, we increased the price of our "Essential" pack by £1 per month with effect from July 1, 2004 and our "Starter" pack by £1 per month with effect from November 1, 2004.

Consumer telephony

	Year ended December 31, 2004	Year ended December 31, 2003
	Predecessor and Reorganized Companies	Predecessor Company	% Increase/ (decrease)
"3-2-1" subscribers	1,080,893	1,144,474	(5.6)%
Total "Talk" subscribers	579,448	455,559	27.2%

Total consumer telephony subscribers	1,660,341	1,600,033	3.8%

Telephony ready homes passed and marketed	4,683,153	4,670,494	0.3%
Telephony penetration	35.5%	34.3%	3.5%
Average monthly revenue per subscriber	£23.68	£24.29	(2.5)%
Average monthly churn	1.1%	1.1%	—

 The increase in total residential telephony subscribers resulted primarily from promotions which bundled residential telephony services with Blueyonder Broadband internet and/or television services (including "Free TV," which bundled our "Talk Unlimited" and "Talk Evenings and Weekends" unmetered telephony products with our "Starter" television package, and "3 for £30," which bundled all three of our primary services) and offered discounts on premium channels for customers who bundled TV with our "Talk" products.

 In the first six months of 2003, we expanded our flat rate telephony services by launching "Talk Evenings and Weekends," a telephony package offering unlimited local and national evening and weekend calls to anywhere in the U.K. (including line rental) at a flat monthly rate. We also launched "Talk International," an "add-on" service that offers reduced rates to all international destinations at a fixed monthly rate of £3 (inc. VAT) per month, and is available to all of our telephony subscribers.

 We continued our strategy of migrating customers to flat rate packages to minimize the impact of declining telephony usage. As a result, the number of subscribers to our "Talk" flat rate telephony packages increased 123,889 in the year ended December 31, 2004. We introduced two further add-on "Talk" products. "Talk Mobile" gives subscribers significant discounts on calls to mobiles for a flat rate of £1.50 per month on top of the usual £10.00 line rental charge. "Talk Weekends" gives customers free local and national calls at weekends for £0.50 on top of the usual line rental charge.

 Telephony penetration increased during the year, principally as a result of the promotions noted above and the success of our Blueyonder Broadband internet services in attracting new "dual-" and "triple-service" customers to us.

 Average monthly revenue per telephony subscriber decreased by £0.61 or 2.5% from £24.29 for the year ended December 31, 2003 to £23.68 for the year ended December 31, 2004, primarily due to the declining overall volume of telephony traffic we carry among consumers who use both fixed-line and mobile phones, the complete substitution of mobile phones for fixed-line phones by some consumers and reductions in second line penetration as customers migrate from our dial-up internet services to our Blueyonder Broadband internet services.

 Average monthly telephony subscriber churn remained flat at 1.1% for the year ended December 31, 2004 and continued to reflect tightened credit policies, increased "dual-" and "triple-service" penetration and improved customer care in a market that continued to be highly competitive.

Consumer internet

	Year ended December 31, 2004		Year ended December 31, 2003
	Predecessor and Reorganized Companies		Predecessor Company	% Increase/ (decrease)
Consumer internet subscribers:
Blueyonder Broadband	698,236		414,609	68.4%
Blueyonder "SurfUnlimited"	107,220		184,009	(41.7)%
Blueyonder pay-as-you-go	33,417		49,368	(32.3)%

Total consumer internet subscribers	838,873		647,986	29.5%

Blueyonder Broadband:
Broadband ready homes passed and marketed	4,420,388		4,306,251	2.7%
Broadband internet penetration	15.8%		9.6%	64.6%
Average monthly revenue per broadband internet subscriber	£21.46	(1)	£22.72	(5.5)%
Average monthly churn	1.1%		1.1%	—

(1)
Includes a recalculation of the average monthly revenue per broadband internet subscriber for the first three quarters of 2004, reflecting the full value of promotional discounts offered. The recalculated average monthly revenue per broadband internet subscribers was £22.29, £22.45 and £21.50 for the three months ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively, compared to £22.57, £23.04 and £22.27, respectively, as previously reported.

 The increase in Blueyonder Broadband internet subscribers resulted principally from continued growth in U.K. consumer demand for broadband internet products generally, the introduction of our lower-tier 256Kb service in March 2004 (available to our existing subscribers since December 2003), speed increases for our 512Kb and faster services introduced in May and December 2004 (at no extra cost to our subscribers), and promotions such as "3 for £30," which bundled our 256Kb Blueyonder Broadband internet service with the television "Starter" package and "Talk Weekends."

 Broadband internet penetration increased, principally as a result of general growth in broadband internet take-up in the U.K., as well as the introduction of our 256Kb Blueyonder Broadband internet service, speed increases and bundling promotions noted above.

 Blueyonder Broadband internet customers have significantly contributed to the growth in our average monthly revenue per customer. As at December 31, 2004, 492,789 broadband internet customers, or approximately 27.4% of our total customers, were "triple-play" customers who also took both television and residential telephony services from us (compared with 291,512 and 16.8% at December 31, 2003). Blueyonder Broadband internet is also successful in attracting new customers, with approximately 39.5% of Blueyonder Broadband internet installations in the year ended December 31, 2004, being in respect of new customer relationships.

 Average monthly revenue per broadband internet subscriber decreased by £1.26 or 5.5% primarily due to the introduction of the lower-tier 256Kb service and promotional offers.

 Blueyonder Broadband internet average monthly churn remained flat at 1.1% for the year ended December 31, 2004, and continued to reflect tightened credit policies, increased "dual-" and "triple-service" penetration and improved customer care in a market that continues to be highly competitive.

 In May and December 2004, we increased connection speeds of our top three broadband internet tiers at no additional cost to our subscribers. As a result our 512Kb, 1Mb and 2Mb Blueyonder Broadband internet services were increased to speeds of 1Mb, 2Mb and 4Mb, respectively. As of December 31, 2004 approximately two-thirds of our subscriber base took a 1Mb or higher-speed service.

 Dial-up internet subscribers to our Blueyonder "SurfUnlimited" product together with our Blueyonder pay-as-you-go metered internet service decreased by approximately 92,000 or 39.5% from approximately 233,000 at December 31, 2003 to approximately 141,000 at December 31, 2004, as we continued to migrate our dial-up subscribers to our Blueyonder Broadband internet services.

 We believe that at December 31, 2004, we were the broadband internet market leader in our addressable areas (those areas of the U.K. where consumers are able to receive our Blueyonder Broadband internet services) with an approximately 67% market share, compared to approximately 71% as of September 30, 2004.

Business sales division

 Business sales division revenue is derived from the delivery of business communications solutions through a combination of voice, data and managed solutions services.

	Year ended December 31, 2004	Year ended December 31, 2003
	Predecessor and Reorganized Companies	Predecessor Company	% Increase/ (decrease)
Revenue (in millions)
Voice services	£141	£156	(9.6)%
Data services	70	61	14.8%
Carrier and other services	45	61	(26.2)%

Total Business Sales Division	£256	£278	(7.9)%

 Business sales division revenue decreased by £22 million or 7.9% as a result of a decline in voice services revenue and carrier and other services revenue, partially offset by an increase in data services revenue. The revenue decline included a £2 million reduction arising as a result of the derecognition of our Predecessor's deferred revenues under fresh-start reporting for which no future contractual performance obligations exist.

 Voice services revenue decreased by £15 million or 9.6%, principally as a result of continued declining usage arising from data and mobile voice substitution together with a fall in price per minute. As part of our strategy of introducing new voice products to defend declining telephony usage, we launched our Carrier Pre-Select product during the second quarter of 2004 and our SRS (Special Rate Services) Advanced Solutions product during the third quarter of 2004.

 Data services revenue increased by £9 million or 14.8%, primarily as a result of growth in our managed data and fiber products to our "complex" business customers. During the fourth quarter we launched our "Evolved Ethernet" product to extend our range of services.

 Carrier and other services revenue declined by £16 million or 26.2% as a result of declines in both carrier service revenues and other (principally travel service) revenues. Our carrier services revenue is derived from the sale of access to our fiber-optic national network to other carriers and operators (for example T-Mobile, a mobile operator). Revenues from the carrier services unit tend to be derived from a relatively small number of high value, short and long-term contracts and can therefore fluctuate significantly from period to period. Over recent periods our carrier services unit has been negatively impacted by a general weakness in the market in which it operates. The decline in other services revenue primarily reflected the decline across the travel sector and the ongoing move by tour operators to provide their own managed solutions services.

 While business sales division revenue declined year-on-year, revenue was relatively stable over the last three quarters of 2004.

Content segment

Content segment revenue

 Content segment revenue is derived principally from advertising and subscription revenue from the provision of content to the U.K. multi-channel pay-television broadcasting market through our content subsidiary, Flextech.

 Content segment revenue for the year ended December 31, 2004 was £113 million unchanged from the year ended December 31, 2003.

 The content segment Adjusted EBITDA was £9 million for the year ended December 31, 2004, as compared to £5 million for the year ended December 31, 2003. The increase in Adjusted EBITDA arose as a result of decreases in operating costs and expenses.

	Year ended December 31, 2004	Year ended December 31, 2003
	Predecessor and Reorganized Companies	Predecessor Company	% Increase/ (decrease)
Revenue (in millions)
Subscription revenue	£42	£38	10.5%
Advertising revenue	57	48	18.8%
Other revenue	14	27	(48.1)%

Net revenue(1)	£113	£113	—

Number of paying homes receiving our programming—(millions)	9.5	9.2	3.3%
Share of the net income of UKTV (in millions)	£14	£3	366.7%
U.K. television advertising market share(2)	4.4%	3.9%	12.8%

Notes:

(1)
Net revenue consists of total revenue (subscription revenue, advertising revenue, management fees, transactional and interactive revenue and other revenue) less inter-segment revenues of £10 million for both the year ended December 31, 2004 and for the year ended December 31, 2003.

(2)
Including 100% of the market share of UKTV.

 After the elimination of inter-segment revenues of £10 million for both the year ended December 31, 2003 and for the year ended December 31, 2004, the net revenue of the content segment remained flat year-on-year. Increases in subscription revenue and advertising revenue were offset by the loss of other revenue resulting from the disposal of non-core businesses.

 After the elimination of inter-segment revenues, subscription revenue increased by £4 million or 10.5%.

 The content segment's increase in advertising revenue of £9 million or 18.8% resulted from the relative viewing strength of its channels, despite increased competition in the multi-channel market.

 The decrease in other revenue reflects primarily a reduction in rights revenue and a reduction in the number of our transponders from two to one and the resulting loss of sublease revenue. The reduction of transponders from two to one has also resulted in cost savings.

 Our content segment's share of the net income of UKTV, its joint ventures with BBC Worldwide, is included in share of net income of affiliates.

IDS

 On December 15, 2004, we announced that our Audit Committee was commencing an independent review of certain business practices of a subsidiary in our content division, IDS, which sells advertising time on television channels in which we have an ownership interest. The Audit Committee engaged independent counsel and accountants to assist it. Their review was completed in March 2005, with the finding that the activities in question should not result in any material liability, did not evidence material weakness or deficiency in internal controls and did not give rise to any obligation for us to amend or restate previously filed financial statements and periodic reports. Management has made modifications to these business practices in a manner consistent with the Audit Committee's conclusions. Based on Audit Committee recommendations, we also took steps to further strengthen internal controls at IDS and to improve the integration and alignment of IDS controls and procedures with those of the rest of the group. The impact of the changed business practices and these additional steps was not material to our financial statements, results of operations or financial condition.

Combined cable and content segments

Operating expenses

	Year ended December 31, 2004	Year ended December 31, 2003
	Predecessor and Reorganized Companies	Predecessor Company	% Increase/ (decrease)
	(in millions)	(in millions)
Cable segment expenses	£294	£318	(7.5)%
Content segment expenses	76	81	(6.2)%
Depreciation	388	389	(0.3)%
Amortization of intangible assets	18	—	—
SG&A	475	490	(3.1)%

Total Operating Expenses	£1,251	£1,278	(2.1)%

 Our total operating expenses decreased due to decreased cable segment expenses, content segment expenses, SG&A and depreciation, partially offset by increased amortization charges following the adoption of fresh-start reporting.

 In total, the cable segment's expenses decreased by 7.5% for the year ended December 31, 2004, compared with the corresponding period in 2003 and consist of cable programming expenses for our consumer television services and cable telephony expenses for our consumer and business telephony products.

 Cable television programming expenses remained flat year-on-year principally as the result of increased premium channel wholesale costs offset by savings resulting from favorable renegotiations of certain programming content contracts.

 A decrease in cable telephony expenses resulted principally from reductions in the interconnection fees for calls to mobiles.

 The content segment's expenses were 61.8% of the content segment's revenues (including inter-segment sales to the cable segment) for the year ended December 31, 2004 compared with 65.9% on the same basis for the year ended December 31, 2003. The decrease in the content segment's expenses is primarily due to reduced costs associated with non-core business together with improved programming efficiency.

 The marginal decrease in depreciation expense was primarily attributable to the depreciation of the decreasing levels of capital expenditure, offset by the recognition of increased values of property and equipment following the adoption of fresh-start reporting with effect from July 1, 2004.

 Amortization expense was attributable to the recognition of new intangible assets following the adoption of fresh-start reporting with effect from July 1, 2004. Under fresh-start reporting, we have valued and begun the amortization of our customer lists for the first time.

 The decrease in SG&A primarily reflects reductions in payroll costs from decreasing numbers of employees, and net decreases in other overhead expenses, as we continued to focus on cost control and achieve cost efficiencies, and a decrease in financial restructuring charges from £25 million to £21 million.

 Stock-based compensation expense, or SBCE, of £6 million was incurred in the second half of 2004 and is included in SG&A. SBCE arises as a result of options and restricted stock issued by us upon completion of the financial restructuring of our predecessor. This is a non-cash item and no such expense was incurred in 2003.

 The decline in operating costs and expenses for the year ended December 31, 2004 reflects costs savings achieved through headcount reductions, rationalization of our property portfolio and other measures.

Other income/(expense)

	Year ended December 31, 2004	Year ended December 31, 2003
	Predecessor and Reorganized Companies	Predecessor Company	% Increase/ (decrease)
	(in millions)	(in millions)
Interest income	£26	£24	8.3%
Interest expense (including amortisation of debt discount)	(326)	(488)	(33.2)%
Foreign exchange gains, net	43	268	(84.0)%
Share of net income of affiliates	16	1	—
Other, net	(1)	8	—

Total other expense, net	£(242)	£(187)	29.4%

 The net increase in other expense resulted principally from a decrease in foreign exchange gains on U.S. dollar-denominated debt following the cancellation of our predecessor's indebtedness to note and debenture holders in its financial restructuring in July 2004, partially offset by decreases in interest expense associated with the cancelled indebtedness and, to a lesser extent, an increase in our share of net income of affiliates.

 We receive interest income principally from our cash resources and from our loan to UKTV, our principal affiliate. During the year ended December 31, 2004, we recognized £12 million interest income from UKTV, and £10 million for the year ended December 31, 2003.

 Share of net income of affiliates increased primarily due to an increase in the net share of income of UKTV in the year ended December 31, 2004. Our principal affiliated companies for the purpose of our share of net income of affiliated companies as at December 31, 2004 included the companies that comprise UKTV, sit-up Limited and Front Row Television Limited.

Consolidated statements of cash flows

	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
	Reorganized Company	Predecessor and Reorganized Companies	Predecessor Company
	(in millions)	(in millions)	(in millions)
Net cash provided by operating activities	£461	£294	£308
Net cash used in investing activities	(306)	(226)	(212)
Net cash provided by/(used in) financing activities	69	(427)	(59)

Net increase/(decrease) in cash and cash equivalents	224	(359)	37
Cash and cash equivalents at beginning of period	68	427	390

Cash and cash equivalents at end of period	£292	£68	£427

 For the year ended December 31, 2005, we reported net cash provided by operating activities of £461 million compared with £294 million for the year ended December 31, 2004 and £308 million for the year ended December 31, 2003. The increase in net cash provided by operating activities in 2005 compared with 2004 was principally as a result of improvements in operating income and reduced interest payments, partially offset by increases in working capital. The decrease in net cash provided by operating activities in 2004 compared with 2003 resulted principally from additional payments in respect of bank interest made in the fourth quarter of 2004, and a marginal deterioration in working capital due to a reduction in accounts payable in December 2004, which more than offset other cash flow improvements. Additional payments in respect of bank interest in the fourth quarter of 2004 arose due to the timing of £6 million of cash interest payments relating to our previous bank facilities, which we had been able to roll forward from quarters two and three to quarter four, together with the repayment of £34 million of interest, that would otherwise have been rolled forward to 2005 but was accelerated due to the completion of our new bank facilities (and associated repayment of our previous facilities) on December 30, 2004.

 Net cash used in investing activities was £306 million for the year ended December 31, 2005 compared with £226 million for the year ended December 31, 2004 and £212 million for the year ended December 31, 2003. The increase in 2005 over 2004 arose principally as a result of the additional investment in sit-up partially offset by reduced payments for capital expenditure, increased proceeds from disposal and sale and leaseback of fixed assets, and increased loan repayments received from affiliates. Net cash used in investing activities includes net cash inflow from affiliates of £16 million for the year ended December 31, 2005 compared with net cash inflow of £10 million for the year ended December 31, 2004. The year ended December 31, 2004 benefited from a receipt of an additional £7 million relating to the disposal of an affiliate. Capital expenditure accounted for £232 million of the total net cash used in investing activities in the year ended December 31, 2005 compared with £241 million in 2004. The increase in 2004 over 2003 arose principally as a result of increased capital expenditure partially offset by proceeds from the sales and leaseback of certain vehicles and computer equipment. Net cash used in investing activities included the total net cash inflow from affiliates of £10 million for year ended December 31, 2004 compared with £17 million for the year ended December 31, 2003. Capital expenditure accounted for £241 million of the total net cash used in investing activities in the year ended December 31, 2004 compared with £228 million in the same period in 2003. Capital expenditure in the year ended December 31, 2004 was principally a result of IP and network capacity upgrades and new subscriber installations in connection with the roll-out of digital television and Blueyonder Broadband internet services.

 Net cash provided by financing activities totaled £69 million for the year ended December 31, 2005 compared with net cash used in financing activities of £427 million for the year ended December 31, 2004 and £59 million for the year ended December 31, 2003. Net cash provided by financing activities in 2005 resulted primarily from the raising of additional finance of £110 million in respect of the financing of the additional investment in sit-up. Additionally, in 2005, we released £18 million of restricted cash and received £12 million proceeds from the issue of a subsidiary's contingently redeemable preferred stock. We paid £43 million for the principal element of capital lease repayments and repaid debt of £29 million. In the year ended December 31, 2004 we repaid approximately £2,000 million in connection with our previous bank facilities, drew down £1,700 million under our new facilities and paid £73 million in facility fees. Additionally, in the year ended December 31, 2004 we increased restricted cash by £13 million and paid £44 million for the principal element of capital lease repayments, compared with £57 million for the principal element of capital lease repayments in the year ended December 31, 2003.

 As of December 31, 2005, we had cash and cash equivalents of £292 million on a consolidated basis (excluding £4 million that was restricted as to use to providing security for leasing and other obligations and £4 million that was restricted as to use to settle restructuring and liquidation expenses of our predecessor company). Cash and cash equivalents increased by £224 million for the year ended December 31, 2005 mainly as a result of strong operating performance, decreased capital expenditure, proceeds from disposal and sale and leaseback of fixed assets. Cash and cash equivalents decreased by £359 million for the year ended December 31, 2004 mainly as a result of the repayment of previous bank facilities, partially offset by the draw downs under new bank facilities, less fees paid on bank facilities during that year. As of December 31, 2004, we had cash and cash equivalents of £68 million (excluding £26 million that was restricted).

New accounting standards

 In November 2004, the FASB issued SFAS No. 151, Inventory Costs, or SFAS 151, to amend the guidance in Chapter 4, "Inventory Pricing," of FASB Accounting Research Bulletin No. 43, Restatement and Revision of Accounting Research Bulletins. The statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that those items be recognized as current-period charges. SFAS No.151 is effective for fiscal years beginning after June 15, 2005. We adopted the provisions of SFAS 151 on January 1, 2006. We expect that adoption of SFAS 151 will have no impact on our financial statements.

 In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS 123 (R), which modifies certain provisions of SFAS 123, and eliminates the availability of the intrinsic value method. We adopted SFAS No. 123 (R) on January 1, 2006 applying the modified prospective transition method of application. We expect that as a result of adoption of SFAS 123 (R) we will record a reversal of compensation expense of £1 million which had been recognized in earlier periods.

 In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets: an amendment of APB Opinion No. 29, or SFAS 153. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We adopted the provisions of SFAS 153 on July 1, 2005. Adoption of SFAS 153 had no impact on our financial statements.

 In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, or SFAS 154, which applies to all changes in accounting principle and corrections of error. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. We adopted SFAS 154 on January 1, 2006. We expect that adoption of SFAS 154 will have no impact on our financial statements.

Use of non-GAAP financial measures

Presentation

 The presentation of financial results for 2004 as "Predecessor and Reorganized Companies" includes operations of our predecessor and the operations of the reorganized company. The predecessor company amounts are on a pre-fresh start basis so that, for example, interest expense is based on pre-restructured debt, and depreciation is based on the historic cost of assets, while the reorganized company interest expense is based on post-restructuring debt and depreciation is based on the fair value of assets at July 1, 2004. GAAP does not permit the combining of the results of predecessor and reorganized companies. Management believes presenting combined results in 2004 is the best way to assess the company's performance. No separate reconciliation of combined results is shown below. Rather in "Predecessor and Reorganized Companies" on pages S-104 to

S-107 a reconciliation of income statements and cash flow statements to their GAAP equivalents is provided.

 The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying information provides a more complete understanding of factors and trends affecting our business. Management encourages investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure or measures.

 Average monthly revenue per customer or "Customer ARPU (excluding impact of the £16 million VAT recovery)"

 For the year ended December 31, 2005, Customer ARPU (excluding impact of the £16 million VAT recovery) represents the consumer sales division's total annual revenue from residential customers, including installation revenues, but excluding the recovery of £16 million VAT, divided by the average number of residential customers in the year, divided by twelve.

 For the three month period ended June 30, 2005, Average monthly revenue per customer (excluding impact of the £16 million VAT recovery) represents the consumer sales division's total quarterly revenue from residential customers, including installation revenues, but excluding the recovery of £16 million VAT, divided by the average number of residential customers in the quarter, divided by three.

 Customer ARPU (excluding impact of the £16 million VAT recovery) and Average monthly revenue per customer (excluding impact of the £16 million VAT recovery are not financial measures recognized under GAAP. The most directly comparable GAAP financial measures are Customer ARPU and Average monthly revenue per customer. The significant limitation associated with the use of these measures, as compared to the most directly comparable GAAP measures, is that they do not consider £16 million of revenues received in respect of recovered VAT. Telewest believes these measures are helpful for understanding the trend in respect of residential revenues derived from customers during the year, or the three month period, and it provides useful supplemental information to investors. The VAT recovery is not expected to recur. Because non-GAAP financial measures are not standardized, it may not be possible to compare Customer ARPU (excluding impact of the £16 million VAT recovery) and Average monthly revenue per customer (excluding impact of the £16 million VAT recovery) with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for Customer ARPU or Average monthly revenue per customer, or other measures of financial performance reported in accordance with GAAP.

Average monthly revenue per television subscriber or "CATV ARPU (excluding impact of the £16 million VAT recovery)"

 For the year ended December 31, 2005, CATV ARPU (excluding impact of the £16 million VAT recovery) represents the sum of the consumer sales division's total annual revenue from television subscribers, including installation revenues, but excluding the recovery of £16 million VAT, divided by the average number of television subscribers in the year, divided by twelve.

 For the three month period ended June 30, 2005, Consumer Television average monthly revenue per subscriber (excluding impact of the £16 million VAT recovery) represents the consumer sales division's total quarterly revenue from television subscribers, including installation revenues, but excluding the recovery of £16 million VAT, divided by the average number of television subscribers in the quarter, divided by three.

 CATV ARPU (excluding impact of the £16 million VAT recovery) and Consumer Television average monthly revenue per customer (excluding impact of the £16 million VAT recovery) are not financial measures recognized under GAAP. The most directly comparable GAAP financial measures are CATV ARPU and Consumer Television average monthly revenue per customer. The significant limitation associated with the use of these measures, as compared to the most directly comparable GAAP measures, is that they do not consider £16 million of revenues received in respect of recovered VAT. Telewest believes these measures are helpful for understanding the trend in respect of television revenues derived from subscribers during the year, or the three month period, and it provides useful supplemental information to investors. The VAT recovery is not expected to recur. Because non-GAAP financial measures are not standardized, it may not be possible to compare CATV ARPU (excluding impact of the £16 million VAT recovery) and Consumer Television average monthly revenue per customer (excluding impact of the £16 million VAT recovery) with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for CATV ARPU or Consumer Television average monthly revenue per customer, or other measures of financial performance reported in accordance with GAAP.

Year ended December 31, 2005
Reconciliation of Customer ARPU to Customer ARPU (excluding impact of the £16 million VAT recovery)
Consumer sales division revenue in the year	£1,009 million
Average number of residential customers in the year	1,835,316

Customer ARPU	£45.85

Consumer sales division revenue in the year	£1,009 million
VAT recovery	£(16) million

Consumer sales division revenue (excluding £16 million VAT recovery)	£993 million
Average number of residential customers in the year	1,835,316

Customer ARPU (excluding impact of the £16 million VAT recovery)	£45.14

Reconciliation of CATV ARPU to CATV ARPU (excluding impact of the £16 million VAT recovery)
Consumer television revenue in the year	£349 million
Average number of television subscribers in the year	1,335,473

CATV ARPU	£21.83

Consumer television revenue in the year	£349 million
VAT recovery	£(16) million

Consumer television revenue (excluding £16 million VAT recovery)	£333 million
Average number of television subscribers in the year	1,335,473

CATV ARPU (excluding impact of the £16 million VAT recovery)	£20.85

Three months ended June 30, 2005
Reconciliation of Customer ARPU to Customer ARPU (excluding impact of the £16 million VAT recovery)
Consumer sales division revenue in the period	£262 million
Average number of residential customers in the period	1,830,895

Customer ARPU	£47.72

Consumer sales division revenue in the period	£262 million
VAT recovery	£(16) million

Consumer sales division revenue (excluding £16 million VAT recovery)	£246 million
Average number of residential customers in the period	1,830,895

Customer ARPU (excluding impact of the £16 million VAT recovery)	£44.86

Reconciliation CATV ARPU to CATV ARPU (excluding impact of the £16 million VAT recovery)
Consumer television revenue in the period	£98 million
Average number of television subscribers in the period	1,326,317

CATV ARPU	£24.72

Consumer television revenue in the period	£98 million
VAT recovery	£(16) million

Consumer television revenue (excluding £16 million VAT recovery)	£82 million
Average number of television subscribers in the period	1,326,317

CATV ARPU (excluding impact of the £16 million VAT recovery)	£20.78

Management

Directors and executive officers of New NTL

 The following table provides information about our directors and executive officers:

Name	Age	Title
James F. Mooney	51	Chairman
Stephen A. Burch	56	Chief Executive Officer, President and Director
Simon P. Duffy	56	Executive Vice Chairman
Anthony (Cob) Stenham	74	Deputy Chairman
Neil Berkett	50	Chief Operating Officer
Jacques D. Kerrest	59	Chief Financial Officer
Bryan H. Hall	44	Secretary and General Counsel
Neil Smith	41	Deputy Chief Financial Officer
Robert C. Gale	46	Vice President—Controller
Malcolm Wall	49	Chief Executive Officer, Content Division
Edwin M. Banks	43	Director
Jeffrey D. Benjamin	44	Director
David Elstein	61	Director
Charles K. Gallagher	41	Director
William R. Huff	56	Director
William J. Connors	35	Director
George R. Zoffinger	58	Director

 Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes as nearly equal in number as possible. Directors in each class serve staggered three-year terms. Our Class I Directors are James F. Mooney, William R. Huff and George R. Zoffinger and their terms terminate on the date of our 2008 annual meeting of stockholders. Our Class II Directors are Edwin M. Banks, Stephen A. Burch, Simon P. Duffy and Charles K. Gallagher and their terms terminate on the date of our 2009 annual meeting of stockholders. Our Class III Directors are Jeffrey D. Benjamin, William J. Connors, David Elstein and Anthony (Cob) Stenham and their terms will terminate on the date of our 2007 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term.

 The following is a brief description of the present and past business experience of each of our directors and executive officers.

James F. Mooney

 Mr. Mooney, age 51, became our chairman on March 3, 2006 and was Old NTL's chairman since March 2003. From April 2001 to September 2002, Mr. Mooney was the executive vice president and chief operating officer of Nextel Communications Inc. Prior to joining Nextel, from January 2000 to January 2001, Mr. Mooney was the chief executive officer and chief executive operating officer of Tradeout Inc., an asset management firm jointly owned by GE Capital Corp., Ebay Inc. and Benchmark Capital. From April 1999 to January 2000, Mr. Mooney was the chief financial officer at Baan Company, a business management software provider that had dual headquarters in Amsterdam and Virginia. From 1980 to March 1999, Mr. Mooney held a number of positions with IBM Corporation, including his last position as the chief officer of the Americas. Mr. Mooney also is the chairman of RCN Corporation, a telecommunications service provider based in the U.S., and a director of Sirius Satellite Radio.

Stephen A. Burch

 Mr. Burch, age 56, has been our president and chief executive officer since March 3, 2006 and is responsible for running the organization's day-to-day operations. He joined Old NTL on January 16, 2006 as president and chief executive officer. Prior to joining Old NTL, Mr. Burch spent his entire 26 year career in the cable sector, working for the past 17 years at Comcast Corporation. During his tenure at Comcast, Mr. Burch held positions ranging from general manager to, President—Atlantic Division, a post he held for five years. Mr. Burch was instrumental in the integration of Comcast's acquisition of AT&T Broadband. In his previous role at Comcast, Mr. Burch was responsible for 3.9 million subscribers, and held full responsibility for his division's operations, including finance, customer service, human resources, marketing, legal, technical operations and engineering.

Simon P. Duffy

 Mr. Duffy, age 56, is our executive vice chairman. Mr. Duffy was Old NTL's executive vice chairman prior to that, its chief executive from August 15, 2003 to January 16, 2006 and its chief operating officer from April 1, 2003 to August 15, 2003. From May 2002 to March 2003, Mr. Duffy was the chief financial officer of Orange SA. Prior to joining Orange SA, from April 2001 to January 2002, Mr. Duffy was the chief executive officer of End2End, a Denmark-based wireless data company. He joined End2End from internet service provider World Online International NV. From December 1999 to January 2001, Mr. Duffy served as the chief executive officer and deputy chairman of World Online and led the initial public offering of the company and subsequent sale to Tiscali SpA. Prior to his tenure at World Online, Mr. Duffy spent eight years at EMI Group plc, first as group finance director of Thorn EMI and later, following EMI Group's demerger, as deputy chairman and group finance director of EMI Group. Prior to joining Thorn EMI, Mr. Duffy worked at Guinness plc, first as director of corporate finance and subsequently as operations director of United Distillers, Guinness's spirits division. Mr. Duffy is also a director of Imperial Tobacco Group plc and GWR Group plc.

Anthony (Cob) Stenham

 Mr. Stenham, age 74, is our deputy chairman. He served as Telewest's chairman from February 19, 2004 to March 3, 2006 and in his capacity as chairman served as an executive officer of Telewest until March 3, 2006. Mr. Stenham has served as non-executive chairman of Telewest Communications plc since December 1999 and previously served as a non-executive director and deputy chairman from November 1994 until December 1999. From 1992 to 2003 he was a non-executive director of Standard Chartered plc and from 1990 to 1997 he was chairman of Arjo Wiggins Appleton plc and a managing director of Bankers Trust Company from 1986 to 1990. Mr. Stenham also currently serves as non-executive chairman of Ashtead Group plc, IFonline Group plc and Whatsonwhen Limited.

Neil Berkett

 Mr. Berkett, age 50, became our chief operating officer on September 26, 2005. Prior to that, Mr. Berkett was Managing Director, Distribution at Lloyds TSB since 2003. From 1997 to 2002, he was a principal at Marsh Mill Consulting Ltd, and from 1998 to 2002, he was also Chief Executive of Trek Investco Ltd.

Jacques D. Kerrest

 Mr. Kerrest, age 59, became our chief financial officer on March 3, 2006 and served as chief financial officer of Old NTL prior to that since September 20, 2004. From June 2003 to August 2004, Mr. Kerrest was the managing director and chief financial officer of Equant N.V., a subsidiary of France Telecom that provides global communications services for multinational businesses. From August 1997 to May 2003, Mr. Kerrest was the senior vice president and chief financial officer of Harte-Hanks, Inc., a direct marketing services firm based in Texas. From August 1995 to July 1997, Mr. Kerrest served as the chief financial officer of the Chancellor Broadcasting Company, a radio broadcasting services company based in Texas, and took the company through its initial public offering. From 1993 to July 1995, Mr. Kerrest was the chief financial officer of Positive Communications, Inc., a provider of wireless messaging products. Prior to his tenure at Positive Communications, Mr. Kerrest held a number of positions with Chemical Bank in New York, Canada and London, including a seven-year tenure as vice president of corporate finance. Mr. Kerrest is a director of Grenax Broadcasting LLC.

Bryan H. Hall

 Mr. Hall, age 44, became our secretary and general counsel on March 3, 2006 and served as secretary and general counsel of Old NTL prior to that since June 15, 2004. From September 2000 to June 2004, Mr. Hall was a partner in the corporate department of the law firm Fried, Frank, Harris, Shriver & Jacobson LLP in New York, specializing in public and private acquisitions and acquisition financings. Mr. Hall joined Fried Frank in July of 1997 as an associate attorney. Prior to July 1997, Mr. Hall was an associate attorney at the law firm Morgan Lewis & Bockius LLP in New York. Mr. Hall is an attorney licensed to practice in the State of New York.

Neil R. Smith

 Mr. Smith, age 41, became our deputy chief financial officer on March 3, 2006. Prior to that, he was Telewest's vice president and chief financial officer. Mr. Smith has served as Group Finance Director of Telewest Communications plc from September 2003 to November 2003. Prior to that, Mr. Smith served as Deputy Group Finance Director of Telewest Communications plc from September 2002 to September 2003. Mr. Smith had previously served as Finance Director, Consumer Sales Division of Telewest Communications plc from August 2000 to September 2002, having joined Telewest Communications plc as Group Financial Controller in July 2000. Prior to that, Mr. Smith was Deputy Finance Director at Somerfield plc, a U.K. based food retailer, where Mr. Smith worked in many corporate finance roles since 1994.

Robert C. Gale

 Mr. Gale, age 46, is our vice president—controller. He has held this position since March 3, 2006. He held the same position at Old NTL since June 17, 2003. In October 2000, he was appointed as group director of financial control for Old NTL's U.K. operations. Mr. Gale joined Old NTL in May 2000 from Cable & Wireless Communications plc, where he was head of finance for the ConsumerCo business. He had joined Cable & Wireless in January 1998. From 1995 to 1997, Mr. Gale was chief financial officer of ComTel, a cable operator subsequently acquired by us. Between 1989 and 1995, Mr. Gale was group financial controller at TVS Entertainment PLC, a U.K. television broadcaster and program producer. Mr. Gale is a chartered accountant and worked for KPMG at its London office between 1981 and 1989.

Malcolm Wall

 Mr. Wall, age 49, is the CEO of our Content division. He was appointed to that role on January 31, 2006. Mr. Wall served as COO at United Business Media plc from 2001 to 2005. Prior to that, he was CEO of United Broadcasting and Entertainment Ltd from 1996 to 2000.

Edwin M. Banks

 Mr. Banks, age 43, has been a director since March 3, 2006. Prior to that he served as director of Old NTL since May 7, 2003. Mr. Banks has served as portfolio manager for W.R. Huff Asset Management, an investment management firm since June 1988. W.R. Huff Asset Management's managed accounts and affiliates collectively constitute one of our principal stockholders. Mr. Banks is currently a director of Caremark Rx, Inc. and CKX, Inc., formerly Sports Entertainment Enterprises, Inc.

Jeffrey D. Benjamin

 Mr. Benjamin, age 44, has been a director since March 3, 2006. He became a director of Old NTL on January 10, 2003 and served in that position until March 3, 2006. He is currently a senior advisor to Apollo Management, LP, a private investment fund, and has held that position since September 2002. From June 1998 to September 2002, Mr. Benjamin was employed by Libra Securities LLC, an investment banking firm, and its predecessors in various positions including co-chief executive officer. Mr. Benjamin currently serves on the boards of directors of Exco Resources, Inc., Chiquita Brands International, Inc., McLeod USA Incorporated, Dade Behring Holdings Inc. and Mandalay Resort Group.

David Elstein

 Mr. Elstein, age 61, has been a director since March 3, 2006. He was a director of Old NTL since January 10, 2003. Since January 1982, he has owned Brook Productions Ltd., a television consulting and production company. He is currently the chairman of the British Screen Advisory Council, the Broadcasting Policy Group, the Commercial Radio Companies Association, Really Useful Theatres Ltd, Screen Digest Ltd, Sports Network plc, Digital Classics plc and Sparrowhawk Investments Ltd. He is vice-chairman of Kingsbridge Capital Ltd. He has been a visiting professor of broadcasting at Oxford, Westminster, and Stirling Universities. From 1996 to 2000, Mr. Elstein was chief executive officer of Channel 5 Broadcasting Ltd. in Britain. From 1993 to 1996 he was head of programming at BSkyB and, prior to that time, a director of programs at Thames Television.

Charles K. Gallagher

 Mr. Gallagher, age 41, has been a director since March 3, 2006. He was a director of Old NTL since August 2003. Since September 2001, he has served as chief financial officer of Viewpointe Archive Services, a joint venture among Bank of America, JP Morgan Chase & Co., U.S. Bancorp, SunTrust Banks, Inc., Wells Fargo and IBM that engages in the imaging and archiving of digital copies of checks. From February 2000 to June 2001, Mr. Gallagher served as chief financial officer of Tradeout Inc. Before joining Tradeout Inc., from August 1999 to January 2000, Mr. Gallagher served as vice president and controller of Baan Company. From 1985 to 1999, Mr. Gallagher held a number of positions with IBM Corporation, including his last position as chief financial officer of its small and medium business segment of North America.

William R. Huff

 Mr. Huff, age 56, became a director on March 3, 2006. He was a director of Old NTL prior to that and served as Old NTL's interim chairman of the board of directors until March 2003, when Mr. Mooney became chairman. Mr. Huff is the president of the managing member of W.R. Huff Asset Management Co., L.L.C. which he founded in 1984.

William J. Connors

 Mr. Connors, age 35, became a director of Telewest on November 26, 2003 and has been a director of NTL since March 3, 2006. Mr. Connors is a Portfolio Manager for W.R. Huff Asset Management Co., LLC and Chief Investment Officer of WRH Global Securities, LP. He has worked with W.R. Huff Asset Management since 1992. Mr. Connors serves on the Board of Directors of Impsat Fiber Networks, Inc. He is a Chartered Financial Analyst.

George R. Zoffinger

 Mr. Zoffinger, age 58, became a director on March 3, 2006 and was a director of Old NTL since January 10, 2003. He is the president and chief executive officer of the New Jersey Sports and Exposition Authority, a position he has held since March 2002. From March 1998 to March 2002, he served as president and chief executive officer of Constellation Capital Corporation. From October 1995 to February 1998, he served as president and chief executive officer of Value Property Trust, a publicly owned real estate investment trust. Mr. Zoffinger served as chairman of CoreStates New Jersey National Bank from 1994 to December 1996 and as president and chief executive officer of Constellation Bancorp from 1991 to 1994. Further, Mr. Zoffinger was the commissioner of commerce and economic development for the State of New Jersey in 1990. Mr. Zoffinger is currently a director of New Jersey Resources Inc., Commercial Federal Bancorp and Anchor Commercial Bank.

Additional Director to be Proposed by Virgin Enterprises Limited

 On April 3, 2006 we entered into a license agreement with Virgin Enterprises Limited which provides for us to license the Virgin name and trademark in our business. In connection with the agreement, Virgin Enterprises Limited has the right to propose a candidate to our Nominating Subcommittee to fill a single new seat on our board. The additional board seat is expected to be a Class I seat, with a term that terminates on the date of our 2008 annual meeting of stockholders.

Board Committees

 The board of directors has four committees, the Executive Committee, the Nominating Subcommittee of the Executive Committee, the Compensation Committee and the Audit Committee.

 The members of our Executive Committee are Edwin M. Banks, William R. Huff, Chairman, James F. Mooney and George R. Zoffinger.

 The members of the Nominating Subcommittee of the Executive Committee are Edwin M. Banks, Chairman, and George R. Zoffinger.

 The members of our Compensation Committee are Edwin M. Banks, Chairman, David Elstein and George R. Zoffinger.

 The members of our Audit Committee are Jeffrey D. Benjamin, David Elstein, Charles K. Gallagher, Chairman and George R. Zoffinger.

Description of our new credit facilities

 On March 3, 2006, New NTL, NTL Cable PLC, NTLIH and certain of its subsidiaries and Telewest Communications Networks Limited and certain of its subsidiaries executed a senior facilities agreement with a consortium of financial institutions.

 The summary set forth below does not purport to be complete and is qualified in its entirety by reference to the actual agreements, copies of which have been publicly filed with the SEC.

Structure

 Our new senior secured credit facility consists of multiple tranches:

•
a £3,350,000,000 tranche A term loan facility denominated in sterling;

•
a £175,000,000 tranche A1 term loan facility denominated in sterling;

•
a £300,000,000 tranche B1 term loan facility denominated in sterling;

•
a £351 million tranche B2 term loan facility denominated in sterling;

•
a €500 million tranche B3 term loan facility denominated in euros;

•
a $650 million tranche B4 term loan facility denominated in dollars;

•
a £300,000,000 tranche C term loan facility denominated in sterling; and

•
a £100,000,000 revolving facility tranche, or RCF, denominated in sterling, dollars and euros.

 We have obtained commitments for tranche C and we expect tranche C to fund five business days after funding of the notes.

 Borrowings under tranche A have been used to refinance the credit facilities of Old NTL and Telewest existing prior to the merger. The tranches A1 and B1 term loan facilities have been used in connection with the acquisition of Virgin Mobile and refinancing in part Virgin Mobile's existing indebtedness. The tranches B2, B3 and B4 term loan facilities have been used to refinance the £1.2 billion of the bridge facilities not refinanced with the drawings under our new alternative bridge facility. Borrowings under tranche C are expected to be used together with the proceeds of the notes offered hereby to refinance our new alternative bridge facility. See "Use of proceeds." The £100 million revolving tranche of our new senior secured credit facilities will also be available for the working capital requirements of the bank group.

Amortization; Repayments

 Principal under Tranches A and A1 is subject to repayments each six months as follows:

Amount repayable
Repayment date
	Tranche A	Tranche A1
30 September 2007	£225 million	£12 million
31 March 2008	£225 million	£12 million
30 September 2008	£225 million	£12 million
31 March 2009	£250 million	£15 million
30 September 2009	£450 million	£25 million
31 March 2010	£500 million	£27 million
30 September 2010	£550 million	£30 million
Final Maturity Date	£925 million	£42 million

 Tranches B1, B2, B3, B4 and C are payable in full on their final maturity date. The revolving term loan is repayable on the final day of each interest period and any amounts then outstanding will be repaid in full on its final maturity date.

Final Maturity Dates

 The final maturity dates for each of the facilities is as follows:

Facility	Final Maturity Date
A and A1	3 March 2011
B1, B2, B3 and B4	3 September 2012
C	3 March 2013
RCF	3 March 2011

 Our new senior secured credit facilities must be prepaid in certain circumstances by certain amounts, including:

•
50% of excess cash flow in each financial year in excess of £25 million, which percentage may be reduced to 25% or 0% if certain leverage ratios are met;

•
50% of the net cash proceeds of any issuance of debt greater than £10 million subject to specified exceptions, including indebtedness raised under our bridge facility and this offering of notes;

•
50% of the net cash proceeds of any issuance of equity greater than £10 million subject to customary exceptions, which percentage may be reduced to 25% or 0% if certain leverage ratios are met; and

•
100% of the net cash proceeds in respect of any asset securitization;

•
from the net proceeds of insurance claims subject to minimum thresholds and customary exceptions;

•
from the net proceeds of certain asset disposals subject to minimum thresholds and customary exceptions; and

•
from the net proceeds of certain actions (including sale, spin-off or distribution) taken with respect to all or part of our content division subject to minimum thresholds and customary exceptions.

 In addition, our new senior secured credit facilities must be repaid and all commitments cancelled upon the occurrence of a change of control.

Interest

 The rate of interest payable under tranches A and A1 and the revolving facilities is the aggregate, per annum, of (i) LIBOR, plus (ii) the applicable interest margin. The applicable interest margin for tranche A and the revolving facilities shall be 1.875% per annum for a period of three months following the closing date for the merger. Thereafter, the applicable interest margin for tranches A and A1 and the revolving facilities shall be depend upon the net leverage ratio then in effect as set forth below:

Leverage Ratio	Margin
Less than 3.00 : 1	1.250%
Greater than or equal to 3.00 : 1 but less than 3.40 : 1	1.375%
Greater than or equal to 3.40 : 1 but less than 3.80 : 1	1.500%
Greater than or equal to 3.80 : 1 but less than 4.20 : 1	1.625%
Greater than or equal to 4.20 : 1 but less than 4.50 : 1	1.750%
Greater than or equal to 4.50 : 1 but less than 4.80 : 1	1.875%
Greater than or equal to 4.80 : 1 but less than 5.00 : 1	2.125%
Greater than or equal to 5.00	2.250%

 Loans under the tranche B1 and B2 term loans will bear interest at LIBOR, plus a margin of 2.125% per year plus the associated costs rate. Loans under the tranche B3 and B4 term loans will bear interest at EURIBOR (in the case of tranche B3) or LIBOR (in the case of tranche B4) in each case, plus a margin of 2.000% per year plus the associated costs rate. Loans under the tranche C term loan will bear interest at LIBOR, plus 2.75% plus the associated costs rate.

Guarantees; security

 Our new senior secured credit facilities require that members of the bank group which generate not less than 80% of the consolidated operating cash flow of the bank group guarantee repayment of the facility (other than tranche C) and grant first ranking security over all or substantially all of their assets to secure the repayment of our new senior secured credit facilities (other than tranche C). NTL Cable PLC will also provide a guarantee for the repayment of our new senior secured credit facilities and will secure its obligations under that guarantee by granting security over its interest in the intercompany debt owed to it by NTLIH and over all of the shares in NTLIH, NTL Cable PLC's direct subsidiary.

 The Tranche C facility under our new senior secured credit facilities will have the benefit of a senior guarantee granted by NTL Cable PLC. Such guarantee will have the benefit of second ranking security over the shares that the issuer holds in NTLIH together with a security assignment over certain intercompany indebtedness owed to the issuer. However, the Tranche C facility will not have the benefit of any additional security or other guarantees which have been granted in favor of the lenders in respect of the other facilities.

Covenants

 Our new senior secured credit facilities impose operational restrictions on members of the bank group subject in each case to carve outs and baskets customary for facilities of this type. These restrictions include restrictions on their ability to:

•
incur or guarantee additional indebtedness;

•
pay dividends or make other distributions or redeem or repurchase equity interests or subordinated obligations;

•
make investments, acquire businesses or assets or enter into joint ventures;

•
sell assets, including the capital stock of subsidiaries;

•
create liens;

•
enter into agreements that restrict the bank group's ability to pay dividends or make intercompany loans;

•
merge or consolidate or transfer all or substantially all of their assets; and

•
enter into transactions with affiliates.

 Our new senior secured credit facilities also impose restrictions on the ability of affiliates of NTL who are not members of the bank group to incur debt unless the leverage ratio is not more than 4.25:1 for the four preceding financial quarters. The proceeds of any such incurred debt are not required to be contributed to members of the bank group, however members of the bank group may not guarantee any such incurred debt unless the proceeds thereof are contributed to the bank group by way of equity or subordinated funding and the incurred debt is guaranteed on a subordinated, unsecured basis and subject to the same intercreditor arrangements as the existing notes.

Permitted Activities

 Notwithstanding the restrictions otherwise imposed by our new senior secured credit facilities, the bank group may:

  •
  Content Transaction:  dispose of all or part of the Content division, contribute or otherwise create and participate in a joint venture with respect to the Content division, provided that the financial covenants in our new senior secured credit facilities continue to be complied with. 50% of the cash proceeds of any such disposition in excess of £200 million are to be applied in prepayment of our new senior security credit facilities, which percentage may be reduced to 25% or 0% if certain leverage ratios are met; and

  •
  Business Transaction:  dispose of all or part of the ntl:Telewest Business division, contribute or otherwise create and participate in a joint venture with respect to the ntl:Telewest Business division, subject to consent of the majority lenders. The cash proceeds of any such disposition are to be kept within the bank group except that the first £200 million of cash proceeds may be applied towards the making of dividends or distributions outside of the bank group if a certain leverage ratio is met.

Maintenance ratios

 Our new senior secured credit facilities contain the following financial covenant ratios:

•
Consolidated net debt to consolidated operating cashflow, or Leverage Ratio;

•
Consolidated operating cashflow to consolidated total net cash interest payable, or Interest Coverage; and

•
Bank group cashflow to consolidated debt service, or Debt Service Coverage Ratio.

 The financial covenants will be tested as described below:

	Leverage Ratio	Interest Coverage Ratio	Debt Service Coverage Ratio
Quarter Date
31 December 2006	5.45 : 1	2.30 : 1	1 : 1
31 March 2007	5.25 : 1	2.35 : 1	1 : 1
30 June 2007	5.00 : 1	2.50 : 1	1 : 1
30 September 2007	4.70 : 1	2.65 : 1	1 : 1
31 December 2007	4.50 : 1	2.80 : 1	1 : 1
31 March 2008	4.00 : 1	3.00 : 1	1 : 1
30 June 2008	4.00 : 1	3.00 : 1	1 : 1
30 September 2008	3.70 : 1	3.30 : 1	1 : 1
31 December 2008	3.70 : 1	3.30 : 1	1 : 1
31 March 2009	3.40 : 1	3.60 : 1	1 : 1
30 June 2009	3.40 : 1	3.60 : 1	1 : 1
30 September 2009	3.00 : 1	4.00 : 1	1 : 1
31 December 2009	3.00 : 1	4.00 : 1	1 : 1
31 March 2010	2.75 : 1	4.25 : 1	1 : 1
30 June 2010	2.75 : 1	4.25 : 1	1 : 1
30 September 2010	2.50 : 1	4.50 : 1	1 : 1
31 December 2010	2.50 : 1	4.50 : 1	1 : 1
31 March 2011	2.25 : 1	4.50 : 1	1 : 1
30 June 2011	2.25 : 1	4.50 : 1	1 : 1
30 September 2011	2.00 : 1	4.50 : 1	1 : 1
31 December 2011	2.00 : 1	4.50 : 1	1 : 1

Events of default

 The occurrence of events of default specified in our new senior secured credit facilities entitle the lenders to cancel any undrawn portion of our new senior secured credit facilities, require the immediate payment of all amounts outstanding under our new senior secured credit facilities and enforce or direct the enforcement of the security interests that have been granted. These events of default include:

•
failure to make payments of principal or interest when due;

•
breaches of representations;

•
breaches of obligations and undertakings under our new senior secured credit facilities and related finance documents, including failure to meet financial covenants;

•
cross defaults;

•
the occurrence of insolvency contingencies affecting NTL Incorporated, NTL Cable plc, NTLIH or any other member of the bank group which has borrowed amounts under and/or guaranteed repayment of our new senior secured credit facilities;

•
repudiation of our new senior secured credit facilities and the other finance documents;

•
illegality; and

•
the occurrence of any event or circumstance which would have a material adverse effect on the business, assets or financial condition of the guarantors of our new senior secured credit facilities taken as a whole or any guarantor's material obligations under our new senior secured credit facilities or related finance documents.

Description of the intercreditor deeds

 We have entered into a high yield intercreditor deed with, among others, NTLIH, Deutsche Bank AG, London Branch, as agent and security trustee under our new senior secured credit facilities and a group intercreditor deed with, among others, Deutsche Bank AG, London Branch, as Facility Agent and Security Trustee under our new senior secured credit facilities. The summaries set forth below do not purport to be complete and are qualified in their entirety by reference to the actual deeds, copies of which will be made available from the issuer upon request.

High Yield Intercreditor Deed

 The high yield intercreditor deed governs the relationship of the various lenders under our new senior secured credit facilities, certain related hedging counterparties, the trustee under the indenture governing the existing notes, NTLIH and the issuer. The high yield intercreditor deed will also govern the relationship of the foregoing with the trustee under the indenture governing the notes offered hereby. The high yield intercreditor deed contains express provisions for the subordination of the senior subordinated guarantee of the notes by NTLIH and any intercompany loans made to NTLIH by the issuer. We collectively refer to these obligations as subordinated obligations. The high yield intercreditor deed also contains provisions allowing NTLIH to afford creditors with respect to specified other senior indebtedness who have acceded as parties to the high yield intercreditor deed the benefits of the subordination arrangements afforded to the lenders under our new senior secured credit facilities by the high yield intercreditor deed. If there is a payment default under our new senior secured credit facilities or if there is an outstanding payment blockage notice, the high yield intercreditor deed will restrict the ability of each obligor of subordinated obligations:

•
to make payments on;

•
to grant security for;

•
to defease; or

•
otherwise to provide financial support in relation to,

the subordinated obligations for so long as indebtedness under our new senior secured credit facilities and related hedging obligations remain outstanding.

Payment blockage

 A payment blockage notice may be served by the facility agent under our new senior secured credit facility on the trustee under the indenture governing the notes and the issuer as subordinated creditor during the continuance of an event of default, other than a payment default, under our new senior secured credit facilities. While a payment blockage is in effect, each obligor of the subordinated obligations will be prohibited from making any payment of such subordinated obligations. However, a payment blockage notice is only permitted to be served on or before the date falling 45 days after the date on which notice of such event of default has been received by the facility agent under our new senior secured credit facilities. A payment blockage notice will remain outstanding, unless cancelled, until the earliest of:

•
179 days after the date of such payment blockage notice;

•
the date on which the event of default under our new senior secured credit facilities is no longer continuing or is remedied or waived;

•
if any standstill period is in existence on the date of the service of such payment blockage notice, the date on which such standstill period expired; or

•
the date on which all amounts outstanding under our new senior secured credit facilities are paid and the lenders no longer have any obligations under our new senior secured credit facilities.

 Only one payment blockage notice is permitted to be served in any consecutive 360-day period, and only one blockage notice is permitted to be served in respect of a particular event or circumstance. See "Description of notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Limitations on Paying the Senior Subordinated Subsidiary Guarantee."

Standstill on enforcement

 The trustee under the indentures governing the notes and the holders of notes may bring an action to enforce the obligations of the issuer under the notes and the obligation of NTLIH under the senior subordinated subsidiary guarantee. The issuer may also take action to enforce the obligations in respect of any intercompany loans it may make. Enforcement in respect of the notes against the issuer is not restricted by the intercreditor deed. However, prior to the repayment of our new senior secured credit facility, enforcement action may not be taken with respect to the intercompany loans, and the senior subordinated subsidiary guarantee by NTLIH will not become due, unless:

•
an insolvency event has occurred in relation to the relevant obligor;

•
any obligations under our new senior secured credit facilities have been declared due and payable or due and payable on demand, or the lenders under our new senior secured credit facilities have taken any action to enforce any security interest or lien granted in connection with such obligations; or

•
a default has occurred with respect to the relevant subordinated obligation, the facility agent under our new senior secured credit facilities has been notified of such default, a standstill period of 179 days has expired and at the end of such period the default is continuing, unremedied or unwaived.

 See "Description of notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Standstill on Enforcement."

Subordination on insolvency

 In the event of an insolvency of a member of the bank group, the high yield intercreditor deed provides that all obligations in respect of the subordinated obligations will be subordinated to the prior payment in full of all obligations outstanding under our new senior secured credit facilities and related hedging obligations. In that event, the holders of any subordinated obligations will be required to turn over any amounts received in respect of any subordinated obligations to the security trustee until all obligations outstanding under our new senior secured credit facilities and related hedging obligations are paid in full. See "Description of notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Subordination on Insolvency."

Turnover and application of proceeds

 In the event that, in contravention of the subordination terms described above or at a time when payments are not permitted to be made:

•
the issuer receives or recovers a payment or distribution, in cash or in-kind, relating to the intercompany loan, or

•
the issuer, the trustee under the indentures governing the notes or any holder of a note receives or recovers a payment under the senior subordinated subsidiary guarantee,

 such person will turn over such amount to the security trustee for application towards payment of the obligations under our new senior secured credit facilities and related hedging obligations until the obligations under our new senior secured credit facilities and related hedging obligations are paid in full as described under "—Priority of payments." See "Description of notes—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee—Turnover and Application of Proceeds."

Release of senior subordinated guarantee

 The high yield intercreditor deed provides for the automatic and unconditional release and discharge of the senior subordinated subsidiary guarantee concurrently with any sales of all of the shares of NTLIH or any of its direct or indirect holding companies or of all or substantially all of the assets of NTLIH by the security trustee for our new senior secured credit facilities or an administrator appointed under the U.K. Insolvency Act of 1986. In order for the release to be effective:

•
the proceeds of such sale must be in cash, or substantially in cash, and must be applied as described below under "—Priority of payments;"

•
NTLIH must be released from its obligations in respect of any other indebtedness of any member of the restricted group, except for obligations under our new senior secured credit facilities; and

•
the sale must be made pursuant to either a public auction or a competitive bid process to obtain the best price reasonably obtainable given the then-current condition, financial or otherwise, earnings, business, assets and prospects of NTLIH and its subsidiaries, the security trustee or administrator having consulted with an internationally recognized investment bank, including without limitation and to the extent appropriate a lender under our new senior secured credit facilities or a relationship bank of the issuer or its subsidiaries, or an internationally recognized accounting firm regarding the appropriate procedures for obtaining the best price for the shares or assets, considered the recommendations of that investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by that investment bank or accounting firm to be implemented in all material respects in relation to the sale and to permit holders of the notes to participate in the sale process as bidders.

 The high yield intercreditor deed provides that if, notwithstanding the reasonable efforts of the security trustee for our new senior secured credit facilities, the procedures referred to above are not implemented by the relevant court or other authority or any other third party required to act in connection with such sale, the security trustee will be excused from any further obligation to cause such procedures to be implemented by such authority. See "Description of notes—Senior Subordinated Subsidiary Guarantee—Release of the Senior Subordinated Subsidiary Guarantee."

Priority of payments

 The postponement, subordination, blockage or prevention of payment of the senior subordinated subsidiary guarantee is not intended to and will not impair the obligation of NTLIH to pay the holders of the notes all amounts due and payable under its guarantee as and when it becomes due and payable in accordance with its terms. The liabilities owed to the creditors of NTLIH will be paid and discharged in the following order:

•
first, any liabilities owed to the trustee under the high yield note indenture in respect of any costs, charges or expenses incurred by or payable to it in its capacity as trustee under the high yield note indenture pari passu with the security trustee under our new senior secured credit facilities in respect of any costs, charges or expenses incurred by or payable to it in its capacity as security trustee under our new senior secured credit facilities;

•
second, any fees and expenses payable to finance parties in relation to senior liabilities;

•
third, any liabilities owed to the lenders under our new senior secured credit facilities and other senior creditors;

•
fourth, any liabilities owed to the holders of the notes in respect of the senior subordinated subsidiary guarantee and similar guarantees in favor of other high yield liabilities (including the senior subordinated guarantee by NTLIH of the existing notes); and

•
fifth, any intercompany liabilities owed to the issuer by NTLIH.

 Any additional amounts remaining after discharge of these liabilities will be paid to the relevant obligor or any other person or persons entitled thereto.

Group Intercreditor Deed

 The group intercreditor deed governs the relationship of various bank lenders under our new senior secured credit facilities, hedging counterparties and intergroup debtors and creditors. The group intercreditor deed provides that the liabilities of the obligors to the senior lenders and the hedging counterparties rank pari passu in right of payment and also contains provisions for the order of distributions of the proceeds of collateral and other realizations.

Description of other debt

Existing notes

 The U.S. dollar-denominated 8.75% senior notes due 2014, the dollar notes, the sterling-denominated 9.75% senior notes due 2014, the sterling notes, and the euro-denominated 8.75% senior notes due 2014, the euro notes and together with the dollar notes and sterling notes, the existing notes, were issued by NTL Cable PLC, the issuer, on April 13, 2004, pursuant to an indenture, dated as of April 13, 2004. The existing notes are guaranteed on a senior basis by NTL Holdings Inc. (formerly known as NTL Incorporated), as parent, Communications Cable Funding Corp., NTL (UK) Group, Inc., NTL Communications Limited, as intermediate guarantors, NTLIH, as senior subordinated guarantor, and The Bank of New York, as trustee and guarantors and on a senior subordinated basis by NTLIH. The covenants in the existing notes contain similar obligations and restrictions on the activities of the issuer and certain of its affiliates and contain similar covenants to those contained in the notes offered hereby and described under "Description of notes." The existing notes will mature on April 15, 2014.

Senior subordinated alternative bridge facility

 We refinanced our old bridge facilities in part with drawings under our new $1,048.8 million senior subordinated alternative bridge facility. Under our new alternative bridge facility we have drawn $1,048.8 million, and have no additional commitments available. We intend to repay a portion of our borrowings under our new alternative bridge facility with the proceeds from the offering of the notes. The remaining portion of our new alternative bridge facility is expected to be repaid with amounts drawn under tranche C of our new senior secured credit facilities.

 Prior to the maturity date of our new alternative bridge facility, loans under our new alternative bridge facility will bear interest at a rate per annum equal to (i) the three-month reserve-adjusted LIBOR plus (ii) an initial spread of 450 basis points (such spread being subject to quarterly increases of 50 basis points if the loans are not yet repaid). Our new alternative bridge facility currently bears interest at the rate of LIBOR plus 500 basis points. Notwithstanding the foregoing, the interest rate per annum payable shall not exceed 11.5%.

Description of notes

 Definitions of certain terms used in this Description of Notes may be found below under the heading "—Certain Definitions." For purposes of this section, the term:

•
the "Issuer" refers to NTL Cable plc, a public limited company incorporated under the laws of England and Wales;

•
the "Company" refers to NTL:Telewest LLC, a directly wholly owned subsidiary of Parent (as defined herein), which will guarantee the Notes on a senior basis, and which along with its Restricted Subsidiaries is subject to the covenants described in this section;

•
"Notes" refers to the Notes to be issued on the date as of which the Indenture (as defined below) is dated (the "Closing Date") and any Additional Notes (as defined below) issued;

•
"NTLIH" refers to NTL Investment Holdings Limited, a direct wholly-owned subsidiary of the Issuer, which will guarantee the Notes on a senior subordinated basis;

•
"Parent" refers to NTL Incorporated, an indirect parent company of the Issuer, which will guarantee the Notes on a senior basis;

•
"Holdings" refers to NTL Holdings Inc., an indirect parent company of the Issuer; and

•
"Intermediate Guarantors" collectively refers to the Company, Holdings, NTL (UK) Group, Inc. ("UK Holdco"), NTL Communications Limited and any future Subsidiary of the Company of which the Issuer is a Subsidiary, which future Subsidiary will guarantee the Notes on a senior basis, with each individually referred to as an "Intermediate Guarantor."

 Parent will not be directly subject to the covenants under the Indenture. Parent's guarantee is referred to in this section as the "Parent Guarantee."

 The Intermediate Guarantors and their Restricted Subsidiaries, including the Issuer, will be subject to the covenants under the Indenture. Each Intermediate Guarantor's guarantee of the Notes is referred to in this section as an "Intermediate Guarantee." NTLIH is referred to from time to time in this section as the "Senior Subordinated Subsidiary Guarantor," and its guarantee of the Notes is referred to as the "Senior Subordinated Subsidiary Guarantee."

 Under limited circumstances, other Subsidiaries of the Issuer may be required to guarantee the Notes. Any such Subsidiary is referred to as an "Additional Subsidiary Guarantor," and each such guarantee is referred to in this section as an "Additional Subsidiary Guarantee." The Senior Subordinated Subsidiary Guarantor and any Additional Subsidiary Guarantors will collectively be referred to as "Subsidiary Guarantors," and their guarantees will collectively be referred to as "Subsidiary Guarantees." On the Closing Date, NTLIH will be the only Subsidiary Guarantor. Parent, Holdings, the Intermediate Guarantors and the Subsidiary Guarantors are each referred to from time to time in this section as a "Note Guarantor," and each such guarantee is referred to in this section from time to time as a "Note Guarantee."

 The Issuer will issue the Notes under an Indenture, to be dated as of the Closing Date (the "Indenture"), among the Parent, the Intermediate Guarantors, the Issuer, the Senior Subordinated Subsidiary Guarantor and The Bank of New York, as Trustee, Registrar and Paying Agent (the "Trustee") and the Bank of New York (Luxembourg) S.A. as Luxembourg Paying Agent, a copy of which is available from the Issuer upon request. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Parent, the Intermediate Guarantors, the Issuer,

each Subsidiary Guarantor and the Trustee under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939, as amended.

 Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Deed. A copy of the Intercreditor Deed shall be available on any Business Day upon prior written request at the offices of the Trustee and, for so long as any Notes are listed on the Luxembourg Stock Exchange, at the offices of the Luxembourg Paying Agent. See "Description of the intercreditor deeds."

 The following description is only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge you to carefully read the Indenture as it, and not this description, governs your rights as Holders.

Overview of the Notes and the Note Guarantees

 The Notes:

•
will be senior unsecured obligations of the Issuer;

•
will rank equally in right of payment with all existing and future Senior Indebtedness of the Issuer, including the Existing Notes and any obligations owed by the Issuer in respect of its guarantee of all obligations of the borrowers under the New Credit Facility;

•
will be senior in right of payment to all existing and future subordinated obligations of the Issuer;

•
will be effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries, including any obligations owed by the Issuer in respect of its guarantee of all obligations of the borrower under the New Credit Facility, to the extent of the value of the assets securing such Secured Indebtedness (other than the extent any such assets also secure the Notes on an equal and ratable or priority basis) and subordinated; and

•
will be effectively subordinated to all liabilities (including all obligations under the New Credit Facility, any Indebtedness permitted to be Incurred by a Restricted Subsidiary of the Issuer under the Indenture and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the Issuer, including the Senior Subordinated Subsidiary Guarantor (other than Senior Subordinated Indebtedness and Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor).

 The Parent Guarantee:

•
will be a senior unsecured obligation of Parent;

•
will rank equally in right of payment with all existing and future senior indebtedness of Parent;

•
will be senior in right of payment to all existing and future Subordinated Obligations of Parent;

•
will be effectively subordinated to any Secured Indebtedness of Parent and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent any such assets also secure the Parent Guarantee on an equal and ratable or priority basis); and

•
will be effectively subordinated to all liabilities (including all obligations under the New Credit Facility, any Indebtedness permitted to be Incurred under the Indenture by the

  Company or any Restricted Subsidiary and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of Parent, including the Intermediate Guarantors, the Issuer and the Senior Subordinated Subsidiary Guarantor.

 The Intermediate Guarantee of each Intermediate Guarantor:

•
will be a senior obligation of such Intermediate Guarantor;

•
will rank equally in right of payment with all existing and future senior indebtedness of such Intermediate Guarantor;

•
will be senior in right of payment to all existing and future Subordinated Obligations of such Intermediate Guarantor;

•
will be effectively subordinated to any Secured Indebtedness of such Intermediate Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (except to the extent any such assets also secure such Intermediate Guarantee on an equal and ratable or priority basis); and

•
will be effectively subordinated to all liabilities (including all obligations under the New Credit Facility, any Indebtedness permitted to be Incurred by a Restricted Subsidiary of such Intermediate Guarantor under the Indenture and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of such Intermediate Guarantor, including other Intermediate Guarantors, as applicable, the Issuer and the Senior Subordinated Subsidiary Guarantor.

 The Company, Holdings, UK Holdco and NTL Communications Limited will be the only Intermediate Guarantors on the Closing Date. Any future Subsidiary of the Company of which the Issuer is a Subsidiary will be required to provide an Intermediate Guarantee as described below under "—Intermediate Guarantees." Each such Subsidiary that is required in the future by the Indenture to become an Intermediate Guarantor will be required to do so by the execution of a supplemental indenture, containing an Intermediate Guarantee of the Issuer's payment obligations under the Notes, that will become a part of the Indenture (and is considered such for the purposes of the Indenture and the Notes).

 The Senior Subordinated Subsidiary Guarantee:

•
will be an unsecured senior subordinated obligation of the Senior Subordinated Subsidiary Guarantor;

•
will rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor;

•
will be subordinated in right of payment to all existing and future Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor, including all obligations under the New Credit Facility;

•
will be senior in right of payment to all existing and future Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor;

•
will be effectively subordinated to any Secured Indebtedness of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness (other than to the extent any such assets also secure the Senior Subordinated Subsidiary Guarantee on an equal and ratable or priority basis); and

•
will be effectively subordinated to all liabilities (including all obligations under the New Credit Facility and any Indebtedness permitted to be Incurred under the Indenture by

  Restricted Subsidiaries of the Senior Subordinated Subsidiary Guarantor and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the Senior Subordinated Subsidiary Guarantor.

 The circumstances under which the Senior Subordinated Subsidiary Guarantee may be released are described below under "—Senior Subordinated Subsidiary Guarantee—Release of the Senior Subordinated Subsidiary Guarantee."

 Under limited circumstances, Subsidiaries of the Issuer may be required to provide Additional Subsidiary Guarantees. The circumstances under which Additional Subsidiary Guarantees may be required are described below under "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" and "—Merger and Consolidation." The circumstances under which an Additional Subsidiary Guarantee may be released are described under "—Additional Subsidiary Guarantees—Release of Additional Subsidiary Guarantees."

 Each of the Issuer, Parent, the Intermediate Guarantors and the Senior Subordinated Subsidiary Guarantor has no revenue-generating operations of its own. To make payment on the Notes or the Note Guarantees, as applicable, each will depend on cash flows received from its subsidiaries and payments under intercompany loans, including convertible unsecured loan stock. See "Risk Factors—Risks relating to the notes and our capital structure—We are a holding company dependent upon cash flow from subsidiaries to meet our obligations." Moreover, the Intermediate Guarantors, the Issuer and the other Restricted Subsidiaries will be able to Incur substantial amounts of Indebtedness in the future, including Indebtedness that will be effectively senior to the Notes and the Guarantees thereof. See "—Ranking" and "—Certain Covenants—Limitation on Indebtedness" below.

Treatment of Content Business and Business Sales Division

 Although on the Closing Date each Subsidiary of the Company will be a Restricted Subsidiary, the Indenture permits us to, among other things, distribute our business or assets relating to content activities to our shareholders or contribute them to a joint venture. In addition, the Indenture permits us to contribute assets relating to our Ntl:Telewest Business Division into a joint venture. See "Certain Covenants—Limitation on Restricted Payments." In each such case, the content-related assets or the business division assets, as the case may be, would no longer be held by the Company or any Restricted Subsidiary, and so would not be subject to the covenants contained in the Indenture. As a result, the Company may undertake transactions related to these assets (such as selling them or securing debt on them) which will not be subject to the limitations of the covenants, and the Company would potentially lose access to the cash flows generated by these assets as well as the value of these assets.

 For the three months ended March 31, 2006, on a pro forma basis, our Content segment had revenues (including internally generated revenues) of £86.5 million and Segment OCF (which is a term we use to refer to Segment operating income before depreciation, amortization and other charges) of £9.4 million. We did not report Segment OCF separately for our Ntl:Telewest Business division, which forms a part of our Cable segment, but for the three months ended March 31, 2006, on a pro forma basis, we reported revenues (including internally generated revenues) for that division of £165.6 million.

 The Company has made no decision to undertake any of the transactions permitted under the Indenture but retains the flexibility to engage in these transactions in the future if the

Company believes that they are consistent with its business objectives, including leveraging its existing network capacity to grow revenues and operating cash flows.

Principal, Maturity and Interest

 The Notes are being initially offered in an aggregate principal amount of $550 million and will be issued in minimum denominations of $100,000 and integral multiples of $1,000. The Notes will mature on August 15, 2016.

 Interest on the Notes will accrue at the rate of 9.125% per annum. Each Note we issue will bear interest beginning on the date of issuance thereof, or from the most recent date to which interest has been paid or provided for. The Issuer will pay interest semi-annually in arrears to Holders of Notes of record at the close of business on February 1 and August 1 immediately preceding the interest payment date on February 15 and August 15 of each year. The first interest payment date is February 15, 2007 and interest on the notes accrues from July 25, 2006. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Indenture May Be Used for Future Issuances

 From time to time, the Issuer may issue additional Notes of any series having identical terms and conditions to the Notes it is currently offering (the "Additional Notes"). The Issuer is permitted to issue such Additional Notes only if at the time of such issuance the Company and its Restricted Subsidiaries, including the Issuer, are in compliance with the covenant described below under "Certain Covenants—Limitation on Indebtedness." Any Additional Notes may be treated with the Notes as a single class and may vote on all matters with such Notes except as described under the caption "—Amendment, Supplement and Waiver."

Paying Agents and Registrar

 The Trustee will initially act as Paying Agent and Registrar for the Notes. In addition, if and for so long as the Notes are listed on the Luxembourg Stock Exchange and traded on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer shall have appointed a Person located in Luxembourg reasonably acceptable to the Trustee as an additional paying agent and transfer agent for the Notes. The Issuer may change the Paying Agent or Registrar for the Notes without prior notice to the Holders of the Notes. However, if and for so long as the Notes are listed on the Luxembourg Stock Exchange and traded on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will publish notice of the change in the Paying Agent and Registrar in a daily newspaper with general circulation in Luxembourg (which is expected to be the d'Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu).

 The Issuer undertakes that it will ensure that it maintains a paying agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income (the "Directive").

Optional Redemption

 Except as set forth under "—Make-Whole Redemption" and "—Equity Proceeds Redemption" and under the heading "Optional Redemption for Tax Reasons," the Issuer may not redeem the Notes prior to August 15, 2011. On or after this date, the Issuer may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

Redemption Year	Redemption Price
2011	104.563%
2012	103.042%
2013	101.521%
2014 and thereafter	100.000%

Make-Whole Redemption

 The Issuer may also choose to redeem the Notes prior to August 15, 2011, in whole or in part, on not less than 30 nor more than 60 days' prior notice, by paying a redemption price equal to the sum of:

  (a)
  100% of the principal amount of the Notes to be redeemed, plus

  (b)
  the Applicable Premium,

 plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Equity Proceeds Redemption

 At any time prior to August 15, 2009, the Issuer may, on one or more occasions, redeem up to a maximum of 40% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings. The redemption price of the Notes is equal to 109.125% of the principal amount thereof, each plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

  (1)
  after giving effect to any such redemption at least 60% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

  (2)
  any such redemption by the Issuer must be made within 120 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Payments of Additional Amounts

 All payments made under or with respect to the Notes or the Note Guarantees shall be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including related penalties, interest and other liabilities) (hereinafter, "Taxes") imposed or levied by or on behalf of (1) the government of the United Kingdom, (2) the United States, (3) any other jurisdiction in which the Issuer or any Note Guarantor is organized or is otherwise resident for tax purposes, (4) any jurisdiction from or through which payment is made and (5) any political subdivision or governmental authority or agency of or in any of the foregoing having the power to tax (each, a "Relevant Taxing

Jurisdiction"), unless the Issuer or any Note Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

 If the Issuer or a Note Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or the Note Guarantees, the Issuer or the applicable Note Guarantor shall pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by the Holders and beneficial owners (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holders and beneficial owners would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

  (1)
  any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of such Note);

  (2)
  any estate, inheritance, gift, sales, excise, transfer, personal property Tax or similar Tax;

  (3)
  any Taxes which are payable otherwise than by withholding from payments of (or in respect of) principal of, or any premium or interest on, the Notes;

  (4)
  any Taxes that are imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Note with a request by the Issuer addressed to the Holder or such beneficial owner (A) to provide information concerning the nationality, residence, identity or present or former connection with a Relevant Taxing Jurisdiction of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any certification, information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax;

  (5)
  any withholding or deduction imposed on a payment to an individual required to be made pursuant to the Directive or any law implementing, or introduced in order to conform to, such Directive; or

  (6)
  any combination of items (1), (2), (3), (4) and (5) above.

 The Issuer or such Note Guarantor also will not be required to pay Additional Amounts:

  (a)
  if the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that such beneficiary would have been entitled to Additional Amounts had the Note been presented on the last day of the 30-day period),

  (b)
  with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional

    Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note, or

  (c)
  if the Note is presented for payments by or on behalf of a Holder or beneficial owner who would be able to avoid a withholding or deduction by presenting the relevant Note to another paying agent in a Member State.

 If the Issuer or any Note Guarantor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the relevant Note Guarantee, as applicable, the Issuer or such Note Guarantor, as applicable, will deliver to the Trustee at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the Note Guarantor, as applicable, shall notify the Trustee promptly thereafter but in no event later than two Business Days prior to the date of payment) notice of payment in the form of an Officer's Certificate. In either circumstance, the Officer's Certificate must state that Additional Amounts will be payable and the amount so payable. The Officer's Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to Holders and beneficial owners on the relevant payment date.

 The Issuer will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Issuer will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid. Certificated copies of such receipts and such other documentation shall be made available to Holders upon request and will be made available at the offices of the Paying Agent if the Notes are then listed on the Luxembourg Stock Exchange. The Issuer will attach to such copies an Officer's Certificate stating (x) that the amount of withholding Taxes evidenced by such copies was paid in connection with any payment made under or with respect to the Notes or any Note Guarantee and (y) the amount of such withholding Taxes paid per £1,000 or $1,000 of Notes, as applicable.

 Whenever in this "Description of Notes" there is mentioned, in any context:

•
the payment of principal,

•
purchase prices in connection with a purchase of Notes,

•
interest, or

•
any other amount payable on or with respect to any of the Notes or any Note Guarantee,

 that reference shall be deemed to include payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

 The Issuer or a Note Guarantor will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guarantees, the Indenture or any other related document or instrument, or the receipt of any payments with respect to the Notes or the Note Guarantees, excluding taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Issuer will agree to indemnify the Holders or the Trustee for any such taxes paid by the Holders or the Trustee.

 The preceding provisions will survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Note Guarantee is organized or any political subdivision or taxing authority or agency thereof or therein.

Optional Redemption for Tax Reasons

 The Issuer may, at its option, redeem all, but not less than all, of the then-outstanding Notes at any time upon giving not less than 30 nor more than 60 days' notice to the Holders (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (a "Tax Redemption Date") and all Additional Amounts, if any, that will become due on the Tax Redemption Date as a result of such redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if the Issuer determines in good faith that (1) it, or any Note Guarantor, with respect to a Note Guarantee, as the case may be, has become obligated or, on the occasion of the next payment due in respect of the Notes, would be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the relevant Note Guarantee, as applicable, and (2) the payment obligation cannot be avoided by the Issuer taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), as a result of:

  (A)
  any change in, or amendment to, the laws or treaties (or any regulations, protocols or rulings promulgated thereunder) of the United Kingdom, the United States or any other Relevant Taxing Jurisdiction affecting taxation, which change or amendment becomes effective on or after the date of issuance of such Note; or

  (B)
  any change in position regarding the application, administration or interpretation of such laws, treaties, regulations, protocols or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change in position becomes effective on or after the date of issuance of such Note.

 The notice of redemption may not be given (a) earlier than 90 days prior to the earliest date on which the Issuer would be obligated to make a payment or withholding if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an Officer's Certificate and Opinion of Counsel to the effect that the circumstances referred to above exist and the Issuer cannot avoid the obligation by taking reasonable measures available to it. The Trustee shall accept the Officer's Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above.

Sinking Fund

 The Notes will not be entitled to the benefit of any sinking fund.

Selection

 If the Issuer partially redeems any series of the Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate (and in such manner that complies with applicable legal and exchange requirements). No Note of $100,000 in original principal amount or less will be redeemed in part. If the Issuer redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. In case of a Definitive Note, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. In case of a global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with any paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, if any, on the Notes to be redeemed (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Ranking

 The Notes will be unsecured Senior Indebtedness of the Issuer and will rank equally in right of payment with all the existing and future Senior Indebtedness of the Issuer, including any obligations owed by the Issuer under the Existing Notes and in respect of its guarantee of all obligations of the borrower under the New Credit Facility. The Notes also will be effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries, including any obligations owed by the Issuer in respect of its guarantee of all obligations of the borrower under the New Credit Facility, to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that any such assets also secure the Notes on an equal and ratable basis). The Notes will be senior in right of payment to all existing and future Subordinated Obligations of the Issuer.

 The Parent Guarantee will be senior indebtedness of Parent, will be unsecured, will rank equally in right of payment to all existing and future senior indebtedness of Parent and will rank senior in right of payment with all existing and future Subordinated Obligations of Parent. The Parent Guarantee will be effectively subordinated to any Secured Indebtedness of Parent and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that any such assets also secure the Parent Guarantee on an equal and ratable or priority basis). The Parent Guarantee will also be effectively subordinated to all liabilities (including all obligations under the New Credit Facility, additional Indebtedness permitted to be Incurred by the Company or any Restricted Subsidiary under the Indenture, and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of Parent, including the Intermediate Guarantors, the Issuer and the Senior Subordinated Subsidiary Guarantor.

 Each Intermediate Guarantee will be Senior Indebtedness of the applicable Intermediate Guarantor, will be unsecured, will rank equally in right of payment to all existing and future senior indebtedness of such Intermediate Guarantor and will rank senior in right of payment with all existing and future Subordinated Obligations of such Intermediate Guarantor. Each Intermediate Guarantee will be effectively subordinated to any Secured Indebtedness of the applicable Intermediate Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that any such assets also secure the relevant Intermediate Guarantee on an equal and ratable or priority basis). Each Intermediate Guarantee will also be effectively subordinated to all liabilities (including, as applicable, all obligations under the New Credit Facility, additional Indebtedness permitted to be Incurred by a Restricted Subsidiary of such Intermediate Guarantor under the Indenture, and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the applicable Intermediate Guarantor, including other Intermediate Guarantors, as applicable, the Issuer and the Senior Subordinated Subsidiary Guarantor.

 The Senior Subordinated Subsidiary Guarantee will be Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor, will be unsecured, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (including all obligations under the New Credit Facility, additional Indebtedness permitted to be Incurred under the Indenture, and Trade Payables), will rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor and will be senior in right of payment to all existing and future Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor. The Senior Subordinated Subsidiary Guarantee will be effectively subordinated to any Secured Indebtedness of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness (other than to the extent that such assets also secure the Senior Subordinated Subsidiary Guarantee on an equal and ratable or priority basis). The Senior Subordinated Subsidiary Guarantee will also be effectively subordinated to all liabilities (including all obligations under the New Credit Facility, additional Indebtedness permitted to be Incurred by Restricted Subsidiaries of the Senior Subordinated Subsidiary Guarantor under the Indenture, and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the Senior Subordinated Subsidiary Guarantor.

 The Issuer expects to conduct all of its operations through its Subsidiaries. Creditors, including trade creditors, and preferred shareholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries, including the Senior Subordinated Subsidiary Guarantor (except to the extent of any Indebtedness of the Senior Subordinated Subsidiary Guarantor ranking pari passu with or junior to the Senior Subordinated Subsidiary Guarantee), over the claims of creditors of the Issuer, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including creditors under the New Credit Facility, trade creditors, and preferred shareholders, if any, of Subsidiaries of the Issuer, other than creditors under Senior Subordinated Indebtedness or Subordinated Obligations of the Senior Subordinated Subsidiary Guarantor.

 Assuming that the issuance of the Notes, the incurrence of the Tranche C Loans, the funding of the Virgin Mobile transactions, a full drawdown of the £100 million revolving tranche of our new senior secured credit facilities and the refinancing transactions described elsewhere in this prospectus supplement were completed as of March 31, 2006, there would have been outstanding:

  (1)
  no indebtedness of the Intermediate Guarantors, other than the Intermediate Guarantees, the guarantees in favor of the Existing Notes and intercompany indebtedness owed to other Intermediate Guarantors or Restricted Subsidiaries;

  (2)
  no indebtedness of the Issuer, other than the Notes, the Existing Notes, the guarantee by the Issuer of all obligations of the borrower under the New Credit Facility and intercompany indebtedness owed to Intermediate Guarantors and NTLIH;

  (3)
  indebtedness of the Senior Subordinated Subsidiary Guarantor of £5.3 billion, based on sterling equivalent amounts on March 31, 2006, under the New Credit Facility as well as any Hedging Obligations related thereto;

  (4)
  no Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor (other than the Senior Subordinated Subsidiary Guarantee and its guarantee in favor of the Existing Notes) and no indebtedness of the Senior

    Subordinated Subsidiary Guarantor that is subordinate or junior in right of payment to the Senior Subordinated Subsidiary Guarantee (other than intercompany indebtedness owed to the Issuer and the Intermediate Guarantors); and

  (5)
  indebtedness of NTLIH and its Restricted Subsidiaries other than the guarantee of the existing notes, the Senior Subordinated Guarantee and indebtedness under the New Credit Facility, of £118.0 million. Of this amount, £111.7 million primarily represents amounts owed under capital leases.

 Although the Indenture will limit the Incurrence of Indebtedness by the Company, the Issuer and the other Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company, the Issuer and the other Restricted Subsidiaries will be able to Incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness or may otherwise be effectively senior to the Notes, the Intermediate Guarantees and the Senior Subordinated Subsidiary Guarantee. In particular, Restricted Subsidiaries that are Subsidiaries of the Issuer may Incur additional capital markets Indebtedness which, under the terms of the Indenture, can be secured and guaranteed and can benefit from restrictions limiting the ability of those Subsidiaries to pay dividends to the Issuer. See "Certain Covenants—Limitation on Indebtedness" below. The Indenture does not limit the Incurrence of Indebtedness by Parent or any Unrestricted Subsidiary.

 The ability of the Issuer to service its Indebtedness, including the Notes, is dependent upon the earnings of its Subsidiaries and the ability of those Subsidiaries to distribute those earnings as dividends, loans or other payments to the Issuer. In particular, the ability of its Subsidiaries to transfer funds to the Issuer (in the form of cash dividends, loans, advances or otherwise) may be limited by financial assistance rules, corporate benefit laws, other corporate laws, banking or other regulations. For example, restrictions under English company law prohibit Subsidiaries that are incorporated in England and Wales from paying dividends except out of profits legally available for distribution. If these restrictions are applied to the Subsidiaries of the Issuer that are not Subsidiary Guarantors, then the Issuer would not be able to use the earnings of those Subsidiaries to make payments on the Notes to the extent that such earnings cannot otherwise be paid lawfully to the Issuer (directly or through Subsidiaries of the Issuer). In addition, contractual obligations of the Subsidiaries of the Issuer, including financing arrangements such as the New Credit Facility and the Intercreditor Deed, limit and may in the future limit the ability of Subsidiaries to transfer funds to the Issuer. As noted above, agreements relating to future Indebtedness of the Subsidiaries of the Issuer, including capital markets Indebtedness, may include such limitations.

Parent Guarantee

 Parent will fully and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or in respect of the Notes, expenses, indemnification or otherwise. The Parent Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by Parent, without rendering the Parent Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

Intermediate Guarantees

 Each Intermediate Guarantor will fully and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or in respect of the Notes, expenses, indemnification or otherwise. Each Intermediate Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the relevant Intermediate Guarantor without rendering such Intermediate Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

 Any future Subsidiary of the Company of which the Issuer is a Subsidiary will be required to provide an Intermediate Guarantee. Each such Subsidiary will be required to do so by the execution of a supplemental indenture, containing an Intermediate Guarantee of the Issuer's payment obligations under the Notes, that will become a part of the Indenture (and is considered such for the purposes of the Indenture and the Notes).

Senior Subordinated Subsidiary Guarantee

 Subject to the terms of the Intercreditor Deed, NTLIH will guarantee, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or in respect of the Notes, expenses, indemnification or otherwise (all such obligations being herein called the "Guaranteed Obligations"). Pursuant to the Intercreditor Deed, the Senior Subordinated Subsidiary Guarantee will rank equally with the senior subordinated guarantee granted by NTLIH in favor of the Existing Notes and, potentially, further high yield notes issued by NTLIH and guaranteed by NTLIH (including Additional Notes).

Release of the Senior Subordinated Subsidiary Guarantee

 Subject to the following paragraph, the Senior Subordinated Subsidiary Guarantee, once it becomes due, is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

 The Senior Subordinated Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Senior Subordinated Subsidiary Guarantee, and the Senior Subordinated Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect,

  (1)
  concurrently with any sale by way of enforcement by the relevant Security Trustee (as defined in the Intercreditor Deed) of a security interest therein of (x) all of the Capital Stock of the Senior Subordinated Subsidiary Guarantor or any parent company of the Senior Subordinated Subsidiary Guarantor or (y) all or

    substantially all of the assets of the Senior Subordinated Subsidiary Guarantor, in each case so long as:

    (A)
    the proceeds of such sale are in cash (or substantially in all cash) and are applied in the manner described under "—Turnover and Application of Proceeds;"

    (B)
    the Senior Subordinated Subsidiary Guarantor is released from its obligations in respect of any other Indebtedness of Holdings, the Issuer and any other Restricted Subsidiary; provided, however, that nothing in the Intercreditor Deed shall require the release by the Senior Subordinated Subsidiary Guarantor or any of its Subsidiaries of any of their obligations in respect of the New Credit Facility; and

    (C)
    the sale is made pursuant to either a public auction or a competitive bid process to obtain the best price reasonably obtainable given the then-current condition (financial or otherwise), earnings, business, assets and prospects of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries, the Security Trustee having consulted with an internationally recognized investment bank (including without limitation and to the extent appropriate a lender under the New Credit Facility or a relationship bank of the Issuer or its Subsidiaries) or an internationally recognized accounting firm regarding the appropriate procedures for obtaining the best price for the shares or assets, considered the recommendations of that investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by that investment bank or accounting firm to be implemented in all material respects in relation to the sale and to permit Holders to participate in the sale process as bidders; provided, however, that the Security Trustee shall not be under any further obligation to cause such recommendations to be implemented to the extent not implemented in connection with such sale by the relevant court, authority or other third party required to act in connection with such sale; provided further, that such reasonable efforts will, to the extent permitted by applicable law, include attempting to conduct such sale process other than through a court or legal proceeding.

  (2)
  concurrently with any sale by an administrator under the UK Insolvency Act 1986 of (x) all of the Capital Stock of the Senior Subordinated Subsidiary Guarantor or any parent company of the Senior Subordinated Subsidiary Guarantor or (y) all or substantially all of the assets of the Senior Subordinated Subsidiary Guarantor, in each case so long as:

  (A)
  the administrator is an insolvency practitioner whose appointment the Trustee has not objected to (acting reasonably) under the provisions of the UK Insolvency Act 1986 relating to the selection of a person or persons to be an/the administrator;

  (B)
  the proceeds of such sale are in cash (or substantially in all cash) and are applied in the manner described under "—Turnover and Application of Proceeds;"

  (C)
  the Senior Subordinated Subsidiary Guarantor is released from its obligations in respect of any other Indebtedness of Holdings, the Issuer or any other Restricted Subsidiary; provided, however, that nothing in the Intercreditor Deed shall require the release by the Senior Subordinated Subsidiary

      Guarantor or any of its Subsidiaries of any of their obligations in respect of the New Credit Facility; and

    (D)
    the sale is made pursuant to a public auction or a competitive bid process to obtain the best price reasonably obtainable given the then-current condition (financial or otherwise), earnings, business, assets and prospects of the Senior Subordinated Subsidiary Guarantor and its Subsidiaries, the administrator having consulted with an internationally recognized investment bank (including without limitation and to the extent appropriate a lender under the New Credit Facility or a relationship bank of the Issuer or its Subsidiaries) or an internationally recognized accounting firm regarding the appropriate procedures for obtaining the best price for the shares or assets, considered the recommendations of that investment bank or accounting firm and used its reasonable efforts to cause the procedures recommended by that investment bank or accounting firm to be implemented in all material respects in relation to the sale and to permit Holders to participate in the sale process as bidders.

  (3)
  upon legal or covenant defeasance of the Issuer's obligations or satisfaction and discharge of the Indenture; or

  (4)
  upon designation of the Senior Subordinated Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture, including the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries."

 Upon the presentation of an Officer's Certificate with respect to the occurrence of an event specified in the preceding paragraph, the Trustee will execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the Senior Subordinated Subsidiary Guarantee.

 Neither the Issuer nor the Senior Subordinated Subsidiary Guarantor will be required to make a notation on the Notes to reflect the Senior Subordinated Subsidiary Guarantee or any such release, termination or discharge. In the event that the Senior Subordinated Subsidiary Guarantor is released from its obligations under the Senior Subordinated Subsidiary Guarantee at a time when the Notes are listed on the Luxembourg Stock Exchange, the Issuer will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of the release of the Senior Subordinated Subsidiary Guarantee in a daily leading newspaper with general circulation in Luxembourg (which is expected to be the d'Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu) and send a copy of such notice to the Luxembourg Stock Exchange.

Subordination of the Senior Subordinated Subsidiary Guarantee

General

 The Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor is a senior subordinated Guarantee, which means that the Senior Subordinated Subsidiary Guarantee ranks behind, and is expressly subordinated to, all the existing and future Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor, including any obligations owed by the Senior Subordinated Subsidiary Guarantor in respect of Bank Indebtedness. The ability to take enforcement action against the Senior Subordinated Subsidiary Guarantor under the Senior Subordinated Subsidiary Guarantee is subject to significant restrictions imposed by the Intercreditor Deed. See "Risk Factors—Risks relating to the notes and our capital structure—You may not be able to enforce the senior subordinated guarantee by NTLIH due to the subordination and restrictions on enforcement of that guarantee."

Limitations on Paying the Senior Subordinated Subsidiary Guarantee

 The obligations under the Senior Subordinated Subsidiary Guarantee will not become due and the Senior Subordinated Subsidiary Guarantor will not be permitted to make any payment in respect of principal of, premium, if any, or interest on the Notes and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Senior Subordinated Subsidiary Guarantee") if a Senior Payment Default occurs unless such Senior Payment Default has been cured or waived and any such acceleration has been rescinded or the Bank Indebtedness under which such Senior Payment Default occurred has been discharged or paid in full in cash. Regardless of the foregoing, the Senior Subordinated Subsidiary Guarantee will become due and obligations thereunder will be payable if the Senior Subordinated Subsidiary Guarantor and the Trustee receive written notice approving such payment from the Representative of the relevant Bank Indebtedness or Designated Senior Indebtedness.

 During the continuance of any Senior Default (other than a Senior Payment Default), the obligations under the Senior Subordinated Subsidiary Guarantee will not become due for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee of written notice (a "Blockage Notice") of such Senior Default from the Representative under the relevant Bank Indebtedness or Designated Senior Indebtedness under which such Senior Default occurred to effect a Payment Blockage Period and ending 179 days thereafter; provided that a Blockage Notice may not be served reliance on a particular Senior Default more than 45 days after the relevant Representative has received notice in writing from any other party to the Intercreditor Deed specifying the event of default constituting that Senior Default. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice of the termination of such Blockage Notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing;

  (3)
  because the Bank Indebtedness or Designated Senior Indebtedness under which such Senior Default occurred has been discharged or repaid in full in cash; or

  (4)
  because of the expiry of any standstill period (as described below) in existence on the date of service of the Blockage Notice.

 Notwithstanding the provisions described above, unless the holders of such Bank Indebtedness or Designated Senior Indebtedness or the Representative of such Bank Indebtedness or Designated Senior Indebtedness have accelerated the maturity thereof, the Senior Subordinated Subsidiary Guarantee will become due and the Senior Subordinated Subsidiary Guarantor will be permitted to resume making payments in respect of the Senior Subordinated Subsidiary Guarantee after the end of such Payment Blockage Period. The Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor shall not be subject to more than one Blockage Notice in any 360-day period or in respect of the same event or circumstance.

Standstill on Enforcement

 Notwithstanding that a failure by the Issuer to make any payment on the Notes when due would constitute an Event of Default under the Indenture and would enable the Trustee and the Holders of the Notes to accelerate the maturity of the Notes, the Senior Subordinated Subsidiary Guarantee will provide that, prior to the repayment of all obligations in respect of Bank Indebtedness and Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor, the obligations under the Senior Subordinated Subsidiary Guarantee are not due (and no demand may be made on the Senior Subordinated Subsidiary Guarantor) until:

  (1)
  (A) any obligor under the New Credit Facility makes a general assignment for the benefit of or a composition with its creditors generally or a general moratorium is declared in respect of the Indebtedness of such obligor, (B) an order is made for winding-up, dissolution or administration of an obligor under the New Credit Facility or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets, or (C) any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in clauses (A) and (B); or

  (2)
  each of the following shall have occurred:

  (A)
  a default in payment of any amounts due under the Indenture or the Notes or in respect of any intercompany liabilities owed by the Senior Subordinated Subsidiary Guarantor to the Issuer has occurred;

  (B)
  the Trustee or the Issuer (in its capacity as intercompany creditor) has notified the Representative under such Bank Indebtedness and Designated Senior Indebtedness in writing of such default;

  (C)
  a period of not less than 179 days has passed from the date of receipt by a Representative under such Bank Indebtedness and Designated Senior Indebtedness of that notice; and

  (D)
  at the end of such 179-day period, the default is continuing and has not been waived; or

  (3)
  any Indebtedness outstanding under such Bank Indebtedness or Designated Senior Indebtedness has been declared to be prematurely due and payable or payable on demand (and demand has been made) by reason of an event of default, as defined in such Bank Indebtedness or Designated Senior Indebtedness; or

  (4)
  enforcement action has been taken by or on behalf of the lenders under the security documents granted pursuant to, or securing Indebtedness outstanding under, such Bank Indebtedness or Designated Senior Indebtedness pursuant to which any assets of the Issuer or any Restricted Subsidiary thereof are disposed of or sold.

 Since the obligations of the Senior Subordinated Subsidiary Guarantor under the Senior Subordinated Subsidiary Guarantee will not be due until the occurrence of the events described above, the Trustee may not make a demand under or bring any enforcement action on the Senior Subordinated Subsidiary Guarantee, including but not limited to the commencement or support of insolvency proceedings with respect to, the Senior Subordinated Subsidiary Guarantor, until such time.

Subordination on Insolvency

 In the event of a liquidation, dissolution, bankruptcy, insolvency or similar proceeding involving the Issuer or any of its Subsidiaries, in general:

•
creditors under Bank Indebtedness and Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor will be entitled to payment in full of all amounts outstanding under such Bank Indebtedness and Designated Senior Indebtedness, pursuant to the terms of the Intercreditor Deed, before the Holders would be entitled to payments under the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor and, as a result, before the Holders of the Notes would ultimately receive any payments on the Notes pursuant to the Senior Subordinated Subsidiary Guarantee; and

•
the Holders will be required, pursuant to the terms of the Intercreditor Deed, to turn over any amounts they receive in respect of the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor to the Security Agent until all outstanding Bank Indebtedness and Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor is paid in full.

 The Security Trustee will be directed to apply such amounts in the manner described under "—Turnover and Application of Proceeds."

Turnover and Application of Proceeds

 If at any time when any Bank Indebtedness or Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor is or may be outstanding and the Senior Subordinated Subsidiary Guarantor makes any payment or distribution in cash or in kind on account of the Senior Subordinated Subsidiary Guarantee when such payment or distribution is not permitted by the provisions described under "—Senior Subordinated Subsidiary Guarantee—Subordination of the Senior Subordinated Subsidiary Guarantee Limitations on Paying the Senior Subordinated Subsidiary Guarantee," then the Trustee (to the extent that it has actual knowledge that such payment is so prohibited) or the Holder receiving such payment, as applicable, will be required to turn over such amounts to the Security Trustee (in the case of the Trustee, only at such time as it has received a proper written request from the holders or Representative of such Bank Indebtedness or Designated Senior Indebtedness) and such amounts shall be applied as follows:

•
first, any liabilities owed to the Trustee under the Indenture in respect of any costs, charges or expenses incurred by or payable to it in its personal capacity as Trustee under the Indenture pari passu with the Security Trustee under the New Credit Facility in respect of any costs, charges or expenses incurred by or payable to it in its personal capacity as Security Trustee under the New Credit Facility;

•
second, any liabilities owed to the lenders under the New Credit Facility and other senior creditors;

•
third, any liabilities owed to the Holders in respect of the Senior Subordinated Subsidiary Guarantee and any other senior subordinated creditors; and

•
fourth, any intercompany liabilities owed to the Issuer by the Senior Subordinated Subsidiary Guarantor.

 Any additional amounts remaining after discharge of these liabilities will be paid to the relevant obligor or any other Person entitled thereto.

 Because of the foregoing subordination provisions, holders of Bank Indebtedness and Designated Senior Indebtedness (including trade creditors) of the Senior Subordinated Subsidiary Guarantor may recover disproportionately more than the Holders of the Notes recover in a bankruptcy or similar proceeding relating to the Senior Subordinated Subsidiary Guarantor. This could apply even if the Senior Subordinated Subsidiary Guarantee ranked pari passu in right of payment with the other creditors' claims. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of, premium, if any, or interest on the Notes.

 Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under "Defeasance" will not be subject to the subordination provisions described above.

 See "Risk Factors—Risks relating to the notes and our capital structure—You may not be able to enforce the senior subordinated guarantee by NTLIH due to the subordination and restrictions on enforcement of that guarantee" and "Description of the Intercreditor Deeds."

Additional Subsidiary Guarantees

 Under limited circumstances, other Subsidiaries of the Issuer may be required to provide Additional Subsidiary Guarantees. Other Subsidiaries may become Additional Subsidiary Guarantors in the circumstances set forth under "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries." The circumstances under which a Subsidiary would be required to become an Additional Subsidiary Guarantor are very limited. Each Additional Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by each Additional Subsidiary Guarantor without rendering such Additional Subsidiary Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

Release of Additional Subsidiary Guarantees

 Any Additional Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Additional Subsidiary Guarantee, and such Additional Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect, upon the occurrence of any of the events described in clauses (1) through (4) under "—Senior Subordinated Subsidiary Guarantee—Release of the Senior Subordinated Subsidiary Guarantee," substituting such Additional Subsidiary Guarantor for the Senior Subordinated Subsidiary Guarantor where applicable.

 In addition, any Additional Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect at any time the relevant Additional Subsidiary Guarantor is fully and unconditionally released (other than as a result of payment thereof) from all the obligations that resulted in such Additional Subsidiary Guarantor being required to provide an Additional Subsidiary Guarantee under the covenant described under "Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

 Any release pursuant to the previous two paragraphs shall be made only if the guarantee by NTLIH in favor of the Existing Notes has been released concurrently with or prior to the release of the Senior Subordinated Subsidiary Guarantee.

 Upon the presentation of an Officer's Certificate with respect to the occurrence of an event specified in the preceding paragraph, the Trustee will execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the Additional Subsidiary Guarantee.

 Neither the Issuer nor any Additional Subsidiary Guarantor will be required to make a notation on the Notes to reflect any such Additional Subsidiary Guarantee or any such release, termination or discharge. In the event that any Additional Subsidiary Guarantor enters into an Additional Subsidiary Guarantee or any Additional Subsidiary Guarantor is released from its obligations under its Additional Subsidiary Guarantee at a time when the Notes are listed on the Luxembourg Stock Exchange, the Issuer will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of such Additional Subsidiary Guarantee in a daily leading newspaper with general circulation in Luxembourg (which is expected to be the d'Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu), send a copy of such notice to the Luxembourg Stock Exchange and deposit a copy of any new Additional Subsidiary Guarantee with the Luxembourg Stock Exchange and the Paying Agent.

Repurchase at the Option of the Holders

Change of Control

 Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuer to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this section in the event that it has exercised its right to redeem all of the Notes under the terms of the sections titled "—Optional Redemption":

  (1)
  any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), except Parent or any Wholly Owned Subsidiary of Parent in the case of Voting Stock of the Company, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent or the Company (for the purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the "parent entity"), if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent or the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the shareholders of such company was approved by a vote of a majority of the directors of such company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent or the Company, then in office;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of Parent, the Company or the Issuer; or

  (4)
  the merger or consolidation of Parent, any other NTL Holding Company or the Issuer with or into another Person (other than Parent, any other NTL Holding Company or the Issuer or any other Wholly Owned Subsidiary of Parent) or the merger of another Person (other than Parent, any other NTL Holding Company, the Issuer or any other Wholly Owned Subsidiary of Parent) with or into Parent, any other NTL Holding Company or the Issuer or the sale of all or substantially all the assets of Parent, any other NTL Holding Company or the Issuer to another Person (other than Parent, any other NTL Holding Company, the Issuer or any other Wholly Owned Subsidiary of Parent), and, in the case of any such merger or consolidation, the securities of Parent, any other NTL Holding Company or the Issuer that are outstanding immediately prior to such transaction are changed into or exchanged for cash, securities or Property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

 Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if an NTL Holding Company that is not then a Subsidiary of Parent becomes the ultimate parent of the Issuer and, if such NTL Holding Company had been Parent, no Change of Control would have otherwise occurred; provided, however, that such NTL Holding Company guarantees the Notes on a senior basis.

 The Change of Control purchase feature is the result of negotiations between the Issuer, Parent and the Underwriters. Subject to the limitations discussed below, the Issuer and Parent could, in the future, enter into certain transactions, including mergers, acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings. Restrictions on the ability of the Issuer to Incur additional Indebtedness or enter into such transactions are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness," "—Certain Covenants—Limitation on Liens" and "—Merger and Consolidation." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that afford Holders protection in the event of a highly leveraged transaction.

 The occurrence of the events which would constitute a Change of Control could constitute a default or require prepayments under the agreement governing the New Credit Facility, although certain of the events that constitute a Change of Control under the New Credit Facility and may cause a default or require prepayments thereunder may not constitute a Change of Control under the Indenture. Future Indebtedness of the Issuer and its Subsidiaries may contain prohibitions with respect to certain events which would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the Holders upon a purchase may be limited by the Issuer's then-existing financial resources. Sufficient funds may not be available when necessary to make any required purchases.

 The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Parent or the Issuer or any other NTL Holding Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the Property and assets of Parent, any other NTL Holding Company or the Issuer to other Persons (other than Parent, any other NTL Holding Company or the Issuer). There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the Property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of the Notes may require the Issuer to make an offer to repurchase the Notes as described above.

Repurchase Offer Procedures

 Within 30 days following any Change of Control giving rise to the obligations under this covenant or, at the Issuer's option, at any time prior to a Change of Control but following the public announcement thereof, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the "Repurchase Offer") stating:

  (1)
  that a Change of Control has occurred (or will occur) and that such Holder has the right to require the Issuer to repurchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control;

  (3)
  if a Change of Control has been publicly announced but has not occurred at the time such notice is mailed, that the Repurchase Offer is conditioned on the consummation of such Change of Control occurring prior to or concurrent with the repurchase;

  (4)
  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (5)
  the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes repurchased.

 The Issuer will not be required to make a Repurchase Offer upon a Change of Control if a third party makes the Repurchase Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Repurchase Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Repurchase Offer. The Issuer shall not be required to effect more than one Repurchase Offer, including repurchasing all Notes validly tendered and not withdrawn under such Repurchase Offer, for each Change of Control.

 The Issuer will comply with the requirements of Section 14(e) of the Exchange Act and any applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

 So long as there are any outstanding borrowings or undrawn commitments under the New Credit Facility, the New Credit Facility and the Intercreditor Deed will prohibit payments of principal under any intercompany loan by the Issuer which could be used to fund the repurchase of the Notes in the event of a Change of Control.

 The provisions under the Indenture obligating the Issuer to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes outstanding.

 The Issuer's ability to repurchase the Notes upon a Change of Control may be limited by a number of factors. Even if sufficient funds were otherwise available, the terms of other Indebtedness may prohibit the Issuer's prepayment of the Notes prior to their scheduled maturity. In the event that a Change of Control occurs at a time when the Restricted Subsidiaries are prohibited from making funds available to the Issuer so that the Issuer can repurchase the Notes, the Issuer or any Restricted Subsidiary may seek to repay such Indebtedness, to obtain the consent of its lenders to repurchase the Notes or to refinance any borrowing that contains such prohibition. If such other Indebtedness is not repaid or such consent or refinancing is not obtained, the Restricted Subsidiaries will remain prohibited from making such funds available to the Issuer so that it can repurchase the Notes. If this happens, the Issuer will be unable to fulfill its repurchase obligations if Holders exercise their rights following a Change of Control, thereby resulting in a default under the Indenture. A default under the Indenture may result in a cross default under such other Indebtedness. In addition, because the New Credit Facility is senior to the Notes, the Issuer would not be able to make payments to the Holders under the foregoing provisions.

Certain Covenants

 The Indenture will contain covenants including, among others, the following:

 Limitation on Indebtedness.    (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Leverage Ratio would not exceed 5.5:1.0.

        (b)  Notwithstanding the foregoing paragraph (a), the Company and any Restricted Subsidiary may Incur the following Indebtedness:

  (1)
  Bank Indebtedness (including, without limitation, Bank Indebtedness Incurred under the Bridge Facility, and any Tranche C Loan) in an aggregate principal amount at any one time outstanding not exceeding £5,300,000,000;

  (2)
  Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any subsequent transfer of such Indebtedness or any other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary shall be deemed to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if an Intermediate Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated for the benefit of the Holders to the prior payment in full in cash of all obligations with respect to the relevant Intermediate Guarantee and (C) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated for the benefit of the Holders to the prior payment in full in cash of all obligations with respect to the Notes;

  (3)
  Indebtedness (A) represented by the Notes (not including any Additional Notes), (B) represented by the Intermediate Guarantees and the Senior Subordinated Subsidiary Guarantee, and (C) outstanding on the Closing Date (other than the Indebtedness described in clause (2) of this paragraph (b));

  (4)
  Indebtedness consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3) or (4) of this paragraph (b) or under paragraph (a);

  (5)
  Indebtedness of a Restricted Subsidiary acquired by the Company, the Issuer or any other Restricted Subsidiary after the Closing Date Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company, the Issuer or any other Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company, the Issuer or any other Restricted Subsidiary) or any Refinancing Indebtedness in respect thereof, not exceeding £75 million in the aggregate at any one time outstanding;

  (6)
  Indebtedness (A) in respect of performance, bid, completion, surety or appeal bonds provided by the Company, the Issuer and any other Restricted Subsidiary in the ordinary course of their business and (B) under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company, the Issuer and any other Restricted Subsidiary in the ordinary course of business;

  (7)
  Purchase Money Indebtedness and Capitalized Lease Obligations Incurred after the Closing Date for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including the cost of design, development, construction, acquisition, transportation, installation, improvement and migration) of assets; provided, however, that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (7), together with all other outstanding Indebtedness Incurred after the Closing Date pursuant to this clause (7), shall not exceed as of the date of Incurrence the greater of (A) 2.75% of Total Assets and (B) £150 million;

  (8)
  (i) Guarantees of the Notes, (ii) Guarantees by a Restricted Subsidiary in favor of the UK Inland Revenue in connection with the UK tax liability of the Company or any Restricted Subsidiary, (iii) Guarantees of other Indebtedness not otherwise prohibited by this covenant and (iv) Guarantees of Indebtedness which by its terms must be Guaranteed if the Notes are Guaranteed;

  (9)
  Indebtedness of the Company, the Issuer or any other Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check,

    draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

  (10)
  Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers' acceptances or other similar instruments or obligations issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims or other Indebtedness Incurred with respect to reimbursement-type obligations regarding workers' compensation claims and under other similar legislation; provided, however, that upon the drawing or other funding of such letters of credit or other instruments or obligations, such drawings or fundings are reimbursed within 30 days;

  (11)
  Indebtedness arising from agreements of the Company, the Issuer or any other Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees or other credit support of Indebtedness or other obligations of any Person (other than the Company or any Restricted Subsidiary) acquiring all or any portion of such business, assets or Capital Stock or any Affiliate of such Person provided that such Indebtedness is not reflected on the balance sheet of the Company or any other Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed not to be reflected on such balance sheet for purposes of this clause (11));

  (12)
  the Incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit made to or on behalf of officers, directors, employees or consultants of the Company, the Issuer or any other Restricted Subsidiary for the purpose of permitting such persons to purchase Capital Stock of the Company, the Issuer or any other Restricted Subsidiary, in an amount not to exceed £10 million at any one time outstanding;

  (13)
  the Incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Company, the Issuer or any of their Subsidiaries (except for Standard Securitization Undertakings) in an amount not to exceed £300 million at any one time outstanding;

  (14)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (where the payment of such dividends is not part of a financing transaction);

  (15)
  Indebtedness of the Company, the Issuer or any other Restricted Subsidiary relating to deferral of PAYE taxes with the agreement of the UK Inland Revenue; and

  (16)
  Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (16) and then outstanding, will not exceed the greater of (A) 3.0% of Total Assets and (B) £300 million.

        (c)  For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

  (1)
  Bank Indebtedness Incurred on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

  (2)
  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

  (3)
  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion (except as specified in this paragraph (c)), shall classify or reclassify from time to time such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and

  (4)
  the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness permitted to be Incurred under this covenant shall not be double counted.

        (d)  For the purposes of determining compliance with any sterling denominated restriction on the Incurrence of Indebtedness denominated in a currency other than pounds sterling, the sterling-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the sterling-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a currency other than pounds sterling, and such refinancing would cause the applicable sterling denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such sterling denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced based on the exchange rate between the currency of the Indebtedness being Refinanced and the currency of the Refinancing Indebtedness and (z) the sterling-equivalent principal amount of Indebtedness denominated in a currency other than pounds sterling and Incurred pursuant to any Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Closing Date, (ii) any date on which any of the respective commitments under the Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

 Limitation on Layering.    The Senior Subordinated Subsidiary Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (other than Bank Indebtedness Incurred pursuant to clause (1) of paragraph (b) of the covenant described under "—Limitation on Indebtedness") unless such Indebtedness is Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Senior Subordinated Subsidiary Guarantor. In addition, the Senior Subordinated Subsidiary Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (except to the extent such Indebtedness is secured only by a Lien arising solely by operation of applicable law) unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Senior Subordinated Subsidiary Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

 Limitation on Restricted Payments.    (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

  (1)
  declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment to the direct or indirect holders of its Capital Stock, except (x) pro rata dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends, distributions or any similar payment payable to the Company or any other Restricted Subsidiary (and, if the Company or such Restricted Subsidiary has shareholders other than the Company, the Issuer or other Restricted Subsidiaries, to its other shareholders on a basis that is no more favorable to such other shareholders than a pro rata basis);

  (2)
  purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company;

  (3)
  purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (1) Subordinated Obligations owed to the Issuer or any Intermediate Guarantor and (2) the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Restricted Subsidiary acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of acquisition); or

  (4)
  make any Investment (other than a Permitted Investment) in any Person

 (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (A)
  a Default will have occurred and be continuing (or would result therefrom);

  (B)
  the Company could not Incur at least £1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness;" or

  (C)
  the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum of:

    (i)
    an amount equal to 100% of EBITDA since the Merger Date to the end of the most recent fiscal quarter, taken as a single accounting period, less the product of 1.4 times the Consolidated Interest Expense since the Merger Date to the end of the most recent fiscal quarter, taken as a single accounting period;

    (ii)
    the proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) the Company or a Subsidiary of the Company or (y) an employee share ownership plan or other trust to the extent funded or required to be funded by the Company or any of its Subsidiaries);

    (iii)
    the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's Consolidated balance sheet upon the conversion or exchange of any Indebtedness of any Intermediate Guarantor or the Issuer issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company issued to Persons not including the Company or any Restricted Subsidiary (less the amount of any cash or the Fair Market Value of other Property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

    (iv)
    without duplication, the sum of

    (x)
    the aggregate amount returned to the Company, the Issuer or any other Restricted Subsidiary in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Closing Date, whether through interest payments, principal payments, dividends or other distributions;

    (y)
    the net proceeds received and retained by the Company or any Restricted Subsidiary from the disposition, retirement or redemption of all or any portion of such Investments (other than Permitted Investments and other than to the Company or any Restricted Subsidiary); and

    (z)
    upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary subsequent to the Closing Date, in accordance with the covenant described under "—Designation of Restricted and Unrestricted Subsidiaries," the Fair Market Value (valued as provided in the definition of "Investment") of the net assets of such Subsidiary;

      provided, however, that the amount under this clause (iv) shall not exceed the aggregate amount of all such Investments (other than Permitted Investments) made subsequent to the Closing Date (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, which amount was included in the calculation of the amount of Restricted Payments.

        (b)  The provisions of the foregoing paragraph (a) will not prohibit:

  (1)
  any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock or Disqualified Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 90 days of,

    Capital Stock or Disqualified Stock of, the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or any of its Subsidiaries or an employee share ownership plan or other trust to the extent funded by the Company or any of its Subsidiaries) or through a substantially concurrent contribution to the equity of the Company; provided, however, that:

    (A)
    such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

    (B)
    the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (C)(ii) of paragraph (a) above;

  (2)
  any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 90 days of, Indebtedness of the Company or such Restricted Subsidiary that is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness" and that is subordinated to the Notes to at least the same extent as such Subordinated Obligations; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

  (3)
  any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Restricted Subsidiary from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock;" provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

  (4)
  any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any Restricted Subsidiary that qualifies as Refinancing Indebtedness; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

  (5)
  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included (without duplication) in the calculation of the amount of Restricted Payments;

  (6)
  any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock, or options to purchase Capital Stock, of the Company or any of its Subsidiaries from employees, former employees, directors or former directors or consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors or consultants), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed £20 million in any calendar year; provided further, that such purchases, repurchases, redemptions, retirements and other acquisitions for value will be included in the calculation of the amount of Restricted Payments;

  (7)
  any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) and (B) below; provided, however, that such dividends, distributions or other payments will be excluded from the calculation of the amount of Restricted Payments:

  (A)
  to an NTL Holding Company in amounts required for such NTL Holding Company to pay taxes and other fees or amounts required to maintain its corporate existence and provide for other expenses in an aggregate amount of up to £50 million per year; and

  (B)
  amounts payable for any income or corporate taxes or pursuant to the Tax Sharing Agreement;

  (8)
  any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock deemed to occur upon exercise of options, warrants or other securities, if such Capital Stock represents a portion of the exercise price of such options, warrants or other securities; provided, however, that such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

  (9)
  after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock or Property of such Unrestricted Subsidiary that in each case is held by the Company, the Issuer or any Restricted Subsidiary; provided, however, that (x) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the Property being transferred; (y) any Property received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this clause (9) only if such Property, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Company or such Restricted Subsidiary; and (z) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Company and its Restricted Subsidiaries on a consolidated basis; provided further, however, that such distributions will be excluded from the calculation of the amount of Restricted Payments, it being understood that proceeds from the disposition of any cash, Capital Stock or Property of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under clause (a)(C)(iv) above;

  (10)
  dividends on common stock of the Company up to £10 million in the year following the Closing Date, up to £35 million in the second year following the Closing Date and up to £60 million per year thereafter; provided, in each case, that such Restricted Payments will be included in the calculation of the amount of Restricted Payments;

  (11)
  payments of any Receivables Fees; provided, however, that such Restricted Payments will be excluded from the calculation of the amount of Restricted Payments;

  (12)
  the transactions described in the Steps Paper;

  (13)
  the Permitted Sit-up Payments;

  (14)
  any Content Transaction, provided that, after giving pro forma effect thereto, the Company could Incur at least £1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness;" provided, further, however, that such Restricted Payments will be excluded from the calculation of the amount of Restricted Payments;

  (15)
  any Business Division Transaction, provided, however, that after giving pro forma effect thereto, the Company could Incur at least £1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness;" and

  (16)
  any other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (16), not to exceed £75 million; provided, however, that (A) such Restricted Payments will be included in the calculation of the amount of Restricted Payments and (B) at the time of any Restricted Payment referred to in this clause (16), no Default or Event of Default has occurred and is continuing (or would result from such Restricted Payment).

 Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not permit any Restricted Subsidiary (other than the Issuer or any Intermediate Guarantor) to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than the Issuer or any Intermediate Guarantor) to:

  (1)
  pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary of which it is a Subsidiary;

  (2)
  make any loans or advances to the Company or any Restricted Subsidiary of which it is a Subsidiary; or

  (3)
  transfer any of its Property or assets to the Company or any Restricted Subsidiary of which it is a Subsidiary.

 The provisions of the preceding paragraph will not prohibit:

    (A)
    any encumbrance or restriction pursuant to (i) applicable law, rule, regulation, order or governmental license, permit or concession or (ii) an agreement in effect on the Closing Date (including the Indenture, the New Credit Facility, the Bridge Facility and any exchange notes issued in relation thereto, the Intercreditor Deed and the Group Intercreditor Deed and the indenture governing the Existing Notes);

    (B)
    in respect of a Restricted Subsidiary acquired by the Company, the Issuer or any Restricted Subsidiary after the Closing Date, any encumbrance or restriction with respect to such Restricted Subsidiary arising prior to the date on which such Restricted Subsidiary was acquired by the Company or any Restricted Subsidiary (other than an encumbrance relating to Indebtedness

      Incurred as consideration for, in contemplation of, or to provide all or any portion of the funds or credit support utilized to, consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or any Restricted Subsidiary) and outstanding on such date;

    (C)
    any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment or modification to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions, taken as a whole, contained in any such Refinancing agreement or amendment or modification are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

    (D)
    in the case of clause (3), any encumbrance or restriction

    (i)
    that restricts in a customary manner the subletting, assignment or transfer of any Property or asset that is subject to a lease, license or similar contract,

    (ii)
    encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary so long as such restriction relates solely to the Property so acquired (other than any encumbrance or restriction created as consideration for, in contemplation of, in connection with or pursuant to the provision of, all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Property was otherwise acquired by the Company or any Restricted Subsidiary),

    (iii)
    under agreements relating to Purchase Money Indebtedness or Capitalized Lease Obligations Incurred that impose customary restrictions on the Property subject to such Purchase Money Indebtedness or Capitalized Lease Obligations,

    (iv)
    relating to Indebtedness that is permitted to be Incurred and secured without also securing the Notes or the applicable Note Guarantee pursuant to the covenants described under "—Limitation on Indebtedness" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Indebtedness, or

    (v)
    customarily imposed on the transfer of copyrighted or patented materials or other intellectual property and customer provisions in agreements that restrict the assignment of such agreements or any rights thereunder;

    (E)
    any encumbrance created in connection with a Qualified Receivables Transaction permitted under the covenant described under "—Limitation on Indebtedness;"

    (F)
    any customary encumbrance or restriction imposed with respect to a Restricted Subsidiary pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

    (G)
    any customary encumbrance or restriction on cash or other deposits or net worth imposed on customers under contracts entered into in the ordinary course of business;

    (H)
    any encumbrance or restriction pursuant to an agreement governing (i) any Bank Indebtedness of the Company or a Restricted Subsidiary permitted to be Incurred subsequent to the Closing Date pursuant to clause (b)(1) or (b)(16) of the covenant described under "—Limitation on Indebtedness" and (ii) any Indebtedness permitted to be Incurred pursuant to clause (a) of the covenants described under "—Limitation on Indebtedness," if the encumbrances and restrictions contained in any such agreement, taken as a whole, do not materially prejudice the ability of the Issuer to make payments on the Notes;

    (I)
    encumbrances or restrictions existing under or by reason of provisions in asset sale agreements entered into in the ordinary course of business; and

    (J)
    encumbrances or restrictions existing under or by reason of provisions in joint venture arrangements and other similar arrangements or arrangements with minority interests in any Restricted Subsidiary.

 Limitation on Sales of Assets and Subsidiary Stock.    (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or Additional Assets; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be,

  (A)
  first, to the extent the Company or any Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay or repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Indebtedness of the Company or any Restricted Subsidiary or Indebtedness of a Subsidiary of the Issuer, other than Indebtedness that is either unsecured and pari passu in right of payment to the Notes and the Note Guarantees or Indebtedness that is subordinate or junior in right of payment to the Notes and the Note Guarantees;

  (B)
  second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets or any capitalized expense related thereto (including by means of an Investment in Additional Assets or any capitalized expense related thereto by a Restricted Subsidiary with Net Available Cash received by the Company or a Restricted Subsidiary);

  (C)
  third, to the extent of the balance of such Net Available Cash not applied in accordance with clauses (A) and (B) within 366 days from the later of such Asset Disposition or the receipt of such Net Available Cash (provided, however, that such 366-day period shall be extended by up to 180 days to the extent a binding contractual commitment to reinvest in or purchase

      Additional Assets or any capitalized expense related thereto shall have been entered into by such 366th day to the extent such commitment remains in effect and the planned reinvestment or purchase has not been abandoned or cancelled), to make an Excess Proceeds Offer (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant, subject to proration as described in paragraph (b) below; and

    (D)
    fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) (including any amounts for Notes not tendered in any Excess Proceeds Offer), for any general corporate purpose permitted by the terms of the Indenture;

 provided, however, that in connection with any prepayment or repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, other than in connection with Bank Indebtedness Incurred under any revolving facility, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so permanently prepaid or repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value unless the Company or such Restricted Subsidiary can incur such Indebtedness on such date under this Indenture.

 For the purposes of clause (2) of paragraph (a) of this covenant, the following are deemed to be cash:

•
Indebtedness and other liabilities shown on the most recent consolidated balance sheet of the Company prior to the date of such Asset Disposition (other than Subordinated Obligations) (i) that are assumed by the transferee of any such assets and (ii) for which the Company and its Restricted Subsidiaries are released from all liability at the time of such Asset Disposition;

•
any securities, notes or other obligations received by any such Intermediate Guarantor, the Issuer or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments within 90 days, to the extent of the cash or Temporary Cash Investments received in that conversion, sale or exchange; and

•
any Designated Non-Cash Consideration.

        (b)  In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Issuer will be required to purchase Notes tendered pursuant to an offer by the Issuer for the Notes (an "Excess Proceeds Offer"), which Excess Proceeds Offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over-subscription and calculation of the principal amount of Notes denominated in different currencies) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence, the Issuer may apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuer will not be required to make an Excess Proceeds Offer for Notes (and other Senior Indebtedness of the Issuer or any Intermediate Guarantor) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (a)(3)(B)) is less than £40 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Excess Proceeds Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of each Excess Proceeds Offer, the amount of Allocable Excess Proceeds will be reset at zero.

 The term "Allocable Excess Proceeds" means the product of:

  (y)
  the amount of Net Available Cash remaining after application in accordance with clauses (a)(3)(A) and (a)(3)(B) above, and

  (z)
  a fraction,

  (1)
  the numerator of which is the aggregate principal amount of the Notes outstanding on the date of an Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, and

  (2)
  the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of such Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, and the aggregate principal amount (or accreted value in the case of Indebtedness with original issue discount) of other Senior Indebtedness of the Company, the Issuer and any Intermediate Guarantor outstanding on the date of such Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, that is pari passu in right of payment with the Notes or any Guarantee from the Company or an Intermediate Guarantor and subject to terms and conditions in respect of Asset Dispositions similar in all material respects to the covenant described hereunder and requiring the Issuer to make an offer to purchase such Senior Indebtedness at substantially the same time as such Excess Proceeds Offer.

        (c)  The Issuer will comply with the requirements of Section 14(e) of the Exchange Act and any applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

 Limitation on Transactions with Affiliates.    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

  (1)
  that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

  (2)
  that, in the event such Affiliate Transaction involves an aggregate amount in excess of £25 million;

  (A)
  are set forth in writing; and

    (B)
    have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

  (3)
  that, in the event such Affiliate Transaction involves an aggregate amount in excess of £100 million, have been determined by an Independent Financial Advisor to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

  (b)
  The provisions of the foregoing paragraph (a) will not apply to:

  (1)
  any Restricted Payment permitted to be paid pursuant to the covenant described under "—Limitation on Restricted Payments" and any transaction described in the Steps Paper;

  (2)
  transactions between the Company and any Restricted Subsidiary (other than a Receivables Subsidiary) or between Restricted Subsidiaries (other than a Receivables Subsidiary);

  (3)
  sales of accounts receivable or any participations therein to a Receivables Subsidiary in connection with any Qualified Receivables Transaction;

  (4)
  in respect of clauses (2) and (3) of paragraph (a) above, only, any issuance of securities, or other payments, awards or grants in cash, securities (including stock options and similar rights) or similar transfers to employees, directors and consultants of the Parent, the Company or any Restricted Subsidiary and any of their Subsidiaries pursuant to, or for the purpose of funding, employment arrangements, stock options and share ownership plans;

  (5)
  in respect of clauses (2) and (3) of paragraph (a) above, only, any loans or advances, or Guarantees of third-party loans, to directors, officers, employees and consultants in the ordinary course of business in accordance with past practices of the Parent, the Company or any Restricted Subsidiary, as applicable;

  (6)
  the payment of reasonable fees and indemnities (including under customary insurance) to directors, officers and consultants of the Parent, the Company, any Restricted Subsidiary and any of their Subsidiaries;

  (7)
  any tax sharing agreement or arrangement and payments pursuant thereto between or among the Parent, the Company, any NTL Holding Company, the Issuer and any other Restricted Subsidiaries not otherwise prohibited by the Indenture;

  (8)
  commercial transactions on arm's length terms entered into in the ordinary course of business of which the disinterested directors of the Company have been notified, or if there are no disinterested directors, the directors;

  (9)
  transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Issuer, any NTL Holding Company or any of its Subsidiaries, so long as such Affiliates are treated no more favorably than holders of such Indebtedness or Capital Stock generally;

  (10)
  any agreement in effect on the Closing Date or any amendment or other modification thereto (so long as such amendment or other modification is not disadvantageous to the Holders in any material respect) or any transactions pursuant thereto;

  (11)
  the issuance and sale of Capital Stock of the Company to (A) any officer, director or consultant of the Company, any Restricted Subsidiary or any other NTL Holding Company pursuant to agreements outstanding on the Closing Date, or (B) any NTL Holding Company or any Restricted Subsidiary;

  (12)
  the entering into, maintaining or performing of any employee contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer, director or consultant heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements;

  (13)
  any insurance arrangements entered into in the ordinary course of business with a captive insurance company; or

  (14)
  any transaction in the ordinary course of business between or among the Issuer or any Restricted Subsidiary and any Affiliate of the Company that is an Unrestricted Subsidiary or a joint venture or similar entity (including a Permitted Joint Venture) that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity.

 Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any consensual Lien of any nature whatsoever (any such Lien, an "Initial Lien") on any of its Property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

 Any Lien created for the benefit of the Holders pursuant to the immediately preceding paragraph may provide by its terms that such Lien will be automatically and unconditionally released and discharged (1) upon the full and unconditional release and discharge of the Initial Lien (other than as a result of satisfaction of the debt secured through enforcement of such Lien), (2) with respect to any Additional Subsidiary Guarantor the assets or the Capital Stock of which are encumbered by such Lien, upon the release of the Additional Subsidiary Guarantee of such Additional Subsidiary Guarantor in accordance with the provision described under "—Additional Subsidiary Guarantees," or (3) upon any defeasance or satisfaction and discharge of the Notes as provided under the captions "—Defeasance" and "—Satisfaction and Discharge."

 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.    The Company will not permit any Restricted Subsidiary (other than the Issuer and the Intermediate Guarantors or any other Note Guarantor) to provide a Guarantee after the Closing Date of any Indebtedness of the Company, the Issuer or any Intermediate Guarantor unless:

  (1)
  such Restricted Subsidiary simultaneously (or prior thereto) executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by it of payments of the Notes on an equal and ratable basis with such Guarantee, provided, however, that any Guarantee by such Restricted Subsidiary of a Subordinated Obligation shall be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary;

  (2)
  such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

  (3)
  such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

  (A)
  such Guarantee has been duly executed and authorized; and

  (B)
  such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by insolvency, bankruptcy, liquidation, reorganization, administration, moratorium, receivership or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

 except, in each case, for

    (A)
    Guarantees by a Restricted Subsidiary of any Indebtedness (other than Public Debt issued by the Issuer or any Intermediate Guarantor) permitted to be Incurred pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness;"

    (B)
    Guarantees by a Restricted Subsidiary pursuant to an agreement governing any Bank Indebtedness permitted to be Incurred pursuant to clause (b)(1) of the covenant described under "—Limitation on Indebtedness;"

    (C)
    Guarantees by a Restricted Subsidiary under any Refinancing Indebtedness described in clause (4) of paragraph (b) of the covenant described under "—Limitation on Indebtedness," to the extent such Restricted Subsidiary provided a Guarantee in respect of the Indebtedness being Refinanced; provided that the Guarantee is not senior in right of payment to the Guarantee in respect of the Indebtedness being replaced;

    (D)
    Guarantees by a Restricted Subsidiary of any Indebtedness described in clause (5) of paragraph (b) of the covenant described under "—Limitation on Indebtedness," to the extent existing under, or required under the terms of, such Indebtedness; provided that the Guarantee or any requirement to provide such Guarantee was in existence prior to the contemplation of the merger, consolidation or acquisition that resulted in the Incurrence of such Indebtedness (except as provided in clause (A) hereof);

    (E)
    any Guarantee or undertaking by any Restricted Subsidiary in favor of the UK Inland Revenue in connection with the UK tax liability of the Company or any Restricted Subsidiary; and

    (F)
    Guarantees by a Restricted Subsidiary permitted under clause (11) of paragraph (b) of the covenant described under "—Limitation on Indebtedness."

 Ongoing Reporting.    So long as the Notes are outstanding, the Company will furnish to the Trustee, within the time periods specified in the SEC's rules and regulations, without cost to the Trustee (who, at the Issuer's expense, will furnish by mail to the Holders); provided, however, that to the extent any reports are filed on the SEC's website, such reports shall be deemed to be furnished to the Trustee and the Holders:

  (1)
  whether or not required by SEC rules and regulations, quarterly and annual reports of the Parent, containing substantially the same information required to be contained in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, under the Exchange Act, including financial statements prepared in accordance with GAAP and a "Management's Discussion and Analysis of Financial Condition and Results of Operations" (except with respect to guarantor financial statements, but including condensed information complying with Rule 3-10(d) of Regulation S-X of the SEC); provided, however, that only to the extent reasonably available, at any time that any of Parent's Subsidiaries is an Unrestricted Subsidiary that is a Significant Subsidiary or would in combination with other Unrestricted Subsidiaries be a Significant Subsidiary, the quarterly and annual financial information required by this paragraph will include a presentation, either on the face of the financial statements, in the footnotes thereto, or in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or other comparable section, of the financial condition and results of operations of Parent and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent; and

  (2)
  such other reports containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act, as in effect on the Closing Date.

 Parent will also make available copies of all reports required by clauses (1) and (2) above on its website.

 Limitation on Activities.    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business, except for any businesses that are immaterial to the business as a whole.

 Limitation on Sale/Leaseback Transactions.    The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Property unless:

  (1)
  such Intermediate Guarantor or such Restricted Subsidiary would be entitled to:

  (A)
  Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on Indebtedness;" and

  (B)
  create a Lien on such Property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "—Limitation on Liens;"

  (2)
  the net proceeds received by the Company or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction represent the Fair Market Value of such Property; and

  (3)
  the transfer of such Property is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock."

 Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) other than the Issuer to be an Unrestricted Subsidiary if:

  (1)
  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation;

  (2)
  such Subsidiary and any of its Subsidiaries do not own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Company or any Restricted Subsidiary other than a Subsidiary of the Subsidiary to be designated an Unrestricted Subsidiary;

  (3)
  either:

  (A)
  the Subsidiary to be so designated has total Consolidated assets of £1,000 or less; or

  (B)
  if such Subsidiary has Consolidated assets greater than £1,000, then the Issuer would be permitted to make an Investment under the covenant described under "—Limitation on Restricted Payments" after giving effect to such designation in the amount specified in the definition of "Investment";

  (4)
  all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt unless the Guarantee or other credit support related to any such Indebtedness could be Incurred by the Company or the relevant Restricted Subsidiary under the Indenture;

  (5)
  such Subsidiary is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation:

  (A)
  to subscribe for additional Capital Stock of such Person; or

  (B)
  to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (6)
  on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company, the Issuer or any other Restricted Subsidiary with terms substantially less favorable to the Company the Issuer or any Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Company other than transactions that comply with the covenant described under "—Limitation on Transactions with Affiliates."

 In the event of any such designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "—Limitation on Restricted Payments."

 The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if immediately after giving effect to such designation:

  (x)
  no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such designation,

  (y)
  the Company could Incur £1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness," and

  (z)
  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, if incurred at that time, have been permitted to be Incurred for all purposes of the Indenture.

 Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

Merger and Consolidation

 The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the Issuer is the surviving corporation or the resulting, surviving or transferee Person other than the Issuer (the "Successor Company") will be a corporation organized and existing under the laws of any country that is a Member State, Bermuda, the United States of America, any State thereof or the District of Columbia and the Successor Company will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Issuer which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction, the Issuer, if it is the surviving corporation, or the Successor Company, would be able to Incur an additional £1.00 of Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (4)
  each Note Guarantor (unless it is the other party to the transaction above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes; and

  (5)
  the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the provisions described in this paragraph; provided, that in giving such opinion, such counsel may rely on an Officer's Certificate as to compliance with clauses (2) and (3) above and as to any matters of fact.

 The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, but the predecessor Issuer in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

 Clauses (2) and (3) of the first paragraph of this section will not apply to any transaction in which (i) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its properties and assets to the Issuer or (ii) (x) the Issuer consolidates or merges with or into or transfers all or substantially all of its assets to an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction or changing its legal structure to a corporation or other entity or (y) the Issuer consolidates or merges with or into or transfers all or substantially all of its assets to a Restricted Subsidiary so long as all assets of the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

 In addition, the Company and each Note Guarantor will not, and each Note Guarantor and the Issuer will not permit any Subsidiary Guarantor to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

  (1)
  the resulting, surviving or transferee Person if other than such Note Guarantor (the "Successor Guarantor") will be a corporation organized and existing under the laws of a country that is a Member State, Bermuda, the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of such Note Guarantor which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

  (3)
  the Issuer will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that in giving such opinion, such counsel may rely on an Officer's Certificate as to compliance with clause (2) above and as to any matters of fact.

 Notwithstanding the foregoing, the Company or any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to any Intermediate Guarantor, the Issuer or any Subsidiary Guarantor; provided, however, that neither the Company nor any Restricted Subsidiary shall be permitted to consolidate with, merge into or transfer all or part of its properties and assets to any Intermediate Guarantor or any Subsidiary Guarantor if following such consolidation, merger or transfer such Intermediate Guarantor or such Subsidiary Guarantor would be prohibited by applicable law from continuing to provide a Note Guarantee or the amount of such Note Guarantee would be required to be limited to a greater extent than immediately prior to such consolidation, merger or transfer.

 There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the Property or assets of a Person. As a result there may be circumstances in which it is unclear whether the provisions of this section apply.

Defaults

 Each of the following is an Event of Default:

  (1)
  a default in any payment of interest on, or Additional Amounts with respect to, any Note when due and payable continued for 30 days;

  (2)
  a default in the payment of principal of or premium, if any, on any Note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (3)
  the failure to comply with obligations under the covenant described under "—Merger and Consolidation" above;

  (4)
  the failure to comply for 30 days after notice with any obligations under the covenants described under "—Repurchase at the Option of the Holders" or "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above);

  (5)
  the failure to comply for 60 days after notice with any other agreement contained in the Notes or the Indenture;

  (6)
  the failure by the Company, the Issuer or any other Restricted Subsidiary or any other NTL Holding Company to pay any Indebtedness within any applicable grace period after final maturity, or the acceleration of any such Indebtedness by the holders thereof because of a default, if, in each case, the total amount of such Indebtedness unpaid or accelerated exceeds £50 million or its equivalent in another currency (the "cross acceleration provision");

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Issuer, any Note Guarantor or a Significant Subsidiary (the "bankruptcy provisions") (other than, except in the case of the Issuer, a solvent liquidation);

  (8)
  the rendering of any judgment or decree for the payment of money in excess of £50 million or its equivalent in another currency against the Company or any Restricted Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed before the end of such period (the "judgment default provision"); or

  (9)
  any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms in writing such Note Guarantor's obligations under the Indenture or any Note Guarantee (other than by reason of the termination of the Indenture or such Note Guarantee or the release of such Note Guarantee in accordance with such Note Guarantee or the Indenture).

 The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

 However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes notify the Issuer and the Trustee of the default and the Company, the Issuer, the relevant NTL Holding Company or the relevant Restricted Subsidiary, as applicable, does not cure such default within the time specified in clause (4) or (5) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a notice of Default. When a Default or an Event of Default is cured within the time specified, it ceases. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under "—Events of Default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

 Subject to the terms of the Intercreditor Deed and the provisions of the above paragraph, if an Event of Default (other than an Event of Default under the bankruptcy provisions described in clause (7) with respect to the Issuer, any Note Guarantor or any Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Issuer may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default under the bankruptcy provisions described in clause (7) with respect to the Issuer, any Note Guarantor or any Significant Subsidiary occurs, the unpaid principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

 Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such Holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

  (3)
  such Holders have provided the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the security or indemnity reasonably satisfactory to the Trustee; and

  (5)
  the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

 The Holders of a majority in aggregate principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that the Trustee determines (after consultation with counsel) conflicts with law, the Indenture or the

Intercreditor Deed or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that may involve the Trustee in personal liability or expense, provided that the Trustee may take any other action deemed proper by the Trustee which is not consistent with any such direction. Prior to taking any action under the Indenture, the Trustee will be entitled to reasonable indemnification against all losses and expenses caused by taking or not taking such action.

 If a Default (or the Event of Default) occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default (or the Event of Default) within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the best interests of the Holders.

 In addition, the Issuer will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate indicating whether the signer thereof knows of any Default that occurred during the previous fiscal year. The Issuer will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute an Event of Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

Amendment, Supplement and Waiver

 Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding and, subject to certain exceptions, any past default or compliance with certain provisions thereof may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided, however, that if any amendment, waiver or other modification would only affect a series of Notes, the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of the affected series (and not the consent of the Holders of any other series of Notes) shall be required. However, with respect to the Notes, without the consent of each Holder of an outstanding Note affected, no amendment may:

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;

  (2)
  reduce the rate of or extend the time for payment of interest on any Note;

  (3)
  reduce the principal of or extend the Stated Maturity of any Note;

  (4)
  reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption" above;

  (5)
  make any Note payable in money other than that stated in the Note;

  (6)
  impair the right of any Holder to receive payment of principal of, and interest on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

  (7)
  make any change in the amendment provisions which require each Holder's consent or in the waiver provisions described in this sentence; or

  (8)
  modify the Note Guarantees in any manner materially adverse to the Holders of the Notes.

 With respect to the Notes, without the consent of any Holder, the Parent, the Intermediate Guarantors, the Issuer, the Subsidiary Guarantors and the Trustee may amend the Indenture to:

  (1)
  cure any ambiguity, omission, defect or inconsistency; provided that such amendment does not, in the opinion of the Trustee, adversely affect the rights of any Holder in any material respect;

  (2)
  provide for the assumption by a successor corporation in accordance with the Indenture of the obligations of the Issuer under the Indenture and the Notes;

  (3)
  provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  add additional Guarantees with respect to the Notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the Indenture;

  (5)
  add to the covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company, any Restricted Subsidiary or any of their Subsidiaries;

  (6)
  make any change that does not materially adversely affect the rights of any Holder in any respect, subject to the provisions of the Indenture;

  (7)
  provide for the issuance of Additional Notes;

  (8)
  mortgage, pledge, hypothecate or grant a security interest in any Property for the benefit of any Person; provided, however, that the granting of such security interest is not prohibited by the Indenture and the covenant described under "—Certain Covenants—Limitation on Liens" is complied with;

  (9)
  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; and

  (10)
  provide for a reduction in the minimum denominations of the Notes.

 After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment. In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will inform such exchange of any amendment, supplement or waiver and will publish notice of such amendment, supplement or waiver in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the d'Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu).

Defeasance

 The Issuer may at any time terminate all obligations of the Issuer and the Note Guarantors under the Notes, the Note Guarantees and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

 In addition, the Issuer may at any time terminate:

  (1)
  its obligations under the covenants described under "—Certain Covenants" and "—Repurchase at the Option of the Holders"; and

  (2)
  the operation of the cross-acceleration provision, the bankruptcy provisions with respect to any Note Guarantor and Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) under the first paragraph of "—Merger and Consolidation" above ("covenant defeasance").

 In the event that the Issuer exercises its legal defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

 The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to any Note Guarantor and Significant Subsidiaries) or (8) under "—Defaults" above or because of the failure of the Issuer to comply with clause (3) under the first paragraph of "—Merger and Consolidation" above.

 In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee cash in U.S. dollars or U.S. Government Obligations or a combination thereof, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest on the outstanding Notes to redemption or maturity, as the case may be, as specified in an Officer's Certificate, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. Federal or UK income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal and UK income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on and refer to a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law).

Satisfaction and Discharge

 The Indenture will be discharged and will cease to be of further effect as to all Notes and Note Guarantees issued thereunder when:

  (1)
  either:

  (A)
  all the Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and applicable Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer in accordance with the Indenture, have been delivered to the Trustee for cancellation; or

    (B)
    all of the Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars or U.S. Government Obligations in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the applicable Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

  (3)
  the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the applicable Notes at maturity or the redemption date, as the case may be.

 In addition, the Issuer must deliver an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Prescription

 There is no express term in the Indenture as to any time limit on the validity of claims of the Holders to interest and repayment of principal, but any such claims will be subject to any statutory limitation period prescribed under the laws of the State of New York.

Concerning the Trustee

 The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Issuer as a Paying Agent with regard to the Notes.

 If the Trustee becomes a creditor of the Issuer, the Indenture limits its rights to obtain payment of claims in certain cases, or to realize on certain Property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

 The Holders of a majority in aggregate principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee in respect of such Notes, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes unless such Holder has provided to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Notices

 All notices to Holders of each series of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of such Notes, if any, maintained by the Registrar. In addition, for so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices with respect to the Notes listed on the Luxembourg Stock Exchange will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the d'Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu) or, if in the opinion of the Trustee such publication is not practicable, in an English language newspaper having general circulation in Europe. In addition, for so long as any Notes are represented by Global Notes, all notices to holders of the Notes will be delivered to DTC, which will give such notices to the holders of Book Entry Interests.

 Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made, provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Governing Law

 The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

No Personal Liability of Directors, Officers, Employees and Shareholders

 No past, present or future director, officer, employee, incorporator or shareholder of Parent, the Company, any Intermediate Guarantor, the Issuer or any Subsidiary Guarantor, as such, will have any liability for any obligations of Parent, any Intermediate Guarantor, the Issuer or any Subsidiary Guarantor under the Parent Guarantee, Intermediate Guarantees, the Notes, the Subsidiary Guarantees or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Enforceability of Judgments

 Since the Issuer and the Subsidiary Guarantors are incorporated in the United Kingdom and substantially all of their operating assets and the operating assets of their Subsidiaries are outside the United States, any judgment obtained in the United States against the Issuer or the Subsidiary Guarantors, including judgments with respect to the payment of principal, premium, interest, Additional Amounts and any purchase price with respect to the Notes, may not be collectable within the United States. See "Enforceability of civil liabilities."

Currency Indemnity

 The currency of account and payment for all sums, including damages, payable by the Issuer or any Note Guarantor under or in connection with the Notes is the U.S. dollar. Any amount received or recovered in a currency other than U.S. dollars, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or any Note Guarantor or otherwise by any Holder of a Note, or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or any Note Guarantor will only constitute a discharge to the Issuer or any Note Guarantor to the extent of the U.S. dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

 If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient or the Trustee under any Note, the Issuer and any Note Guarantor will indemnify them against any loss sustained by such recipient as a result. In any event, the Issuer and any Note Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner satisfactory to the Issuer (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer and any Note Guarantor's other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Calculation of Sterling Denominated Restrictions

 Except as otherwise specifically set forth herein under the covenant described under "—Limitation on Indebtedness," for purposes of determining compliance with any sterling denominated restriction herein, the Sterling Equivalent amount for purposes hereof that is denominated in a non-sterling currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-sterling amount is incurred or made, as the case may be.

Certain Definitions

 "Additional Assets" means:

  (1)
  any Property or assets (other than Indebtedness and Capital Stock) to be used by any Intermediate Guarantor, the Issuer or a Restricted Subsidiary;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by any Intermediate Guarantor, the Issuer or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

 provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Permitted Business.

 "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

 "Applicable Premium" means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess (to the extent positive) of (A) the present value at such time of (i) the redemption price of such Note at August 15, 2011 (such redemption price being described in the table appearing in the first paragraph under the heading "Optional Redemption," exclusive of any accrued and unpaid interest) plus (ii) any required interest payments due on such Note through August 15, 2011 (including any accrued and unpaid interest) computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

 "Asset Disposition" means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions), including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of any shares of Capital Stock of any Intermediate Guarantor other than the Company, of the Issuer, of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary) or any assets of the Company or any Restricted Subsidiary other than:

  (A)
  a disposition to the Company, any Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor;

  (B)
  a disposition by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

  (C)
  for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or a disposition of assets to a joint venture as part of a transaction that is a Permitted Investment;

  (D)
  any disposition permitted under the provisions described under "—Merger and Consolidation;"

  (E)
  a sale of Temporary Cash Investments in the ordinary course of business;

  (F)
  a disposition of inventory, consumer equipment, communications capacity and worn out or obsolete equipment or assets in the ordinary course of business;

  (G)
  issuance of Capital Stock by a Restricted Subsidiary to the Company, any Intermediate Guarantor, the Issuer or another Restricted Subsidiary;

  (H)
  any sale or other disposition of Receivables and Related Assets to a Receivables Subsidiary pursuant to or in connection with a Qualified Receivables Transaction;

  (I)
  any sale or disposition deemed to occur in connection with creating or granting a Permitted Lien;

  (J)
  any disposition of the Capital Stock or all or substantially all Property of any Unrestricted Subsidiary; provided, however, that such disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the Property being transferred; provided further, however, that such disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to any Intermediate Guarantor, the Issuer or any Restricted Subsidiary;

  (K)
  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other Property in the ordinary course of business which do not materially interfere with the business of the Company, the Intermediate Guarantors, the Issuer and their Restricted Subsidiaries;

  (L)
  assets or Capital Stock acquired in an acquisition which the Company, any Intermediate Guarantor, the Issuer or any Restricted Subsidiary sells within 6 months of such acquisition;

  (M)
  the disposition of any Interest Rate Agreements or Currency Agreements no longer required for the purposes for which any such agreement was originally entered into;

  (N)
  disposals of assets pursuant to Sale/Leaseback Transactions not constituting Indebtedness where the aggregate Fair Market Value of any assets disposed of in reliance on this paragraph (N) does not, together with the aggregate principal amount of all outstanding Indebtedness incurred under clause (7) under "—Certain Covenants—Limitation on Indebtedness" exceed £150 million (or its equivalent in other currencies) in any financial year of the Company and any disposals of assets pursuant to Sale/Leaseback Transactions constituting Indebtedness to the extent such Indebtedness is otherwise permitted under the Indenture;

  (O)
  disposals of non-core assets acquired in connection with any acquisition permitted pursuant to the terms of the Indenture;

  (P)
  any disposals constituted by licenses of intellectual property rights;

  (Q)
  any disposals in connection with a Content Transaction.

  (R)
  (i) any disposal of assets made pursuant to the establishment of a Permitted Joint Venture, or (ii) any disposal of assets to a Permitted Joint Venture which is otherwise permitted hereunder and in relation to which the requirements of clause (a)(1) under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" are satisfied;

  (S)
  foreclosure on assets;

  (T)
  surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

  (U)
  any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person; provided, however, that (A) if the outsourcing relates to non-core business activities, the Company shall provide an Officer's Certificate and (B) if the outsourcing relates to core business activities, the Board of Directors shall certify, in either case, that in the opinion of the Officer or the Board of Directors, as applicable, the outsourcing transaction will be economically beneficial to the Company and its Restricted Subsidiaries (considered as a whole) and that the costs of such outsourcing are fair; provided further, however, that the Fair Market Value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (S), do not exceed 5% of Total Assets; or

  (V)
  a disposition of Capital Stock or assets in a transaction or series of related transactions with an aggregate Fair Market Value of less than £30 million.

 "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of the Issuer to be the interest rate implicit in such Sale/Leaseback Transaction in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

 "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

 "Bank Indebtedness" means any and all amounts payable under or in respect of an agreement, instrument or other document relating to a Credit Facility (including security documents, fee letters and intercreditor agreements related thereto), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Person liable thereunder whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof, and any and all Refinancing Indebtedness Incurred in respect of any such amount (including amounts in respect of Refinancing Indebtedness), whether Incurred under or in respect of an agreement relating to a Credit Facility or otherwise. For the purposes of this definition, "Bank Indebtedness" shall be deemed to include the Bridge Facility, including any extended term loans or exchange notes Incurred or issued in relation thereto.

 "BBC Guarantees" means the guarantees required to be given by certain Restricted Subsidiaries in favor of BBC Worldwide Limited pursuant to the shareholder agreements relating to the UKTV Joint Ventures.

 "Board of Directors" means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of the Board of Directors of the Issuer or, with respect to clause (2) of the definition of Change of Control, the Board of Directors of Parent or the Company.

 "Bridge Facility" means the $1,048,800,000 Bridge Facility Agreement entered into between, among others, the Issuer as borrower, Parent as Ultimate Parent and Holdings as guarantor, as such agreement may be amended or modified from time to time (including the replacement of the original Bridge Facility pursuant to its terms with an additional facility pursuant to which the extended loans will be issued).

 "Business Day" means each day which is not a Legal Holiday.

 "Business Division Transaction" means any creation or participation in any joint venture with respect to any assets, undertakings and/or businesses of the Company and its Restricted Subsidiaries which comprise all or part of the Ntl:Telewest Business Division (or its predecessor or successors), to or with any other entity or person whether or not the Company or any of its Restricted Subsidiaries, excluding the contribution to (but not the use by) any joint venture of the backbone assets utilized by the Company and its Restricted Subsidiaries and excluding any Subsidiary included in or owned by the Ntl:Telewest Business Division but not engaged in the business of that division.

 "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

 "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

 "Code" means the U.S. Internal Revenue Code of 1986, as amended.

 "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries including, without duplication:

  (1)
  interest expense attributable to Purchase Money Indebtedness and Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

  (2)
  amortization of debt discount and debt issuance costs,

  (3)
  capitalized interest and interest paid in the form of additional Indebtedness,

  (4)
  cash or non-cash interest expense,

  (5)
  commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

  (6)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by, or secured by a Lien on the assets of, the Issuer or any Restricted Subsidiary,

  (7)
  net costs associated with Hedging Obligations (including amortization of fees),

  (8)
  dividends in respect of all Disqualified Stock of the Issuer and all Preferred Stock of any of the Subsidiaries of the Issuer, to the extent held by Persons other than the Issuer or a Wholly Owned Subsidiary of the Issuer,

  (9)
  interest Incurred in connection with Investments in discontinued operations and

  (10)
  the cash contributions to any employee share ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness Incurred by such plan or trust.

 "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income (or loss) of any Person (other than the Company) if such Person is not a Subsidiary, or is an Unrestricted Subsidiary, except that, subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other similar distribution or return;

  (2)
  any net income (or loss) of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer (other than any restriction permitted under clause (A), (C) (solely to the extent relating to clause (A)), (H) or (J) (to the extent that assets of the joint ventures subject to such restriction do not exceed 2.5% of Total Assets) of the covenant described under "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries"), except that, subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other similar distribution;

  (3)
  any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, in each case, that is not sold or otherwise disposed of in the ordinary course of business;

  (4)
  any item classified as a restructuring, extraordinary, unusual, non-recurring or other non-operating gain or loss, including the costs of, and accounting for, financial instruments;

  (5)
  any impairment loss of the Company or its Restricted Subsidiaries relating to goodwill or other intangible assets;

  (6)
  the cumulative effect of a change in accounting principles;

  (7)
  all deferred financing costs written off in connection with the early extinguishment of Indebtedness, net of taxes; and

  (8)
  any foreign currency transaction or translation gains or losses, net of taxes.

 Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments, redemptions or releases of Investments, proceeds realized on the sale or liquidation of Investments, and dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (C)(iv) of paragraph (a) thereof.

 "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

 "Content" means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).

 "Content Business" means the business of the Company and its Restricted Subsidiaries consisting of ownership or licensing of Content.

 "Content Transaction" means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Company and its Restricted Subsidiaries which comprise all or part of the Content Business, to or with any other entity or person whether or not the Company or any of its Restricted Subsidiaries.

 "Credit Facility" means any debt facility or commercial paper facility (including the New Credit Facility) or ancillary facility, in each case with a lender or a syndicate of commercial bank lenders or other financial institutions, providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, restated, refunded, renewed, replaced or Refinanced in whole or in part from time to time by a lender or a syndicate of commercial bank lenders or other financial institutions.

 "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

 "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

 "Definitive Note" means a registered note issued in certificated form pursuant to the Indenture.

 "Designated Non-Cash Consideration" means the Fair Market Value of non-cash consideration received by any Intermediate Guarantor, the Issuer or any Restricted Subsidiary in connection with an Asset Disposition that is designated pursuant to an Officer's Certificate, setting forth the basis of such valuation. The aggregate Fair Market

Value of the Designated Non-Cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-Cash Consideration then held by any Intermediate Guarantor, the Issuer or any Restricted Subsidiary, may not exceed the greater of (x) £100 million in the aggregate or (y) 1.00% of Total Assets, at the time of the receipt of the Designated Non-Cash Consideration (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

 "Designated Senior Indebtedness" means any Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor (other than Bank Indebtedness) which at the time of determination exceeds £75 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and as to which the Trustee has been given written notice of such designation.

 "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

  (3)
  is redeemable or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable at the option of the holder thereof, in whole or in part,

 in the case of each of clauses (1), (2) and (3), on or prior to 180 days following the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to 180 days following the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "—Repurchase at the Option of the Holders—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

 "EBITDA" for any period means the Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income of the Company and its Consolidated Restricted Subsidiaries:

  (1)
  income tax expense;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation expense;

  (4)
  amortization expense (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

  (5)
  all other non-cash charges (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (excluding any such non-cash item of income to the extent it will result in receipt of cash payments in any future period);

  (6)
  other cash charges for professional fees and services incurred in connection with the planning, negotiating, documenting or other activities related to a proposed financing, acquisition or disposition transaction involving a Permitted Business if such transaction is abandoned;

  (7)
  the amount of minority interest expense deducted in calculating Consolidated Net Income;

  (8)
  the amount of any restructuring charge deducted for such period in calculating Consolidated Net Income;

  (9)
  recapitalization items, net;

  (10)
  share of income or loss on equity Investments; and

  (11)
  asset impairments,

 in each case for such period.

 Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Company by such Restricted Subsidiary without breaching or violating a restriction, directly or indirectly, applicable to such Restricted Subsidiary (disregarding for this purpose any restriction permitted under clause (A), (C) (solely to the extent relating to clause (A)) or (H) of the covenant described under "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries").

 "Equity Offering" means a public or private sale for cash of Capital Stock that is a sale of Capital Stock of the Company or any NTL Holding Company (not including convertible debt or other equity-linked securities or purchases of Capital Stock of the Company or any NTL Holding Company funded by a sale of debt, convertible debt or other equity-linked securities of the Company or any NTL Holding Company).

 "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

 "Existing Notes" means the £375 million of 9.75% Senior Notes due 2014, the $425 million of Senior Notes due 2014 and the €225 million of Senior Notes due 2014 issued by NTL Cable plc pursuant to an indenture dated April 13, 2004; and the "Existing Notes Issuer" means the issuer of such Notes, including any successor issuer from time to time pursuant to the indenture governing the Existing Notes.

 "Fair Market Value" means, with respect to any asset or Property, the price which could be negotiated in an arm's-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

 "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect at the Closing Date.

 "Group Intercreditor Deed" means the Group Intercreditor Deed originally entered into on March 3, 2006 and as amended from time to time, between Deutsche Bank AG London as Facility Agent and Security Trustee, the Original Borrowers, the Original Guarantors, the Senior Lenders, the Lessors, the Lessees, the Hedge Counterparties, the Lessor's Agent, the Intergroup Debtors and the Intergroup Creditors (each as defined therein).

 "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

 provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by a Person to make an Investment in another Person so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (1) or (2) of the definition of "Permitted Investment." The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

 "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or any Currency Agreement.

 "Holder" means each Person in whose name the Notes are registered on the Registrar's books.

 "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

 Solely for purposes of determining compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness," the following will not be deemed to be the Incurrence of Indebtedness: (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security; (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness; and (4) a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness.

 "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

  (1)
  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2)
  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than loan notes or similar instruments issued solely by way of consideration for the acquisition of assets in order to defer capital gains or equivalent taxes where such loan notes or similar instruments are not issued for the purpose of financing but are issued for tax purposes);

  (3)
  all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto), other than reimbursement obligations with respect to letters of credit securing obligations (other than obligations described in (1), (2) and (5) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment of the letter of credit;

  (4)
  all obligations of such Person to pay the deferred and unpaid purchase price of Property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such Property in service or taking delivery and title thereto or the completion of such services and whose primary purpose is for financing;

  (5)
  all Capitalized Lease Obligations and all Attributable Debt of such Person;

  (6)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7)
  all obligations referred to in other clauses of this definition of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of: (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

  (8)
  Hedging Obligations of such Person; and

  (9)
  all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

 The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date as determined in accordance with GAAP. The amount of Indebtedness under Hedging Obligations of a Person will be calculated by reference to the net liability of such Person thereunder (as determined in accordance with GAAP as of the date of the most recent financial statements distributed to Holders under the covenant described under "—Certain Covenants—Ongoing Reporting").

 "Independent Financial Advisor" means an investment banking, financial advisory, valuation or accounting firm of international standing or any third-party appraiser of international standing; provided that such firm or appraiser is not an Affiliate of the Company.

 "Intercreditor Deed" means the Intercreditor Deed first entered into among the Issuer, NTLIH, Credit Suisse First Boston, The Bank of New York and the senior lenders party thereto, on the closing date of the issuance of the Existing Notes, as the same may be amended, modified, supplemented, extended or replaced from time to time, in each case in accordance with the terms of the Indenture, including by the accession of the Trustee thereto.

 "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

 "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are of a type that will be recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (including by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person, or any prepayment, repayment, repurchase, redemption, retirement, refinancing or defeasance of Indebtedness of such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the covenants described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  Investment shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to:

  (A)
  the Company's Investment in such Subsidiary at the time of such redesignation, less

  (B)
  the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any Property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

 "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York or London, England.

 "Leverage Ratio" means the ratio of:

  (1)
  the outstanding Indebtedness of the Company and its Consolidated Restricted Subsidiaries, to

  (2)
  the Pro Forma EBITDA.

 "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

 "Member State" means any country that was a member of the European Union as of the date of the Indenture.

 "Merger" means the merger of NTL Incorporated (as it was then named) with Neptune Bridge Borrower, LLC, a Delaware limited liability company, pursuant to the terms and conditions of the agreement and plan of merger dated as of 2 October 2005 (as amended and restated on 14 December 2005 and 30 January 2006), and the subsequent reorganization, recapitalization and refinancing in connection therewith.

 "Merger Date" means March 3, 2006.

 "Moody's" means Moody's Investors Service, Inc. or any successor to its rating business.

 "Net Available Cash" from an Asset Disposition means cash payments received (including, only when and as received, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

  (1)
  all legal, accounting and investment banking fees and expenses, title and recording tax expenses, commissions and other fees and expenses incurred, and all national, regional, state, provincial, foreign and local taxes required to be paid as a consequence of such Asset Disposition,

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

  (3)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

  (4)
  appropriate cash amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property or other assets disposed of in such Asset Disposition and retained by the Company, the Issuer or any Restricted Subsidiary after such Asset Disposition.

 "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

 "New Credit Facility" means the Senior Facilities Agreement between Telewest Global, Incorporated (renamed NTL Incorporated) as Ultimate Parent and the other parties thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time, in each case in accordance with the terms of the Indenture.

 "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither the Company, the Issuer nor any other Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, the Issuer or any other Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  the explicit terms of which provide there is no recourse against any of the assets of the Company, the Issuer or any other Restricted Subsidiary.

 "NTL Holding Company" means any Person of which the Issuer is a Wholly Owned Subsidiary.

 "Officer" of a Person means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, Deputy Chief Financial Officer, the President, any Vice President, the Treasurer, Assistant Treasurer, the Secretary or Assistant Secretary, or any Director.

 "Officer's Certificate" means a certificate signed by an Officer.

 "Opinion of Counsel" means a written opinion from legal counsel of recognized standing in a form reasonably satisfactory to the addressee of such opinion. The counsel may be an employee of or counsel to the Issuer or the Trustee.

 "Permitted Business" means any business engaged in by the Company, the Issuer or any other Restricted Subsidiary on the Closing Date and any Related Business.

 "Permitted Investment" means an Investment by the Company, the Issuer or any other Restricted Subsidiary in:

  (1)
  the Company, any Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or any Restricted Subsidiary;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to the Company, the Issuer or any other Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the

    Company, the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans, advances or Guarantees of loans or advances to employees (including for relocation) made in the ordinary course of business of the Company or such Restricted Subsidiary and not exceeding £5 million in the aggregate outstanding at any one time;

  (7)
  shares, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company, the Issuer or any other Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;"

  (9)
  any Person, if such Investment is in existence on the Closing Date and any Investment in any Person to the extent such Investment Refinances an Investment in such Person existing on the Closing Date in an amount not exceeding the amount of the Investment being Refinanced; provided, however, that such new Investment is on terms and conditions no less favorable to the Company, the Issuer or any other Restricted Subsidiary than the Investment being Refinanced;

  (10)
  Guarantees permitted to be Incurred by the covenant described under
  "—Certain Covenants—Limitation on Indebtedness;"

  (11)
  loans granted as a result of a subscriber being allowed terms, in the ordinary course of trade, whereby it does not have to pay for services provided to it for a period of time after the provision of such services;

  (12)
  the BBC Guarantees;

  (13)
  lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business;

  (14)
  Hedging Obligations permitted under the Indenture;

  (15)
  repurchases of the Notes;

  (16)
  Investments resulting from the disposition of assets in transactions excluded from the definition of "Asset Disposition" pursuant to the exclusions from such definition;

  (17)
  any Person where such Investment was acquired by the Company, the Issuer or any other Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Company, the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company, the

    Issuer or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (18)
  any Receivables Subsidiary organized in connection with a Qualified Receivables Transaction that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Receivables Transaction; and

  (19)
  any Person; provided, however, that such Investment (having a Fair Market Value measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) since the Closing Date, shall not exceed at the time the Investment is made the greater of (a) 2.0% of Total Assets or (b) £100 million; provided, further, however, that Investments made in any Unrestricted Subsidiary pursuant to this clause (19) shall not increase the amount of Restricted Payments permitted to be made under the covenant described under "—Certain Covenants—Limitation on Restricted Payments" upon any redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary.

 "Permitted Joint Ventures" means one or more joint ventures formed by (i) the contribution of all or any part of the Content Business to a joint venture formed by the Company or any of its Restricted Subsidiaries with one or more joint venturers; and (ii) the contribution of some or all of the assets of the Ntl:Telewest Business Division pursuant to a Business Division Transaction to a joint venture formed by the Company or any of its Restricted Subsidiaries with one or more joint venturers.

 "Permitted Liens" means, with respect to any Person:

  (1)
  pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Temporary Cash Investments to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or customs duties in connection with the importation of goods or for the payment of rent, in each case Incurred in the ordinary course of business;

  (2)
  Liens imposed by law, such as statutory Liens for landlords and carriers', warehousemen's and mechanics' Liens, in each case for sums not yet delinquent or being contested in good faith or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

  (3)
  Liens for taxes, assessments or government charges or claims not yet due or payable or subject to penalties for non-payment or which are being contested in good faith;

  (4)
  Liens in favor of issuers of surety bonds, performance bonds or letters of credit, bankers' acceptances or other obligations of a like nature provided by the Company or a Restricted Subsidiary in the ordinary course of business;

  (5)
  survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, utility agreements, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (6)
  Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, assets or Property of such Person; provided, however, that the Lien may not extend to any other assets or Property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the original principal amount of the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Property subject to the Lien;

  (7)
  Liens to secure Bank Indebtedness Incurred pursuant to clause (1) of paragraph (b) (to the extent relating to Bank Indebtedness or Permitted Public Debt) and Liens to secure Indebtedness (including Bank Indebtedness and Permitted Public Debt but not including Public Debt that is not Permitted Public Debt) Incurred pursuant to paragraph (a) or clause (4) of paragraph (b) (to the extent relating to paragraph (a)) of the covenant described under "—Certain Covenants—Limitation on Indebtedness;"

  (8)
  Liens existing on the Closing Date;

  (9)
  Liens on Property or shares of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other Property owned by such Person or any of its Subsidiaries unless otherwise permitted hereunder;

  (10)
  Liens on Property at the time such Person or any of its Subsidiaries acquires the Property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other Property owned by such Person or any of its Subsidiaries unless otherwise permitted hereunder;

  (11)
  Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to a Restricted Subsidiary or the Issuer (other than Indebtedness or other obligations owing by an Additional Subsidiary Guarantor to a Subsidiary that is not an Additional Subsidiary Guarantor);

  (12)
  Liens securing Hedging Obligations permitted to be Incurred under the Indenture so long as such obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same Property securing such obligations or cash collateral or customary Liens Incurred in connection with Hedging Obligations;

  (13)
  Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (8), (9) and (10); provided, however, that:

  (A)
  such new Lien shall be limited to all or part of the same Property that secured the original Lien (plus improvements to or on such Property) and

  (B)
  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

  (i)
  the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture and

  (ii)
  an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

  (14)
  Liens securing the Notes, the Intermediate Guarantees, the Additional Subsidiary Guarantees and other obligations of the Company and any Restricted Subsidiaries under the Indenture;

  (15)
  Liens of a Restricted Subsidiary that is not an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor securing Indebtedness of a Restricted Subsidiary that is not an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor;

  (16)
  Liens in favor of any Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor;

  (17)
  Liens to secure Receivables and Related Assets as part of a Qualified Receivables Transaction;

  (18)
  Liens arising by virtue of any statutory or common law provisions (or by agreement to the same effect) relating to banker's Liens, contractual rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

  (19)
  Liens arising from U.S. Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Person in the ordinary course of business;

  (20)
  Liens in connection with any Sale/Leaseback Transaction permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sale/Leaseback Transactions;"

  (21)
  Liens Incurred as part of a transaction described in the Steps Paper; and

  (22)
  Liens Incurred in the ordinary course of business of any Intermediate Guarantor or any Restricted Subsidiary with respect to obligations (other than Indebtedness for borrowed money) that do not exceed £50 million at any time outstanding.

 "Permitted Public Debt" means any Secured Debt that is Public Debt of the Issuer and its Restricted Subsidiaries, the incurrence of which would not, on a pro forma basis, cause the ratio of (1) the outstanding Indebtedness of the Issuer and its Consolidated Restricted Subsidiaries that is Secured Indebtedness, to (2) the Pro Forma EBITDA, to exceed 3.75:1.0.

 "Permitted Sit-up Payments" means the payment of preference distributions in accordance with the terms and conditions of the outstanding redeemable preference shares of Sit-up, provided that the aggregate amount of all such preference distributions paid in any financial year shall not exceed £1,000 and any payment with respect to the purchase or redemption by the Company or any Restricted Subsidiary of all or any portion of the outstanding redeemable preference shares of Sit-up pursuant to the terms of the Sit-up Acquisition Documents (including any such payment as may be permitted under the articles of association of Sit-up);

 "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

 "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

 "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

 "Pro Forma EBITDA" means, for any period, the EBITDA of the Company and its Consolidated Restricted Subsidiaries, after giving effect to the following:

 if:

  (1)
  since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Disposition or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition (including the Merger);

  (2)
  the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Disposition, Investment or acquisition; or

  (3)
  since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made such an Asset Disposition, Investment or acquisition,

 EBITDA for such period shall be calculated in good faith by a responsible financial or accounting officer of the Company after giving pro forma effect to such Asset Disposition, Investment or acquisition as if such Asset Disposition (and the application of the proceeds therefrom), Investment or acquisition occurred on the first day of such period.

 "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

 "Public Debt" means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term "Public Debt," for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and Affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall not be deemed underwritten), or any Bank Indebtedness under any Credit Facility, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a "securities offering."

 "Purchase Money Indebtedness" means Indebtedness:

  (1)
  consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

  (2)
  Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

 provided, however, that the original principal amount of such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

 "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company, the Issuer or any other Restricted Subsidiary pursuant to which the Company, the Issuer or any other Restricted Subsidiary may sell, convey or otherwise transfer to:

  (1)
  a Receivables Subsidiary (in the case of a transfer by the Company, the Issuer or any other Restricted Subsidiary); and

  (2)
  any other Person (in the case of a transfer by a Receivables Subsidiary),

 or may grant a security interest in, any Receivables and Related Assets.

 "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, Guarantees, insurance proceeds, collections, other related assets and assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable, and proceeds of all the foregoing.

 "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

 "Receivables Subsidiary" means a Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and:

  (1)
  has no Indebtedness or other Obligation (contingent or otherwise) that:

  (A)
  are guaranteed by the Company, the Issuer or any Restricted Subsidiary, other than contingent liabilities pursuant to Standard Securitization Undertakings;

  (B)
  are recourse to or obligate the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

  (C)
  subjects any Property or assets of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  has no contract, agreement, arrangement or undertaking (except in connection with a Qualified Receivables Transaction) with the Company or any Restricted Subsidiary other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivables; and

  (3)
  neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such Receivables Subsidiary's financial condition or cause such Receivables Subsidiaries to achieve certain levels of operating results.

 Any such designation by the Board of Directors shall be evidenced to the relevant Trustee by filing with such Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying, to such Officer's knowledge and belief after consulting with counsel that such designation complied with the foregoing conditions.

 "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

 "Refinancing Indebtedness" means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:

  (1)
  such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

  (A)
  the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and

  (B)
  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

  (2)
  the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced,

  (3)
  the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced, and

  (4)
  to the extent such Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (b)(5) under "—Certain Covenants—Limitation on Indebtedness," such Refinancing Indebtedness is Incurred only by such Restricted Subsidiary;

 provided, however, that Refinancing Indebtedness shall not include:

  (y)
  Indebtedness of a Restricted Subsidiary that is not an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor that Refinances Indebtedness of an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor or

  (z)
  Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

 "Related Business" means any business related, ancillary or complementary to the businesses of the Company, the Intermediate Guarantors, the Issuer and the Restricted Subsidiaries on the Closing Date including, without limitation, all forms of television, telephony and internet services and any services relating to carriers, networks, broadcast or communications services, or Content.

 "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

 "Restricted Subsidiary" means the Issuer and any Subsidiary of the Company other than an Unrestricted Subsidiary.

 "S&P" means Standard and Poor's Rating Service, a division of McGraw-Hill Companies, Inc. or any successor to its rating business.

 "Sale/Leaseback Transaction" means an arrangement relating to Property now owned or hereafter acquired by the Company or any Restricted Subsidiary whereby the Company or any Restricted Subsidiary transfers such Property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and any Restricted Subsidiary or between Restricted Subsidiaries.

 "SEC" means the U.S. Securities and Exchange Commission.

 "Secured Indebtedness" means any Indebtedness of any Person secured by a Lien.

 "Securities Act" means the U.S. Securities Act of 1933, as amended.

 "Senior Default" means an event of default in respect of Bank Indebtedness or Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor other than a Senior Payment Default.

 "Senior Indebtedness" of the Issuer, an Intermediate Guarantor or the Senior Subordinated Subsidiary Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or such guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness (including Hedging Obligations relating thereto) and all other Indebtedness of the Issuer or such guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are (a) subordinated in right of payment to the Notes, in the case of Indebtedness of the Issuer, (b) are subordinated in right of payment to an Intermediate Guarantor's Note Guarantee, in the case of Indebtedness of an Intermediate Guarantor, or (c) are subordinated in right of payment to or rank equally with the Senior Subordinated Subsidiary Guarantee, in the case of Indebtedness of NTLIH; provided, however, that Senior Indebtedness of the Issuer, an Intermediate Guarantor or a Subsidiary Guarantor shall not include:

  (1)
  any obligation of the Issuer, an Intermediate Guarantor or a Subsidiary Guarantor to the Company or any Restricted Subsidiary;

  (2)
  any liability for national, regional, state, local or other taxes owed or owing by the Issuer or a guarantor, as applicable, other than as required by law;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

  (4)
  any Indebtedness or obligation of the Issuer or such guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such guarantor, as applicable, including any Subordinated Obligations of the Issuer or such guarantor, as applicable;

  (5)
  any obligations with respect to any Capital Stock; or

  (6)
  any Indebtedness Incurred in violation of the Indenture.

 "Senior Payment Default" means a failure to make a payment when due in respect of Bank Indebtedness or Designated Senior Indebtedness of the Senior Subordinated Subsidiary Guarantor.

 "Senior Subordinated Indebtedness" of the Senior Subordinated Subsidiary Guarantor means any Indebtedness of the Senior Subordinated Subsidiary Guarantor that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Subsidiary Guarantee of the Senior Subordinated Subsidiary Guarantor in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Senior Subordinated Subsidiary Guarantor which is not Senior Indebtedness.

 "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

 "Sit-up" means sit-up Limited, a company incorporated under the laws of England and Wales with registered number 3877786 and having its registered office at 179-181 The Vale, Acton, London W3 7RW.

 "Sit-up Acquisition Documents" means each of:

  (a)
  the share purchase deed between Screenshop and Alpine Situp LLC for the sale of 1,991,841 preference shares and 565,919 warrants to subscribe for ordinary shares in the capital of Sit-up, dated 23 March 2005;

  (b)
  the offer document dated on or about 10 May 2005 which describes the terms and conditions of the recommended offer made by Screenshop to purchase the issued and to be issued shares of Sit-up;

  (c)
  the share purchase agreement between Screenshop, John Egan, Ashley Faull and Christopher Manson dated on or around 10 May 2005;

  (d)
  the subscription agreement between the Sit-up, Screenshop, Flextech Broadband Limited, John Egan, Ashley Faull and Christopher Manson entered into on or about 10 May 2005; and

  (e)
  any other document related to the above designated as an "Sit-up Acquisition Document" in writing to the Trustee by the Company.

 "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company, the Issuer or any other Restricted Subsidiary that are customary in an accounts receivable transaction.

 "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

 "Steps Paper" means the summary included in the prospectus of the paper entitled "Proposed Flip Structure" as agreed between NTL and the Bookrunners under the New Credit Facility as of the date thereof, setting out the restructuring steps affecting the Telewest group and NTL group occurring prior to, on and following the Merger Date.

 "Sterling Equivalent" means with respect to any monetary amount in a currency other than pounds sterling, at any time of determination thereof, the amount of pounds sterling obtained by converting such foreign currency involved in such computation into pounds sterling at the average of the spot rates for the purchase and sale of pounds sterling with the applicable foreign currency as quoted on or recorded in any recognized source of foreign exchange rates within two Business Days prior to such determination. Whenever it is necessary to determine whether the Issuer has complied with any covenant in the Indenture or whether a Default has occurred and an amount is expressed in a currency other than pounds sterling, such amount shall be treated as the Sterling Equivalent determined as of the date such amount is initially determined in such currency.

 "Subordinated Obligation" means any Indebtedness of the Issuer or a Note Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes (in the case of the Issuer) or the Note Guarantee (in the case of a Note Guarantor) pursuant to a written agreement.

 "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person,

  (2)
  such Person and one or more Subsidiaries of such Person or

  (3)
  one or more Subsidiaries of such Person.

 "Subsidiary Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Issuer pursuant to the terms of the Indenture.

 "Subsidiary Guarantor" means the Senior Subordinated Subsidiary Guarantor and any Person that has issued an Additional Subsidiary Guarantee.

 "Tax Sharing Agreement" means the tax cooperation agreement entered into with effect as of the 3rd day of March, 2006, by and between (i) Parent and (ii)  NTLIH and Telewest Communications Networks Limited.

 "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of any country that is a Member State or the United States of America or any agency thereof or obligations Guaranteed by any country that is a Member State or the United States of America or any agency thereof, and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 of the Securities Act);

  (2)
  investments in checking accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of £250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 of the Securities Act);

  (3)
  repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"); and

  (5)
  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any country that is a Member State, any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

 "Total Assets" means, as of any date of determination, the fixed assets and current assets shown on the most recent Consolidated balance sheet of the Company as certified in an Officer's Certificate delivered to the Trustee.

 "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

 "Tranche C Loan" means a loan included in Tranche C of the New Credit Facility.

 "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to August 15, 2011; provided, however, that if the period from the redemption date to August 15, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

 "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

 "Trust Indenture Act" means the U.S. Trust Indenture Act of 1939, as amended.

 "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

 "UKTV Joint Ventures" means any joint venture arrangement relating to the Content Business in existence on the Closing Date or formed thereafter by the Company or any of its Restricted Subsidiaries with BBC Commercial Holdings Limited or any of its affiliates.

 "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in accordance with the covenant described under "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries;" and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

 "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

 "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

 "Wholly Owned Subsidiary" means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law or to ensure limited liability) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

Book entry settlement and clearance

The global notes

 The notes will be issued in the form of one or more registered notes in global form, without interest coupons, representing the notes (the "global notes").

 The global notes will be deposited with and registered in the name of a nominee of DTC.

 Ownership of interests in the global notes ("book-entry interests") will be limited to persons who have accounts with DTC, or persons that may hold interests through such participants. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants.

 The book-entry interests will not be held in definitive form. Instead, DTC will credit on its book-entry registration and transfer system a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the U.S., may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge book-entry interests. In addition, while the notes are in global form, "holders" of book-entry interests will not be considered the owners of notes for any purpose.

 So long as the notes are held in global form, DTC (or its nominee) will be considered the holder of global notes for all purposes under the indenture. As such, participants must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own book-entry interests in order to exercise any rights of holders under the indenture.

 Neither we nor the trustee under the indenture nor any of our respective agents will have any responsibility or be liable for any aspect of the records in relation to the book-entry interests.

Redemption of global notes

 In the event that any global note, or any portion thereof, is redeemed, DTC will distribute the amount received by it in respect of the global note so redeemed to the holders of the book-entry interests in the global note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by DTC in connection with the redemption of such global note (or any portion thereof). We understand that under existing practices of DTC, if fewer than all of the notes are to be redeemed at any time, DTC will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on any other basis that they deem fair and appropriate; provided that no book-entry interest of less than $100,000 principal amount may be redeemed in part.

Payments on global notes

 Payments of amounts owing in respect of the global notes (including principal, premium, interest, additional interest and additional amounts) will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee, which will distribute such payments to participants in accordance with its procedures.

 Under the terms of the indenture, the issuer and the trustee will treat the registered holder of the global notes (i.e., DTC (or its nominee)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee or any of our respective agents has or will have any responsibility or liability for:

•
any aspects of the records of DTC or any participant or indirect participant relating to or payments made on account of a book-entry interest, for any such payments made by DTC or any participant or indirect participant, or for maintaining, supervising or reviewing the records of DTC or any participant or indirect participant relating to a book-entry interest or payments made on account of a book-entry interest; or

•
DTC or any participant or indirect participant.

 Payments by participants to owners of book-entry interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

Currency and payment for the global notes

 The principal of, premium, if any, and interest on, and all other amounts payable in respect of the global notes will be paid in dollars.

Action by owners of book-entry interests

 DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the book-entry interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the global notes. However, if there is an event of default under the notes, DTC reserves the right, subject to certain restrictions, to exchange the global notes for definitive registered notes (as defined below) in certificated form, and to distribute such definitive registered notes to their respective participants.

Issuance of definitive registered notes

 Under the terms of the indenture, owners of book-entry interests will receive definitive notes in registered form ("definitive registered notes"):

•
if DTC notifies us that it is unwilling or unable to continue to act and a successor is not appointed by us within 120 days;

•
in whole, but not in part, if the issuer or DTC so requests following a default under the indenture; or

•
if the owner of a book-entry interest requests such exchange in writing delivered through DTC or the issuer following an event of default under the indenture.

 In such an event, the registrar will issue definitive registered notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of DTC or the issuer, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book-Entry Interests).

Transfers

 Transfers between participants in DTC will be done in accordance with DTC's rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell the notes to persons in jurisdictions which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and in accordance with the provisions of the indenture.

 Book-entry interests may be transferred and exchanged as described in the indenture.

 Definitive registered notes may be transferred and exchanged by book-entry interests in a global note only as described in the indenture.

Information concerning DTC

 All book-entry interests will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

 DTC has advised us that it is:

•
a limited purpose trust company organized under New York Banking Law;

•
a "banking organization" under New York Banking Law;

•
a member of the Federal Reserve System;

•
a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

•
a "clearing agency" registered under Section 17A of the Exchange Act.

 DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. and a number of its direct participants. Others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

 Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definite certificate for that interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited.

Global clearance and settlement under the book-entry system

 The notes represented by the global notes are expected to be listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange, and interests in the global notes will trade in DTC's Same Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Transfers of interests in the global notes between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Cross-market transfers with respect to interests in global notes between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be done through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream.

 Because of time-zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of a sale of an interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

 Although DTC, Euroclear and Clearstream currently follow the foregoing procedures in order to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. None of the issuer, the trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Initial settlement

 Initial settlement for the notes will be made in dollars. Book-entry interests owned through DTC accounts will follow the settlement procedures applicable to conventional bonds in registered form. Book-entry interests will be credited to the securities custody accounts of DTC holders on the business day following the settlement date against payment for value on the settlement date.

Secondary market trading

 The book-entry interests will trade through participants of DTC and will settle in same-day funds. Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser's and the seller's accounts are located to ensure that settlement can be made on the desired value date.

Material United States federal income tax considerations

 The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of the notes by a U.S. holder, as defined below. The discussion set forth below is applicable to U.S. holders who purchase notes in the initial offering at the offering price and (i) who are residents of the U.S. for purposes of the current Income Tax Convention between the U.K. and the U.S., which we refer to as the Treaty, (ii) whose notes are not, for purposes of the Treaty, part of the business property of a permanent establishment in the U.K. or a fixed base in the U.K. and (iii) who otherwise qualify for the full benefits of the Treaty. Except where noted, this section deals only with notes held as capital assets and does not deal with special situations, for example, those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, real estate investment trusts, regulated investment companies, a partnership or other pass through-entity for U.S. federal income tax purposes, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, some U.S. expatriates or U.S. holders of notes whose "functional currency" is not the U.S. dollar. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership (or a member of an entity classified as a partnership for U.S. federal income tax purposes) holding the notes, you should consult your tax advisors. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and regulations, administrative proceedings and judicial decisions thereunder as of the date of this prospectus supplement. These authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances and does not address U.S. state or local or non-U.S. tax consequences of the ownership and disposition of the notes. Persons considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the U.S. federal income tax consequences related to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

 PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THIS SUMMARY IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US AND THE UNDERWRITERS OF THE NOTES, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

 As used herein, a "U.S. holder" means a beneficial owner of a note that is for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation or other entity classified as a corporation for these purposes, created or organized in or under the laws of the U.S., any state or any political subdivision thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the primary supervision of a court within the United States and the control of one or more

U.S. persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Payments of interest

 Interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. Interest income on the notes generally will constitute foreign source income. For taxable years beginning on or before December 31, 2006, such income generally will constitute "passive income" or in the case of certain U.S. holders, "financial services income" for purposes of the U.S. foreign tax credit. For taxable years beginning after December 31, 2006, such income generally will constitute "passive category income" or, in the case of certain U.S. holders, "general category income" for foreign tax credit purposes. In addition, foreign tax credits generally will not be allowed for foreign taxes imposed on interest on certain short-term or hedged positions in the notes. The rules relating to the calculation and timing of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions involves the application of complex rules that depend upon a U.S. holder's particular circumstances. U.S. holders should consult with their own tax advisors with regard to the availability of a credit or deduction in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations.

Sale, exchange and retirement of notes

 Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition, less any accrued and unpaid interest that has not been previously included in income, which will be taxable as described above, and the U.S. holder's tax basis in the note. A U.S. holder's tax basis in the note will, in general, be the cost of the note. Gain or loss recognized by a U.S. holder on the sale, exchange, retirement or other disposition of a note will generally be treated as United States source gain or loss. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the note has been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

 In general, information reporting may apply to payments of principal and interest on a note and to the proceeds of the sale of a note made to U.S. holders other than exempt recipients, such as corporations. Backup withholding at a rate of 28%, which rate will increase to 31% for taxable years beginning on or after January 1, 2011, will apply to these payments if the U.S. holder fails to provide its taxpayer identification number or, in the case of interest payments, fails either to report in full dividend and interest income or to make various certifications.

 Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder's U.S. federal income tax liability provided the required information is furnished on a timely basis to the Internal Revenue Service.

 The above summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences to an investor of acquiring, owning and disposing of the notes. Each prospective investor should consult its own tax advisor with respect to the U.S. federal, state and local and foreign and other tax consequences of acquiring, holding and disposing of the notes.

Material United Kingdom tax considerations

 The following is a general guide to U.K. tax considerations relating to the notes based on current U.K. law and practice. It does not purport to be a complete analysis of all U.K. tax considerations relating to the notes. It applies only to persons who are the absolute beneficial owners of notes and some aspects do not apply to some classes of taxpayer. Prospective holders of notes who may be subject to tax in a jurisdiction other than the U.K. or who are in any doubt as to their tax position should consult their own professional advisers.

Payment of interest

 The notes will constitute "quoted Eurobonds" within the meaning of section 349 of the Income and Corporation Taxes Act 1988, or the Taxes Act, as long as they are and continue to be listed on a "recognized stock exchange" within the meaning of section 841 of the Taxes Act. The Luxembourg Stock Exchange is such a recognized exchange. Provided that this condition remains satisfied, payments of interest on the notes may be made without withholding on account of U.K. tax.

 In the event that the notes cease to be listed on a recognized stock exchange, payments of interest must be made under deduction of income tax at the lower rate, currently 20%, subject to any direction to the contrary by the Inland Revenue under an applicable double taxation treaty, unless payments are made to some categories of recipients, including companies who the issuer reasonably believes are subject to corporation tax.

 Interest on the notes constitutes U.K. source income for tax purposes and, as such, may be subject to income tax by direct assessment even where paid without deduction or withholding on account of U.K. income tax. Interest with a U.K. source received without deduction or withholding on account of U.K. tax will not be chargeable to U.K. tax in the hands of a holder of notes who is not resident for tax purposes in the U.K. unless that holder of notes carries on a trade, profession or vocation in the U.K. through a U.K. branch or agency, or for holders of notes who are companies through a U.K. permanent establishment, in connection with which the interest is received or to which the notes are attributable. There are exemptions from U.K. tax for interest received by certain categories of agent, such as some brokers and investment managers.

 The provisions relating to additional payments referred to under "Description of notes—Payments of Additional Amounts" would not apply if the Inland Revenue sought to assess the person entitled to the interest directly to U.K. income tax. Exemption from or reduction of U.K. tax liability might be available under an applicable double taxation treaty.

Payments by a guarantor

 If a guarantor makes any payments in respect of interest on the notes (or other amounts due under the notes other than the repayment of amounts subscribed for the notes), it is possible that such payments may be subject to U.K. withholding tax, subject to any claim which could be made under an applicable double taxation treaty. Such payments by a guarantor may not be eligible for the quoted Eurobonds exemption described above.

Provision of information

 Holders of notes should note that where any interest on notes is paid to them (or to any person acting on their behalf) by the issuer or any person in the United Kingdom acting on behalf of the issuer (a "paying agent"), or is received by any person in the United Kingdom acting on behalf of the relevant noteholder (other than solely by clearing or arranging the clearing of a cheque) (a "collecting agent"), then the issuer, the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to the United Kingdom HM Revenue & Customs details of the payment and certain details relating to the noteholder (including the noteholder's name and address). These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of United Kingdom income tax and whether or not the noteholder is resident in the United Kingdom for United Kingdom taxation purposes. Where the noteholder is not so resident, the details provided to the United Kingdom HM Revenue & Customs may, in certain cases, be passed by the United Kingdom HM Revenue & Customs to the tax authorities of the jurisdiction in which the noteholder is resident for taxation purposes.

 For the above purposes, "interest" should be taken, for practical purposes, as including payments made by a guarantor in respect of interest on the notes.

 The provisions referred to above may also apply to payments made on redemption of any notes where the amount payable on redemption is greater than the issue price of the notes.

 Under European Union Council Directive 2003/48/EC on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State. However, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35 per cent. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

 A number of non-EU countries and certain dependant or associated territories of certain Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member States. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

 If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay additional amounts to the noteholders or to otherwise compensate noteholders for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax. However, the issuer is required to maintain a Paying Agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the directive (if such a state exists).

Sale, exchange and redemption of notes

U.K. corporation taxpayers

 In general, a holder of notes which is subject to U.K. corporation tax will be treated for U.K. tax purposes as realizing profits, gains or losses in respect of the notes on a basis reflecting the treatment in its statutory accounts, calculated in accordance with generally accepted accounting practice. These profits, gains or losses will be taken into account in computing income for U.K. corporation tax purposes.

 Exchange gains and losses on the notes will be treated for U.K. tax purposes as included within the profits, gains and losses from the loan relationships and thereby taxable under the general corporate debt tax regime referred to above.

Other U.K. taxpayers

 The notes are likely to constitute "deeply discounted securities" (although arguments may be made to the contrary) and, on that basis, would be "qualifying corporate bonds." Accordingly, no chargeable gain or allowable loss would arise for the purposes of U.K. capital gains tax on a transfer or redemption of the notes. However, any profit arising on the transfer or redemption of a note by an individual holder who is resident or ordinarily resident in the United Kingdom or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which the note is attributable would be taxed as income (with no account being taken in calculating the profit of any costs incurred in connection with the transfer or redemption of the note or its acquisition). In calculating any profit on disposal of a note, sterling values are likely to be compared at acquisition and transfer or redemption. Accordingly, a U.K. taxable profit (but no allowable loss) can arise even where the U.S. dollar amount received on a disposal is less than or the same as the amount paid for the note. No income tax relief in respect of any losses arising on transfers or redemptions of the notes will be allowed for U.K. income tax purposes. The accrued income scheme rules will not apply to any transfer of the notes on the assumption that the notes are deeply discounted securities.

 If the notes are not deeply discounted securities, disposal of a note by an individual holder who is resident or ordinarily resident for tax purposes in the United Kingdom or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which the note is attributable may give rise to a chargeable gain or allowable loss for the purposes of U.K. tax on chargeable gains, depending on individual circumstances. In calculating any gain or allowable loss on disposal of a note, sterling values are compared at acquisition and transfer. Accordingly, a U.K. taxable gain can arise even where the U.S. dollar amount received on a disposal is less than or the same as the amount paid for the note. On a disposal of the notes (if they do not constitute deeply discounted securities) any interest which has accrued since the last interest payment date (or issue) may be charged to U.K. tax as income under the rules of the accrued income scheme if that individual holder is resident or ordinarily resident in the United Kingdom or carries on a trade in the United Kingdom through a branch or agency to which the notes are attributable.

Holders who are not resident in the United Kingdom

 A body corporate, that is neither resident in the United Kingdom nor carrying on a trade in the United Kingdom through a permanent establishment will not be liable for U.K. corporation tax on profits, gains and losses on, or fluctuations in value of, the notes. Other holders of notes who are neither resident nor ordinarily resident for tax purposes in the United Kingdom and who do not carry on a trade, profession or vocation in the United Kingdom through a branch or agency to which the notes are attributable will not be liable to U.K. tax on chargeable gains realised on or profits arising on the disposal of their notes.

Stamp duty and stamp duty reserve tax

 No U.K. stamp duty or stamp duty reserve tax is payable on the issue of the notes or on a transfer of the notes.

Underwriting

 Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below.

Underwriters	Principal Amount
J.P. Morgan Securities Ltd.	$136,666,530
Deutsche Bank AG, London Branch	136,666,530
The Royal Bank of Scotland plc	95,666,120
Goldman Sachs International	82,000,820
HSBC Securities (USA) Inc.	33,000,000
BNP Paribas	33,000,000
CALYON	16,500,000
Fortis Project Finance Limited	16,500,000

Total	$550,000,000

 The underwriting agreement provides that the underwriters will purchase all the notes if any of them are purchased.

 The underwriters initially propose to offer the notes at the offering price that appears on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the offering price and any other selling terms. The underwriters may offer and sell the notes through certain of their affiliates.

 In the underwriting agreement, we have agreed that:

•
We will not offer to sell any of our debt securities (other than the notes) for a period of 30 days after the date of this prospectus supplement without the prior consent of the joint book-running managers listed on the cover page of this prospectus.

•
We will pay our expenses related to this offering, which we estimate will be £2.5 million.

•
We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

 The notes are a new issue of securities, and there is currently no established trading market for the notes. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

 In connection with this offering of the notes, the underwriters may engage in over-allotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act and applicable rules of the U.K. Financial Services Authority. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Short covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and short covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or short covering transactions, they may discontinue them at any time.

 All of the underwriters and their affiliates provide investment banking, commercial banking and financial advisory services for us and our affiliates in the normal course of business. Deutsche Bank AG, London Branch, J.P. Morgan plc (an affiliate of J.P. Morgan Securities Ltd.), The Royal Bank of Scotland plc and Goldman Sachs International, are the bookrunners and mandated lead arrangers for our new senior secured credit facilities. Deutsche Bank AG, London Branch, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International are also arrangers under the bridge facilities entered into in connection with the merger. We intend to use the net proceeds of this offering to repay a portion of the amounts outstanding under the bridge facilities. See "Use of proceeds."

 Deutsche Bank AG, London Branch, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International have agreed to credit against the fees payable to them under the underwriting agreement entered into in connection with this offering certain amounts paid to them or their affiliates in connection with the bridge facilities entered into in connection with the merger.

 It is expected that the delivery of the notes will be made on the date specified in the last paragraph on the cover page of this prospectus which will be the fifth business day following the date of this prospectus (such settlement date being herein referred to as "T+5"). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes will initially settle at T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisor.

 Each of the underwriters or their respective affiliates is a member of the National Association of Securities Dealers, Inc., or NASD. Because we expect that more than 10% of the net proceeds of this offering will be paid to members or affiliates of members by reason of repayment of amounts due under the bridge facilities entered into in connection with the merger, this offering is being conducted in accordance with NASD Conduct Rule 2710(h), which requires that the yield of a debt security be no lower than the yield recommended by a qualified independent underwriter that has participated in the preparation of the registration statement and performed its usual standard of due diligence in connection with that preparation. HSBC Securities (USA) Inc. has agreed to act as qualified independent underwriter with respect to this offering. The yield on the notes will be no lower than that recommended by HSBC.

Validity of the securities

 The validity of the notes offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (London) LLP, London, England under U.S. law and English law. The validity of the notes and certain other legal matters under U.S. law will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, London, England.

Experts

 The consolidated financial statements of NTL Holdings Inc. (formerly NTL Incorporated) included herein and appearing in NTL Holdings Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and NTL Holdings Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference and, with respect to their report on the consolidated financial statement of NTL Holdings Inc., also included herein. Such consolidated financial statements are included and incorporated herein by reference and such management's assessment is incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 The consolidated financial statements and schedule of Telewest Global, Inc. (the "Reorganized Company"), as of December 31, 2005 and 2004, and for each of the years then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the consolidated financial statements of Telewest Communications Plc (the "Predecessor Company"), for July 1, 2004, the six-month period ended June 30, 2004 and the year ended December 31, 2003, have been included herein in reliance upon the reports of KPMG Audit Plc, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the aforementioned financial statements and financial statement schedule contains an explanatory paragraph that states that as of July 1, 2004, the Predecessor Company and the Reorganized Company completed a financial restructuring and adopted fresh-start reporting pursuant to American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As a result, the consolidated financial information of the Reorganized Company is presented on a different basis than that for the Predecessor Company and, therefore, is not comparable. The audit report on the aforementioned financial statements and financial statement schedule also contains an explanatory paragraph that states that the Reorganized Company adopted a method of accounting for share-based compensation arrangements that is different than the method of accounting used by the Predecessor Company.

Enforceability of civil liabilities

 The issuer is a public limited company incorporated under the laws of England and Wales with its registered office and principal place of business in England. The issuer and all of the guarantors are holding companies with no independent operations or significant assets other than investments in their respective subsidiaries. Moreover, none of the issuer, the intermediate holding companies or NTLIH has any material investments in any U.S. subsidiary. As a result, it may not be possible for you to recover any payments of principal, premium, interest, Additional Amounts or purchase price with respect to the notes or other payments or claims in the U.S. upon judgments of U.S. courts for any such payments or claims. The U.S. and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt, sum of money, payment or claim rendered by any U.S. court based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce such a U.S. judgment in England, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. In the case of any judgment by any U.S. court, an English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute and therefore will treat the U.S. judgment as creating a valid debt upon which the judgment creditor could bring an action for payment any relevant assets of the issuer and any of the guarantors, as long as, among other things:

•
the U.S. court had jurisdiction over the original proceeding;

•
the judgment is final and conclusive on the merits;

•
the judgment does not contravene English public policy;

•
the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; and

•
the judgment has not been obtained by fraud or in breach of the principles of natural justice.

 Based on the foregoing and subject to matters referred to in "Description of the intercreditor deeds", there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any U.S. court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in England.

Listing information

Listing

 The issuer has made an application to list the notes on the Official List of the Luxembourg Stock Exchange and for admission to trading on the Euro MTF market of the Luxembourg Stock Exchange in accordance with the rules of that exchange. Notice of any optional redemption, change of control or any change in the rate of interest payable on the notes will be published in a Luxembourg newspaper of general circulation, which is expected to be the Luxemburger Wort.

 For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of the following documents, including any future amendments, may be inspected and obtained at the specified office of the listing agent in Luxembourg during normal business hours on any weekday:

•
the organizational documents of the issuer;

•
our most recent audited consolidated financial statements and any interim quarterly financial statements we publish;

•
this prospectus supplement;

•
the purchase agreement relating to the notes;

•
the indenture relating to the notes, which includes the form of the notes; and

•
the registration rights agreement related to the notes.

 For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of the articles of incorporation and bylaws, or other constitutional documents as applicable, of the issuer, NTL Incorporated, NTL:Telewest LLC, NTL (UK) Group, Inc., NTL Communications Limited and NTLIH will be available free of charge at the offices of the paying agent in Luxembourg.

 The issuer will maintain a paying and transfer agent in Luxembourg for as long as any of the notes are listed on the Luxembourg Stock Exchange. The issuer reserves the right to vary such appointment and we will publish notice of such change of appointment in a newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort.

 Our fiscal year ends December 31. The issuer does not currently prepare financial statements. NTL Incorporated currently prepares consolidated annual and quarterly reports pursuant to the Exchange Act. NTL Incorporated's most recent audited consolidated financial statements and interim quarterly financial statements are available free of charge at the office of our Luxembourg paying agent. NTL Incorporated's financial statements will be made available free of charge at the office of our Luxembourg paying agent. Our statutory auditors are Ernst & Young LLP, whose registered office is 1 More London Place, London SE1 2AF, United Kingdom.

Clearing information

 The CUSIP number assigned to the notes is 62941FAH1, the common code number assigned to the notes is 026202361 and the international securities identification number assigned to the notes is US62941FAH10.

Legal information

 The issuer is a public limited company incorporated on March 5, 2004 under the laws of England and Wales.

 The issued share capital of the issuer is £92,456. The address of our registered office is ntl House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP, United Kingdom. The directors of the issuer are Robert Gale and Robert Mackenzie. The directors can be contacted at the registered address of the issuer.

 The creation and issuance of the notes and the execution of the indenture has been authorized by a resolution of the issuer's board of directors passed at a meeting of the issuer's board of directors held on July 5, 2006. The guarantees have been authorized by resolution of the board of directors, or equivalent body, where applicable, of each of the following companies:

•
NTL Incorporated, by resolutions passed on March 16, 2006 and May 18, 2006.

•
NTL:Telewest LLC, by unanimous written consent of the sole director dated July 5, 2006.

•
NTL Holdings Inc., by unanimous written consent of the sole director dated July 5, 2006.

•
NTL (UK) Group, Inc., by resolutions passed at a meeting of the board of directors held on July 5, 2006.

•
NTL Communications Limited, by resolutions passed at a meeting of the board of directors held on July 5, 2006.

•
NTL Investment Holdings Limited, by resolutions passed at a meeting of the board of directors held on July 5, 2006.

 NTL Incorporated was incorporated on November 12, 2003 under the laws of the State of Delaware, United States of America. Its issued share capital is divided into 323,824,636 fully paid, non-assessable shares with a par value of $0.01.

 NTL:Telewest LLC was formed on June 7, 2006, under the laws of the State of Delaware, United States of America.

 NTL Holdings Inc. was incorporated on April 2, 1993 under the laws of the State of Delaware, United States of America. Its issued share capital is divided into 1,227.5771 fully paid, non-assessable shares with a par value of $0.01.

 NTL (UK) Group, Inc. was incorporated on May 24, 1993 under the laws of the State of Delaware, United States of America. Its issued share capital is divided into 3,459.3802 fully paid, non-assessable class A Shares with a par value of $0.01 and 4,965.3605 fully paid, non-assessable class B shares with a par value of $0.01. It is registered as a foreign company under the laws of England and Wales, and its registered address in England is at ntl House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP, United Kingdom. Its directors are Robert Mackenzie and Robert Gale. The directors can be contacted at the company's registered address.

 NTL Communications Limited was incorporated on March 4, 1998 under the laws of England and Wales. Its issued share capital is £1,614 divided into 1,613,572 fully paid ordinary shares of £0.001 each. Its registered address is at ntl House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP. Its directors are Robert Gale and Robert Mackenzie. The directors can be contacted at the company's registered address.

 NTL Investment Holdings Limited was incorporated on March 15, 1996 under the laws of England and Wales. Its issued share capital is £225 divided into 224,552 fully paid ordinary shares of £0.001 each. Its registered address is at ntl House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP. Its directors are Robert Gale and Robert Mackenzie. The directors can be contacted at the company's registered address.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Financial Statements of NTL Incorporated
Condensed Consolidated Balance Sheets—March 31, 2006 and December 31, 2005	F-2
Condensed Consolidated Statements of Operations—Three months ended March 31, 2006 and 2005	F-3
Condensed Consolidated Statements of Cash Flows—Three months ended March 31, 2006 and 2005	F-4
Notes to Condensed Consolidated Financial Statements	F-5
Audited Financial Statements of NTL Holdings Inc. (formerly NTL Incorporated)
Report of Independent Registered Public Accounting Firm	F-24
Consolidated Balance Sheets—December 31, 2005 and 2004	F-25
Consolidated Statements of Operations—Years ended December 31, 2005, 2004 and 2003 and January 1, 2003	F-27
Consolidated Statements of Cash Flows—Years ended December 31, 2005, 2004 and 2003 and January 1, 2003	F-29
Consolidated Statement of Shareholders' Equity (Deficit)—Years ended December 31, 2005, 2004 and 2003	F-31
Notes to Consolidated Financial Statements	F-33
Audited Financial Statements of NTL Incorporated (formerly Telewest Global, Inc.)
Report of Independent Registered Public Accounting Firm	F-81
Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004 for the Reorganized Company	F-82
Consolidated Statements of Operations for the years ended December 31, 2005 and
December 31, 2004 for the Reorganized Company and the six months ended June 30, 2004
and the year ended December 31, 2003 for the Predecessor Company	F-83
Consolidated Statement of Operations for July 1, 2004 for the Predecessor Company	F-84
Consolidated Statements of Stockholders' Equity/(Deficit) and Other Comprehensive
Income/(Loss) for the years ended December 31, 2005 and December 31, 2004 for the
Reorganized Company, and the six months ended June 30, 2004 and the year ended
December 31, 2003 for the Predecessor Company	F-85
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and
December 31, 2004 for the Reorganized Company and July 1, 2004, the six months ended
June 30, 2004 and the year ended December 31, 2003 for the Predecessor Company	F-87
Notes to Consolidated Financial Statements	F-89
Schedule I—Condensed Stand-Alone Basis Financial Information of Telewest Global, Inc.	F-139

NTL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	March 31, 2006	December 31, 2005
	(Unaudited)	(See Note)
Assets
Current assets
Cash and cash equivalents	£518.3	£735.2
Restricted cash	7.5	3.4
Marketable securities	—	96.9
Accounts receivable—trade, less allowances for doubtful accounts of £39.7 (2006) and £41.7 (2005)	344.5	191.8
Inventory for re-sale	9.1	—
Prepaid expenses and other current assets	119.7	112.4

Total current assets	999.1	1,139.7
Fixed assets, net	6,227.0	3,294.9
Goodwill	1,350.5	—
Reorganization value in excess of amounts allocable to identifiable assets	193.0	193.0
Customer lists, net	1,017.2	247.6
Other intangible assets, net	71.2	2.4
Investments in and loans to affiliates, net	370.5	—
Programming inventory	37.4	—
Other assets, net of accumulated amortization of £10.5 (2006) and £32.2 (2005)	131.1	110.9

Total assets	£10,397.0	£4,988.5

Liabilities and shareholders' equity
Current liabilities
Accounts payable	£309.4	£176.9
Accrued expenses and other current liabilities	581.5	291.1
Interest payable	56.7	37.8
Deferred revenue	233.0	103.2
Current portion of long-term debt	53.5	0.8

Total current liabilities	1,234.1	609.8
Long-term debt, net of current portion	5,849.9	2,279.2
Deferred revenue and other long-term liabilities	169.1	134.3
Deferred income taxes	138.8	9.2
Minority interest	0.6	1.0

Total liabilities	7,392.5	3,033.5

Commitments and contingent liabilities
Shareholders' equity
Common stock	1.6	1.2
Additional paid-in capital	3,744.2	2,671.0
Treasury stock	—	(114.0)
Accumulated other comprehensive income	27.3	45.5
Accumulated deficit	(768.6)	(648.7)

Total shareholders' equity	3,004.5	1,955.0

Total liabilities and shareholders' equity	£10,397.0	£4,988.5

Note: The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

See accompanying notes.

NTL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in millions, except per share data)

	Three months ended March 31,
	2006	2005
Revenue	£611.4	£497.8
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(254.9)	(206.9)
Selling, general and administrative expenses	(158.1)	(119.8)
Other charges	(8.4)	(0.4)
Depreciation	(149.3)	(130.3)
Amortization	(36.8)	(27.4)

	(607.5)	(484.8)

Operating income	3.9	13.0
Other income (expense)
Interest income and other, net	8.6	6.5
Interest expense	(83.8)	(70.1)
Share of income from equity investments	1.4	—
Foreign currency transaction losses	(10.0)	(4.0)
Loss on extinguishment of debt	(32.4)	—
Losses on derivative instruments	(9.2)	—

Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(121.5)	(54.6)
Income tax expense	—	(11.3)
Minority interest income	0.4	—
Cumulative effect of change in accounting principle	1.2	—

Loss from continuing operations	(119.9)	(65.9)

Discontinued operations
Income from discontinued operations before income taxes	—	7.3
Gain on disposal of assets	—	514.6
Income tax expense	—	(0.2)

Income from discontinued operations	—	521.7

Net (loss) income	£(119.9)	£455.8

Basic and diluted (loss) from continuing operations per share	£(0.51)	£(0.30)

Basic and diluted income from discontinued operations per share	£—	£2.41

Basic and diluted net (loss) income per share	£(0.51)	£2.11

Average number of shares outstanding	236.5	216.5

See accompanying notes.

NTL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in millions)

	Three months ended March 31,
	2006	2005
Net cash provided by operating activities	£207.3	£157.4
Investing activities
Purchase of fixed assets	(135.3)	(73.8)
Investments in and loans to affiliates	4.9	—
Acquisition of subsidiaries, net of cash acquired	(1,999.2)	—
Proceeds from the sale of fixed assets	0.7	—
Decrease (increase) in restricted cash	4.2	(2.0)
Proceeds from sale of broadcast operations, net	—	1,221.4

Net cash (used in) provided by investing activities	(2,124.7)	1,145.6

Financing activities
Proceeds from employee stock option exercises	27.2	0.4
Purchase of stock	—	(69.2)
New borrowings	5,000.0	—
Principal payments on long-term debt	(3,241.3)	(500.2)
Financing fees	(80.0)	—

Net cash provided by (used in) financing activities	1,705.9	(569.0)

Cash flow from discontinued operations
Net cash used by operating activities	—	(6.0)
Net cash used by investing activities	—	(3.0)

Net cash used in discontinued operations	—	(9.0)

Effect of exchange rate changes on cash and cash equivalents	(5.4)	(7.4)
(Decrease) increase in cash and cash equivalents	(216.9)	717.6
Cash and cash equivalents, beginning of period	735.2	125.2

Cash and cash equivalents, end of period	£518.3	£842.8

See accompanying notes.

NTL INCORPORATED

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Note 1—Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-K for NTL Holdings Inc. for the year ended December 31, 2005.

        On March 3, 2006, NTL Holdings Inc. ("NTL Holdings"), formerly known as NTL Incorporated, merged with a subsidiary of NTL Incorporated (formerly known as Telewest Global, Inc, or "Telewest"). The merger has been accounted for as a reverse acquisition in which NTL Holdings is treated as the accounting acquirer, primarily because NTL Holdings shareholders owned approximately 75% of the common stock upon completion of the merger. Following the merger, Telewest changed its name to NTL Incorporated. As a result, the historical financial statements of NTL Holdings became the historical financial statements of NTL Incorporated as of the completion of the merger. Therefore, the results for the quarter ended March 31, 2005 reflect the operations and cash flows of NTL Holdings only and the balance sheet at December 31, 2005 reflects the financial position of NTL Holdings only. The results of operations and cash flows for Telewest, the acquired company for accounting purposes, are included in the consolidated financial statements from March 3, 2006, the date on which the merger was completed.

        Certain prior period balances have been reclassified to conform to the current period presentation.

Note 2—Acquisitions and Disposals

Reverse Acquisition of Telewest

        On March 3, 2006 NTL Holdings (formerly known as NTL Incorporated) merged with a subsidiary of NTL Incorporated (formerly known as Telewest) and the merger has been accounted for as a reverse acquisition of Telewest using the purchase method. This merger created the UK's largest provider of residential broadband and the UK's leading provider of triple play services. In connection with this transaction, Telewest changed its name to NTL Incorporated.

        The total purchase price of approximately £3.5 billion includes cash of approximately £2.3 billion, common stock valued at £1.1 billion, stock options with a fair value of £33.3 million and estimated direct transaction costs of £25.1 million. The average market price per share of common stock utilized in determining the value of new common stock issued of £13.00 ($22.90) is based on an average of the closing prices of Telewest common stock for a range of trading days (September 29, September 30, October 3, October 4 and October 5, 2005) around the announcement date of the proposed merger (October 3, 2005). The cash payment of £2.3 billion was based on the redemption value of $16.25 (£9.30) per share of Telewest redeemable common stock issued in exchange for Telewest common stock in the transaction and 246.0 million shares of Telewest redeemable common stock so issued.

        The outstanding options to purchase shares of NTL Holdings Inc. common stock were exchanged for options to purchase shares of NTL Incorporated new common stock with the same terms and conditions.

        The outstanding options to purchase shares of Telewest common stock were converted into options to purchase shares of NTL Incorporated new common stock at an option price calculated in accordance with the formula in the merger agreement. In accordance with the terms of Telewest's equity-based plans, a significant proportion of Telewest's outstanding options that were granted prior to March 3, 2006 vested upon completion of the merger. All vested and unvested options of Telewest have been recorded at their fair value by using the Black-Scholes option pricing model.

        Based on a preliminary independent valuation, which may change upon receipt of the final valuation, the total purchase price of approximately £3.5 billion has been allocated as follows (in millions) (unaudited):

Acquisition Date
Cash and cash equivalents, including restricted cash	£303.1
Accounts receivable	155.2
Prepaid expenses and other current assets	47.8
Fixed assets	2,966.5
Programming inventory	33.4
Investments in and loans to affiliates	374.9
Amortizable intangible assets:
Customer lists	804.8
Trade names	16.3
Licences	37.4
Intangible assets with indefinite lives:
Goodwill	1,350.5
Trade names	17.1
Accounts payable	(144.9)
Long term debt, including current portion	(1,873.6)
Other current liabilities	(460.9)
Other long-term liabilities	(39.3)
Deferred income taxes	(129.5)

Total purchase price	£3,458.8

        The allocation of the purchase price to assets acquired and liabilities assumed is preliminary, pending finalization of valuations performed by third party experts, finalization of management's integration plan pertaining to the acquired business and completion of a review of certain historical matters.

  Amortizable intangible assets

        Of the total purchase price, approximately £858.5 million has been allocated to amortizable intangible assets including customer lists, trade names and licenses. Customer lists represent existing contracts that relate primarily to underlying customer relationships pertaining to the services provided by Telewest. NTL expects to amortize the fair value of these assets on a straight-line basis over weighted average estimated useful lives of between 5 and 8 years.

        Trade names represent the Telewest and Blueyonder brand names and the names of the Content segment's TV channels. The fair value of these assets was determined utilizing a relief from royalty method. We expect to amortize the fair value of these assets on a straight-line basis over weighted average estimated useful lives of between 1 and 9 years.

        Licences represent contracts to broadcast television content over a digital broadcasting system in the United Kingdom. The fair value of these contracts was determined utilizing the income approach. NTL expects to amortize the fair value of these assets on a straight-line basis over a weighted average estimated useful life of approximately 4 years.

  Pro forma results

        The pro forma results for the three month period ended March 31, 2006 include the results of Telewest from January 1, 2006 through March 3, 2006 (the acquisition date). The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of NTL that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of NTL.

        The following pro forma financial information presents the combined results of operations of NTL and Telewest as if the acquisition had occurred as of the beginning of the periods presented (in millions, except per share data) (unaudited):

	Three months ended March 31
	2006	2005
Revenue	£888.8	£833.2
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(369.0)	(327.5)
Selling, general and administrative expenses	(242.8)	(205.0)
Other charges	(8.9)	(0.4)
Depreciation	(210.4)	(220.0)
Amortization	(58.6)	(60.0)

	(889.7)	(812.9)

Operating (loss) income	(0.9)	20.3

Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(149.8)	(146.2)

Loss from continuing operations	(147.4)	(157.5)

Discontinued operations:
Income from discontinued operations	—	521.7

Net (loss) income	£(147.4)	£364.2

(Loss) income from continuing operations before income taxes and cumulative effect of change in accounting principle per share	£(0.53)	£(0.51)

Net (loss) income per share	£(0.52)	£1.28

        The pro forma financial information above includes the following material, non-recurring charges: write-offs of historical deferred finance charges of £32.4 million in the three months ended March 31, 2006 and £57.8 million in the three months ended March 31, 2005; acquisition-related charges of £16.3 million in the three months ended March 31, 2006; other charges including restructuring charges, of £8.9 million in the three months ended March 31, 2006 and £0.4 million in the three months ended March 31, 2005.

Proposed Acquisition of Virgin Mobile

        On April 4, 2006, we announced that we had reached agreement with the independent board of directors of Virgin Mobile (UK) Holdings plc ("Virgin Mobile") on the terms of a cash offer, with a share alternative offer and a share and cash alternative offer, to be made by the Company and one of its wholly-owned subsidiaries to acquire 100% of the shares of Virgin Mobile (the "Offer"). Virgin Mobile is the largest mobile virtual network operator in the United Kingdom, with 4.3 million customers.

        Virgin Mobile shareholders may elect to receive, for each share of Virgin Mobile, (a) £3.72 in cash, (b) 0.23245 shares of our common stock, or (c) 0.18596 shares of our common stock plus £0.67 in cash. Virgin Group Investments Limited and Virgin Entertainment Investment Holdings Ltd. have irrevocably agreed to elect alternative (c) above in respect of Virgin Group's aggregate beneficial interest in approximately 71.2% of Virgin Mobile's shares. Other shareholders holding an additional 0.82% of the Company have also irrevocably agreed to accept the Offer.

        We and Virgin Mobile intend to implement the Offer through a U.K. Scheme of Arrangement. A document outlining the terms of the Offer and the Scheme of Arrangement in greater detail was posted to Virgin Mobile shareholders on or around April 28, 2006. Virgin Mobile shareholders will be asked at a meeting of shareholders to approve the Scheme of Arrangement. The court will then be asked to confirm the fairness of the Scheme. The transaction does not require approval by our shareholders.

        We will finance the cash portion of the Offer (approximately £414 million, assuming that all of the shareholders other than those affiliated with the Virgin Group take cash), the refinancing of Virgin Mobile's outstanding indebtedness (approximately £193 million as at September 30, 2005) and transactional expenses through £475 million of additional bank borrowings committed under its existing facility and cash on hand.

        We have also entered into a trade mark license agreement with Virgin Enterprises Limited under which we will be entitled to use certain Virgin trade marks within the United Kingdom and Ireland. The agreement is an exclusive license covering a number of aspects of our consumer business, including the provision of communications services (such as internet, television, fixed line telephony, and upon the acquisition of Virgin Mobile, mobile telephony), the acquisition and branding of sports, movie and other premium television content, and the branding and sale of certain communications equipment related to our consumer businesses, such as set top boxes and cable modems. The agreement provides for a royalty of 0.25% per annum of our revenue from the relevant businesses, subject to a minimum annual royalty of £8.5 million (the royalty would have been approximately £9 million based on combined historical NTL and Telewest 2005 revenues including revenue from Virgin Mobile and our subsidiary Virgin.Net). The agreement replaces the existing license agreement under which our subsidiary Virgin.net is entitled to use the Virgin brand in relation to its internet business and, on the acquisition of Virgin Mobile, will replace the existing Virgin Mobile license agreement. The agreement has a term of 30 years, although we can terminate it after 10 years on one year's notice, and it is subject to earlier termination by us in certain other circumstances, including (subject to specified payments) a change of control. The agreement also entitles us to use a corporate name that includes the Virgin name. Under the U.K. Takeover Code, the license agreement is subject to approval by a majority of the shareholders of Virgin Mobile other than those associated with affiliates of the Virgin Group.

Disposal of Broadcast and Ireland operations

        On December 1, 2004, we reached an agreement for the sale of our broadcast operations. The sale completed on January 31, 2005. The broadcast operations are accounted for as a discontinued operation and therefore, Broadcast's results of operations have been removed from our results of continuing operations for the three months ended March 31, 2005. The results of operations of Broadcast have been excluded from the components of "Loss from continuing operations" and shown under the caption "Income from discontinued operations before income taxes" in the Statements of Operations. Upon the sale, we recorded a gain on disposal of £514.6 million.

        On May 9, 2005, we sold our operations in the Republic of Ireland, comprising all of the ordinary shares of ntl Communications (Ireland) Limited and ntl Irish Networks Limited and certain additional assets, to MS Irish Cable Holdings B.V., an affiliate of Morgan Stanley & Co. International Limited, for an aggregate purchase price of €333.4 million, or £225.5 million. The Ireland operations are accounted for as a discontinued operation and therefore, Ireland's results of operations have been removed from our results of continuing operations for the three months ended March 31, 2005. The results of operations of Ireland have been excluded from the components of "Loss from continuing operations" and shown under the caption "Income from discontinued operations before income taxes" in the Statements of Operations.

        As a result of the sale of our broadcast and Ireland operations, we have accounted for the broadcast and Ireland operations as discontinued operations in 2005. The results of operations for the broadcast and Ireland operations have been excluded from the components of loss from continuing operations and shown in a separate caption, titled income from discontinued operations, and the assets and liabilities of the broadcast and Ireland operations are reported as assets held for sale and liabilities of discontinued operations, respectively. Revenue from the broadcast operations reported in discontinued operations for the three months ended March 31, 2005 was £21.4 million. Pre-tax income from broadcast operations, reported as pre-tax income from discontinued operations, for the three months ended March 31, 2005, was £4.1 million. Revenue from the Ireland operations reported in discontinued operations for the three months ended March 31, 2005 was £19.2 million. Pre-tax income from Ireland operations, reported as pre-tax income from discontinued operations, for the three months ended March 31, 2005 was £3.2 million.

Note 3—Goodwill and Intangible Assets

        Goodwill and intangible assets consist of (in millions):

	Estimated Useful Life	March 31, 2006	December 31, 2005
		(Unaudited)
Goodwill and intangible assets not subject to amortization:
Goodwill		£1,350.5	£—

Reorganization value in excess of amounts allocable to identifiable assets		193.0	193.0
Trade names		17.1	—

		£210.1	£193.0

Intangible assets subject to amortization:
Costs
Trade names and licenses	1–9 years	£56.0	£3.2
Customer lists	5–8 years	1,365.9	560.6

		1,421.9	563.8

Accumulated amortization
Trade names and licenses		1.9	0.8
Customer lists		348.7	313.0

		350.6	313.8
		£1,071.3	£250.0

        Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2005 is as follows: £214.5 million in 2006, £234.0 million in 2007, £162.8 million in 2008, £131.6 million in 2009 and £124.3 in 2010.

Note 4—Long-Term Debt

        Long-term debt consists of (in millions):

	March 31, 2006	December 31, 2005
	(Unaudited)
8.75% US Dollar Senior Notes due 2014	£244.4	£247.3
9.75% Sterling Senior Notes due 2014	375.0	375.0
8.75% Euro Senior Notes due 2014	157.0	155.0
Senior credit facility	3,200.0	1,463.0
Senior bridge facility	1,809.0	—
Capital leases	111.7	38.2
Other	6.3	1.5

	5,903.4	2,280.0
Less: current portion	(53.5)	(0.8)

	£5,849.9	£2,279.2

        The effective interest rates on the variable interest rate debt were as follows:

	March 31, 2006	December 31, 2005
	(Unaudited)
Senior credit facility	6.2%	6.9%
Senior bridge facility	10.8%	—

        On March 3, 2006 we prepaid £1,358.1 million in respect of NTL Holding's senior credit facility, £1,686.9 million in respect of Telewest's existing senior credit facilities and £102.0 million in respect of Flextech's senior credit facility. All of these facilities were repaid in full utilizing borrowings under our new senior credit facilities.

        Our new senior credit facilities provide for a senior secured credit facility in an aggregate principal amount of £3,775 million, comprising a £3.2 billion 5-year amortizing Tranche A term loan facility, a £175 million 5-year amortizing Tranche A-1 term loan facility, a £300 million 6 1/2 year bullet Tranche B-1 term loan facility, and a £100 million 5-year multicurrency revolving credit facility. Tranche A has been drawn in full whereas Tranches A-1 and B-1 remain undrawn as these tranches can only be issued for purposes of financing the purchase price for our potential acquisition of Virgin Mobile. We must satisfy certain conditions precedent typical for a transaction of this type in order to draw on these two tranches. We announced an offer on April 4, 2006 to acquire all outstanding shares of Virgin Mobile through a U.K. scheme of arrangement but no assurances can be made that such offer will be successful or that we will use these facilities to fund such offer.

        Our bridge facilities comprise a 1-year (automatically extendable to a 10-year) senior subordinated bridge facility in an aggregate principal amount of £1.8 billion made available to one of our subsidiaries, Neptune Bridge Borrower LLC. This facility has been drawn in full in the U.S. dollar equivalent of $3,146.4 million and the proceeds were used in connection with the reverse acquisition of Telewest.

        The U.S. dollar-denominated 8.75% senior notes due 2014, the sterling-denominated 9.75% senior notes due 2014, and the euro-denominated 8.75% senior notes due 2014 were issued by NTL Cable PLC on April 13, 2004.

Note 5—Employee Benefit Plans

        The components of net periodic pension cost in the three months ended March 31, 2006 and 2005 were as follows (in millions) (unaudited):

	Three months ended March 31,
	2006	2005
Service costs	£0.7	£1.0
Interest costs	3.9	3.6
Expected return on plan assets	(4.2)	(3.4)
Settlements and curtailments	0.3	(0.1)

Net periodic benefit costs	£0.7	£1.1

Employer Contributions

        We previously disclosed in our financial statements for the year ended December 31, 2005, that we expected to contribute £2.2 million to our pension plans in 2006. For the three months ended March 31, 2006 we contributed £0.5 million to our pension plans. We anticipate contributing an additional £1.7 million to fund our pension plans in 2006 for a total of £2.2 million.

Note 6—Other Charges Including Restructuring Charges

        Other charges of £8.4 million for the three months ended March 31, 2006, relate to our historical restructuring programs and restructuring programs initiated in respect of the reverse acquisition of Telewest. As part of our integration with Telewest we are performing an internal review and have begun programs to drive efficiencies throughout the combined organization. Liabilities with respect to Telewest property lease exit costs and Telewest involuntary employee termination costs were recognized on the balance sheet of the acquired entity in accordance with EITF 95-3 "Recognition of Liabilities in Connection with Purchase Combinations". Liabilities with respect to NTL property exit costs and involutary employee termination costs under the restructuring program are recorded in the period the liability is incurred or the plan is communicated to employees. As of March 31, 2006, we have incurred £12.8 million, and we expect to incur a total of approximately £133 million, of costs to fully execute this program.

        The following tables summarize our historical restructuring provisions and the restructuring provisions resulting from the reverse acquisition of Telewest at March 31, 2006 (in millions) (unaudited):

Historical Restructuring Provisions	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Total
Balance, December 31, 2005	£—	£45.3	£45.3
Charged to expense	—	1.1	1.1
Utilized	—	(1.0)	(1.0)

Balance, March 31, 2006	£—	£45.4	£45.4

Acquisition Restructuring Provisions	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Total
Balance, December 31, 2005	£—	£—	£—
Provisions resulting from business acquisition recognized under EITF 95-3	34.8	33.2	68.0
Charged to expense	3.4	3.9	7.3
Utilized	(12.8)	—	(12.8)

Balance, March 31, 2006	£25.4	£37.1	£62.5

Note 7—Stockholders' Equity and Share Based Compensation

        In connection with the reverse acquisition, each share of NTL Holdings Inc (formerly known as NTL Incorporated) common stock issued and outstanding immediately prior to the effective time of the acquisition was converted into the right to receive 2.5 shares of NTL Incorporated new common stock. On March 3, 2006, we issued 212,931,048 of common stock for this purpose. For accounting purposes, the acquisition of NTL Holdings Inc. has been treated as a reverse acquisition. Accordingly, the 212,931,048 shares issued to acquire NTL Holdings, Inc. have been treated as outstanding from January 1, 2004 (as adjusted for historical issuances and repurchases during the period from January 1, 2004 to March 3, 2006). In addition, on March 3, 2006, each share of Telewest Global Inc's common stock issued and outstanding immediately prior to the acquisition was converted into 0.2875 shares of NTL Incorporated new common stock, (and redeemable stock that was redeemed). These 70,728,375 shares of NTL Incorporated new common stock have been treated as issued on the acquisition date.

        In accordance with the preceding paragraph, the outstanding shares as of December 31, 2005 and weighted average shares outstanding for the three months ended March 31, 2005 were restated as follows (in millions):

Outstanding shares:

Number of shares
December 31, 2005 outstanding shares as previously reported by NTL Holdings, (formerly known as NTL Incorporated)	85.2
Multiplied by share exchange ratio in reverse acquisition	2.5
Shares at December 31, 2005 (after giving effect to reverse acquisition)	212.9
Effect of the reverse acquisition — conversion of NTL Incorporated (formerly known as Telewest Global Inc) shares	70.7
Issuances and purchases during the period	4.5

March 31, 2006 outstanding shares	288.1

For three months ended March 31, 2005;

Weighted average shares outstanding as previously reported	86.6
Share exchange ratio in reverse acquisition	2.5

Weighted average shares outstanding, as restated	216.5

        As at March 31, 2006, we had authorized shares totaling one billion and issued and outstanding shares totaling 288.1 million.

        Basic and diluted earnings per share is computed by respectively dividing the loss from continuing operations, income from discontinued operations and the net (loss) income by the weighted average number of shares outstanding during the three months ended March 31, 2006 and 2005. Outstanding warrants, options to purchase 38.5 million shares and 0.8 million shares of restricted stock at March 31, 2006 are excluded from the calculation of diluted earnings per share, since the inclusion of such warrants, options and shares is anti-dilutive. The average number of shares outstanding for the three months ended March 31, 2006 is computed as follows (in millions):

Number of Shares
Number of shares outstanding at start of period	212.9
Issues of common stock	23.6
Repurchase of stock	—

Average shares outstanding	236.5

        The following table summarizes the activity of NTL Incorporated option plans for the 2006 interim period. All values are adjusted for the 2.5 conversion of shares on the reverse acquisition of Telewest.

	Options to purchase common stock	Weighted average exercise price
Outstanding at the beginning of the period	7,756,241	$14.89
Granted:
As part of the purchase transaction	5,193,645	$14.17
Other	4,234,394	$19.11
Exercised	(3,866,528)	$12.78
Forfeited, expired or cancelled	(635,267)	$19.10

Outstanding at the end of the period	12,682,485	$16.44

Exercisable at the end of the period	4,141,340	$14.04

        As disclosed in the 2005 Annual Report on Form 10-K for NTL Holdings, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment effective January 1, 2006. As a result, we have recorded a cumulative effect of a change in accounting principle of £1.2 million to reduce compensation expense recognized in previous periods.

        Total share based compensation expense included in sales, general and administrative expenses in the statement of operations was £6.3 million and £3.0 million for the quarters ended March 31, 2006 and 2005, respectively.

        The following table summarizes the activity of NTL Incorporated restricted stock plans for the 2006 interim period. All values are adjusted for the share exchange ratio of 2.5 on the reverse acquisition of Telewest.

Common stock
Outstanding at the beginning of the period	75,330
Granted	762,500
Awards vested and shares issued	(10,415)
Forfeited, expired or cancelled	—

Outstanding at the end of the period	827,415

Note 8—Comprehensive (Loss) Income

        Comprehensive (loss) income comprises (in millions) (unaudited):

	Three months ended March 31,
	2006	2005
Net (loss) income for period	£(119.9)	£455.8
Currency translation adjustment	(17.0)	(4.7)
Net unrealized (losses) gains on derivatives	(1.2)	7.6

Comprehensive (loss) income	£(138.1)	£458.7

        The components of accumulated other comprehensive income, net of taxes, were as follows (in millions) (unaudited):

	March 31, 2006	December 31, 2005
Foreign currency translation	£47.5	£64.5
Pension liability adjustments	(18.2)	(18.2)
Net unrealized losses on derivatives	(2.0)	(0.8)

	£27.3	£45.5

Note 9—Income taxes

        At each period end, it is necessary for us to make certain estimates and assumptions to compute the provision for income taxes including, but not limited to the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the United Kingdom and the extent to which this income (or loss) may also be taxed in the United States, permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. At each interim period, management uses the best information available to develop these estimates and assumptions, which are used to compute the forecast effective tax rate for the full year which is applied in computing the income tax expense or benefit for the interim period. In accordance with generally accepted accounting principles, the impact of revisions to these estimates are recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have and will change as new events occur, as more experience is acquired, as additional information is obtained and our tax environment changes. To the extent that the estimate changes during a subsequent quarter the effect of the change on prior quarters as well as on the current quarter is included in income tax expense for the current quarter.

Note 10—Commitments and Contingent Liabilities

        At March 31, 2006, we were committed to pay approximately £326.2 million for equipment and services and for investments in and loans to affiliates. This amount includes approximately £11.1 million for operations and maintenance contracts and other commitments from April 1, 2007 to 2013. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding five fiscal years is as follows (in millions) (unaudited):

Year ended March 31
2007	£315.1
2008	8.5
2009	2.6
2010	—
2011	—
Thereafter	—

£326.2

        We are involved in certain disputes and litigation arising in the ordinary course of our business. None of these matters are expected to have a material adverse effect on our financial position, results of operations or cash flows.

        Our banks have provided guarantees in the form of performance bonds on our behalf as part of our contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary value for each performance bond. The amount of commitment expires over the following periods (in millions) (unaudited):

Year ended March 31
2007	£15.4
2008	1.5
2009	—
2010	—
2011	—
Thereafter	8.5

£25.4

Note 11—Recent Accounting Pronouncements

        In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS 154 replaces Accounting Principles Board ("APB") Opinion No. 20, Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for, and reporting of, a change in accounting principle. This statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors in fiscal years beginning after December 31, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 is issued. The adoption of SFAS 154 did not have a material impact on our consolidated financial statements.

Note 12—Segment Information

        Our reportable segments are based on our method of internal reporting. Our primary business segment is our Cable segment, which consists of our television, broadband and telephony business. We also operate a Content segment through our wholly owned subsidiaries Flextech Limited ("Flextech") and sit-up Limited ("sit-up"), which supply TV programming to the UK pay-television broadcasting market including our televised shopping unit sit-up TV, which markets and retails a wide variety of consumer products using an auction-based format. Our segments operate entirely in the United Kingdom and no one customer represents more than 5% of our overall revenue.

        Segment operating income before depreciation, amortization and other charges, which we refer to as Segment OCF is management's measured segment profit as permitted under SFAS 131, "Disclosures about Segments of an Enterprise and Related Information". Our management, including our chief executive officer who is our chief operating decision maker, considers Segment OCF as an important indicator of the operational strength and performance of our segments. Segment OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from Segment OCF as management believes they are not characteristic of our underlying business operations.

        Segment information for the three month periods ended March 31, 2006 is as follows (in millions) (unaudited):

	Three months ended March 31, 2006
	Cable	Content	Elims.	Total
Revenue	£584.2	£27.2	£—	£611.4
Inter segment revenue	0.3	1.8	(2.1)	—
Operating costs	(237.6)	(19.1)	1.8	(254.9)
Selling, general and administrative expenses	(151.5)	(6.9)	0.3	(158.1)

Segment OCF	195.4	3.0	—	198.4
Depreciation, amortization and other charges	(193.0)	(1.5)	—	(194.5)

Operating income	£2.4	£1.5	£—	£3.9

Identifiable assets	£9,612.1	£784.9	£—	£10,397.0

        In 2005, the Company did not have any operations in the Content segment and all of its operations related to the Cable segment.

Note 13—Condensed consolidated financial information

        We present the following condensed consolidated financial information as of March 31, 2006 and December 31, 2005 and for the three months ended March 31, 2006 and March 31, 2005 as required by Article 3-10(d) of Regulation S-X.

	March 31, 2006
Balance sheets	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
				(in millions)
Cash and cash equivalents	£24.9	£—	£30.6	£5.4	£457.4	£—	£518.3
Restricted cash	—	—	—	—	7.5	—	7.5
Other current assets	2.0	—	27.9	—	443.4	—	473.3

Total current assets	26.9	—	58.5	5.4	908.3	—	999.1
Fixed assets, net	—	—	—	—	6,227.0	—	6,227.0
Goodwill	—	—	—	—	1,350.5	—	1,350.5
Intangible assets, net	—	—	(14.4)	—	1,295.8	—	1,281.4
Programming inventory	—	—	—	—	37.4	—	37.4
Investments in, and loans to, affiliates	3,004.1	1,550.3	2,612.2	3,757.7	(922.4)	(9,631.4)	370.5
Other assets, net	—	—	44.3	42.8	44.0	—	131.1

Total assets	£3,031.0	£1,550.3	£2,700.6	£3,805.9	£8,940.6	£(9,631.4)	£10,397.0

Current liabilities	£26.5	£32.0	£115.2	£1,239.1	£993.9	£(1,172.6)	£1,234.1
Long-term debt	—	849.8	1,819.0	1,857.4	6,242.7	(4,919.0)	5,849.9
Other long-term liabilities	—	—	17.8	38.0	252.1	—	307.9
Minority interest	—	—	—	—	0.6	—	0.6
Shareholders' equity	3,004.5	668.5	748.6	671.4	1,451.3	(3,539.8)	3,004.5

Total liabilities and shareholders' equity	£3,031.0	£1,550.3	£2,700.6	£3,805.9	£8,940.6	£(9,631.4)	£10,397.0

	December 31, 2005
Balance sheets	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
				(in millions)
Cash and cash equivalents	£446.6	£—	£—	£5.4	£283.2	£—	£735.2
Restricted cash	—	—	—	—	3.4	—	3.4
Marketable securities	96.9	—	—	—	—	—	96.9
Other current assets	68.1	—	0.3	—	235.8	—	304.2

Total current assets	611.6	—	0.3	5.4	522.4	—	1,139.7
Fixed assets, net	—	—	—	—	3,294.9	—	3,294.9
Intangible assets, net	—	—	(14.4)	—	457.4	—	443.0
Investments in, and loans to, affiliates	1,375.0	1,638.6	1,340.4	3,836.0	680.5	(8,870.5)	—
Other assets, net	—	—	—	69.0	41.9	—	110.9

Total assets	£1,986.6	£1,638.6	£1,326.3	£3,910.4	£4,997.1	£(8,870.5)	£4,988.5

Current liabilities	£21.6	£18.9	£—	£69.7	£622.0	£(122.4)	£609.8
Long-term debt	10.0	869.1	—	3,055.2	4,666.3	(6,321.4)	2,279.2
Other long-term liabilities	—	—	17.8	31.8	93.9	—	143.5
Minority interest	—	—	—	—	1.0	—	1.0
Shareholders' equity (deficit)	1,955.0	750.6	1,308.5	753.7	(386.1)	(2,426.7)	1,955.0

Total liabilities and shareholders' equity	£1,986.6	£1,638.6	£1,326.3	£3,910.4	£4,997.1	£(8,870.5)	£4,988.5

	Three months ended March 31, 2006
Statements of operations	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
				(in millions)
Revenue	£—	£—	£—	£—	£611.4	£—	£611.4
Operating costs	—	—	—	—	(254.9)	—	(254.9)
Selling, general and administrative expenses	(3.1)	—	(2.5)	—	(152.5)	—	(158.1)
Other charges	—	—	—	—	(8.4)	—	(8.4)
Depreciation and amortization	—	—	—	—	(186.1)	—	(186.1)

Operating (loss) income	(3.1)	—	(2.5)	—	9.5	—	3.9
Interest and other income, net	—	19.5	8.0	64.7	8.1	(91.7)	8.6
Interest expense	—	(19.2)	(22.1)	(53.2)	(81.0)	91.7	(83.8)
Loss on extinguishment of debt	—	—	—	—	(32.4)	—	(32.4)
Share of income from equity investments	—	—	—	—	1.4	—	1.4
Foreign currency (losses) gains	—	—	(16.8)	4.6	2.2	—	(10.0)
Minority interest income	—	—	—	—	0.4	—	0.4
Losses from derivative instruments	—	—	—	(9.2)	—	—	(9.2)
Effect of change in accounting principle	—	—	—	—	1.2	—	1.2
Income tax benefit	—	—	—	—	—	—	—

(Loss) income from continuing operations	(3.1)	0.3	(33.4)	6.9	(90.6)	—	(119.9)
Equity in net loss of subsidiaries	(116.8)	(81.5)	(160.3)	(88.4)	—	447.0	—

Net loss	£(119.9)	£(81.2)	£(193.7)	£(81.5)	£(90.6)	£447.0	£(119.9)

	Three months ended March 31, 2005
Statements of operations	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
				(in millions)
Revenue	£—	£—	£—	£—	£497.8	£—	£497.8
Operating costs	—	—	—	—	(206.9)	—	(206.9)
Selling, general and administrative expenses	(3.9)	—	—	—	(115.9)	—	(119.8)
Other charges	—	—	—	—	(0.4)	—	(0.4)
Depreciation and amortization	—	—	—	—	(157.7)	—	(157.7)

Operating (loss) income	(3.9)	—	—	—	16.9	—	13.0
Interest and other income, net	2.9	26.9	12.7	77.1	3.5	(116.6)	6.5
Interest expense	(0.1)	(27.5)	(0.1)	(83.1)	(75.9)	116.6	(70.1)
Foreign currency (losses) gains	(0.3)	—	—	(24.7)	21.0	—	(4.0)
Income tax expense	—	—	(11.3)	—	—	—	(11.3)

(Loss) income from continuing operations	(1.4)	(0.6)	1.3	(30.7)	(34.5)	—	(65.9)
Income from discontinued operations	—	—	—	—	521.7	—	521.7
Equity in net income of subsidiaries	457.2	447.2	454.3	477.9	—	(1,836.6)	—

Net income	£455.8	£446.6	£455.6	£447.2	£487.2	£(1,836.6)	£455.8

	Three months ended March 31, 2006
Statements of cash flows	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
				(in millions)
Net cash provided by (used in) operating activities	£(9.4)	£0.4	£94.3	£(23.7)	£145.7	£—	£207.3
Investing activities:
Purchases of fixed assets	—	—	—	—	(135.3)	—	(135.3)
Acquisition of subsidiaries, net of cash acquired	(2,281.5)	—	—	—	282.3	—	(1,999.2)
Dividend received	2,289.0	—	—	—	—	(2,289.0)	—
Repayments from (advances to) affiliates	—	17.8	36.9	1,228.2	4.9	(1,282.9)	4.9
Increase in restricted cash	—	—	—	—	4.2	—	4.2
Proceeds from sale of assets	—	—	—	—	0.7	—	0.7

Net cash (used in) investing activities	7.5	17.8	36.9	1,228.2	156.8	(3,571.9)	(2,124.7)

Financing activities:
Proceed from employee stock option exercises	27.2	—	—	—	—	—	27.2
Proceeds from borrowings, net	—	—	1,800.0	284.3	2,915.7	—	5,000.0
Financing fees	—	—	(24.9)	(25.9)	(29.2)	—	(80.0)
Principal payments	—	—	—	(1,445.1)	(1,796.2)	—	(3,241.3)
Dividend paid	—	—	(2,289.0)	—	—	2,289.0	—
Intercompany debt repayments	—	(18.2)	(25.3)	(17.8)	(1,221.6)	1,282.9	—

Net cash provided by financing activities	27.2	(18.2)	(539.2)	(1,204.5)	(131.3)	3,571.9	1,705.9

Effect of exchange rate changes	(0.5)	—	(8.0)	—	3.1	—	(5.4)
(Decrease) in cash and cash equivalents	24.8	—	(416.0)	—	174.3	—	(216.9)
Cash and cash equivalents, start of period	0.1	—	446.6	5.4	283.1	—	735.2

Cash and cash equivalents, end of period	£24.9	£—	£30.6	£5.4	£457.4	£—	£518.3

	Three months ended March 31, 2005
Statements of cash flows	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
				(in millions)
Net cash (used in) provided by operating activities	£(6.9)	£(10.0)	£3.5	£20.8	£150.0	£—	£157.4
Investing activities:
Purchases of fixed assets	—	—	—	—	(73.8)	—	(73.8)
Repayments from (advances to) affiliates	56.8	587.2	1,220.0	581.3	—	(2,445.3)	—
Dividends received	523.8	—	—	—	—	(523.8)	—
Increase in restricted cash	—	—	—	—	(2.0)	—	(2.0)
Proceeds from sale of Broadcast operations	—	—	—	—	1,221.4	—	1,221.4

Net cash provided by investing activities	580.6	587.2	1,220.0	581.3	1,145.6	(2,969.1)	1,145.6

Financing activities:
Proceeds from borrowings, net	10.0	—	—	529.0	—	(539.0)	—
Dividends paid	—	—	(523.8)	—	—	523.8	—
Proceeds from employee stock options	0.4	—	—	—	—	—	0.4
Principal payments	—	—	—	(500.2)	—	—	(500.2)
Intercompany debt repayments	—	(577.1)	(699.7)	(587.2)	(1,120.3)	2,984.3	—
Purchase of stock	(69.2)	—	—	—	—	—	(69.2)

Net cash used in financing activities	(58.8)	(577.1)	(1,223.5)	(558.4)	(1,120.3)	2,969.1	(569.0)

Cash flow from discontinued operations	—	—	—	—	(9.0)	—	(9.0)
Effect of exchange rate changes	(7.4)	—	—	—	—	—	(7.4)
Increase in cash and cash equivalents	507.5	0.1	—	43.7	166.3	—	717.6
Cash and cash equivalents, start of period	38.2	1.1	—	—	85.9	—	125.2

Cash and cash equivalents, end of period	£545.7	£1.2	£—	£43.7	£252.2	£—	£842.8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
NTL Incorporated

        We have audited the accompanying consolidated balance sheets of NTL Incorporated and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedules listed in the Index at item 15(d). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Incorporated and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of NTL Incorporated's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2006, expressed an unqualified opinion thereon.

Ernst & Young LLP
London, England
February 28, 2006

NTL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	£735.2	£125.2
Restricted cash	3.4	15.8
Marketable securities	96.9	11.6
Accounts receivable—trade, less allowance for doubtful accounts of £41.7 (2005) and £43.4 (2004)	191.8	207.3
Prepaid expenses and other current assets	112.4	47.8
Current assets held for sale	—	50.3

Total current assets	1,139.7	458.0
Fixed assets, net	3,294.9	3,531.6
Reorganization value in excess of amounts allocable to identifiable assets	193.0	200.7
Customer lists, net	247.6	354.0
Other intangible assets, net	2.4	5.5
Investments in and loans to affiliates, net	—	0.7
Other assets, net of accumulated amortization of £32.2 (2005) and £8.0 (2004)	110.9	123.4
Other assets held for sale	—	819.4

Total assets	£4,988.5	£5,493.3

See accompanying notes.

	December 31,
	2005	2004
Liabilities and shareholders' equity
Current liabilities
Accounts payable	£176.9	£114.0
Accrued expenses and other current liabilities	291.1	300.1
Interest payable	37.8	51.9
Deferred revenue	103.2	109.5
Current liabilities of discontinued operations	—	108.4
Current portion of long-term debt	0.8	60.9

Total current liabilities	609.8	744.8
Long-term debt, net of current portion	2,279.2	2,952.6
Deferred revenue and other long-term liabilities	134.3	217.2
Deferred income taxes	9.2	—
Long-term liabilities of discontinued operations	—	4.2
Minority interest	1.0	—
Commitments and contingent liabilities

Total liabilities	3,033.5	3,918.8

Shareholders' equity
Preferred stock—$.01 par value; authorized 5.0 (2005 and 2004) shares; issued and outstanding none	—	—
Common stock—$.01 par value; authorized 400.0 (2005 and 2004) shares; issued 88.4 (2005) and 87.7 (2004) and outstanding 85.2 (2005) and 87.7 (2004) shares	0.5	0.5
Additional paid-in capital	2,687.0	2,670.0
Treasury stock	(114.0)	—
Unearned stock-based compensation	(15.3)	(17.0)
Accumulated other comprehensive income (loss)	45.5	(9.3)
Accumulated deficit	(648.7)	(1,069.7)

Total shareholders' equity	1,955.0	1,574.5

Total liabilities and shareholders' equity	£4,988.5	£5,493.3

See accompanying notes.

NTL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Year ended December 31,
	2005	2004	2003
Revenue	£1,947.6	£2,000.3	£1,887.4
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(808.3)	(827.7)	(788.9)
Selling, general and administrative expenses	(483.0)	(502.2)	(500.8)
Other charges	(24.8)	(23.8)	(22.3)
Depreciation	(541.7)	(594.9)	(666.9)
Amortization	(109.5)	(104.2)	(102.9)

	(1,967.3)	(2,052.8)	(2,081.8)

Operating loss	(19.7)	(52.5)	(194.4)
Other income (expense)
Interest income and other, net	29.4	5.8	10.2
Interest expense	(235.8)	(271.0)	(456.5)
Loss on extinguishment of debt	(2.0)	(162.2)	—
Share of (losses) income from equity investments	—	(0.1)	1.1
Gains on derivative instruments	0.9	—	—
Foreign currency transaction gains (losses)	5.3	(24.4)	33.0

Loss from continuing operations before income taxes and minority interest	(221.9)	(504.4)	(606.6)
Income tax expense	(18.8)	(5.0)	(0.1)
Minority interest expense	(1.0)	—	—

Loss from continuing operations	(241.7)	(509.4)	(606.7)

Discontinued operations
Income from discontinued operations before income taxes	5.7	25.2	21.9
Income tax expense	(0.2)	(0.7)	—
Gain on disposal, net of tax	657.2	—	—

Income from discontinued operations	662.7	24.5	21.9

Net income (loss)	£421.0	£(484.9)	£(584.8)

Basic and diluted loss from continuing operations per common share	£(2.83)	£(5.84)	£(9.60)

Basic and diluted income from discontinued operations per common share	£7.75	£0.28	£0.35

Basic and diluted net income (loss) per common share	£4.92	£(5.56)	£(9.25)

Average number of shares outstanding	85.5	87.2	63.2

See accompanying notes.

January 1, 2003
Predecessor Company
Gain on debt discharge	£5,251.1
Fresh-start adoption—intangible assets	525.9
Fresh-start adoption—long-term debt	137.5
Fresh-start adoption—deferred tax liability	16.8
Fresh-start adoption—accrued expenses	(74.8)
Fresh-start adoption—fixed assets	(2,195.7)
Recapitalization expense	(5.0)

Income from continuing operations	3,655.8

Fresh-start adoption—intangible assets	419.5
Fresh-start adoption—deferred tax liability	(59.4)
Fresh-start adoption—fixed assets	210.7

Income from discontinued operations	570.8

Net income	£4,226.6

Pro forma basic and diluted income from continuing operations per common share	£61.44

Pro forma basic and diluted net income per common share	£71.04

Pro forma average number of shares outstanding	59.5

See accompanying notes.

NTL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year ended December 31,
	2005	2004	2003
Operating activities
Net income (loss)	£421.0	£(484.9)	£(584.8)
Income from discontinued operations	(662.7)	(24.5)	(21.9)

Loss from continuing operations	(241.7)	(509.4)	(606.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	651.2	699.1	769.8
Non-cash compensation	9.8	14.3	7.6
Share of income from equity investments	—	0.1	1.1
Deferred income taxes	20.8	4.0	(6.7)
Loss on extinguishment of debt	2.0	162.2	—
Amortization of original issue discount and deferred finance costs	24.2	9.4	83.4
Minority interest expense	1.0	—	—
Other	—	—	0.1
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Marketable securities	(79.3)	(12.1)	3.2
Accounts receivable	15.5	(15.8)	23.1
Prepaid expenses and other current assets	(13.3)	4.1	(11.9)
Other assets	(1.0)	7.4	—
Accounts payable	45.5	(28.5)	(25.5)
Accrued expenses and other current liabilities	(26.7)	(53.5)	(48.9)
Deferred revenue and other long-term liabilities	(82.4)	(32.0)	13.7

Net cash provided by operating activities	325.6	249.3	202.3

Investing activities
Purchase of fixed assets	(288.1)	(274.5)	(327.9)
Investments in and loans to affiliates	0.7	1.0	3.3
Proceeds from sale of assets	2.6	1.3	—
Acquisitions, net of cash acquired	—	(18.8)	—
Decrease in restricted cash	12.4	—	—
Proceeds from the sale of broadcast operations, net	1,229.0	—	—
Proceeds from the sale of Ireland operations, net	216.2	—	—

Net cash provided by (used in) investing activities	1,172.8	(291.0)	(324.6)

See accompanying notes.

	Year ended December 31,
	2005	2004	2003
Financing activities
Proceeds from borrowings, net of financing costs	£—	£2,902.0	£—
Net proceeds from rights offering	—	—	806.5
Proceeds from employee stock options	5.0	4.4	1.9
Purchase of stock	(114.0)	—	—
Principal payments on long-term debt	(786.6)	(3,288.7)	(734.4)

Net cash (used in) provided by financing activities	(895.6)	(382.3)	74.0

Cash flow from discontinued operations
Net cash (used) provided by operating activities	(14.3)	127.5	128.3
Net cash used in investing activities	(4.1)	(21.1)	(23.3)

Net cash (used) provided by discontinued operations	(18.4)	106.4	105.0

Effect of exchange rate changes on cash and cash equivalents	25.6	(3.3)	(8.7)
Increase (decrease) in cash and cash equivalents	610.0	(320.9)	48.0
Cash and cash equivalents at beginning of year	125.2	446.1	398.1

Cash and cash equivalents at end of year	£735.2	£125.2	£446.1

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	£216.8	£298.5	£356.9
Income taxes paid	2.2	0.2	—
January 1 2003
Predecessor Company
Net cash used in operating activities	£(29.1)
Investing activities
Decrease in other assets	101.2

Net cash provided by investing activities	101.2

Financing activities
Proceeds from borrowings, net of financing costs	246.2
Principal payments	(232.1)

Net cash provided by financing activities	14.1

Increase in cash and cash equivalents	86.2
Cash and cash equivalents, beginning of period	311.9

Cash and cash equivalents, end of period	£398.1

See accompanying notes.

NTL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

(in millions)

	Series Preferred Stock $.01 Par Value		Common Stock $.01 Par Value
					Additional Paid-In Capital	Unearned Stock-Based Compensation	Treasury Stock
	Shares	Par	Shares	Par
Balance, December 31, 2002	—	£—	—	£—	£9,249.3	£—	£—
Comprehensive income:
Net income January 1, 2003	—	—	—	—	—	—	—
Issuance of common stock	—	—	50.5	0.3	659.9	—	—
Fresh-start adoption—other	—	—	—	—	(8,093.4)	—	—

Reorganized company
Balance, January 1, 2003	—	£—	50.5	£0.3	£1,815.8	£—	£—
Issuance of shares into escrow	—	—	0.1	—	1.4	(1.4)	—
Issuance of restricted stock	—	—	0.2	—	1.1	(1.1)	—
Issuance of shares as payment of bonus	—	—	—	—	0.2	—	—
Exercise of stock options	—	—	0.2	—	1.9	—	—
Stock options at fair value	—	—	—	—	15.0	(15.0)	—
Escrow shares amortized to operations	—	—	—	—	—	1.4	—
Restricted stock amortized to operations	—	—	—	—	—	0.6	—
Stock options amortized to operations	—	—	—	—	—	6.6	—
Net proceeds from rights offering	—	—	35.9	0.2	806.3	—	—
Comprehensive loss:
Net loss for the year ended December 31, 2003	—	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—	—
Pension liability adjustment	—	—	—	—	—	—	—

Balance, December 31, 2003	—	£—	86.9	£0.5	£2,641.7	£(8.9)	£—
Exercise of stock options	—	—	0.7	—	4.4	—	—
Stock option grants at fair value	—	—	—	—	16.5	(16.5)	—
Repurchase of restricted stock	—	—	—	—	(1.0)	—	—
Issuance of restricted stock	—	—	0.1	—	2.4	(2.4)	—
Issuance of shares	—	—	—	—	2.2	(2.2)	—
Performance related bonus plans	—	—	—	—	3.8	(1.4)	—
Restricted stock amortized to operations	—	—	—	—	—	1.7	—
Issuance of stock amortized to operations	—	—	—	—	—	2.1	—
Stock options amortized to operations	—	—	—	—	—	10.0	—
Performance related stock awards amortized to operations	—	—	—	—	—	0.6	—
Comprehensive loss:
Net loss for the year ended December 31, 2004	—	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—	—
Net unrealized losses on derivative instruments	—	—	—	—	—	—	—
Pension liability adjustment	—	—	—	—	—	—	—

Balance, December 31, 2004	—	£—	87.7	£0.5	£2,670.0	£(17.0)	£—
Exercise of stock options and tax effect	—	—	0.7	—	8.9	—	—
Stock option grants at fair value	—	—	—	—	8.1	(8.1)	—
Purchase of shares	—	—	—	—	—	—	(114.0)
Restricted stock amortized to operations	—	—	—	—	—	0.8	—
Issuance of stock amortized to operations	—	—	—	—	—	0.1	—
Stock options amortized to operations	—	—	—	—	—	8.2	—
Performance related stock awards amortized to operations	—	—	—	—	—	0.7	—
Comprehensive income:
Net income for the year ended December 31, 2005	—	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—	—
Net unrealized gains on derivatives	—	—	—	—	—	—	—
Pension liability adjustment	—	—	—	—	—	—	—

Balance, December 31, 2005	—	£—	88.4	£0.5	£2,687.0	£(15.3)	£(114.0)

See accompanying notes.

		Accumulated Other Comprehensive Income (Loss)
	Comprehensive Income (Loss)	Foreign Currency Translation	Pension Liability Adjustments	Net Unrealized (Losses) Gains on Derivatives	Accumulated (Deficit)	Total
Balance, December 31, 2002		£135.6	£(64.4)	£—	£(12,539.4)	£(3,218.9)
Comprehensive income:
Net income January 1, 2003	£4,226.6	—	—	—	4,226.6	4,226.6

Issuance of common stock		—	—	—	—	660.2
Fresh-start adoption—other		(135.6)	64.4	—	8,312.8	148.2

Reorganized company
Balance, January 1, 2003		—	—	—	—	1,816.1
Issuance of shares into escrow		—	—	—	—	—
Issuance of restricted stock		—	—	—	—	—
Issuance of shares as payment of bonus		—	—	—	—	0.2
Exercise of stock options		—	—	—	—	1.9
Stock options at fair value		—	—	—	—	—
Escrow shares amortized to operations		—	—	—	—	1.4
Restricted stock amortized to operations		—	—	—	—	0.6
Stock options amortized to operations		—	—	—	—	6.6
Net proceeds from rights offering		—	—	—	—	806.5
Comprehensive loss:
Net loss for the year ended December 31, 2003	£(584.8)	—	—	—	(584.8)	(584.8)
Currency translation adjustment	20.5	20.5	—	—	—	20.5
Pension liability adjustment	(0.4)	—	(0.4)	—	—	(0.4)

Total	£(564.7)

Balance, December 31, 2003		20.5	(0.4)	—	(584.8)	2,068.6
Exercise of stock options		—	—	—	—	4.4
Stock option grants at fair value		—	—	—	—	—
Repurchase of restricted stock		—	—	—	—	(1.0)
Issuance of restricted stock		—	—	—	—	—
Issuance of shares		—	—	—	—	—
Performance related bonus plans		—	—	—	—	2.4
Restricted stock amortized to operations		—	—	—	—	1.7
Issuance of stock amortized to operations		—	—	—	—	2.1
Stock options amortized to operations		—	—	—	—	10.0
Performance related stock awards amortized to operations		—	—	—	—	0.6
Comprehensive loss:
Net loss for the year ended December 31, 2004	£(484.9)	—	—	—	(484.9)	(484.9)
Currency translation adjustment	(3.7)	(3.7)	—	—	—	(3.7)
Net unrealized losses on derivative instruments	(24.0)	—	—	(24.0)	—	(24.0)
Pension liability adjustment	(1.7)	—	(1.7)	—	—	(1.7)

Total	£(514.3)

Balance, December 31, 2004		16.8	(2.1)	(24.0)	(1,069.7)	1,574.5
Exercise of stock options		—	—	—	—	8.9
Stock option grants at fair value		—	—	—	—	—
Purchase of shares		—	—	—	—	(114.0)
Restricted stock amortized to operations		—	—	—	—	0.8
Issuance of stock amortized to operations		—	—	—	—	0.1
Stock options amortized to operations		—	—	—	—	8.2
Performance related stock awards amortized to operations		—	—	—	—	0.7
Comprehensive income:
Net income for the year ended December 31, 2005	£421.0	—	—	—	421.0	421.0
Currency translation adjustment	47.7	47.7	—	—	—	47.7
Net unrealized gains on derivative instruments	23.2	—	—	23.2	—	23.2
Pension liability adjustment	(16.1)	—	(16.1)	—	—	(16.1)

Total	£475.8

Balance, December 31, 2005		£64.5	£(18.2)	£(0.8)	£(648.7)	£1,955.0

See accompanying notes.

NTL INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Business

(a)   Historical Structure of the Company

        NTL Incorporated, or the Company, is a Delaware corporation and is publicly-traded on the NASDAQ National Market in the United States. The Company's historical structure is as follows:

        The Company was incorporated in 1993 as a Delaware corporation and continued as a publicly-traded holding company until February 1999. From February 1999 until January 10, 2003, the Company was a wholly-owned subsidiary of NTL (Delaware), Inc., a Delaware corporation, which was incorporated in February 1999, to effect a reorganization into a holding company structure. The holding company structure was implemented to pursue opportunities outside of the UK and Ireland, and was accomplished through a merger. The Company's stockholders at the time became stockholders of the new holding company, NTL (Delaware), Inc., and the Company became a wholly-owned subsidiary of the new holding company. The new holding company took the name NTL Incorporated until May 2000 when it was changed to NTL (Delaware), Inc., its current name.

        In May 2000 another new holding company structure was implemented in connection with the acquisition of the residential assets of Cable & Wireless Communications plc, or CWC (the operations acquired from CWC are called ConsumerCo), and was similarly accomplished through a merger. The stockholders of NTL (Delaware), Inc. became stockholders of the new holding company, and NTL (Delaware), Inc. became a subsidiary of the new holding company, and the Company remained a subsidiary of NTL (Delaware), Inc., referred to in this annual report as NTL Delaware. The new holding company then took the name NTL Incorporated, which remained its name until January 10, 2003, at which time its name was changed to NTL Europe, Inc., referred to in this annual report as NTL Europe. On February 21, 2001, NTL Europe contributed the assets of ConsumerCo to the Company.

        On January 10, 2003, the Company emerged from reorganization under Chapter 11 of the United States Bankruptcy Code. Pursuant to the plan of reorganization, which is referred to as the Plan, the Company's former parent, NTL Europe, Inc., and its subsidiaries and affiliates were split into two separate groups, with the Company and NTL Europe each emerging as independent public companies. The Company was renamed "NTL Incorporated" and became the holding company for the former NTL group's principal UK and Ireland assets. NTL Europe became the holding company for the former NTL group's continental European and various other assets. All of the outstanding securities of NTL Europe and some of its subsidiaries, including the Company, were cancelled. The Company issued shares of its common stock and Series A warrants and NTL Europe issued shares of its common stock and preferred stock to various former creditors and stockholders. As a result, the Company is no longer affiliated with NTL Europe. NTL Europe has since changed its name to PTV, Inc..

        The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

(b)   Business

        The Company is one of the leading communications and content distribution companies in the UK, providing broadband internet access, telephone and television services to residential customers. The Company also provides internet and telephone services to residential customers who are not connected to its cable network, via access to other companies' telecommunications networks and via an internet service provider operated by its subsidiary, Virgin Net Limited. The Company offers what it refers to as a "triple play" bundle of internet, telephone and television services through competitively-priced bundled packages. The Company also provides a range of voice services to businesses and public sector organizations as well as a variety of data communications solutions from high speed internet access to fully managed business communications networks and communication transport services.

        The Company's services are delivered through its wholly-owned local access communications network. The design and capability of the Company's network provides it with the ability to offer "triple play" bundled services to residential consumers and a broad portfolio of reliable, competitive communications solutions to business customers.

        The Company provides services to two categories of customers: residential customers and business customers as follows:

  •
  Consumer.    The Company provides internet, telephone and cable television services to residential customers in the UK; and

  •
  Business.    The Company provides internet, data and voice services to large businesses, public sector organizations and small and medium-sized enterprises, or SMEs, communications transport services, and wholesale internet access solutions to internet service providers, or ISPs.

2.     Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

        The Company operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court during the period from May 8, 2002 until January 10, 2003. Accordingly, the Company's consolidated financial statements for periods prior to its emergence from Chapter 11 reorganization were prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). In addition, the Company adopted fresh-start reporting as of January 1, 2003 upon its emergence from Chapter 11 reorganization in accordance with SOP 90-7.

        Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying values of assets and liabilities were adjusted. The carrying values of assets were adjusted to their reorganization values that are equivalent to their estimated fair values. The carrying values of liabilities were adjusted to their present values. The term "Predecessor Company" refers to the Company and its subsidiaries for periods prior to and including December 31, 2002. The term "Reorganized Company" refers to the Company and its subsidiaries for periods subsequent to January 1, 2003. The effects of the consummation of the Plan as well as adjustments for fresh-start reporting recorded as of January 1, 2003 are Predecessor Company transactions and are presented in the accompanying consolidated statements of operations and cash flows dated January 1, 2003. All other results of operations and cash flows on January 1, 2003 are Reorganized Company transactions.

        On December 1, 2004, the Company reached an agreement for the sale of its broadcast operations. The sale completed on January 31, 2005. As of December 31, 2004, the broadcast operations are accounted for as a discontinued operation and the assets and liabilities of the broadcast operations are reclassified as assets held-for-sale and the liabilities of discontinued operations, respectively, and broadcast's results of operations have been removed from the Company's results of continuing operations for all periods presented in this Annual Report. The results of operations of broadcast have been excluded from the components of "Loss from Continuing Operations" and shown under the caption "Income from Discontinued Operations" in the Statements of Operations.

        On May 9, 2005, the Company sold its operations in the Republic of Ireland. The Company has restated its financial statements to account for the Ireland operations as a discontinued operation. The assets and liabilities of the Ireland operations are reclassified as assets held-for-sale and liabilities of discontinued operations, respectively, and the results of operations have been removed from the Company's results of continuing operations for all periods presented in this Annual Report. The results of operations of the Ireland operations have been excluded from the components of "Loss from Continuing Operations" and shown under the caption "Income from Discontinued Operations" in the Statements of Operations.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, amounts accrued for vacated properties, the amount to be paid for other liabilities, the Company's pension expense and pension funding requirements, amounts to be paid under the Company's employee incentive plans, costs for interconnection, the amount of costs to be capitalized in connection with the construction and installation of the Company's network and facilities, long-lived assets, certain other intangible assets and the computation of the Company's income tax expense and liability. Actual results could differ from those estimates.

Fair Values

        The Company has determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company has based these fair value estimates on pertinent information available to it as of December 31, 2005 and 2004.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company's interest is greater than 50%. Intercompany accounts and transactions have been eliminated on consolidation.

Reclassification

        Certain prior year amounts have been reclassified to conform to the current year presentation.

Foreign Currency Translation

        The functional currency of the Company is the pound sterling. Exchange gains and losses on translation of the Company's net equity investments in subsidiaries are reported as a separate component of accumulated other comprehensive income (loss) in shareholders' equity. Foreign currency transaction gains and losses are recorded in the statement of operations.

Cash Equivalents and Restricted Cash

        Cash equivalents are short-term highly liquid investments purchased with an original maturity of three months or less. Cash equivalents were £nil and £23.9 million at December 31, 2005 and 2004, respectively. Cash equivalents at December 31, 2004 consisted primarily of bank term deposits and corporate commercial paper, all of which were denominated in U.S. dollars.

        Restricted cash balances of £3.4 million and £15.8 million as at December 31, 2005 and 2004, respectively represent cash balances collateralized against performance bonds given on behalf of the Company.

Trade Receivables

        The Company's trade receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of trade receivables, prior collection experience and future expectations of conditions that might impact recoverability. The allowance for doubtful accounts is £41.7 million at December 31, 2005 and £43.4 million at December 31, 2004.

Concentrations of Credit Risk

        The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents and trade receivables. The Company's cash equivalents are in high quality securities placed with major banks and financial institutions. Concentrations of credit risk with respect to trade receivables are limited because of the large number of customers and their dispersion across geographic areas. The Company performs periodic credit evaluations of its Business customers' financial condition and generally does not require collateral. At December 31, 2005, the Company did not have significant credit risk concentrations. No single group or customer represents greater than 10% of total accounts receivable.

Fixed Assets

        Fixed assets, net totaled £3,294.9 million and £3,531.6 million, representing 66.0% and 64.3% of total assets at December 31, 2005 and 2004, respectively.

        The cost of fixed assets includes amounts capitalized for labor and overhead expended in connection with the design and installation of the Company's operating network equipment and facilities. Costs associated with initial customer installations, additions of network equipment necessary to enable enhanced services, acquisition of additional fixed assets and replacement of existing fixed assets are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

        Labor and overhead costs directly related to the construction and installation of fixed assets, including payroll and related costs of some employees and related rent and other occupancy costs, are capitalized. The payroll and related costs of some employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, the Company capitalizes costs based upon estimated allocations.

        Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Land and fixed assets held for sale are not depreciated. Estimated useful lives are as follows:

Operating equipment:
Cable distribution plant	8–30 years
Switches and headends	8–10 years
Customer premises equipment	5–10 years
Other operating equipment	8–20 years
Other equipment:
Buildings	30 years
Leasehold improvements	20 years or, if less, the lease term
Computer infrastructure	3–5 years
Other equipment	5–12 years

Intangible Assets

        Intangible assets include trademark license agreements and customer lists. Trademark license agreements represent the portion of purchase price allocated to agreements to license trademarks acquired in business combinations. Trademark licenses are amortized over the period in which the Company expects to derive benefits, which is principally five years. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over the period in which the Company expects to derive benefits, which is principally three to five years.

        In addition, the Company's total reorganization value exceeded the amounts allocable to identifiable assets resulting in a new indefinite-lived intangible asset as a consequence of applying fresh-start reporting on January 1, 2003. This amount is not amortized but is reviewed annually (or more frequently under certain conditions) for impairment in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets (FAS 142).

Asset Retirement Obligations

        The Company accrues for the liability in respect of dilapidation on its leasehold properties over the term of the lease in accordance with FASB Statement No. 13, Accounting for Leases (FAS 13).

Impairment of Long-Lived Assets

        In accordance with FASB Statement No. 144, Impairment of Long-Lived Assets (FAS 144), long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company assesses the recoverability of the carrying value of long-lived assets, by first grouping its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the asset group) and, secondly, estimating the undiscounted future cash flows that are directly associated with and expected to arise from the use of and eventual disposition of such asset group. The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, the Company records an impairment charge to the extent the carrying value of the long-lived asset exceeds its fair value. The Company determines fair value through quoted market prices in active markets or, if quoted market prices are unavailable, through the performance of internal analysis of discounted cash flows or external appraisals. The undiscounted and discounted cash flow analyses are based on a number of estimates and assumptions, including the expected period over which the asset will be utilized, projected future operating results of the asset group, discount rate and long-term growth rate.

        As of December 31, 2005, the Company reviewed its long-lived assets for impairment and determined that there was no impairment of the Company's long-lived assets as of December 31, 2005.

Deferred Financing Costs

        Deferred financing costs of £57.1 million and £77.1 million as of December 31, 2005 and 2004, respectively, are included in other assets. Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt using the effective interest method.

Restructuring Costs

        As of January 1, 2003, the Company adopted FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities (FAS 146) and recognizes a liability for costs associated with restructuring activities when the liability is incurred. The adoption of FAS 146 did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

        Prior to 2003, the Company recognized a liability for costs associated with restructuring activities at the time of a commitment to restructure is given in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a restructuring). Liabilities for costs associated with restructuring activities initiated prior to January 1, 2003 continue to be accounted for under EITF 94-3.

Revenue Recognition

        The Company recognizes revenue only when it is realized or realizable and earned. The Company recognizes revenue when all of the following are present:

  •
  Persuasive evidence of an arrangement exists between the Company and its customers;

  •
  Delivery has occurred or the services have been rendered;

  •
  The price for the service is fixed or determinable; and

  •
  Collectibility is reasonably assured.

        Revenues are invoiced and recorded as part of a periodic billing cycle, and are recognized as the services are provided. At the end of each period, adjustments are recorded to defer revenue relating to services billed in advance and to accrue for earned but unbilled services.

  •
  Telephone, cable television and internet revenues are recognized as the services are provided to customers.

  •
  Bundled services revenue is recognized at the time the services are provided to the customer or the performance of all of the services have been completed. The Company applies the provisions of EITF No 00-21, Accounting for revenue arrangements with multiple deliverables to assess whether the components of the bundled services should be recognized separately.

  •
  Installation revenues.    The Company applies the provisions of FASB Statement No. 51, Financial Reporting by Cable Television Companies in relation to connection and activation fees for cable television, as well as telephone and internet services, on the basis that the Company markets and maintains a unified fiber network through which the Company provides all of these services. Installation revenues are recognized at the time the installation has been completed to the extent that those fees are less than direct selling costs. Installation fees in excess of direct selling costs are deferred and amortized over the expected life of the customer's connection.

  •
  Rental revenue in respect of line rentals and rental of equipment provided to customers is recognized on a straight-line basis over the term of the rental agreement.

Advertising Expense

        The Company charges the cost of advertising to expense as incurred. Advertising costs were £51.1 million, £42.9 million and £35.8 million in 2005, 2004 and 2003, respectively.

Stock-Based Compensation

        The Company has a number of stock-based employee compensation plans, described more fully in Note 12. The Company accounts for these plans using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (FAS 123).

        Pursuant to the NTL Group Bonus Schemes, participants are eligible to receive a bonus payment equal to a percentage of their base salary as determined by their level of employment based upon the attainment of performance targets. Bonus payments are made in two installments. Half of the bonus owing to various participants is payable in cash and the other half may, at the Company's discretion, be paid in shares of the Company's common stock. These Bonus Schemes are accounted for as stock-based compensation using the fair value recognition provisions of FAS 123.

        On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123 (revised 2004), Share Based Payment (FAS 123R), which is a revision of FAS 123. FAS 123R also supersedes APB 25 and amends FASB Statement No. 95, Statement of Cash Flows (FAS 95). FAS 123R differs from FAS 123, by requiring all entities to measure liabilities incurred in stock based payment transactions at fair value and to estimate the number of instruments for which the requisite service period is expected to be rendered rather than accounting for forfeitures as they occur. Under FAS 123R, modifications to the terms or conditions of an award are measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification, as opposed to measuring the effects of a modification as the difference between the fair value of the modified awarded at the date it is granted and the awards value immediately before the modification. FAS 123R also clarifies and expands current guidance under FAS 123 including the measurement of fair value, classifying an award as either equity or as a liability and attributing compensation cost to reporting periods. FAS 123R amends FAS 95 requiring that the excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

        FAS 123R provides two alternatives for adoption: (1) a "modified prospective" method in which compensation cost is recognized for all awards granted subsequent to the effective date of this statement as well as for the unvested portion of awards outstanding as of the effective date and (2) a "modified retrospective" method which follows the approach in the "modified prospective" method, but also permits entities to restate prior periods to reflect compensation cost calculated under FAS 123 for pro forma amounts disclosure. The Company adopted FAS 123R on January 1, 2006 and elected to use the modified prospective method, therefore, prior period results were not restated. The adoption of FAS 123R on January 1, 2006 is not expected to have a material impact.

Pensions

        The Company accounts for its defined benefit pension plans using FASB Statement No. 87, Employer's Accounting for Pensions (FAS 87) and the disclosure rules under FASB Statement No. 132 (revised), Employers Disclosures about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements 87, 88 and 106 (FAS 132R). Under FAS 87, pension expense is recognized on an accrual basis over employees' approximate service periods. Pension expense calculated under FAS 87 is generally independent of funding decisions or requirements.

        The fair value of the Company's pension plans' assets increased from £193.3 million at December 31, 2004 to £286.5 million at December 31, 2005. The Company contributed £59.8 million in cash to its defined benefit pension plans in 2005.

        The calculation of pension expense and the Company's pension liability requires the use of a number of assumptions. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from the assumptions. The Company believes that the two most critical assumptions are the expected long-term rate of return on plan assets and the assumed discount rate.

        When calculating pension expense for 2005, the Company assumed that its plans' assets would generate a long-term rate of return of approximately 7.1%. This rate is lower than the assumed rates of between 7.4% and 7.9% used to calculate the 2004 expense. The Company determines its expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan's assets, including the trustee's review of asset class return expectations by several consultants and economists as well as long-term inflation assumptions. The Company's expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on its goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio.

        The Company discounted its future pension obligations using a rate of 4.8% at December 31, 2005 and rates of between 4.8% and 5.3% for 2004. The Company determined the appropriate discount rate based on the current rates earned on long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The pension liability and future pension expense both increase as the discount rate is reduced.

        At December 31, 2005, the Company has unrecognized actuarial losses of £27.6 million. These losses will be recognized as a component of pension expense in future years.

        Future changes in plan asset returns, assumed discount rates and various other factors related to the participants in the Company's pension plans will impact its future pension expense and liabilities. The Company cannot predict with certainty what these factors will be in the future.

Derivative Financial Instruments

        The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. As certain of the Company's indebtedness accrues interest at variable rates, it has exposure to volatility in future cash flows and earnings associated with variable interest rate payments. Also, a substantial portion of the Company's revenue and operating costs are earned and paid in pounds sterling and, to a lesser extent, euros, but it pays interest and principal obligations on some of its indebtedness in U.S. dollars. As a result, the Company has exposure to volatility in future cash flows and earnings associated with changes in foreign currency exchange rates on payments of principal and interest on a portion of its indebtedness.

        The Company's objective in managing its exposure to fluctuations in interest rates and foreign currency exchange rates is to decrease the volatility of its earnings and cash flows caused by changes in underlying rates. To achieve this objective, the Company enters into derivative financial instruments. The Company has established policies and procedures to govern the strategic management of these exposures through a variety of derivative financial instruments, including interest rate swaps, cross-currency interest rate swaps and foreign currency forward rate contracts. By policy, the Company does not enter into derivative financial instruments with a level of complexity or with a risk that is greater than the exposure to be managed.

        In accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), the Company recognizes derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. To the extent that the derivative instrument is designated and considered to be effective as a cash flow hedge of an exposure to future changes in interest rates or foreign currency exchange rates, the change in fair value of the instrument is deferred in other comprehensive income. Amounts recorded in other comprehensive income are reclassified to the income statement to match the corresponding cash flows on the underlying hedged transaction. Changes in fair value of any instrument not designated as a hedge or considered to be ineffective as a hedge are reported in earnings immediately.

Software Development Costs

        The Company capitalizes costs related to computer software developed or obtained for internal use in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software obtained for internal use has generally been enterprise-level business and finance software that the Company customizes to meet its specific operational needs. Costs incurred in the application development phase are capitalized and amortized over their useful lives, which are generally three to five years. The Company has not sold, leased or licensed software developed for internal use to its customers and the Company has no intention of doing so in the future.

Income Taxes

        The Company provides for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes. Judgment is required in determining the Company's provision for income taxes, deferred tax assets and liabilities and the extent to which deferred tax assets can be recognized. The Company recognizes deferred tax assets only if it is more likely than not that sufficient taxable income will be available in the future against which the temporary differences and unused tax losses can be utilized. The Company has considered future taxable income and tax planning strategies in assessing whether deferred tax assets should be recognized.

Loss from Continuing Operations Per Share and Net Income (Loss) Per Share

        Basic and diluted loss from continuing operations per share and net income (loss) per share are computed by dividing the loss from continuing operations and net income (loss), respectively, by the average number of shares outstanding during the years ended December 31, 2005, 2004 and 2003. Options to purchase 3.1 million shares at December 31, 2005 are excluded from the calculation of diluted net loss from continuing operations per share, since the inclusion of such options is anti-dilutive. The average number of shares outstanding is computed as follows (in millions):

	Year ended December 31,
	2005	2004	2003
Number of shares outstanding at start of period(1)	87.6	86.8	50.5
Issues of common stock	0.5	0.4	3.7
Adjustment for the effect of the rights offering	—	—	9.0
Repurchase of stock	(2.6)	—	—

Average number of shares outstanding	85.5	87.2	63.2

(1)
Excludes 0.1 million shares of restricted stock

        The effect of the rights offering in November 2003 caused the average number of shares outstanding at January 1, 2003 to increase by 9.0 million shares.

3.     Recent Accounting Pronouncements

        In June 2005, the FASB issued FSP FAS 143-1, Accounting for Electronic Equipment Waste Obligations (FSP 143-1). The FASB issued the FSP to address the accounting for certain obligations associated with the Waste Electrical and Electronic Equipment Directive adopted by the European Union (EU). FSP 143-1 requires that the commercial user should apply the provisions of FASB Statement No. 143 and the related FASB Interpretation No. 47 to certain obligations associated with historical waste (as defined by the Directive), since this type of obligation is an asset retirement obligation. The FSP is effective for the later of the first reporting period ending after June 8, 2005 or the Directive's adoption into law by the applicable EU-member country. As at December 31, 2005, the UK had not adopted the law. Management intends to evaluate the impact of this law on the Company's results of operations or financial position as and when legislation is adopted in the UK.

4.     Discontinued Operations

        Broadcast—On December 1, 2004, the Company reached an agreement to sell its broadcast operations, a provider of commercial television and radio transmission services, to a consortium led by Macquarie Communications Infrastructure Group. The sale completed on January 31, 2005. Accordingly, as of December 31, 2004, the Company has accounted for the broadcast operations as discontinued operations. The assets and liabilities of the broadcast operations as at December 31, 2004 have been reclassified as assets held-for-sale and liabilities of discontinued operations, respectively, and the results of operations of the broadcast operations have been removed from the Company's results of continuing operations and cash flows for all periods presented in this Annual Report. Revenue of the broadcast operations, reported in discontinued operations, for the years ended December 31, 2005, 2004 and 2003 was £21.4 million, £277.8 million and £268.6 million, respectively. Broadcast's pre-tax income, reported within discontinued operations, for the years ended December 31, 2005, 2004 and 2003 was £3.2 million, £11.2 million and £20.9 million, respectively. Prior year financial statements for 2003 have been restated to present the broadcast operations as discontinued operations. Subsequent to the completion of the transaction, the Company continues to provide circuit rental services to its former broadcast operations.

        Ireland—On May 9, 2005, the Company sold its operations in the Republic of Ireland to MS Irish Cable Holdings B.V., an affiliate of Morgan Stanley & Co. International Limited, for an aggregate purchase price of €333.4 million, or £225.5 million. Accordingly, the Company has restated its financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003 to account for the Ireland operations as a discontinued operation. The assets and liabilities of the Ireland operations as at December 31, 2004 have been reclassified as assets held-for-sale and liabilities of discontinued operations, respectively, and the results of operations and cash flows of the Ireland operations have been removed from the Company's results of continuing operations and cash flows for all periods presented in this Annual Report. Revenue of the Ireland operations, reported in discontinued operations, for the years ended December 31, 2005, 2004 and 2003 was £25.6 million, £72.6 million and £72.5 million, respectively. Ireland's pre-tax income, reported within discontinued operations, for the years ended December 31, 2005, 2004 and 2003 was £2.5 million, £14.0 million and £1.0 million respectively.

        The assets and liabilities of the broadcast and Ireland operations reported as assets held-for-sale and liabilities of discontinued operations, respectively at December 31, 2004, include (in millions):

Current assets held for sale
Accounts receivable, net	£31.9
Prepaid expenses and other current assets	18.4

£50.3

Other assets held for sale
Fixed assets, net	£525.1
Reorganization value in excess of amounts allocable to identifiable assets	97.7
Customer lists, net	201.3
Investments in and loans to affiliates, net	(5.4)
Other assets	0.7

£819.4

Current liabilities of discontinued operations
Accounts payable	£21.6
Accrued expenses	49.4
Deferred revenue	37.4

£108.4

Long-term liabilities of discontinued operations
Deferred income taxes	£0.1
Other long-term liabilities	4.1

£4.2

5.     Acquisitions and Disposals

        In November 2004, the Company acquired Virgin Media Group's remaining ownership interests in Virgin Net Limited together with the remaining interests held by existing and former management for £23.9 million. The acquisition increased the Company's ownership in Virgin Net Limited from 49% to 100%. Virgin Net Limited provides internet services through the virgin.net ISP.

        On January 31, 2005, the Company sold its broadcast operations, a provider of commercial television and radio transmission services, to a consortium led by Macquarie Communications Infrastructure Group. Upon the sale, the Company recorded a gain on disposal of £520.2 million.

        On May 9, 2005, the Company sold its telecommunications operations in the Republic of Ireland to MS Irish Cable Holdings B.V., an affiliate of Morgan Stanley. Upon the sale, the Company recorded a gain on disposal of £137.0 million, net of tax of £8.5 million.

        On October 2, 2005, the Company entered into an original merger agreement with Telewest Global, Inc., or Telewest, and Merger Sub Inc., a wholly owned subsidiary. On December 14, 2005, the Company and Telewest amended and restated the original merger agreement, which is referred to herein as the merger agreement. Under the merger agreement, Telewest will effect a change of name from "Telewest Global, Inc." to "NTL Incorporated" and will reclassify each share of Telewest common stock issued and outstanding immediately prior to the effective time of the reclassification into (i) 0.2875 shares of Telewest new common stock, together with cash in lieu of fractional shares of Telewest new common stock, and (ii) one share of Telewest Class B Redeemable Common stock, or Telewest redeemable common stock. At the effective time of the merger, (i) each share of Telewest redeemable common stock will be automatically redeemed for $16.25 in cash without interest and (ii) each share of the Company's common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 2.5 shares of Telewest new common stock, together with cash in lieu of fractional shares of Telewest new common stock. The Company expects to account for this transaction as a "reverse acquisition" under the purchase method of accounting. The merger is subject to certain customary conditions, including approval by stockholders of the Company and of Telewest.

        In connection with the merger agreement, on October 2, 2005, the Company and its wholly owned subsidiary, NTL Investment Holdings Limited, or NTLIH, entered into a commitment letter and certain other agreements related to the financing of the proposed merger. Such commitments were revised on December 14, 2005.

        On December 5, 2005, the Company confirmed that it had approached Virgin Mobile (UK) Holdings plc, or Virgin Mobile, about a potential offer to combine the Company and Virgin Mobile, and that it had engaged in discussions with Virgin Enterprises to extend the Company's existing exclusive license for use of the Virgin name in the internet services area also to cover television and fixed and mobile telephone services.

6.     Fixed Assets

        Fixed assets consist of (in millions):

		December 31,
	Estimated Useful Life
		2005	2004
Operating equipment
Cable distribution plant	8–30 years	£3,219.8	£3,155.8
Switches and headends	8–10 years	312.4	311.1
Customer premises equipment	5–10 years	914.0	771.9
Other operating equipment	8–20 years	65.8	66.0

Total operating equipment		4,512.0	4,304.8

Other equipment
Land	—	4.4	4.5
Buildings	30 years	65.1	65.1
Leasehold improvements	20 years or, if less, the lease term	65.5	65.8
Computer infrastructure	3–5 years	256.1	221.5
Other equipment	5–12 years	63.0	56.4

Total other equipment		454.1	413.3

		4,966.1	4,718.1
Accumulated depreciation		(1,768.0)	(1,233.1)

		3,198.1	3,485.0
Construction in progress		96.8	46.6

		£3,294.9	£3,531.6

7.     Leases

        A summary of assets held under capital leases are as follows (in millions).

	December 31,
	2005	2004
Cable distribution plant	£30.1	£30.1
Switches and headends	2.5	2.5

	32.6	32.6
Less: accumulated depreciation	(10.6)	(7.5)

	£22.0	£25.1

        Amortization of assets held under capital leases is included within the depreciation expense.

        Future minimum annual payments at December 31, 2005 are as follows (in millions). The table reflects the Company's contractual obligations.

	Capital Leases	Operating Leases
Year ended December 31:
2006	£4.4	£42.5
2007	4.3	38.4
2008	4.1	34.5
2009	4.1	29.2
2010	4.1	27.3
Thereafter	95.7	157.0

Total minimum lease payments	116.7	328.9

Less: amount representing interest	(78.5)

Present value of net minimum obligations	38.2
Less: current portion	(0.6)

	£37.6

        Leases for buildings, offices space and equipment extend through 2034. Total rental expense for the years ended December 31, 2005, 2004, and 2003 under operating leases was £56.5 million, £70.4 million and £64.7 million respectively.

8.     Intangible Assets

        Intangible assets consist of (in millions):

		December 31,
	Estimated Useful Life
		2005	2004
Intangible assets not subject to amortization:
Reorganization value in excess of amounts allocable to identifiable assets		£193.0	£200.7

Intangible assets subject to amortization:
Cost
Non-compete agreements	1 year	2.8	2.8
Trademark licences	5 years	3.2	3.2
Customer lists	3–5 years	560.6	560.6

		566.6	566.6

Accumulated amortization
Non-compete agreements		2.8	0.4
Trademark licences		0.8	0.1
Customer lists		313.0	206.6

		316.6	207.1

		£250.0	£359.5

        Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2005 is as follows: £106.2 million in 2006, £105.6 million in 2007, £34.7 million in 2008, £3.5 million in 2009 and £nil in 2010.

        The change in the carrying amount of reorganization value in excess of amounts allocable to identifiable assets during the year ended December 31, 2005 is as follows (in millions):

Reorganization value in excess of amounts allocable to identifiable assets—January 1, 2005	£200.7
Adjustment to deferred tax accounts	(7.7)

Reorganization value in excess of amounts allocable to identifiable assets—December 31, 2005	£193.0

        The decrease in reorganization value in excess of amounts allocable to identifiable assets during the year ended December 31, 2005 includes a tax charge of £7.7 million that is primarily attributable to the use of deferred tax assets that existed as of January 10, 2003 that were previously offset by a valuation allowance.

9.     Long-Term Debt

        Long-term debt consists of (in millions):

	December 31,
	2005	2004
8.75% US Dollar Senior Notes due 2014	£247.3	£221.8
9.75% Sterling Senior Notes due 2014	375.0	375.0
8.75% Euro Senior Notes due 2014	155.0	159.0
Floating Rate Senior Notes due 2012	—	52.2
Senior credit facility	1,463.0	2,165.0
Capital leases	38.2	38.9
Other	1.5	1.6

	2,280.0	3,013.5
Less: current portion	(0.8)	(60.9)

	£2,279.2	£2,952.6

        The effective interest rates on the variable interest rate debt were as follows:

	December 31,
	2005	2004
Floating Rate Senior Notes due 2012	n/a	7.07%
Senior credit facility	6.90%	7.13%

        In April 2004 the Company completed its refinancing transaction from which it raised approximately £3.2 billion of new indebtedness and repaid approximately £3.0 billion of its existing indebtedness. The refinancing transaction extended the maturities on substantially all of the Company's debt and lowered its weighted average interest expense. In particular:

  •
  On April 13, 2004, the Company's wholly owned, newly formed subsidiary, NTL Cable PLC, issued £375 million aggregate principal amount of 9.75% senior notes due 2014, $425 million aggregate principal amount of 8.75% senior notes due 2014, €225 million aggregate principal amount of 8.75% senior notes due 2014 and $100 million aggregate principal amount of floating rate senior notes due 2012, together referred to as the Senior Notes.

  •
  Also, on April 13, 2004, the Company entered into a new £2,425 million senior secured credit facility, which the Company refers to as its senior credit facility, and which includes a £250 million revolving credit facility. On April 14, 2004 the Company drew down £2,175 million of its senior credit facility, which, together with some of the proceeds from the issuance of the new notes and cash on hand, the Company used to repay its then-existing senior credit facility. At December 31, 2005, £12.1 million of the revolving facility was used for guarantees. The senior credit facility is secured by most of the Company's assets.

  •
  The remaining proceeds from the notes offering, together with cash on hand, were used on May 13, 2004 to redeem the 10% Senior Sterling Notes due 2008, the 9 1/8% Senior Notes due 2008 and the 11.2% Senior Discount Debentures due 2007 and pay transaction costs.

        The refinancing transaction resulted in a loss on extinguishment of debt in the year ended December 31, 2004 as follows (in millions):

Redemption price		£3,044.9
Net carrying amount:
Face value	£3,038.5
Unamortized discount	(92.0)
Unamortized issue costs	(63.8)

		2,882.7

Loss on extinguishment of debt		£162.2

Outstanding Public Notes

        The terms of the Senior Notes and senior credit facility as at December 31, 2005 are summarized below.

Senior Notes

  •
  9.75% Senior Notes due April 15, 2014—The principal amount at maturity is £375 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  8.75% Senior Notes due April 15, 2014—The principal amount at maturity is $425 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  8.75% Senior Notes due April 15, 2014—The principal amount at maturity is €225 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

Senior credit facility

  •
  The principal amount outstanding is £1,463.0 million. The Company's senior credit facility comprises a term facility denominated in a combination of pounds sterling, euros and U.S. dollars totaling £1,463.0 million and a revolving facility of £250 million. The term facility was fully drawn and £12.1 million of the revolving facility was used for guarantees at December 31, 2005.

  •
  The Company's senior credit facility bears interest at LIBOR plus mandatory costs plus a margin rate. The term facility and the revolving facility have different margin rates. At December 31, 2005, the effective average annual interest rate on the term facility was 6.90%. Interest is payable at least semi-annually.

  •
  The principal amount outstanding under the term facility is repayable by semi-annual installments beginning September 2004. The Company is required to make principal payments when operating results exceed certain thresholds.

  •
  The senior credit facility is secured over most of the Company's assets.

  •
  The Company is subject to financial maintenance tests under its senior credit facility, including a test of liquidity, coverage and leverage ratios applied to the Company and some of its subsidiaries. As of December 31, 2005, the Company was in compliance with these covenants.

        The agreements governing the Senior Notes and the senior credit facility significantly restrict the ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. In addition, the agreements significantly, and, in some cases, absolutely restrict the Company's ability and the ability of most of its subsidiaries to:

  •
  Incur or guarantee additional indebtedness;

  •
  Pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

  •
  Make investments;

  •
  Sell assets, including the capital stock of subsidiaries;

  •
  Enter into sale/leaseback transactions;

  •
  Create liens;

  •
  Enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

  •
  Merge or consolidate or transfer all or substantially all of its assets; and

  •
  Enter into transactions with affiliates.

        During 2005, 2004 and 2003, the Company recognized £nil, £9.4 million and £36.0 million, respectively, of original issue discount as interest expense.

        Long-term debt repayments, excluding capital leases, as of December 31, 2005 are due as follows (in millions):

Year ended December 31:
2006	£0.3
2007	76.6
2008	135.5
2009	133.2
2010	133.2
Thereafter	1,763.0

Total debt payments	£2,241.8

        On February 4, 2005 the Company voluntarily prepaid £500 million of principal outstanding under its senior credit facility using the proceeds from the sale of its broadcast operations. On June 14, 2005 and July 14, 2005 the Company repaid a further £200 million and £23 million, respectively, using the proceeds from the sale of its Ireland operations. On February 13, 2006, the Company voluntarily prepaid £100 million of principal outstanding. As a consequence, scheduled payments in 2006 and beyond have reduced. On July 15, 2005 the Company redeemed all of the $100 million principal amount of the Floating Rate Senior Notes due 2012 at a redemption price of 103% of the principal amount.

        In connection with the merger agreement with Telewest, the Company and NTLIH agreed to a commitment letter with several financial institutions who agreed to arrange and to underwrite the new credit facilities described below.

        The new credit facilities comprise two separate facilities, (a) a senior secured credit facility in an aggregate principal amount of £3.3 billion, comprising a £3.2 billion 5-year amortizing term loan facility and a £100 million 5-year multi-currency revolving credit facility, and (b) a 1-year (automatically extendable to a 10-year) senior subordinated bridge facility in an aggregate principal amount of £1.8 billion to be made available to Neptune Bridge Borrower LLC, a wholly owned subsidiary of Telewest, for the purposes of financing the cash consideration payable pursuant to the merger agreement and paying the related fees, costs and expenses in connection therewith. In addition, the Company and NTLIH agreed to engage the financial institutions for any take-out financing for the bridge facility. The terms of the facilities are subject to further amendments prior to the closing of the merger transaction.

        The rate of interest payable under the new senior credit facilities and the revolving facilities is the aggregate, per annum, of LIBOR, plus the applicable interest margin. The applicable interest margin will be 1.625% per annum for a period of three months following the closing date for the merger with Telewest and thereafter, the applicable interest margin will be dependent upon the net leverage ratio then in effect.

        Principal under the new senior credit facilities will be subject to repayments each six months beginning on September 30, 2007. The Company will also be required to repay principal under the new senior credit facilities, subject to certain exceptions, with excess cash flow and proceeds from disposals and debt and equity issuances.

        Prior to the maturity date of the bridge facilities, loans under the bridge facilities will bear interest at a rate per annum equal to the three-month reserve-adjusted Gilt/LIBOR/EURIBOR plus an initial spread of 600 basis points (such spread being subject to quarterly increases of 50 basis points if the loans are not yet repaid). Notwithstanding the foregoing, the interest rate per annum payable will not exceed 12.5% in respect of loans under the bridge facilities denominated in pounds sterling and 11.5% in respect of loans under the bridge facilities denominated in Euros or U.S. dollars.

Hedging Activities

        In December of 2005, the Company entered into foreign currency forward rate and collar contracts to purchase approximately $3.2 billion, in exchange for the forward sale of £1.8 billion, maturing in April 2006. These forward rate and collar contracts are designed to protect the Company against fluctuations in the U.S. dollar and pounds sterling exchange rates, because the consideration for the stock of Telewest Global, Inc. under the merger agreement is payable in dollars, and the lenders' commitment under the bridge facility is in pounds sterling.

10.   Derivative Financial Instruments and Hedging Activities

        The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. As some of the Company's indebtedness accrues interest at variable rates, it has exposure to volatility in future cash flows and earnings associated with variable interest rate payments. Also, all of the Company's revenue and substantially all of its operating costs are earned and paid in pounds sterling and, to a lesser extent, euros, but it pays interest and principal obligations on some of its indebtedness in U.S. dollars and euros. As a result, the Company has exposure to volatility in future cash flows and earnings associated with changes in foreign currency exchange rates on payments of principal and interest on a portion of its indebtedness.

        The Company's objective in managing its exposure to fluctuations in interest rates and foreign currency exchange rates is to decrease the volatility of its earnings and cash flows caused by changes in underlying rates. To achieve this objective, the Company enters into derivative financial instruments. The Company has established policies and procedures to govern the strategic management of these exposures through a variety of derivative financial instruments, including interest rate swaps, cross-currency interest rate swaps and foreign currency forward rate contracts. By policy, the Company does not enter into derivative financial instruments with a level of complexity or with a risk that is greater than the exposure to be managed.

        In accordance with FAS 133, the Company recognizes derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. To the extent that the derivative instrument is designated and considered to be effective as a cash flow hedge of an exposure to future changes in interest rates or foreign currency exchange rates, the change in fair value of the instrument is deferred in other comprehensive income. Amounts recorded in other comprehensive income are reclassified to the income statement to match the corresponding cash flows on the underlying hedged transaction. Changes in fair value of any instrument not designated as a hedge or considered to be ineffective as a hedge are reported in earnings immediately.

        The fair values of the Company's derivative instruments were as follows (in millions):

	December 31,
	2005	2004
Included within other current assets:
Foreign currency forward rate contracts	£51.3	£—

Included within other assets:
Interest rate swaps	£11.9	£1.2

Included within other current liabilities:
Foreign currency forward rate contracts	£5.0	£2.0

Included within deferred revenue and other long-term liabilities
Foreign currency forward rate contracts	£16.8	£33.7
Interest rate swaps	15.1	25.2

	£31.9	£58.9

Interest Rate Swaps—Hedging of Interest Rate Sensitive Obligations

        As of December 31, 2005, the Company had outstanding interest rate swap agreements to manage the exposure to variability in future cash flows on the interest payments associated with £1,250 million of its outstanding senior credit facility, which accrue at variable rates based on LIBOR. The interest rate swaps allow the Company to receive interest based on LIBOR in exchange for payments of interest at fixed rates of 5.30% and 5.10%. The interest rate swaps became effective on October 14, 2004 and mature on April 14, 2007. The net settlement of £5.1 million under these interest rate swaps is included within interest expense for the year ended December 31, 2005.

        The Company had designated these interest rate swaps as cash flow hedges under FAS 133 because they hedged against changes in the amount of future cash flows attributable to changes in LIBOR. On October 2, 2005, the Company and NTLIH entered into an agreement with several financial institutions to provide financing in connection with the merger agreement with Telewest Global, Inc. As a result of this agreement, the Company discontinued the hedge designation on October 2, 2005 for the interest rate swaps related to the interest payments on the senior debt facilities. Net unrealized losses of £16.8 million, which had been included in other comprehensive income, have been reclassified to earnings in the year ended December 31, 2005. Of this amount, £12.6 million was recognized in gains on derivatives and £4.2 million was recognized in interest expense.

Cross-Currency Interest Rate Swaps—Hedging the Interest Payments of Senior Notes and senior credit facility

        As of December 31, 2005, the Company had outstanding cross-currency interest rate swaps with principal amounts of $820.2 million and €151.0 million. The Company currently hedges the pound sterling value of interest payments on the U.S. dollar denominated 8.75% Senior Notes due 2014, interest payments on its U.S. dollar denominated senior credit facility, and the interest payments on its euro denominated senior credit facility. Under these cross-currency swaps, the Company receives interest in U.S. dollars at a fixed rate of 8.75% and a variable rate based on LIBOR, and in euros at a variable rate based on LIBOR, in exchange for payments of interest in pound sterling at a fixed rate of 9.42%, and at variable rate LIBOR based on the pound sterling equivalent of $820.2 million and €151.0 million. The net settlement of £4.3 million under these cross-currency interest rate swaps is included within interest expense for the year ended December 31, 2005.

        The Company had designated these cross-currency interest rate swaps as cash flow hedges under FAS 133 because they hedge the changes in the pound sterling value of the interest payments on its U.S. dollar denominated Senior Notes and U.S. dollar and euro denominated senior credit facility, that result from changes in the U.S. dollar, euro and pound sterling exchange rates. On October 2, 2005, the Company and NTLIH entered into an agreement with several financial institutions to provide financing in connection with the merger agreement with Telewest Global, Inc. As a result of this agreement, the Company discontinued the hedge designation on October 2, 2005 for the interest rate swaps related to the interest payments on the senior debt facilities. Net unrealized losses of £9.1 million, which had been included in other comprehensive income at September 30, 2005, have been reclassified to earnings and net unrealized gains of £6.7 million have been taken directly to earnings in the final quarter.

Foreign Currency Forward Rate Contracts—Relating to the Principal Obligations of the U.S. Dollar Senior Notes and senior credit facility

        As of December 31, 2005, the Company had outstanding foreign currency forward rate and collar contracts to purchase $820.2 million and €151.0 million, maturing in April 2009. These contracts hedge changes in the pound sterling, U.S. dollar and euro value of the principal obligation of the 8.75% Senior Note due 2014, and variable rate LIBOR senior credit facility, caused by changes in the U.S. dollar, euro and pound sterling exchange rates.

        These foreign currency forward rate contracts are not accounted for as hedges under FAS 133. As such, the contracts are carried at fair value on the Company's balance sheet with changes in the fair value recognized immediately in the income statement. The forward rate contracts do not subject the Company to material volatility in its earnings and cash flows because changes in the fair value directionally and partially mitigate the gains or losses on the translation of its U.S. dollar and Euro denominated debt into its functional currency pound sterling in accordance with FASB Statement No. 52, "Foreign Currency Translation". Changes in fair value of these contracts are reported within foreign exchanges gains (losses).

Foreign Currency Forward Rate Contracts—Relating to the purchase price of Telewest Global Inc

        As of December 31, 2005, the Company had outstanding foreign currency forward rate contracts to purchase the US dollar equivalent of £1.8 billion, maturing in April 2006. These contracts hedge changes in the pound sterling value of the borrowed position of the cash purchase price of Telewest Global, Inc.

        These foreign currency forward rate and collar contracts are not accounted for as hedges under FAS 133. As such, the contracts are carried at fair value in the Company's balance sheet with changes in the fair value recognized immediately in the income statement. Changes in fair value of these contracts are reported within foreign exchange gains (losses).

        Net changes in the fair value of the forward rate contracts recognized in loss from continuing operations for the three years ended December 31, 2005 were as follows (in millions):

	Year ended December 31,
	2005	2004	2003
Net gain/(loss) in fair value of forward rate contracts	£65.2	£(35.7)	£—

        On February 28, 2006, we settled £500 million of the forward contracts relating to the purchase price of Telewest Global, Inc. resulting in a gain of £5.2 million compared to a fair value of £12.8 million at December 31, 2005. Subsequent to the year end, the US dollar weakened relative to the pound sterling and at February 28, 2006, the US dollar to pound sterling exchange rate was approximately 1.7539 compared with a December 31, 2005 rate of 1.7188. Changes in exchange rates will result in changes in the fair value of forward contracts and foreign currency denominated long-term debt outstanding.

11.   Fair Values of Financial Instruments

        The Company in estimating its fair value disclosures for financial instruments used the following methods and assumptions:

        Cash and cash equivalents, and restricted cash:    The carrying amounts reported in the consolidated balance sheets approximate fair value.

        Marketable securities:    The carrying amounts reported in the consolidated balance sheets approximate fair value.

        Long-term debt:    The carrying amount of the senior credit facility approximates its fair value. The fair values of the Company's other debt in the following table are based on the quoted market prices.

        The carrying amounts and fair values of the Company's long-term debt are as follows (in millions):

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
8.75% US Dollar Senior Notes due 2014	£247.3	£246.9	£221.8	£251.8
9.75% Sterling Senior Notes due 2014	375.0	386.3	375.0	404.1
8.75% Euro Senior Notes due 2014	155.0	179.9	159.0	177.6
Floating Rate Senior Notes due 2012	—	—	52.2	54.0

12.   Stock-Based Compensation Plans

        At December 31, 2005, the Company has a number of stock-based compensation plans, which are described below. The Company accounts for the fair value of its grants under these plans in accordance with FAS 123. The compensation cost that has been charged against income for these plans was £9.8 million, £14.3 million and £7.6 million for 2005, 2004 and 2003, respectively.

Stock Option Plans

        The NTL Stock Option Plans are intended to provide incentives to certain employees of the Company and its subsidiaries to foster and promote the long-term growth and performance of the Company and to better align such employees' interests with the stockholders of the Company. Under the NTL Stock Option Plans, options to purchase up to 8.6 million shares of the Company's common stock may be granted from time to time to certain employees of the Company and its subsidiaries. Accordingly, the Company has reserved 8.6 million shares of common stock for issuance under the NTL Stock Option Plans.

        All options have a 10 year term and vest and become fully exercisable over a period of 3 to 5 years of continued employment. For the NTL Stock Option Plans, the Company accounts for these plans under the fair value recognition provisions of FAS 123. Under the prospective method of adoption selected by the Company under the provisions of FAS 148, the recognition provisions have been applied to all employee stock awards granted, modified, or settled.

        The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions for 2005, 2004 and 2003:

	Year ended December 31,
	2005	2004	2003
Risk-free Interest Rate	4.03%	3.97%	3.91%
Expected Dividend Yield	0%	0%	0%
Expected Volatility	0.745	0.837	0.869
Expected Lives	3.578	3.438	3.443

        A summary of the activity and related information of the NTL Stock Option Plans for the years ended December 31 is as follows:

	2005		2004		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding—beginning of year	3,140,977	$22.89	3,229,967	$13.85	—	$—
Granted	896,930	64.32	825,500	47.04	3,909,000	13.85
Exercised	(632,833)	14.10	(685,290)	13.03	(220,833)	13.94
Expired	—	—	(5,200)	12.00	—	—
Forfeited	(302,569)	17.04	(224,000)	12.67	(458,200)	13.80

Outstanding—end of year	3,102,505	$37.23	3,140,977	$22.89	3,229,967	$13.85

Exercisable at end of the year	832,943	$24.71	418,310	$20.51	253,967	$12.54

	Weighted Average Grant Date Fair Value	Weighted Average Grant Date Fair Value	Weighted Average Grant Date Fair Value
Options granted during the year:
Exercise price below market price at date of grant	$—	$62.59	$8.51

Exercise price equal to market price at date of grant	$23.89	$32.29	$—

Exercise price exceeding market price at date of grant	$—	$—	$5.62

        Exercise prices for options outstanding as of December 31, 2005 are as follows:

Range of exercise prices	Number of options outstanding	Weighted average exercise price	Weighted average remaining contractual life	Number of shares currently exercisable	Weighted average exercise price
$0.01	200,000	$0.01	8.3	99,999	$0.01
$9.00 to $15.00	1,353,410	13.71	7.3	511,944	14.57
$40.00 to $50.00	140,000	45.03	8.1	63,000	43.35
$50.01 to $60.00	124,100	59.12	8.3	36,600	59.03
$60.01 to $70.00	1,084,995	63.58	9.2	41,400	60.40
$70.01 to $80.00	200,000	71.60	8.0	80,000	71.60

NTL Group Bonus Schemes

        Participants in the NTL Group Bonus Schemes are eligible to receive a bonus payment equal to a percentage of their base salary as determined by their level of employment based upon the attainment of performance targets. Bonus payments are made in two installments. Half of the bonus owing to various participants is payable in cash and the other half may, at the Company's discretion, be paid in shares of common stock.

        In accordance with the NTL Group Bonus Schemes, 33,259 shares were awarded in June 2003 at a weighted average fair value per share of $33.79, 38,265 shares were awarded in December 2003 at a weighted average fair value per share of $69.59, 27,819 shares were awarded in June 2004 at a weighted average fair value per share of $57.33 and 24,324 shares were awarded in December 2004 at a weighted average fair value per share of $72.96.

Restricted Stock Grants

        The Company has granted a total of 267,500 shares of restricted common stock to its chairman and certain employees at a weighted average fair value per share of $46.99. The shares vest over periods of up to five years. The Company has also granted a total of 40,000 shares of restricted common stock to persons who were then employees of W.R. Huff Asset Management Co., L.L.C. or its affiliates at a weighted average fair value per share of $62.60, all of which vested during the year ended December 31, 2004.

        In connection with its emergence from Chapter 11, the Company granted a total of 133,912 shares of restricted common stock to its then-executive officers and other employees at a weighted average fair value per share of $18.95.

13.   Employee Benefit Plans

        Certain subsidiaries of the Company operate defined benefit pension plans in the United Kingdom. The assets of the Plans are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the projected unit method. The Company's policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the United Kingdom.

        The Company's defined benefit pension plans use a measurement date of December 31:

Obligations and Funded Status

	Year ended December 31,
	2005	2004
	(in millions)
Change in Projected Benefit Obligation
Benefit obligation at beginning of year	£282.8	£251.2
Service cost	2.7	6.2
Interest cost	14.5	13.8
Members contributions	0.7	1.8
Actuarial losses	44.4	15.0
Benefits paid	(7.7)	(6.6)
Plan settlements	(3.4)	1.4

Benefit obligation at end of year	£334.0	£282.8

	Year ended December 31,
	2005	2004
	(in millions)
Change in Plan Assets
Fair value of plan assets at beginning of year	£193.3	£164.5
Actual return on plan assets	40.4	18.5
Employer contributions	59.8	15.1
Employee contributions	0.7	1.8
Benefits paid	(7.7)	(6.6)

Fair value of plan assets at end of year	£286.5	£193.3

	Year ended December 31,
	2005	2004
	(in millions)
Funded status	£(47.5)	£(89.5)
Unrecognized net losses	27.6	12.5
Unamortized prior service costs	0.1	0.1

Net amount recognized	£(19.8)	£(76.9)

	Year ended December 31,
	2005	2004
	(in millions)
Amounts Recognized in the Consolidated Balance Sheets Consist of:
Accrued benefit liability	£(38.1)	£(76.9)
Intangible asset	0.1	—
Accumulated other comprehensive income	18.2	—

Net amount recognized	£(19.8)	£(76.9)

        The accumulated benefit obligation for all defined benefit plans was £324.7 million and £259.0 million at December 31, 2005 and 2004, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets

	Year ended December 31,
	2005	2004
	(in millions)
Accumulated benefit obligation	£324.7	£259.0
Fair value of plan assets	286.5	193.3

Information for pension plans with a projected benefit obligation in excess of plan assets

	Year ended December 31,
	2005	2004
	(in millions)
Projected benefit obligation	£334.0	£282.8
Fair value of plan assets	286.5	193.3

Components of Net Periodic Benefit Costs

	Year ended December 31,
	2005	2004	2003
	(in millions)
Service cost	£2.7	£6.2	£6.7
Interest cost	14.5	13.8	12.1
Expected return on plan assets	(15.1)	(13.7)	(11.8)
Recognized actuarial loss	—	(0.1)	—
Plan settlements	0.6	1.3	2.1

Total net periodic benefit cost	£2.7	£7.5	£9.1

        The Company has retained the earned pension and other post-retirement benefits liabilities related to the broadcast operations. Accordingly, the information disclosed in the tables above includes amounts relating to liabilities of the broadcast operations.

Assumptions

        Weighted-average assumptions used to determine benefit obligations

	December 31,
	2005	2004
Discount rate	4.75%	5.24%
Rate of compensation increase	3.25%	3.03%

        Weighted-average assumptions used to determine net periodic benefit costs

	December 31,
	2005	2004
Discount rate	5.24%	5.51%
Expected long-term rate of return on plan assets	7.08%	7.49%
Rate of compensation increase	3.03%	3.02%

        Where investments are held in bonds and cash, the expected long-term rate of return is taken to be yields generally prevailing on such assets at the measurement date. The higher rate of return is expected on equity investments, which is based more on realistic future expectations than on the returns that have been available historically. The overall expected long-term rate on assets is then the average of these rates taking into account the underlying assets portfolios of the pension plans.

Plan Assets

        The Company's pension plan weighted-average assets allocations at December 31, 2005, and 2004, by asset category are as follows:

	December 31,
	2005	2004
Asset Category
Equity Securities	48.5%	66.4%
Debt Securities	43.2%	32.1%
Real Estate	1.9%	0.0%
Other	6.4%	1.5%

Total	100.0%	100.0%

        The trustees of the main defined benefit pension plan, which makes up over 87% of the assets of the four defined benefit pension plans of the Company, have in place an agreement with the investment managers that targets an allocation of 50% equities and 50% bonds and cash at December 31, 2005. Deviations from these central targets are permitted from time to time. Because the main defined benefit pension plan is now closed to new entrants, the investment strategy is moving towards a higher proportion of bonds over time to reflect the steadily maturing profile of liabilities.

        There were no shares of the Company's common stock included in the Equity Securities at December 31, 2005 and 2004 respectively.

Cash flows

Contributions

        At December 31, 2005, all of the Company's pension plans have projected benefit obligations exceeding plan assets totaling £47.5 million. The Company will need to fund these deficits in accordance with the laws and regulations of the United Kingdom. The Company contributed £59.8 million during 2005, of which £56.6 million relates to single contribution to reduce deficits in two of the Company's pension plans. The Company expects to contribute a total of £2.2 million during 2006.

Estimated Future Benefit Payments

        The benefits expected to be paid out of the pension plans in total are set out below for each of the next five years and the following five years in aggregate. The benefits expected to be paid are based on the same assumptions used to measure the Company's benefit obligation at December 31, 2005 and include estimated future employee services.

Pension Benfits
(in millions)
2006	£7.5
2007	8.2
2008	8.9
2009	9.6
2010	10.3
Years 2011–2015	64.8

Defined Contribution Pension Plans

        The Company's subsidiaries operate defined contribution pension plans in the UK. The Company's expense in relation to these plans was £9.2 million, £9.8 million and £10.1 million for the years ended December 31, 2005, 2004 and 2003 respectively.

14.   Other Charges Including Restructuring Charges

        Other charges in 2005 of £24.8 million mainly relate to changes in cash flow estimates with respect to lease exit costs in connection with properties that have been vacated. Other charges of £23.8 million in 2004 relate to the Company's announcement to consolidate call centers and include £12.4 million for involuntary employee termination and related costs, £2.4 million for lease exit costs and £9.0 million for other costs including recruitment and training costs. On April 7, 2004, the Company announced the consolidation over the next 18 months of its 13 UK customer service call centers into three equipped to handle anticipated expansion of its customer base. Following an internal review, three specialist call centers were retained and are supported by four sales and customer support sites, located throughout the UK. As part of the consolidation, the Company made additional investments in technology and training in order to streamline processes and generate efficiencies. This program was completed as of December 31, 2005 at a total cost of £23.7 million.

        Other charges of £22.3 million in 2003 include restructuring charges of £19.9 million and £2.4 million of professional fees. Restructuring charges of £19.9 million for the year ended December 31, 2003 relate to the Company's actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. The employee severance and related costs in 2003 were for employees whom were terminated by the Company as of December 31, 2005.

        The following table summarizes the restructuring charges incurred and utilized in 2003, 2004 and 2005 (in millions):

	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Agreement Modifications	Other	Total
Balance, December 31, 2002	£11.7	£47.6	£0.7	£0.8	£60.8
Released	(2.1)	(0.7)	(0.2)	(0.9)	(3.9)
Charged to expense	23.4	—	0.3	0.1	23.8
Utilized	(33.0)	(8.1)	(0.5)	—	(41.6)

Balance, December 31, 2003	—	38.8	0.3	—	39.1
Released	—	—	—	—	—
Charged to expense	12.4	2.4	—	9.0	23.8
Utilized	(10.7)	(12.8)	(0.1)	(9.0)	(32.6)

Balance, December 31, 2004	1.7	28.4	0.2	—	30.3
Released	—	—	(0.2)	(0.4)	(0.6)
Charged to expense	0.8	24.2	—	0.4	25.4
Utilized	(2.5)	(7.3)	—	—	(9.8)

Balance, December 31, 2005	£—	£45.3	£—	£—	£45.3

15.   Income Taxes

        The expense for income taxes consists of the following (in millions):

	Year ended December 31,
	2005	2004	2003
Current:
Federal	£1.4	£0.1	£—
State and local	(1.3)	1.3	1.0

Total current	0.1	1.4	1.0

Deferred:
Federal	18.7	3.6	—
Foreign	—	—	(0.9)

Total deferred	18.7	3.6	(0.9)

	£18.8	£5.0	£0.1

        There are significant current year losses in the UK. However, the Company incurs US income taxes on portions of its income earned in certain UK subsidiaries and on other income arising within the US.

        The Company's current tax expense relates to federal alternative minimum tax and state and local taxes. The deferred tax expense relates to US income that is not currently taxed, a portion of which is offset by NOL carryforwards for which a valuation allowance has been recorded and a portion of which is offset by current year timing differences for which a deferred tax liability is recorded.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets are as follows (in millions):

	December 31,
	2005	2004
Deferred tax liabilities:
Intangibles	£70.1	£104.0
Unrealized foreign exchange differences	16.5	—
Depreciation and amortization	—	23.9

Total deferred tax liabilities	86.6	127.9
Deferred tax assets:
Net operating losses	876.3	980.0
Capital losses	5,228.1	5,067.4
Depreciation and amortization	1,330.6	1,229.4
Accrued expenses	6.3	8.3
Other	45.6	27.5

Total deferred tax assets	7,486.9	7,312.6
Valuation allowance for deferred tax assets	(7,409.5)	(7,184.7)

Net deferred tax assets	77.4	127.9

Net deferred tax liabilities	£9.2	£—

        A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized. To the extent that the portion of the valuation allowance that existed at January 10, 2003 is reduced, the benefit would reduce excess reorganization value, then reduce other intangible assets existing at that date, then be credited to paid in capital. The majority of the valuation allowance would be treated in this way. In 2005, the Company recognised such a benefit to the extent of £7.7 million (2004: £4.0 million), resulting in a deferred tax expense and a reduction in reorganization value of this amount.

        As discussed in note 1, the Company emerged from Chapter 11 bankruptcy on January 10, 2003. The restructuring of the Company's debt gave rise to cancellation of debt income in 2003, which was non-taxable since the debt cancellation was in connection with a bankruptcy reorganization. However, to the extent that such amount was excluded from U.S. taxable income, certain tax attributes were subject to reduction, including certain U.S. net operating loss carryforwards. The reduction of tax attributes, which is reflected in the above table, had no impact on the Company's financial statement position since the deferred tax assets related to these tax attributes were offset by a corresponding valuation allowance. Furthermore, the reorganization caused an ownership change pursuant to Internal Revenue Service Code Section 382. Section 382 will limit the Company's ability to utilize any remaining U.S. net operating loss carryforwards that existed at January 10, 2003. In addition, Section 382 will severely limit the Company's ability to utilize remaining U.S. capital loss carryforwards within the five-year carryforward period.

        At December 31, 2005, the Company had capital loss carryforwards of approximately £4.5 billion for U.S. federal income tax purposes that expire in 2006. The Company does not expect to realize any significant benefit from these capital losses for various reasons, including the Section 382 limitation discussed above. The Company has United Kingdom net operating loss carryforwards of approximately £2.9 billion that have no expiration date. Pursuant to United Kingdom law, these losses are only available to offset income of the separate entity that generated the loss. A portion of the United Kingdom net operating loss carryforward relates to dual resident companies, of which the U.S. net operating loss carryforward amount is approximately £1.3 billion. Section 382 will severely limit the Company's ability to utilize a significant portion of these losses for US purposes. The Company also has United Kingdom capital loss carryforwards of approximately £12.2 billion that have no expiration date. However, the Company does not expect to realize any significant benefit from these capital losses, which can only be used to the extent the Company generates United Kingdom taxable capital gain income in the future.

        At December 31, 2005, the Company had fixed assets on which future United Kingdom tax deductions can be claimed of approximately £7.7 billion. The maximum that can be claimed in any one year is 25% of the remaining balance, after additions, disposals and prior claims.

        The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows (in millions):

	Year Ended December 31,
	2005	2004	2003
(Benefit) at federal statutory rate (35%)	£(77.7)	£(176.5)	£(212.3)
Add:
Non-deductible expenses	39.1	64.4	28.2
Foreign losses with no benefit	69.9	91.3	133.2
U.S. losses with no benefit	—	—	26.5
Difference in U.S. and foreign tax rates	12.5	24.5	23.5
State and local income tax	(1.3)	1.3	1.0
Other	1.4	—	—
Reduction in valuation allowance for US deferred tax assets	(25.1)	—	—

Provision for income taxes	£18.8	£5.0	£0.1

        At each period end, it is necessary for us to make certain estimates and assumptions to compute the provision for income taxes including, but not limited to the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the United Kingdom and the extent to which this income (or loss) may also be taxed in the United States, permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities for uncertain tax positions taken in respect to matters such as business acquisitions and disposals and certain financing transactions including intercompany transactions, amongst others, and we accrue a liability when we believe an assessment may be probable and the amount is estimable. In accordance with generally accepted accounting principles, the impact of revisions to these estimates are recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have and will change as new events occur, as more experience is acquired, as additional information is obtained and our tax environment changes.

16.   Related Party Transactions

        The Company has identified the following persons as being related parties of the Company with whom it has entered into transactions as described below:

  •
  Franklin Mutual Advisers, LLC. Franklin Mutual Advisers LLC is one of the principal stockholders and owned 8.1% of the Company's common stock as of December 31, 2005;

  •
  NTL Europe, Inc., the Company's former ultimate parent company. NTL Europe ceased to be a related party on January 10, 2003 when the Company emerged from bankruptcy under Chapter 11;

  •
  W.R. Huff Asset Management Co., L.L.C., through its managed accounts and affiliates, is one of the principal stockholders and in that manner controlled 8.5% of the Company's common stock as of December 31, 2005. In addition, William R. Huff is a member of the board of directors of the Company and the president of the managing member of W.R. Huff Asset Management Co., L.L.C.

Refinancing Transactions

        In November 2003, the Company effected an approximately $1.4 billion, or £0.8 billion, rights offering in which the Company distributed to each of its stockholders proportionate rights to purchase shares of its common stock. The rights were transferable, subject to various exceptions. The proceeds from the rights offering were used in part to prepay in full an outstanding principal amount of approximately $554.1 million, or £324.2 million under the Company's 19% Senior Secured Notes due 2010 and to repay in full a working capital facility with an outstanding principal amount of approximately £408.3 million.

        In connection with the Company's rights offering, on September 26, 2003, the Company entered into two separate participating purchaser agreements with each of W.R. Huff Asset Management Co., L.L.C., on behalf of certain of its affiliates and managed accounts, and Franklin Mutual Advisers LLC, as agent and investment advisor for certain funds. Each participating purchaser held shares of the Company's common stock or was the general partner or investment manager of managed funds and third party accounts that directly held shares of the Company's common stock.

        Pursuant to these agreements, W.R. Huff Asset Management Co., L.L.C., on behalf of managed accounts and affiliates, and Franklin Mutual Advisers LLC, on behalf of funds for which it acts as an agent or investment advisor, each agreed in advance of the rights offering to exercise the basic subscription privilege for all of the rights distributed to their respective managed accounts, affiliates and funds in the rights offering. The rights offering prospectus indicated to the Company's stockholders that these parties had made advance commitments. Other stockholders did not have to commit to exercise their subscription privileges in advance.

        W.R. Huff Asset Management Co., L.L.C., on behalf of managed accounts and affiliates, purchased 4,582,594 shares of the Company's common stock for $40.00 and Franklin Mutual Advisers LLC, on behalf of funds for which it acts as an agent or investment advisor, purchased 2,974,908 shares of the Company's common stock for $40.00. This was the same price offered to all recipients of rights in the offering. W.R. Huff Asset Management Co., L.L.C., on behalf of managed accounts and affiliates, also purchased approximately 25,000 shares of the Company's common stock for $40.00 pursuant to the over-subscription privilege available to all rights holders in the offering. Franklin Mutual Advisers LLC, on behalf of funds for which it acts as an agent or investment advisor, also purchased 35,752 shares of the Company's common stock for $40.00 pursuant to the over-subscription privilege available to all rights holders in the offering.

        The shares of the Company's common stock that each participating purchaser received upon the exercise of the rights that the participating purchaser had committed to exercise constituted restricted stock for the purposes of the Securities Act of 1933. Accordingly, the Company entered into a registration rights agreement with each participating purchaser. The Company filed a registration statement on February 13, 2004 to fulfill its obligations under these agreements.

        The Company completed a transaction on April 13, 2004 in which the Company's indirect wholly owned subsidiary, NTL Cable PLC, issued £375 million aggregate principal amount of 9.75% senior notes due 2014, $425 million aggregate principal amount of 8.75% senior notes due 2014, €225 million aggregate principal amount of 8.75% senior notes due 2014 and $100 million aggregate principal amount of floating rate senior notes due 2012. Some of the Company's significant stockholders were holders of the 10% senior sterling notes due 2008 and 9 1/8% senior notes due 2008 of Diamond Holdings Limited and of the 11.2% discount debentures due 2007 of NTL (Triangle) LLC, which were redeemed on May 13, 2004 in connection with the transaction. Some of these stockholders, including managed accounts and affiliates of W.R. Huff Asset Management Co., L.L.C., acquired a substantial quantity of the notes issued in the transaction. On behalf of managed accounts and affiliates, W.R. Huff Asset Management Co., L.L.C. is a significant participant in the market for non-investment grade debt securities.

        Pursuant to the participating purchaser agreements, and in consideration for their advance commitments in the rights offering, managed accounts and affiliates for which W.R. Huff Asset Management Co., L.L.C. acts as an investment adviser were paid fees totaling $5.3 million on March 24, 2004 and funds for which Franklin Mutual Advisers LLC acts as an agent or investment adviser were paid fees totaling $3.1 million on November 24, 2003 and $0.3 million on March 17, 2004. In consideration for financial and business services, subject to the successful completion of the refinancing, a related entity of W.R. Huff Asset Management Co., L.L.C. was paid $7.5 million on April 27, 2004.

        In May 2004, the Company's board granted to each of Eric Koza and Karim Samii, who were then each employees of W.R. Huff Asset Management Co., L.L.C. or its affiliates, the right to receive 20,000 restricted shares of the Company's common stock under the 2003 Stock Option Plan. The restricted stock award was made in consideration of financial and business services provided to the Company by Messrs. Koza and Samii. Mr. Samii is no longer an employee of W.R. Huff Asset Management Co., L.L.C. or its affiliates. Shares authorized under the 2003 Stock Option Plan, including those granted to Messrs. Koza and Samii, were registered under a registration statement on Form S-8 that the Company filed with the SEC on May 6, 2004.

Chapter 11 Reorganization and Exit Notes

        At the time of the Company's emergence from Chapter 11 reorganization, the Company issued shares of its common stock and Series A warrants to various former creditors and stockholders of the entity then known as NTL Europe, Inc., or NTL Europe, and some of its subsidiaries, including the Company, which was then one of NTL Europe's subsidiaries. The Company's principal stockholders were creditors or stockholders of NTL Europe and, accordingly, received a significant amount of their present equity interest in the Company from that issuance.

Registration Rights Agreements

        At the time of the Company's emergence from Chapter 11 reorganization, the Company granted various registration rights to some of the persons who were then stockholders and warrantholders of the Company. In connection with the rights offering, the Company granted various registration rights to the participating purchasers as described above, and to affiliates of Oaktree Capital Management, LLC.

Relationship with NTL Europe

        At the time of the completion of the Plan, the Company had entered into several agreements with NTL Europe, now known as PTV, Inc., including a Demerger Agreement and a Tax Sharing Agreement.

Demerger Agreement

        The Demerger Agreement enables NTL Europe and the Company to have access to records and documents that NTL Europe and the Company require but which are held by or in the control of the other. In addition, the agreement provides that, to the extent possible, all warranties, indemnities or liabilities relating to assets or companies which the Company currently owns, but which were originally acquired by NTL Europe or one of its subsidiaries before being transferred to the Company or one of the Company's subsidiaries, are transferred to the Company or the Company is given the benefit of the warranties, covenants and indemnities relating to these assets or companies.

Tax Sharing Agreement

        Until consummation of the Plan, the Company was a part of a federal consolidated income tax group having NTL Europe as the common parent corporation. Under the Plan, the Company separated from the NTL Europe consolidated group, becoming a separate federal consolidated tax group. The Company entered into a Tax Sharing Agreement which allocates rights and responsibilities for tax matters between the Company and NTL Europe and its affiliates.

        In general, the Company has control over, and is responsible for, the preparation and filing of the Company's own tax returns and also any joint tax returns that include the Company and the NTL Europe companies.

        For 2002 and the portion of 2003 during which the Company was included in a joint tax return with NTL Europe, the Company would be liable for any tax liability attributable to the Company and NTL Europe would be liable for any tax liability attributable to NTL Europe and its affiliates. The Company has the exclusive right to determine the portion of tax liability attributable to the Company and NTL Europe on any reasonable basis. Any refunds of taxes paid with respect to joint returns will also be reasonably apportioned between the Company and NTL Europe on a similar basis.

        NTL Europe's U.K. affiliates are required, as the Company may direct, to surrender group relief up to the maximum permitted by law to some of the Company's U.K. affiliates for tax periods before, or that include, the date of the completion of the Plan as the Company may direct. This group relief allows the Company's U.K. affiliates to use deductions from NTL Europe's U.K. affiliates to reduce foreign taxable income. The Company also has the ability to cause NTL Europe's U.K. affiliates to amend any claims for the surrender of group relief in order to give effect to such surrender.

        The Company has the exclusive right to control, contest and represent its interests and NTL Europe's interest in any audit relating to a joint tax return. The Company also has the right to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with any joint return if the matter involved could affect the Company.

        However, NTL Europe has the exclusive authority to handle audits that relate solely to NTL Europe or its affiliates to the extent the asserted liability or matter either:

  •
  is with respect to tax issues for which NTL Europe escrowed amounts pursuant to this tax sharing agreement and the amount at issue does not exceed any amounts escrowed by NTL Europe for these taxes or

  •
  could not otherwise create liability for the Company or its affiliates.

        The Company has an obligation to provide NTL Europe with information in order to keep NTL Europe informed and to permit NTL Europe an opportunity to participate in discussions with tax authorities regarding tax issues that involve NTL Europe or its affiliates. The Company has the right to reasonably apportion any of the costs associated with its responding to an audit, claim or asserted deficiency of NTL Europe.

        NTL Europe's ability to perform its continuing obligations under the Tax Sharing Agreement could be affected by a sale of some or all of its assets or by a change of control. Accordingly, NTL Europe is required to provide the Company with notice of any change of control of it or any of its affiliates. The Company and NTL Europe have customary rights and obligations to cooperate, exchange information, provide notice and resolve disputes with respect to tax matters.

17.   Shareholders' Equity

Series A Warrants

        On the effective date of the Plan, the Company issued Series A warrants to some of its former creditors and stockholders. The Series A warrants were initially exercisable for a total of 8,750,496 shares of common stock at an exercise price of $309.88 per share. After adjustment to account for the rights offering in accordance with anti-dilution adjustment provisions, the Series A warrants are exercisable for a total of 10,313,158 shares of common stock at an exercise price of $262.93 per share. The Series A warrants expire on January 10, 2011. The agreement governing the Series A warrants is governed by New York law. The Series A warrants are listed on the NASDAQ National Market under the symbol "NTLIW." The Series A warrants may be subject to further change.

Stock repurchase program

        On January 31, 2005, the Company announced that it intended to use up to £475.0 million of the proceeds from the sale of its broadcast operations to repurchase shares of its common stock. During 2005, the Company paid £114.0 million to effect share repurchases in the open market.

18.   Commitments and Contingent Liabilities

        At December 31, 2005, the Company was committed to pay approximately £144.4 million for equipment and services. This amount includes approximately £2.6 million for operations and maintenance contracts and other commitments from January 1, 2007 to 2010. The aggregate amount of the fixed and determinable portions of these obligations for the succeeding five fiscal years is as follows (in millions):

Year ended December 31:
2006	£141.8
2007	2.6
2008	—
2009	—
2010	—

£144.4

        The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

        The Company's banks have provided guarantees in form of performance bonds on the Company's behalf as part of the Company's contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary value for each performance bond. The amount of commitment expires over the following periods (in millions):

Year ended December 31:
2006	£12.2
2007	—
2008	—
2009	—
2010	—
Thereafter	7.8

£20.0

19.   Industry Segments

        All of the Company's revenue is generated in the United Kingdom and substantially all of the Company's long-lived assets are held in the United Kingdom. The Company has one reportable segment.

20.   Condensed consolidated financial information

        On April 13, 2004, the Company's wholly owned subsidiary, NTL Cable PLC, or NTL Cable, issued £375 million aggregate principal amount of 9.75% senior notes due 2014, $425 million aggregate principal amount of 8.75% senior notes due 2014, €225 million aggregate principal amount of 8.75% senior notes due 2014 and $100 million aggregate principal amount of floating rate notes due 2012, together referred to as the Senior Notes. The Company and certain of its subsidiaries, namely Cable Communications Funding Corp., NTL (UK) Group, Inc. and NTL Communications Limited, have guaranteed the Senior Notes on a senior basis. NTL Investment Holdings Limited, or NTLIH, has guaranteed the Senior Notes on a senior subordinated basis.

        The Company presents the following condensed consolidated financial information as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 as required by Article 3-10(d) of Regulation S-X.

	December 31, 2005
Balance sheets	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
	(in millions)
Cash and cash equivalents	£446.6	£—	£—	£5.4	£283.2	£—	£735.2
Restricted cash	—	—	—	—	3.4	—	3.4
Marketable securities	96.9	—	—	—	—	—	96.9
Other current assets	68.1	—	0.3	—	235.8	—	304.2

Total current assets	611.6	—	0.3	5.4	522.4	—	1,139.7
Fixed assets, net	—	—	—	—	3,294.9	—	3,294.9
Intangible assets, net	—	—	(14.4)	—	457.4	—	443.0
Investments in, and loans to, affiliates	1,375.0	1,638.6	1,340.4	3,836.0	680.5	(8,870.5)	—
Other assets, net	—	—	—	69.0	41.9	—	110.9

Total assets	£1,986.6	£1,638.6	£1,326.3	£3,910.4	£4,997.1	£(8,870.5)	£4,988.5

Current liabilities	£21.6	£18.9	£—	£69.7	£622.0	£(122.4)	£609.8
Long-term debt	10.0	869.1	—	3,055.2	4,666.3	(6,321.4)	2,279.2
Other long-term liabilities	—	—	17.8	31.8	93.9	—	143.5
Minority interest	—	—	—	—	1.0	—	1.0
Shareholders' equity	1,955.0	750.6	1,308.5	753.7	(386.1)	(2,426.7)	1,955.0

Total liabilities and shareholders' equity	£1,986.6	£1,638.6	£1,326.3	£3,910.4	£4,997.1	£(8,870.5)	£4,988.5

	December 31, 2004
Balance sheets	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
	(in millions)
Cash and cash equivalents	£38.2	£1.1	£—	£—	£85.9	£—	£125.2
Restricted cash	—	—	—	—	15.8	—	15.8
Marketable securities	11.6	—	—	—	—	—	11.6
Current assets held for sale	—	—	—	—	50.3	—	50.3
Other current assets	0.4	—	—	—	254.7	—	255.1

Total current assets	50.2	1.1	—	—	406.7	—	458.0
Fixed assets, net	—	—	—	—	3,531.6	—	3,531.6
Intangible assets, net	—	—	—	—	560.2	—	560.2
Investments in, and loans to affiliates	1,537.0	1,725.5	1,501.6	3,907.4	0.7	(8,671.5)	0.7
Other assets, net	—	—	—	78.3	45.1	—	123.4
Other assets held for sale	—	—	—	—	819.4	—	819.4

Total assets	£1,587.2	£1,726.6	£1,501.6	£3,985.7	£5,363.7	£(8,671.5)	£5,493.3

Current liabilities of discontinued operations	£—	£—	£—	£—	£108.4	£—	£108.4
Other current liabilities	12.7	67.4	0.9	189.2	741.9	(375.7)	636.4

Total current liabilities	12.7	67.4	0.9	189.2	850.3	(375.7)	744.8
Long-term debt	—	1,348.6	54.9	3,424.6	5,094.0	(6,969.5)	2,952.6
Other long-term liabilities	—	—	—	58.9	158.3	—	217.2
Long-term liabilities of discontinued operations	—	—	—	—	4.2	—	4.2
Shareholders' equity	1,574.5	310.6	1,445.8	313.0	(743.1)	(1,326.3)	1,574.5

Total liabilities and shareholders' equity	£1,587.2	£1,726.6	£1,501.6	£3,985.7	£5,363.7	£(8,671.5)	£5,493.3

	December 31, 2005
Statements of operations	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£1,947.6	£—	£1,947.6
Operating costs	—	—	—	—	(808.3)	—	(808.3)
Selling, general and administrative expenses	(17.4)	—	—	—	(465.6)	—	(483.0)
Other charges	0.3	—	—	—	(25.1)	—	(24.8)
Depreciation and amortization	—	—	—	—	(651.2)	—	(651.2)

Operating loss	(17.1)	—	—	—	(2.6)	—	(19.7)
Interest and other income, net	17.4	84.6	25.2	302.1	13.0	(412.9)	29.4
Interest expense	(2.8)	(85.0)	(0.1)	(252.5)	(308.3)	412.9	(235.8)
Loss on extinguishment of debt	—	(2.0)	—	—	—	—	(2.0)
Gains on derivative instruments	—	—	—	0.9	—	—	0.9
Foreign currency gains (losses)	35.4	1.8	(49.8)	35.4	(17.5)	—	5.3
Minority interest expense	—	—	—	—	(1.0)	—	(1.0)
Income tax benefit (expense)	1.3	—	(20.1)	—	—	—	(18.8)

Income (loss) from continuing operations	34.2	(0.6)	(44.8)	85.9	(316.4)	—	(241.7)
(Loss) income from discontinued operations	—	—	(8.6)	—	671.3	—	662.7
Dividend received (paid)	523.8	—	(523.8)	—	—	—	—
Equity in net (loss) income of subsidiaries	(137.0)	433.6	432.7	347.7	—	(1,077.0)	—

Net income (loss)	£421.0	£433.0	£(144.5)	£433.6	£354.9	£(1,077.0)	£421.0

	December 31, 2004
Statements of operations	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£2,000.3	£—	£2,000.3
Operating costs	—	—	—	—	(827.7)	—	(827.7)
Selling, general and administrative expenses	(20.9)	—	—	—	(481.3)	—	(502.2)
Other charges	—	—	—	—	(23.8)	—	(23.8)
Depreciation and amortization	—	—	—	—	(699.1)	—	(699.1)

Operating loss	(20.9)	—	—	—	(31.6)	—	(52.5)
Interest and other income, net	0.7	103.9	88.2	290.5	4.2	(481.7)	5.8
Interest expense	—	(106.8)	—	(302.1)	(343.8)	481.7	(271.0)
Loss on extinguishment of debt	—	—	—	(36.2)	(126.0)	—	(162.2)
Share of loss from equity investments	—	—	—	—	(0.1)	—	(0.1)
Foreign currency (losses) gains	(2.1)	2.1	0.3	(30.5)	5.8	—	(24.4)
Income tax expense	(1.4)	—	(3.5)	—	(0.1)	—	(5.0)

(Loss) income from continuing operations	(23.7)	(0.8)	85.0	(78.3)	(491.6)	—	(509.4)
Income from discontinued operations	—	—	—	—	24.5	—	24.5
Equity in net loss of subsidiaries	(461.2)	(562.5)	(554.2)	(484.2)	—	2,062.1	—

Net loss	£(484.9)	£(563.3)	£(469.2)	£(562.5)	£(467.1)	£2,062.1	£(484.9)

	December 31, 2003
Statements of operations	Company	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£1,887.4	£—	£1,887.4
Operating costs	—	—	—	(788.9)	—	(788.9)
Selling, general and administrative expenses	(21.0)	—	—	(479.8)	—	(500.8)
Other charges	(7.5)	—	—	(14.8)	—	(22.3)
Depreciation and amortization	—	—	—	(769.8)	—	(769.8)

Operating loss	(28.5)	—	—	(165.9)	—	(194.4)
Interest and other income, net	1.2	53.0	316.2	8.5	(368.7)	10.2
Interest expense	(68.5)	(46.1)	(285.5)	(425.1)	368.7	(456.5)
Share of income from equity investments	—	—	—	1.1	—	1.1
Foreign currency gains	1.2	—	—	31.8	—	33.0
Income tax (expense) benefit	(1.0)	—	—	0.9	—	(0.1)

(Loss) income from continuing operations	(95.6)	6.9	30.7	(548.7)	—	(606.7)
Income from discontinued operations	—	—	—	21.9	—	21.9
Equity in net loss of subsidiaries	(489.2)	(498.3)	(529.0)	—	1,516.5	—

Net loss	£(584.8)	£(491.4)	£(498.3)	£(526.8)	£1,516.5	£(584.8)

	January 1, 2003
Statements of operations	Company	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
	(in millions)
Gain on debt discharge	£4,549.8	£—	£—	£701.3	£—	£5,251.1
Fresh-start adoption—intangible assets	—	—	—	525.9	—	525.9
Fresh-start adoption—long-term debt	—	—	—	137.5	—	137.5
Fresh-start adoption—deferred tax liability	—	—	—	16.8	—	16.8
Fresh-start adoption—accrued expenses	—	—	—	(74.8)	—	(74.8)
Fresh-start adoption—fixed assets	(0.5)	—	—	(2,195.2)	—	(2,195.7)
Recapitalization expense	(5.0)	—	—	—	—	(5.0)

Income (loss) from continuing operations	4,544.3	—	—	(888.5)	—	3,655.8
Income from discontinued operations	—	—	—	570.8	—	570.8
Equity in net loss of subsidiaries	(317.7)	(317.7)	(389.1)	—	1,024.5	—

Net income (loss)	£4,226.6	£(317.7)	£(389.1)	£(317.7)	£1,024.5	£4,226.6

	Year ended December 31, 2005
Statements of cash flows	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
	(in millions)
Net cash (used in) provided by operating activities	£(98.2)	£24.2	£60.3	£(42.8)	£382.1	£—	£325.6
Investing activities:
Purchases of fixed assets	—	—	—	—	(288.1)	—	(288.1)
Repayments from (advances to) affiliates	56.2	494.2	519.7	537.2	(796.4)	(810.2)	0.7
Proceeds from sale of assets	—	—	—	—	2.6	—	2.6
Dividend received	523.8	—	—	—	—	(523.8)	—
Decrease in restricted cash	—	—	—	—	12.4	—	12.4
Proceeds from sale of Broadcast operations, net	—	—	—	—	1,229.0	—	1,229.0
Proceeds from sale of Ireland operations, net	—	—	—	—	216.2	—	216.2

Net cash provided by investing activities	580.0	494.2	519.7	537.2	375.7	(1,334.0)	1,172.8

Financing activities:
Dividend paid	—	—	(523.8)	—	—	523.8	—
Proceeds from new borrowings	10.0	58.9	—	739.7	—	(808.6)	—
Proceeds from employee stock options	5.0	—	—	—	—	—	5.0
Purchase of stock	(114.0)	—	—	—	—	—	(114.0)
Principal payments	—	(578.4)	(56.2)	(1,228.7)	(542.1)	1,618.8	(786.6)

Net cash used in financing activities	(99.0)	(519.5)	(580.0)	(489.0)	(542.1)	1,334.0	(895.6)

Discontinued operations:
Cash from operating activities	—	—	—	—	(14.3)	—	(14.3)
Cash used in investing activities	—	—	—	—	(4.1)	—	(4.1)

Net cash used by discontinued operations	—	—	—	—	(18.4)	—	(18.4)

Effect of exchange rate changes	25.6	—	—	—	—	—	25.6
Increase (decrease) in cash and cash equivalents	408.4	(1.1)	—	5.4	197.3	—	610.0
Cash and cash equivalents at beginning of year	38.2	1.1	—	—	85.9	—	125.2

Cash and cash equivalents at end of year	£446.6	£—	£—	£5.4	£283.2	£—	£735.2

	Year ended December 31, 2004
Statements of cash flows	Company	NTL Cable	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
	(in millions)
Net cash (used in) provided by operating activities	£(26.0)	£1.1	£—	£136.3	£137.9	£—	£249.3
Investing activities:
Purchases of fixed assets	—	—	—	—	(274.5)	—	(274.5)
(Advances to) repayments from affiliates	—	(784.1)	(21.0)	(119.7)	1.0	924.8	1.0
Proceeds from sale of assets	—	—	—	—	1.3	—	1.3
Acquisitions, net	—	—	—	—	(18.8)	—	(18.8)

Net cash (used in) investing activities	—	(784.1)	(21.0)	(119.7)	(291.0)	924.8	(291.0)

Financing activities:
Proceeds from borrowings, net	—	784.1	—	2,736.4	473.1	(1,091.6)	2,902.0
Proceeds from employee stock options	4.4	—	—	—	—	—	4.4
Principal payments	—	—	—	(2,792.8)	(662.7)	166.8	(3,288.7)

Net cash provided by (used in) financing activities	4.4	784.1	—	(56.4)	189.6)	(924.8)	(382.3)

Discontinued operations:
Cash from operating activities	—	—	—	—	127.5	—	127.5
Cash used in investing activities	—	—	—	—	(21.1)	—	(21.1)

Net cash provided by discontinued operations	—	—	—	—	106.4	—	106.4

Effect of exchange rate changes	(3.3)	—	—	—	—	—	(3.3)
(Decrease) increase in cash and cash equivalents	(24.9)	1.1	(21.0)	(39.8)	(236.3)	—	(320.9)
Cash and cash equivalents at beginning of year	63.1	—	21.0	39.8	322.2	—	446.1

Cash and cash equivalents at end of year	£38.2	£1.1	£—	£—	£85.9	£—	£125.2

	Year ended December 31, 2003
Statements of cash flows	Company	Other guarantors	NTLIH	All other subsidiaries	Adjustments	Total
	(in millions)
Net cash (used in) provided by operating activities	£(112.6)	£(45.6)	£(65.7)	£414.7	£11.5	£202.3
Investing activities:
Purchases of fixed assets	—	—	—	(327.9)	—	(327.9)
(Advances to) repayments
from affiliates	(498.1)	(75.2)	168.8	3.3	404.5	3.3

Net cash (used in) provided by investing activities	(498.1)	(75.2)	168.8	(324.6)	404.5	(324.6)

Financing activities:
Proceeds from borrowings, net	—	509.8	150.0	188.7	(848.5)	—
Proceeds from rights offering, net	806.5	—	—	—	—	806.5
Proceeds from employee stock options	1.9	—	—	—	—	1.9
Principal payments	(309.3)	(428.4)	(243.6)	(185.6)	432.5	(734.4)

Net cash provided by (used in) financing activities	499.1	81.4	(93.6)	3.1	(416.0)	74.0

Discontinued operations:
Cash from operating activities	—	—	—	128.3	—	128.3
Cash used in investing activities	—	—	—	(23.3)	—	(23.3)

Net cash provided by discontinued operations	—	—	—	105.0	—	105.0

Effect of exchange rate changes	(8.7)	—	—	—	—	(8.7)
(Decrease) increase in cash and cash equivalents	(120.3)	(39.4)	9.5	198.2	—	48.0
Cash and cash equivalents at beginning of year	183.4	60.4	30.3	124.0	—	398.1

Cash and cash equivalents at end of year	£63.1	£21.0	£39.8	£322.2	£—	£446.1

21.   Reorganization and Emergence from Chapter 11

        Both the equity and debt capital markets experienced periods of significant volatility in 2001 and 2002, particularly for securities issued by telecommunications and technology companies. As a result, the ability of the Company's former ultimate parent company and its subsidiaries to access those markets as well as its ability to obtain financing from its bank lenders and equipment suppliers became severely restricted. In addition, the Company's former ultimate parent company and its subsidiaries, including the Company, had no further funds available, or were unable to draw upon funds, under the Company's credit facilities. As a result of these factors, together with its substantial leverage, on January 31, 2002, the Company's former ultimate parent company announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

        Promptly upon obtaining the requisite waivers from the lenders under its credit facilities in March 2002, the Company's former ultimate parent company and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee's legal and financial advisors.

        The Company's former ultimate parent company and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. The Company's former ultimate parent company also failed to declare or pay dividends on certain series of its outstanding preferred stock owing to a lack of available surplus under Delaware law.

        On April 16, 2002, the Company's former ultimate parent company announced that it and an unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of the former NTL group. To implement the proposed recapitalization plan, on May 8, 2002, the Company, the Company's former ultimate parent company and certain of the other subsidiaries of the Company's former ultimate parent company filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors' committee of bondholders entered into a credit facility agreement (the "DIP facility") committing to provide a wholly-owned subsidiary of the Company with up to $500.0 million in new debt financing. NTL Delaware committed to provide up to an additional £90.0 million under the DIP facility.

        As a result of the payment defaults, as well as the voluntary filing under Chapter 11 by the Company's former ultimate parent company and certain of its subsidiaries on May 8, 2002, there was an event of default under all of the Company's former ultimate parent company and its subsidiaries' credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL (Triangle) LLC.

        The Bankruptcy Court confirmed the Plan on September 5, 2002. During the fall of 2002, the Company's former ultimate parent company negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to the Company and its subsidiaries. The Plan became effective on January 10, 2003 (the "Effective Date"), at which time the Company emerged from Chapter 11 reorganization. In connection with the Company's emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the "Exit Notes") on January 10, 2003. Initial purchasers of the Company's Exit Notes also purchased 500,000 shares of the Company's common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million, or £310.7 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of the Company's subsidiary, NTL (UK) Group Inc., and to repay certain other obligations. Also on January 10, 2003, the Company and its lending banks amended the Company's existing credit facilities. The Exit Notes were repaid on November 17, 2003 following the Company's rights offering.

        In accordance with SOP 90-7, the Company adopted the provisions of fresh-start reporting as of January 1, 2003.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders Telewest Global, Inc.:

        We have audited the accompanying consolidated balance sheets of Telewest Global, Inc. and subsidiaries (the "Reorganized Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity/(deficit) and other comprehensive income/(loss), and cash flows for the years ended December 31, 2005 and 2004. We have also audited the consolidated statements of operations, stockholder' equity/(deficit) and other comprehensive income/(loss), and cash flows of Telewest Communications plc and subsidiaries (the "Predecessor Company") for July 1, 2004, the six months ended June 30, 2004 and the year ended December 31, 2003. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule of Condensed Financial Information of Telewest Global, Inc. These consolidated financial statements and financial statement schedule are the responsibility of the Reorganized Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telewest Global, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years then ended, and the results of operations and cash flows of Telewest Communications plc and subsidiaries for July 1, 2004, the six months ended June 30, 2004 and the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

        As of July 1, 2004 (see Note 4 to the consolidated financial statements), the Predecessor Company and the Reorganized Company completed a financial restructuring and adopted fresh-start reporting pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code. As a result, the consolidated financial information of the Reorganized Company is presented on a different basis than that for the Predecessor Company and, therefore, is not comparable.

        As discussed in Note 3, the Reorganized Company adopted a method of accounting for share-based compensation arrangements that is different than the method of accounting used by the Predecessor Company.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Telewest Global Inc.'s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO)"), and our report dated February 27, 2006 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

(signed) KPMG Audit Plc

London, United Kingdom
February 27, 2006

Telewest Global, Inc.

Consolidated Balance Sheets

(amounts in £ millions, except share and per share data)

	December 31, 2005	December 31, 2004
	Reorganized Company	Reorganized Company
Assets
Cash and cash equivalents	292	68
Restricted cash	8	26
Trade receivables (net of allowance of £9 million; 2004: £13 million)	128	108
Other receivables	36	33
Prepaid expenses	21	17
Inventory for re-sale, net	13	—
Other assets	11	—

Total current assets	509	252
Investments accounted for under the equity method	281	304
Property and equipment, net	2,822	2,974
Intangible assets, net	330	314
Goodwill	78	—
Reorganization value in excess of amounts allocable to identifiable assets	421	425
Programming inventory	29	24
Deferred financing costs (net of amortization of £8 million; 2004: zero)	48	51

Total assets	4,518	4,344

Liabilities and stockholders' equity
Accounts payable	129	93
Other current liabilities	452	424
Debt repayable within one year	70	21
Capital lease obligations repayable within one year	56	38

Total current liabilities	707	576
Other liabilities	11	—
Deferred taxes	98	105
Debt repayable after more than one year	1,726	1,686
Capital lease obligations repayable after more than one year	41	69

Total liabilities	2,583	2,436

Minority interest	(1)	(1)

Stockholders' equity
Preferred stock—US$0.01 par value; authorized 5,000,000, issued none (2005 and 2004)	—	—
Common stock—US$0.01 par value; authorized 1,000,000,000, issued 246,007,897 (2005) and 245,080,629 (2004)	1	1
Additional paid-in capital	1,970	1,954
Accumulated deficit	(35)	(46)

Total stockholders' equity	1,936	1,909

Total liabilities and stockholders' equity	4,518	4,344

See accompanying notes to the consolidated financial statements.

Telewest Global, Inc.

Consolidated Statements of Operations

(amounts in £ millions, except share and per share data)

	Year ended December 31, 2005	Year ended December 31, 2004(1)	Six months ended June 30, 2004	Year ended December 31, 2003
	Reorganized Company	Reorganized Company	Predecessor Company	Predecessor Company
Revenue
Consumer Sales Division	1,009	479	470	907
Business Sales Division	251	126	130	278

Total Cable segment	1,260	605	600	1,185
Content segment	132	59	54	113
sit-up segment	166	—	—	—

Total revenue	1,558	664	654	1,298

Operating expenses
Cable segment expenses	283	141	153	318
Content segment expenses	85	42	34	81
sit-up segment expenses	122	—	—	—
Depreciation	399	204	184	389
Amortization of intangible assets	44	18	—	—
Selling, general and administrative expenses	491	231	244	490
Merger related fees	6	—	—	—

	1,430	636	615	1,278

Operating income	128	28	39	20
Other income/(expense)
Interest income	22	11	15	24
Interest expense (including amortization of debt discount)	(151)	(96)	(230)	(488)
Foreign exchange (losses)/gains, net	(10)	3	40	268
Share of net income of affiliates	20	8	8	1
Other, net	4	—	(1)	8

Income/(loss) before income taxes	13	(46)	(129)	(167)
Income taxes	(2)	—	(1)	(16)

Net income/(loss)	11	(46)	(130)	(183)

Basic and diluted earnings/(loss) per share of common stock(2)	£0.04	£(0.19)
Weighted average number of shares of common stock—(in millions)	245	245

(1)
Telewest Global, Inc. and its subsidiary, Telewest UK Limited, did not carry on any business and incurred insignificant expenses prior to the completion of the Predecessor Company's financial restructuring. For that reason, Telewest Global, Inc.'s consolidated results of operations for the year ended December 31, 2004 and the six months ended December 31, 2004 are in all material respects identical.

(2)
Comparable earnings per share information for the Predecessor Company has not been presented since such earnings per share information would not be meaningful as a result of the financial restructuring of the Predecessor Company during 2004.

See accompanying notes to the consolidated financial statements.

Telewest Global, Inc.

Consolidated Statement of Operations

(amounts in £ millions)

July 1, 2004
Predecessor Company
Fresh-start adoption—investments in affiliates	(62)
Fresh-start adoption—property and equipment	711
Fresh-start adoption—intangible assets	332
Fresh-start adoption—goodwill	(22)
Fresh-start adoption—inventory	(4)
Fresh-start adoption—other assets	(31)
Fresh-start adoption—current liabilities	(15)
Fresh-start adoption—deferred taxes	5

914
Gain on discharge of debt and associated interest	1,821
Gain on extinguishment of derivative contracts	6
Financial restructuring charges	(26)

Net income	2,715

See accompanying notes to the consolidated financial statements.

Telewest Global, Inc.

Consolidated Statements of Stockholders' Equity/(Deficit) and Other Comprehensive Income/(Loss)

(amounts in £ millions, except number of shares)

	Number of shares	Common stock	Ordinary and limited voting shares	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total
Predecessor Company
Balance at December 31, 2002	2,956,131,065	—	295	4,223	(11)	(6,893)	(2,386)
Stock issued in connection with stock option plan	32,942	—	—	—	—	—	—
Unrealized gain on derivative financial instruments:
Amounts reclassified into earnings	—	—	—	—	11	—	11
Net loss	—	—	—	—	—	(183)	(183)

Total comprehensive loss							(172)

Balance at December 31, 2003	2,956,164,007	—	295	4,223	—	(7,076)	(2,558)
Stock issued in connection with stock option plan	28,125	—	—	—	—	—	—
Net loss for the six months ended June 30, 2004	—	—	—	—	—	(130)	(130)
Total comprehensive loss							(130)

Balance at June 30, 2004	2,956,192,132	—	295	4,223	—	(7,206)	(2,688)
Fresh-start adoption	—	—	(295)	(4,223)	—	4,491	(27)
Net income for July 1, 2004	—	—	—	—	—	2,715	2,715

	2,956,192,132	—	—	—	—	—	—

Reorganized Company
Shares issued on incorporation	1	—	—	—	—	—	—
Shares issued upon conversion of old debt	245,000,000	1	—	1,948	—	—	1,949
Stock issued in connection with stock option plan	80,628	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	6	—	—	6
Net loss for the year ended December 31, 2004	—	—	—	—	—	(46)	(46)

Total comprehensive loss	—	—	—	—	—	—	(46)

Balance at December 31, 2004	245,080,629	1	—	1,954	—	(46)	1,909

Stock-based compensation expense	—	—	—	10	—	—	10
Stock issued in connection with stock option plan	927,268	—	—	6	—	—	6
Unrealized loss on derivative financial instruments	—	—	—	—	7	—	7
Amounts reclassified to earnings	—	—	—	—	(7)	—	(7)
Net income for the year ended December 31, 2005	—	—	—	—	—	11	11

Total comprehensive income							11

Balance at December 31, 2005	246,007,897	1	—	1,970	—	(35)	1,936

See accompanying notes to the consolidated financial statements.

Telewest Global, Inc.

Consolidated Statements of Cash Flows

(amounts in £ millions)

	Year ended December 31, 2005	Year ended December 31, 2004	July 1, 2004	Six months ended June 30, 2004	Year ended December 31, 2003
	Reorganized Company	Reorganized Company	Predecessor Company	Predecessor Company	Predecessor Company
Cash flows from operating activities
Net income/(loss)	11	(46)	2,715	(130)	(183)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	399	204	—	184	389
Amortization of intangible assets	44	18	—	—	—
Amortization of deferred financing costs and debt discount	8	—	—	30	93
Deferred tax charge	1	—	—	1	23
Change in value of interest rate swap contracts	(11)	—	—	—	—
Accretion of discounted liabilities recognised at fresh-start	3	—	—	—	—
Unrealized losses/(gains) on foreign currency translation	10	(3)	—	(40)	(268)
Stock-based compensation expense	12	6	—	—	—
Share of net income of affiliates	(14)	(8)	—	(8)	(1)
Gain on disposal of assets	(4)	—	—	—	(8)
Amounts written off investments	—	—	—	1	—
Changes in operating assets and liabilities, net of effect of acquisition of subsidiaries:
Change in receivables	(20)	5	—	9	28
Change in prepaid expenses	(3)	16	—	(25)	10
Change in inventory	(9)	5	—	(7)	(3)
Change in other assets	—	—	—	4	—
Change in accounts payable	9	(15)	—	27	(10)
Change in other liabilities	26	(58)	—	124	238
Fresh-start adjustments	—	—	(2,715)	—	—
Income tax paid for unprovided tax contingency at fresh-start	(1)	—	—	—	—

Net cash provided by operating activities	461	124	—	170	308

	Year ended December 31, 2005	Year ended December 31, 2004	July 1, 2004	Six months ended June 30, 2004	Year ended December 31, 2003
	Reorganized Company	Reorganized Company	Predecessor Company	Predecessor Company	Predecessor Company
Cash flows from investing activities
Capital expenditure	(232)	(114)	—	(127)	(228)
Proceeds from disposals of assets	5	—	—	7	10
Cash paid for acquisition of subsidiaries, net of cash acquired	(108)	—	—	—	(1)
Repayment/(payment) of loans made to affiliates, net	16	7	—	(4)	7
Proceeds from sale and leaseback	13	5	—	—	—

Net cash used in investing activities	(306)	(102)	—	(124)	(212)

Cash flows from financing activities
Release/(placement) of restricted cash	18	21	(36)	2	(1)
Proceeds from new debt	110	1,700	—	—	—
Repayment of debt	(29)	(1,840)	(160)	—	(1)
Cash paid for financing costs	(5)	(51)	(22)	—	—
Principal element of capital lease repayments	(43)	(21)	—	(23)	(57)
Proceeds from issuance of common stock	6	—	—	—	—
Proceeds from the issue of a subsidiary's contingently redeemable preferred stock	12	—	—	—	—
Net proceeds from currency swaps	—	3	—	—	—

Net cash provided by/(used in) financing activities	69	(188)	(218)	(21)	(59)

Net increase/(decrease) in cash and cash equivalents	224	(166)	(218)	25	37
Cash and cash equivalents at beginning of period	68	—	452	427	390
Cash and cash equivalents transferred from Predecessor Company to Reorganized Company	—	234	(234)	—	—

Cash and cash equivalents at end of period	292	68	—	452	427

Supplementary cash flow information:
Cash paid for interest	(128)	(125)	—	(82)	(168)
Cash received for interest	21	14	—	21	27

Cash paid for interest, net	(107)	(111)	—	(61)	(141)
Cash received for income taxes	2	2	—	2	3

See accompanying notes to the consolidated financial statements.

Telewest Global, Inc.

Notes to Consolidated Financial Statements

Year Ended December 31, 2005

1.     Organization, History and Description of Business

        Telewest Global, Inc. (the "Company" or "Telewest") was incorporated in Delaware on November 12, 2003, as a wholly owned subsidiary of Telewest Communications plc ("plc"). On November 26, 2003, the Company acquired the entire issued share capital of Telewest UK Limited ("Telewest UK"), a subsidiary newly formed under the laws of England and Wales.

        On July 13, 2004, as part of the financial restructuring of plc and its subsidiaries (collectively the "Predecessor Company"), the Company entered into a transfer agreement with plc and Telewest UK to acquire substantially all of the assets of plc. The financial restructuring of the Predecessor Company was declared effective on July 15, 2004 and the Company became the ultimate holding company for the operating subsidiaries of plc (collectively the "Reorganized Company" or the "Group").

        The Company and Telewest UK did not carry on any business and incurred only immaterial expenses prior to the completion of the Predecessor Company's financial restructuring. For that reason the Company's consolidated statements of operations for the year ended December 31, 2004 and the six months ended December 31, 2004 are in all material respects identical.

        The business of the Group comprises (a) providing cable television, telephony and internet services to business and residential customers in the United Kingdom ("UK"), (b) broadcast media activities, and (c) retail of consumer products, primarily by means of televised shopping programs using an auction-based format.

        The Group's Cable segment derives its cable television revenues from installation fees, monthly basic and premium service fees and advertising charges; its telephony revenues from connection charges, monthly line rentals, call charges, special residential service charges and interconnection fees payable by other operators; its internet revenues from installation fees and monthly subscriptions to its internet service provider.

        The Group's Content segment is engaged in broadcast media activities, being the supply of entertainment content, interactive and transactional services to the UK pay-television broadcasting market.

        On May 12, 2005, the Group acquired a controlling interest in sit-up Limited ("sit-up"). Telewest completed the acquisition of 100% of the ordinary shares of sit-up on July 7, 2005. sit-up markets and retails a wide variety of consumer products, primarily by means of televised shopping programs using an auction-based format. sit-up represents a third segment of the Group in addition to the Cable and Content segments. Prior to May 12, 2005, Telewest owned approximately 49.9% of sit-up.

2.     Basis of Preparation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and the rules of the Securities and Exchange Commission ("SEC"). The Group's significant estimates and assumptions include: impairment of goodwill and long-lived assets; capitalization of labor and overhead costs; accounting for debt and financial instruments and valuation of assets and liabilities under fresh-start reporting and of acquired businesses. Actual results could differ from those estimates.

        The financial restructuring was completed on July 15, 2004, following the acquisition of substantially all of the Predecessor Company's net assets on July 14, 2004. The businesses acquired from the Predecessor Company operate solely in the UK and, therefore, substantially all of the Group's revenues and expenses are derived from the UK. Consequently, the accompanying consolidated financial statements have been prepared in pounds sterling, the reporting currency of the Group.

3.     Summary of Significant Accounting Policies

        The following significant accounting policies represent the accounting policies of the Reorganized Company.

        With the exception of adopting the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), the accounting policies of the Predecessor Company are the same as those of the Reorganized Company.

Use of estimates

        The Company uses estimates and assumptions in the preparation of its consolidated financial statements in conformity with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. The Company evaluates and updates its assumptions and estimates on an ongoing basis and from time to time employs outside experts to assist in its evaluations.

Principles of consolidation

        The consolidated financial statements include the accounts of the Company and those of its controlled subsidiaries and Variable Interest Entities of which the Company is the primary beneficiary. All significant inter-company accounts and transactions have been eliminated upon consolidation.

        Plc has been consolidated in the financial statements of the Group as at and for the year ended December 31, 2005 and as at and for the six months ended December 31, 2004, as a Variable Interest Entity (VIE), as defined by Financial Accounting Standards Board ("FASB") Interpretation No. 46(R) ("FIN 46R"). Plc retains £4 million of cash as at December 31, 2005, for settlement of financial restructuring claims and liquidation expenses. The Company's obligation in respect of costs associated with settling claims for financial restructuring and liquidation expenses is unlimited, although the Company estimates that the £4 million available within plc to be sufficient to meet such claims and expenses.

        Any cash remaining after settling claims is expected to be transferred to the Group's subsidiary company Telewest UK prior to plc being liquidated. Given the nature of the cash held by Plc, the consolidated balance sheet classifies such cash as restricted cash.

Fresh-start reporting

        Although the Predecessor Company completed its financial restructuring on July 15, 2004, the Company adopted fresh-start reporting effective July 1, 2004. This resulted in a new reporting group for accounting purposes (Reorganized Company). The consolidated balance sheets as of December 31, 2005 and 2004, give effect to adjustments to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start reporting under the provisions of Statement of Position ("SOP") 90-7, Reporting by Entities in Reorganization under the Bankruptcy Code ("SOP 90-7").

Impairment of long-lived assets and investments

        SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires that long-lived assets and certain identifiable intangibles (intangible assets that do not have indefinite lives) to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indications of impairment are determined by reviewing undiscounted projected future cash flows. If impairment is indicated, the amount of the impairment is the amount by which the carrying value exceeds the fair value of the assets.

        The Group reviews the carrying values of its investments in affiliates, including any associated goodwill, to ensure that the carrying value of such investments is stated at no more than their recoverable amounts. The Group assesses the recoverability of its investments by determining whether the carrying value of the investments can be recovered through projected discounted future operating cash flows (excluding interest) of the operations underlying the investments. The assessment of the recoverability of the investments will be impacted if projected future operating cash flows are not achieved. The amount of impairment, if any, is measured based on the projected discounted future operating cash flows using a rate commensurate with the risks associated with the assets.

Goodwill and other intangible assets

        Goodwill arising from business combinations, reorganization value in excess of amounts allocable to identifiable assets and intangible assets with indefinite lives are not amortized but are subject to annual review for impairment (or more frequently should indications of impairment arise) under SFAS 142, Goodwill and Intangible Assets.

        Impairment of goodwill and reorganization value in excess of amounts allocable to identifiable assets is determined using a two-step approach, initially based on a comparison of the reporting unit's fair value to its carrying value; if the fair value is lower than the carrying value, then the second step compares the asset's fair value (implied fair value for goodwill and reorganization value in excess of amounts allocable to identifiable assets) with its carrying value to measure the amount of the impairment. Impairment of intangible assets with indefinite lives is determined based on a comparison of fair value to carrying value. Any excess of carrying value over fair value is recognized as an impairment loss. The Company carries out its annual impairment review during the fourth quarter consistent with the annual budgetary timetable.

        Goodwill associated with equity method investments is also not amortized but is subject to impairment testing as part of the investment to which it relates in accordance with Accounting Principles Board Opinion ("APB") No. 18, The Equity Method of Accounting for Investments in Common Stock.

Cash and cash equivalents

        Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash.

Derivatives and hedging

        All derivative instruments are recognized at their fair value as assets or liabilities in the Reorganized Company's balance sheet in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as amended. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated a hedge and if so, the type of hedge and its effectiveness as a hedge. For derivatives, which are not designated as hedges, changes in fair value are recorded immediately in net income/(loss).

        For derivatives designated as cash flow hedges, changes in fair value on the effective portion of the hedging instrument are recorded within other comprehensive income until the hedged transaction occurs and are then recorded within net income/(loss). Changes in the ineffective portion of a hedge are immediately recorded in net income/(loss). For derivatives designated as fair value hedges, changes in fair value are recorded within net income/(loss).

        We seek to reduce our exposure to adverse interest rate fluctuations on borrowings under the bank facilities principally through interest rate swaps. On March 1, 2005 the Group carried out an evaluation of its derivative instruments and hedging activities and as a result designated interest rate swap contracts as cash flow hedges.

        On October 2, 2005 the Group re-evaluated its derivative instruments and hedging activities and removed the designation as cash flow hedges from its interest rate swap contracts. We seek to mitigate the foreign exchange risk presented by our Euro- and US Dollar-denominated indebtedness through cross currency swaps. Our cross currency swaps are not designated as hedges.

        We use derivative financial instruments solely to hedge specific risks and do not hold them for trading purposes.

Investments

        Investments in partnerships, joint ventures and subsidiaries that are voting interest entities and variable interest entities for which the Group is not the principal beneficiary in which the Group has significant influence, generally when the Group's voting interest is 20% to 50%, are accounted for using the equity method. Investments in which the Group does not have significant influence are carried at cost and written down to the extent that there has been an other-than-temporary diminution in value.

        Investments in variable interest entities, those entities that either have insufficient equity or whose equity lacks characteristics of a controlling financial interest, are consolidated if the Group is the primary beneficiary.

Inventory for re-sale

        Inventory, primarily consisting of consumer goods for re-sale, is valued at the lower of cost or market value using the first-in, first-out ("FIFO") method. Cost represents the as invoiced purchase cost of inventory. This valuation requires us to make judgments, based on currently available information, about obsolete, slow-moving or defective inventory. Based upon these judgments and estimates, which are applied consistently from period to period, we adjust the carrying amount of our inventory for re-sale to the lower of cost or market value.

Programming inventory

        Programming inventory represents television programming libraries held by each of the Company's television channels and are stated at cost. Programming is recognized as inventory when a contractual purchase obligation exists, it has been delivered to the Company and is within its permitted broadcasting period. Programming inventory is periodically reviewed and a provision made for impairment or obsolescence.

Property and equipment

        Property and equipment are stated at their fair value as of the date fresh-start reporting was adopted under SOP 90-7. All subsequent acquisitions are stated at cost. Depreciation is provided on a straight-line basis to write off the cost of property and equipment by equal instalments over their estimated useful economic lives as follows:

Buildings	50 years	Electronic equipment	5-8 years
Cable and ducting	20 years	Other equipment	4-5 years

Capitalization of labor and overhead costs

        Labor and overhead costs are capitalized to the extent that such costs are directly related to the development, construction and installation of fixed assets. These costs include payroll and related costs of employees and support costs such as service costs. Capitalized costs are depreciated on a straight-line basis over the useful economic lives of the associated asset as disclosed in the table above.

Leases

        Assets held under finance leases, which confer rights and obligations similar to those attached to owned assets, are treated as tangible fixed assets. Depreciation is provided over the lease term in a manner consistent with our depreciation policy for property and equipment and the deemed capital element of future rentals is included within liabilities. Deemed interest is expensed through the statement of operations as interest expense over the life of the lease in a manner which results in a constant periodic rate of interest on the remaining balance of the obligation.

        Rental costs arising from operating leases are charged to the income statement in the year in which they are incurred. Rent increases, rent holidays, contingent rents, leasehold incentives, rent concessions and other contractual payments are allocated to accounting periods in order to recognise the net rentals payable over the lease term as a straight-line charge.

Deferred financing costs

        Direct costs incurred in raising debt are deferred and recorded on the consolidated balance sheet in "deferred financing costs" assets. The costs are amortized using the effective interest rate method at a constant rate to the carrying value of the debt over the life of the debt obligation.

Advertising costs

        Advertising costs are expensed as incurred. The amount of advertising costs expensed by the Reorganized Company was £42 million for the year ended December 31, 2005 and £20 million for the year ended December 31, 2004. The Predecessor Company expensed £20 million for the six months ended June 30, 2004, and £41 million for the year ended December 31, 2003.

Foreign currencies

        Transactions in foreign currencies are recorded using the rate of exchange in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange prevailing at the balance sheet date and the gains or losses on translation are included in the consolidated statement of operations.

Revenue recognition

        Revenues are recognized as network communication services are provided. Credit risk is managed by disconnecting services to customers who are delinquent. In accordance with SFAS 51 Financial Reporting by Cable Television Companies, connection and activation fees (initial hook-up revenue) relating to services delivered over the cable network, which include cable television, telephony and internet, are recognized in the period of connection to the extent that such fees are less than direct selling costs. Excess connection and activation fees over direct selling costs incurred are deferred and amortized to income over the period the customers are expected to remain connected to the cable network.

        Programming revenues are recognized in accordance with SOP 00-2, Accounting by Producers or Distributors of Films. Revenue on transactional and interactive sales is recognized as and when the services are delivered. Advertising sales revenue is recognized at estimated realizable values when the advertising is aired.

        Retail revenues are recognised on despatch of goods to customers and are net of discounts given and less actual and expected returns, refunds and credit card charge-backs.

Pension costs

        The Group operates a defined contribution plan, the Telewest Communications Pension Plan, and contributes to third-party plans on behalf of employees. Total Reorganized Company pension plan contributions were £8 million for the year ended December 31, 2005 and £5 million for the year ended December 31, 2004. The Predecessor Company's contributions were £4 million for the six months ended June 30, 2004 and £10 million for the year ended December 31, 2003.

Income taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

        The Group recognizes deferred tax assets only where it is more likely than not that the benefit will be realized through future taxable income. Otherwise a valuation allowance is established to provide against deferred tax assets.

Stock-based compensation

        The Group has chosen to account for stock-based compensation in accordance with the fair value method prescribed in SFAS 123, rather than the intrinsic value method prescribed in APB 25, Accounting for Stock Issued to Employees, and related interpretations adopted by the Predecessor Company.

        For options/awards with graded vesting arrangements, compensation expense is measured at grant date based on the different expected lives for the options/awards that vest each year and is recognized using the graded-vesting attribution method.

        Stock appreciation rights classified as liabilities are re-measured at fair value at each balance sheet date.

Earnings per share

        Basic earnings per share has been computed by dividing net income available or net loss attributable to stockholders by the weighted-average number of shares of common stock outstanding during the period. In 2004, the calculation of basic and diluted earnings per share for the post fresh-start period is for the six months ended December 31, 2004, being the period from inception of fresh-start reporting. Basic and diluted earnings per share for the six month period ended December 31, 2004 are determined using the loss attributable to stockholders and the weighted average number of shares outstanding as if the financial restructuring occurred on July 1, 2004, the date fresh-start reporting was effective. Diluted earnings per share is computed by adjusting the weighted-average number of shares of common stock outstanding during the period for all dilutive potential shares of common stock outstanding during the period and adjusting net income or net loss for any changes in that would result from the conversion of such potential shares of common stock. In 2004 there was no difference in the computation of basic and diluted net loss per share of common stock, as all potential share equivalents for employee share options were not included in the computation as their effect was antidilutive.

        The components of the numerator and denominator of the calculation of basic and diluted EPS are as follows:

	Year ended December 31, 2005	Six months ended December 31, 2004
	Reorganized Company	Reorganized Company
Numerator (in £ millions)
Basic and diluted EPS:
Net income available/(loss attributable) to stockholders	11	(46)

Denominator (in millions):
Basic EPS:
Weighted average number of shares of common stock	245	245

Diluted EPS:
Weighted average number of shares of common stock	245	245
Dilutive potential shares of common stock	2	—

	247	245

        A total of zero common stock equivalents in respect of share options were excluded from the diluted EPS calculation for 2005 (2004—9,803,054) as their effect was antidilutive.

        Earnings per share data for the Predecessor Company has not been disclosed as it would not be meaningful in the context of the current capital structure.

New Accounting Standards Applicable to the Group

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs ("SFAS 151"), to amend the guidance in Chapter 4, "Inventory Pricing", of FASB Accounting Research Bulletin No. 43, Restatement and Revision of Accounting Research Bulletins. The statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that those items be recognised as current-period charges. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company adopted the provisions of SFAS 151 on January 1, 2006. We expect that adoption of SFAS 151 will have no impact on the Company's financial statements.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123 (R)"), which modifies certain provisions of SFAS 123, and eliminates the availability of the intrinsic value method. The Company adopted SFAS 123 (R) on January 1, 2006 applying the modified prospective transition method of application. We expect that as a result of adoption of SFAS 123 (R) the Company will record a reversal of compensation expense of £1 million, which had been recognised in earlier periods.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets: an amendment of APB Opinion No. 29 ("SFAS 153"). SFAS 153 addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company adopted the provisions of SFAS 153 on July 1, 2005. Adoption of SFAS 153 had no impact on the Company's financial statements.

        In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections ("SFAS 154"), that applies to all voluntary changes in accounting principle. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The Company adopted SFAS 154 on January 1, 2006. We expect that adoption of SFAS 154 will have no impact on the Company's financial statements.

4.     The Financial Restructuring

        The Predecessor Company incurred substantial operating and net losses and substantial borrowings prior to its financial restructuring, principally to fund the capital costs of its network construction, operations and the acquisition of UK cable assets. In the first half of 2002, a series of circumstances, including the well-publicized downturn in the telecommunications, media and technology sector, increasingly tight capital markets, and the downgrading of the Predecessor Company's corporate credit ratings, severely limited the Predecessor Company's access to financing and consequently impaired its ability to service debt and refinance its existing debt obligations.

        In April 2002, the Predecessor Company began exploring a number of options to address its funding requirements, and subsequently began discussions with, among others, an ad hoc committee of its noteholders, its senior lenders and other creditors. After extensive negotiations with these creditors, the terms, conditions and structure of a financial restructuring were substantially agreed between these creditors and certain major stockholders at the time.

        The financial restructuring received the approval of the Predecessor Company's creditors on June 1, 2004. Among other matters the financial restructuring resulted in:

  •
  the reorganization of the Predecessor Company's business under the Company;

  •
  the cancellation of all of the outstanding notes and debentures of the Predecessor Company and Telewest Finance (Jersey) Limited ("Telewest Jersey"), its Jersey-based finance subsidiary company, in return for the distribution of 98.5% of the Company's common stock, and the distribution of the remaining 1.5% of the Company's common stock to the Predecessor Company's stockholders, in accordance with English and Jersey schemes of arrangement involving certain creditors of the Predecessor Company and Telewest Jersey. This reduced the total outstanding indebtedness of the business from approximately £5.8 billion to approximately £2.0 billion and significantly reduced interest expense;

  •
  the entry into an amended senior secured credit facility; and

  •
  the cessation of dealings in the Predecessor Company's shares on the London Stock Exchange and the Predecessor Company's American Depository Receipts on the Nasdaq National Market.

        On July 13, 2004, the Company, the Predecessor Company and Telewest UK entered into a transfer agreement (the "Transfer Agreement"). The Transfer Agreement provided for the transfer of substantially all of the assets of the Predecessor Company (including the shares in Telewest Communications Networks Limited ("TCN") and its other operating companies, but excluding the shares in Telewest Jersey and one share of the Company's common stock) to Telewest UK. The asset transfer contemplated by the Transfer Agreement was completed on July 14, 2004.

        On July 15, 2004, the Predecessor Company's financial restructuring became effective. As a result, all outstanding notes and debentures of the Predecessor Company and Telewest Jersey were cancelled. A total of 241,325,000 shares, or 98.5%, of the Company's common stock were distributed by an escrow agent to the noteholders of the Predecessor Company and Telewest Jersey's notes and debentures and certain other scheme creditors. The remaining 3,675,000 shares, or 1.5%, of the Company's common stock were distributed to the Predecessor Company's existing stockholders. As part of the financial restructuring, on July 15, 2004, TCN entered into an amendment of its senior secured credit facility.

        As a condition to completing the amendment to the senior secured credit facility, £160 million outstanding on the senior secured credit facility was repaid. The amended facility provided for fully committed facilities of £2,030 million. Subsequent to the financial restructuring this facility was replaced with further new facilities (see note 14).

        Trading in the Company's common stock on the Nasdaq National Market commenced on July 19, 2004 under the symbol "TLWT."

5.     Fresh-Start Reporting

        As a result of the completion of the Predecessor Company's financial restructuring on July 15, 2004, the Company adopted fresh-start reporting in accordance with SOP 90-7 with effect from July 1, 2004.

        Under SOP 90-7, the Company established a new accounting basis. The Company allocated the reorganization value to the Predecessor Company's then existing assets in conformity with the procedures specified by SFAS 141 Business Combinations ("SFAS 141") and recorded the Predecessor Company's then existing liabilities at their respective values. As a result of the application of fresh-start reporting, the Company's balance sheet and results of operations for the year ended December 31, 2004 and for each reporting period thereafter are not comparable in many material respects to the balance sheets and results of operations reflected in the Predecessor Company's historical financial statements for periods prior to July 1, 2004. In addition, the results of operations of the Predecessor Company on July 1, 2004 included a gain on the extinguishment of the Predecessor Company's outstanding notes and debentures. This may make it more difficult to compare the Reorganized Company's performance with the historical performance of the Predecessor Company.

        The adoption of fresh-start reporting had a material effect on the Company's consolidated financial statements as of and for the years ended December 31, 2004 and 2005, and will have a material impact on the consolidated statements of operations for subsequent periods. Fresh-start reporting has resulted in an increase in depreciation and amortization charges following revaluation of tangible and intangible assets to their fair value. Furthermore, revenues in the Business sales division of our Cable segment have been reduced following the derecognition of deferred revenues for which no future contractual performance obligations exist. Content segment expenses and selling, general and administrative expenses have also been impacted by fresh-start reporting as a result of revaluation of the Company's programming inventory and property leases, respectively.

        As of July 1, 2004, the tax bases of certain assets and liabilities were unresolved. Any future changes in these balances that existed as of the fresh-start date will be adjusted through "reorganization value in excess of amounts allocable to identifiable assets" in accordance with EITF 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination and Practice Bulletin 11: Accounting for Preconfirmation Contingencies in Fresh-Start Reporting.

        Reorganization adjustments were recorded in the consolidated balance sheet of the Predecessor Company at July 1, 2004 to reflect the discharge of debt and the adoption of fresh-start reporting in accordance with SOP 90-7. The Company engaged an independent financial advisor to assist in the determination of the Company's reorganization value as defined in SOP 90-7. The Company determined a reorganization value using various valuation methods including: (i) publicly traded company analysis, (ii) discounted cash flow analysis and (iii) precedent transactions analysis. These analyses are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies. The equity value of £1,949 million at July 1, 2004 represented the enterprise value of £3,914 million less £1,965 million of post-reorganization debt (including capital leases of approximately £118 million).

        Fresh-start adjustments reflect the allocation of fair value to the Reorganized Company's assets and the present value of liabilities to be paid at July 1, 2004. The Company's property and equipment were valued based on a combination of the cost or market approach, depending on whether market data was available. Also considered were technical, functional, and economic obsolescence, including network utilization factors inherent in the Reorganized Company's assets. Key assumptions used in the valuation to determine the fair value of the Reorganized Company's long-lived assets include (i) an income tax rate of 30%, (ii) a cost of capital of 12% for the Cable segment based on a ratio of debt 40.6% to equity 59.4%, and a cost of capital of 22% for the Content segment based on a ratio of debt 10.3% to equity 89.7%. Certain intangible assets were valued using a relief from royalty methodology. These estimates of fair value have been reflected in the Reorganized Company's consolidated balance sheet as of December 31, 2004 and 2005.

        In applying fresh-start reporting, the Company applied the following principles:

  •
  The reorganization value of the Reorganized Company was allocated to its assets in conformity with the procedures specified by SFAS 141. The reorganization value exceeds the sum of the amounts assigned to assets and liabilities. This excess is disclosed as Reorganization value in excess of amounts allocable to identifiable assets on the Reorganized Company's balance sheet with an indefinite life and is subject to annual impairment reviews in accordance with SFAS 142, Goodwill and Other Intangible Assets.

  •
  Each liability existing as of the fresh-start reporting date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined at appropriate current interest rates as at July 1, 2004. Deferred revenue was adjusted to reflect the fair value of future costs of contractual performance obligations plus a normal profit margin, consistent with the consensus reached by EITF 01-03, Accounting in a Purchase Business Combination for Deferred Revenue of an Acquiree.

  •
  Deferred taxes were reported in conformity with applicable income tax accounting standards, principally SFAS 109, Accounting for Income Taxes. Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities. In accordance with management's judgment, a valuation allowance has been established for those deferred tax assets that are not recoverable through the reversal of existing taxable temporary differences, consequently no deferred tax asset has been recognized on the Company's balance sheet at July 1, 2004. As of fresh-start date, the Company estimated that it had, subject to Inland Revenue agreement, net operating losses of £1,663 million.

  •
  Reversal of all items included in the Predecessor Company's equity.

        The following table identifies the adjustments recorded to the Predecessor Company's June 30, 2004 consolidated balance sheet as a result of implementing the Financial Restructuring and applying fresh-start reporting (in £ millions):

	Predecessor Company June 30, 2004	Financial Restructuring Adjustments	Note	Fresh- Start Adjustments	Note	Reorganized Company July 1, 2004
Assets
Cash and cash equivalents	452	(182)	1	—		270
Restricted cash	11	—		—		11
Trade receivables	111	—		—		111
Other receivables	34	—		—		34
Prepaid expenses	41	(8)	2	—		33

Total current assets	649	(190)		—		459
Investments accounted for under the equity method	367	—		(62)	7	305
Property and equipment	2,342	—		711	8	3,053
Intangible assets	—	—		332	9	332
Goodwill	447	—		(447)	10	—
Reorganization value in excess of amounts allocable to identifiable assets	—	—		425	10	425
Programming inventory	33	—		(4)	11	29
Other assets	19	12	3	(31)	12	—

Total assets	3,857	(178)		924		4,603

Liabilities and stockholders' equity/(deficit)
Accounts payable	112	—		2	13	114
Other current liabilities	917	(459)	4	13	13	471
Debt repayable within one year	5,283	(5,282)	5	—		1
Capital lease obligations repayable within one year	76	(38)	6	—		38

Total current liabilities	6,388	(5,779)		15		624
Deferred taxes	110	—		(5)	14	105
Debt repayable after more than one year	6	1,840	5	—		1,846
Capital lease obligations repayable after more than one year	42	38	6	—		80

Total liabilities	6,546	(3,901)		10		2,655
Minority interest	(1)	—		—		(1)
Stockholders' (deficit)/equity	(2,688)	3,723	15	914	15	1,949

Total liabilities and stockholders' (deficit)/equity	3,857	(178)		924		4,603

Notes:

1.
To record the repayment of £160 million of the Predecessor Company's senior secured credit facility and the payment of bank facility fees for its amended senior secured credit facility.

2.
To reclassify prepaid bank facility fees in respect of the amended senior secured credit facility to other assets.

3.
To record bank facility fees in respect of the amended senior secured credit facility and the elimination of bank facility fees in respect of the Predecessor Company's senior secured credit facility.

4.
To record financial restructuring charges incurred as a result of the Predecessor Company's restructuring and the extinguishment of derivative contracts and unpaid interest of £479 million in respect of notes and debentures.

5.
Extinguishment of £3,282 million notes and debentures, repayment of £160 million of the Predecessor Company's senior secured credit facility and reclassification of the remaining £1,840 million of senior secured credit facility to debt repayable after more than one year.

6.
Reclassification of capital lease obligations, previously in default as a result of the Predecessor Company's bonds and debentures being in default and shown as repayable within one year, to capital lease obligations repayable after more than one year.

7.
To record investments in affiliates at fair value.

8.
To record property and equipment at fair value.

9.
To record intangible assets including trade names, customer lists and relationships at fair value.

10.
To record the reorganization value in excess of amounts allocable to identifiable assets.

11.
To record programming inventory at fair value.

12.
To record the fair value of other assets.

13.
To record liabilities at the present value of amounts to be paid, including pre-acquisition contingencies, unfavorable operating leases and the elimination of deferred revenues for which no future contractual obligation exists.

14.
To record the tax effect of fresh-start reporting.

15.
To record change in stockholders' equity resulting from the cancellation of the Predecessor Company's equity, accumulated deficit and other comprehensive loss and the change in equity resulting from the adoption of fresh-start reporting.

6.     Acquisition of additional equity in sit-up Limited

        On May 12, 2005, Telewest acquired a controlling interest in sit-up for an aggregate purchase price of approximately £103 million, including fees, all paid in cash. Telewest completed the acquisition of 100% of the ordinary shares of sit-up on July 7, 2005. sit-up markets and retails a wide variety of consumer products, primarily by means of televised shopping programs using an auction-based format. Prior to May 12, 2005, Telewest owned approximately 49.9% of sit-up.

        The acquisition of the controlling interest was funded with proceeds from borrowings of £110 million under senior secured facilities of the Company's Flextech subsidiaries. Subsequent to the acquisition of the controlling interest on May 12, 2005, sit-up is treated as a consolidated subsidiary of Telewest and sit-up's results of operations have been consolidated with Telewest's. Prior to that date, Telewest accounted for its investment in sit-up using the equity method of accounting. Telewest has recorded the acquisition of sit-up as a step acquisition, and accordingly, sit-up's assets and liabilities have been recorded at amounts equal to (1) 50.1% of estimated fair value at the date of acquisition plus (2) 49.9% of historical carrying value. The £30 million excess of purchase price over the estimated fair value of 50.1% of sit-up's assets and liabilities combined with Telewest's historical equity method goodwill of £48 million have been recorded as goodwill in the accompanying consolidated balance sheet.

        Telewest's total investment in sit-up of £161 million is comprised of £58 million of its historical equity method investment, including goodwill and net of related deferred tax liability of £5 million, and £103 million representing the purchase price of the remaining 50.1% interest. This total investment has been allocated to sit-up's assets and liabilities as follows:

£ million
Current assets, including cash and cash equivalents of £37 million	51
Property and equipment	6
Intangible assets subject to amortization:
Superior to market contracts	45
Trade names	15
Intangible assets not subject to amortization:
Goodwill	78
Other liabilities	(34)

161

        We completed the evaluation of the fair values of sit-up's intangible assets and liabilities in the fourth quarter of 2005. As a result of completing our evaluation we recorded superior to market contracts of £45 million and trade names of £15 million and reduced goodwill by £60 million. We also recognised amortisation of these intangible assets of £7 million in respect of the period from the date of acquisition to December 31, 2005 in the fourth quarter of 2005.

        At the date of acquisition of the controlling interest in sit-up, the investment was not deemed to be permanent in nature as the Company was considering disposal of its content assets. As a result, the Company continued to recognize a deferred tax liability in respect of its investment in the issued equity of sit-up. Subsequent to the acquisition of a controlling interest in sit-up the investment was deemed to be permanent in nature, therefore the deferred tax liability related to the Company's investment in sit-up's issued equity was derecognized at that time. The deferred tax liability related to the investment in sit-up's issued equity has been treated as a reduction in the deemed consideration paid for sit-up as disclosed above.

        Subsequent to the acquisition of the controlling interest in sit-up, 1,000,000 contingently redeemable preference shares were issued by sit-up to certain of its key management personnel for consideration of £12 million. These shares are contingently redeemable over the next two years, 500,000 in 2006 and 500,000 in 2007. These preference shares are recorded as liabilities of £12 million in the Company's consolidated balance sheet.

        The redemption value of these contingently redeemable preference shares in 2005 of £12 million have been determined under the terms of the subscription agreement. The redemption value is based on the financial performance of sit-up in 2005. The redemption value of the preference shares contingently redeemable in 2006 has been determined under the terms of the subscription agreement. The redemption value of the preference shares contingently redeemable in 2007 will be calculated with reference to the financial performance of sit-up in 2006. We have classified these preference shares as liabilities as the Company is obligated to redeem the shares under the terms of the subscription agreement for the shares.

        The following unaudited pro forma information for Telewest and its consolidated subsidiaries for the year ended December 31, 2005 was prepared assuming the acquisition of sit-up and the related financing occurred on January 1, 2005, for the year ended December 31, 2005. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the acquisition of sit-up had occurred on January 1, 2005.

Pro forma Consolidated Statements of Operations

(amounts in £ millions, except share and per share data)	Year ended December 31, 2005
Reorganized Company
Revenue
Consumer Sales Division	1,009
Business Sales Division	251

Total Cable Segment	1,260
Content Segment	132
sit-up Segment	240

Total revenue	1,632

Operating expenses
Cable segment expenses	283
Content segment expenses	85
sit-up segment expenses	177
Depreciation	400
Amortization of intangible assets	47
Selling, general and administrative expenses	508
Merger related fees	6

1,506

Operating income	126
Other income/(expense)
Interest income	22
Interest expense (including amortization of debt discount)	(153)
Foreign exchange losses, net	(10)
Share of net income of affiliates	19
Other, net	4

Income before income taxes	8
Income taxes	(2)

Net income	6

Basic and diluted earnings per share of common stock	£0.02
Weighted average number of shares of common stock—(millions)	245

        Pro forma adjustments reflect revenue of £74 million, segment expenses of £55 million, depreciation of £1 million and SG&A of £17 million for sit-up for the period January 1, 2005 to May 11, 2005. Interest income of zero and interest expense of £2 million have been adjusted to reflect the interest income earned by sit-up during the above period and the additional interest expense that would have been incurred by Telewest to fund the acquisition at January 1, 2005. Share of net income of affiliates has been adjusted by £1 million to reverse the equity accounting of sit-up for the period presented.

        Comparable pro forma financial information for the year ended December 31, 2004 has not been presented since such pro forma information would not be meaningful as a result of the financial restructuring of the Predecessor Company during 2004.

7.     Financial instruments

Derivative instruments

        The Group holds derivative instruments solely to mitigate specific risks and does not hold such instruments for trading purposes. During 2005 and 2004, the Group used derivatives to mitigate the risks of variable rate debt and exchange rate movements upon its bank facilities.

Interest rate swaps

        To qualify for the application of hedge accounting, a derivative instrument must be highly effective in mitigating an underlying hedged risk and must be designated as a hedge. Effectiveness is tested by comparing the movements in fair value of a derivative instrument with the hypothetical movements in fair value of an instrument that would perfectly mitigate the underlying risk. To qualify for hedge accounting the movements in fair value of an instrument must remain within an acceptable range of between 80% and 125% of the hypothetical movements in fair value of a perfect hedge. The Group's interest rate swap contracts entered into in the fourth quarter of 2004 qualified for hedge accounting under SFAS 133 from March 1, 2005 and were designated as hedges with effect from that date. Consequently, changes in their fair value were accounted for in the Statement of Operations for 2004 and January and February 2005, and through other comprehensive income when hedge accounting was effective from March 1, 2005. Two additional interest rate swaps executed in the second quarter of 2005 also qualified for hedge accounting under SFAS 133 from the date of their execution and were designated as hedges and changes in their fair values were accounted for through other comprehensive income when hedge accounting was effective.

        The signing of an Agreement and Plan of Merger with NTL on October 2, 2005 led the Group to re-assess the likelihood of the underlying forecasted debt interest payments occurring. The Group reduced its estimate of the likelihood of the underlying forecasted debt interest payments occurring, from probable to less than probable. Based on that assessment the Group discontinued accounting for the interest rate swaps as hedges with effect from that date. As a result, changes in the fair value of the instruments previously designated as cash flow hedges are now accounted for as a component of net income rather than other comprehensive income. At October 2, 2005 these instruments had a total fair value of £38 million payable by the Group. The accumulated balance recorded in other comprehensive income in respect of these instruments was a £7 million loss and a net loss of £1 million had been recognized in interest expense during the year ended December 31, 2005, representing the ineffective component of the hedges. The accumulated balance recorded in other comprehensive income was deferred to be reclassified into earnings as the forecasted debt interest payments affect earnings or whenever the Group assesses that it is probable that the forecasted debt interest payments will not occur.

        In December 2005 the Group re-assessed the likelihood of the forecasted debt interest payments occurring. It was concluded that it was probable that forecasted debt interest payments subsequent to March 1, 2006 would not occur due to the proposal that all of the Company's debt be repaid should the proposed merger with NTL be executed. Accordingly the accumulated other comprehensive income balance of £7 million, which related to those forecasted payments was immediately reclassified into earnings.

Cross-currency swaps

        The Group's cross-currency swaps are not designated as hedges. Changes in the fair value of cross currency swaps are accounted for in the Statement of Operations as a component of foreign exchange losses.

        The Group maintains risk management control systems to monitor currency exchange and interest rate risk attributable to forecasted debt principal payments and interest rate risk exposure.

US Dollar-denominated debt and Euro-denominated debt

        On December 30, 2004, the Group undertook US$150 million and Euro 100 million of bank debt as part of re-financing the then existing amended senior secured credit facility. These non-sterling debts are interest bearing on floating US and Euro indices.

        On December 30, 2004, the Group entered into cross-currency swaps totalling US$150 million and Euro100 million. These swaps are floating-floating swaps, enabling the Group to pay pounds sterling in receipt of US dollars and Euros, thus mitigating the foreign exchange exposure arising as a result of the new senior term facilities (as described in note 14).

Effective	Maturities	Notional	Receives	Pays
12/30/2004	12/31/2012– 12/31/2013	US$150m	3 month US LIBOR+2.25%–2.75%	3 month GBP LIBOR+2.5145%–3.0605%
12/30/2004	12/31/2012– 12/31/2013	Euro100m	3 month EURIBOR+2.375%–2.875%	3 month GBP LIBOR+2.685%–3.2605%

Variable Rate Debt

        As described in note 14 to the consolidated financial statements, the Group has Senior Term Facilities and a Second Lien Facility with a syndicate of banks. Draw downs under the Senior Term Facilities and Second Lien Facility bear interest at rates between 1.50% (ratchet permitting) and 4.00% above LIBOR, so the Group is exposed to variable cash flows arising from changes in LIBOR. The Group mitigates some of its interest rate risk on its Senior Term Facilities through the use of interest rate swaps. The purpose of the derivative instruments is to provide a measure of stability over the

Group's exposure to movements in sterling interest rates on its sterling-denominated bank debt. The interest rate swaps can be summarised as follows:

Effective	Maturities	Notional	Receives	Pays
10/15/2004– 05/12/2005	10/15/2007– 06/30/2009	£1,060m	3 month LIBOR	4.8150%–6.3075%
10/15/2007	01/15/2008	£1,000m	3 month LIBOR	4.6600%

Fair Value of financial instruments

        The Company's financial instruments include cash, receivables, payables, debt, interest rate swaps and cross currency rate swaps. The Company has recorded all financial instruments at their respective fair values and therefore there is no difference between the carrying amount and fair value. The estimated fair values of the financial instruments are based on quotations received from independent third-party financial institutions and represent the net amounts receivable or payable to terminate the positions as of December 31, 2005.

Concentration of credit risk

        The Group may be exposed to potential losses due to the credit risk arising of non-performance by the financial institution counterparties to its portfolio of derivative financial instruments. However, such losses are not anticipated as these counterparties are major international financial institutions and the portfolio is spread over a wide range of institutions.

8.     Other receivables

	At December 31,
	2005	2004
	Reorganized Company	Reorganized Company
	£ million	£ million
Interconnection receivables	2	3
Accrued income	27	27
Other	7	3

	36	33

        Accrued income primarily represents telephone calls made by Consumer Sales Division and Business Sales Division customers that have not been billed as of the end of the accounting period. The period of time over which billings have not been raised varies between two days and four weeks.

9.     Investments

        The Group has investments in affiliates accounted for under the equity method at December 31, 2005 and 2004. The principal investments are as follows:

Percentage ownership at December 31, 2005
Reorganized Company
Front Row Television Limited	50.0%
UKTV joint venture companies	50.0%
Percentage ownership at December 31, 2004
Reorganized Company
Front Row Television Limited	50.0%
sit-up Limited	30.9%
UKTV joint venture companies	50.0%

        On May 12, 2005, Telewest acquired a controlling interest in sit-up Limited. sit-up Limited has been consolidated with effect from that date. Prior to May 12, 2005, Telewest owned approximately 49.9% of sit-up.

        Summarized combined financial information for the Company's affiliates, which operate principally in the cable television, broadcasting and interactive media industries is as follows:

	At December 31,
	2005	2004
	£ million	£ million
Combined financial position
Current assets	107	66
Non-current assets, net	15	21

Total assets	122	87

Current liabilities	55	26
Non-current liabilities	139	153
Redeemable preference shares	33	33
Accumulated deficit attributable to stockholders	(105)	(125)

Total liabilities and accumulated deficit	122	87

	Year ended December 31,
	2005	2004	2003
	£ million	£ million	£ million
Combined operations
Revenue	189	176	154
Operating expenses	(130)	(131)	(124)

Operating income	59	45	30
Other expenses and taxes	(25)	(23)	(19)

Net income	34	22	11

	At December 31,
	2005	2004
	Reorganized Company	Reorganized Company
	£ million	£ million
The Group's investments in affiliates are comprised as follows
Loans and redeemable preference shares	169	184
Share of net assets and goodwill(1)	112	120

	281	304

(1)
The share of net assets and goodwill for the year ended December 31, 2004, includes a fresh-start reporting valuation of £112 million as at July 1, 2004. Investments have subsequently been accounted for using the equity method for the six months ended December 31, 2004 and year ended December 31, 2005.

        In accordance with the joint venture agreements between Flextech Broadband Limited and BBC Worldwide, the Company recognises 100% of losses for those companies which represent UKTV.

10.   Property and equipment

	At December 31,
	2005	2004
	Reorganized Company	Reorganized Company
	£ million	£ million
Land and buildings	80	76
Cable and ducting	2,422	2,310
Electronic equipment	740	632
Other equipment	174	156

	3,416	3,174
Less: Accumulated depreciation	(594)	(200)

Property and equipment, net	2,822	2,974

        During the year ended December 31, 2005, the Company entered into £13 million (2004: £9 million) of capital leases in respect of sale and leaseback arrangements for network equipment and motor vehicles. Included in this £13 million of capital leases is zero (2004: £4 million) of non-cash transactions, the remaining £13 million (2004: £5 million) is presented as proceeds from sale and leaseback in the Company's consolidated statement of cash flows.

11.   Intangible assets

	At December 31,
	2005	2004
	Reorganized Company	Reorganized Company
	£ million	£ million
Customer lists and relationships	298	298
Trade names (not subject to amortization)	34	34
Trade names (subject to amortization)	15	—
Superior to market contracts	45	—

	392	332
Less: Accumulated amortization	(62)	(18)

Intangible assets, net	330	314

        Trade names (not subject to amortization) are deemed to have indefinite lives and, therefore, are not amortized. The carrying value of these trade names is subject to an annual impairment review or more frequently should events occur that indicate that impairment is likely. Customer lists and relationships are being amortized over a period of eight years from fresh-start date, July 1, 2004, which represents the estimated customer life as determined at fresh-start.

        Trade names (subject to amortization) are being amortized over nine years from May 12, 2005, the date of acquisition of our controlling interest in sit-up.

        Superior to market contracts are amortized over a period of five to six years in accordance with the terms of the contracts.

        The following table reflects the estimated amortization of existing intangible assets over the periods indicated:

Years ending December 31,	£ million
2006	48
2007	48
2008	48
2009	48
2010	43
Thereafter	61

296

        The Reorganized Company also conducted a review for potential impairment of trade names, which were deemed to have indefinite lives at July 1, 2004, the date of adoption for fresh-start reporting. The impairment reviews have been conducted based on after-tax cash flows using a relief from royalty methodology. The impairment reviews concluded that there was no evidence of impairment to trade names.

12.   Reorganization value in excess of amounts allocable to identifiable assets and goodwill

	At December 31,
	2005	2004
	Reorganized Company	Reorganized Company
	£ million	£ million
Reorganization value in excess of amounts allocable to identifiable assets	421	425
Goodwill arising on purchase of sit-up (see note 6)	78	—

	499	425

        During the fourth quarter of 2005, the Reorganized Company conducted a step 1 impairment review of goodwill for each of its reporting units (Cable, Content and sit-up). The step 1 review compared independent third party valuations of each reporting unit to the fully allocated net asset value (including goodwill) of each reporting unit. The step 1 impairment review concluded that the fair value of each reporting unit exceeded its fully allocated net asset value (including goodwill). Therefore no evidence of a potential impairment to goodwill existed.

        The changes in the carrying amounts of reorganization values in excess of amounts allocable to identifiable assets and goodwill for the years ended December 31, 2005 and 2004 by reporting unit are as follows:

	Cable	Content	sit-up	Total
	£ million	£ million	£ million	£ million
Balance at July 1, 2004 and December 31, 2004—Reorganized Company	313	112	—	425
Unprovided tax contingency at fresh-start	1	—	—	1
Reduction in valuation allowance	(5)	—	—	(5)
Acquisition of sit-up	—	—	78	78

Balance at December 31, 2005—Reorganized Company	309	112	78	499

13.   Other current liabilities

        Other current liabilities are summarized as follows:

	At December 31,
	2005	2004
	Reorganized Company	Reorganized Company
	£ million	£ million
Deferred income	128	111
Accrued construction costs	25	38
Accrued programming costs	25	24
Accrued interconnect costs	12	13
Accrued interest	25	5
Accrued staff costs	26	25
Accrued expenses	49	48
VAT payable	29	26
Interest rate swap liability	36	41
Payroll taxes	6	7
Unfavorable leases	25	26
Subsidiary contingently redeemable preference shares	6	—
Corporation tax	8	—
Other current liabilities	52	60

	452	424

        The Company's subsidiary sit-up issued 1,000,000 preference shares in 2005. These preference shares are recorded as liabilities of £12 million in the Company's consolidated balance sheet, of which £6 million is included in other current liabilities and £6 million in other liabilities. For a discussion of the nature, terms and obligations attached to these shares see note 6.

14.   Debt

	At December 31,
	2005	2004
	Reorganized Company	Reorganized Company
	£ million	£ million
TCN Group bank facilities	55	20
Flextech Group bank facilities	12	—
Other debt	3	1

Debt repayable within one year	70	21
TCN Group bank facilities repayable after more than one year	1,634	1,680
Flextech Group bank facilities repayable after more than one year	90	—
Other debt repayable after more than one year	2	6

Total debt	1,796	1,707

TCN Group bank facilities

        On December 21, 2004, our subsidiaries Telewest Communications Networks Ltd ("TCN") and Telewest UK executed a Senior Facilities Agreement (the "Senior Facilities Agreement") and a Second Lien Facility Agreement (the "Second Lien Facility Agreement"), together with the Senior Facilities Agreement, ("the Facilities Agreements") for new £1,800 million credit facilities (consisting of £1,450 million Senior Term Facilities (the "Senior Term Facilities"), a £100 million revolving facility (the "Revolving Facility") together with the Senior Term Facilities (the "Senior Facilities") and a £250 million Second Lien Facility (the "Second Lien Facility"), and together with the Senior Facilities (the "Facilities"). Drawings under the Senior Term Facilities and the Second Lien Facility together with cash on hand were used to repay all outstanding borrowings under the Group's old £2,030 million amended senior secured credit facility. The Revolving Facility was not drawn down at December 30, 2004 and remained undrawn at December 31, 2005. TCN and Telewest Global Finance LLC are the primary borrowers under the new Facilities, which are guaranteed by Telewest UK and several of TCN's subsidiaries (the "Guarantors").

        All capitalized terms not defined have the meaning given to them in the Facilities Agreements.

        The Facilities comprise of the following five tranches:

  (a)
  A 7-year amortizing term loan facility of £700,000,000, drawn in pounds sterling in a single drawing, amortizing semi-annually starting June 30, 2005 ("Tranche A"). All of Tranche A was drawn down at December 30, 2004 and £680,000,000 remains outstanding at December 31, 2005 (2004—£700,000,000);

  (b)
  An 8-year repayment multi-currency term loan facility of £425,000,000, drawn in Euro, U.S. Dollars and pounds sterling in a single drawing, payable in two equal installments 7 1/2 and 8 years after the date on which the Senior Facilities were entered into (the "Closing Date") ("Tranche B"). All of Tranche B was drawn down at December 30, 2004 and remains outstanding at December 31, 2005;

  (c)
  A 9-year repayment multi-currency term loan facility of £325,000,000, drawn in Euro, U.S. Dollars and pounds sterling in a single drawing, payable in two equal installments 8 1/2 and 9 years after the Closing Date ("Tranche C"). All Tranche C was drawn down at December 30, 2004 and remains outstanding at December 31, 2005;

  (d)
  A 7-year revolving loan facility in a maximum amount of £100,000,000, available in pounds sterling. The Revolving Facility has not yet been drawn down. The revolver may be drawn down by TCN upon giving five working days notice to the Lender. The drawdown may not exceed the available facility and must be greater than £5,000,000. TCN shall give notice as to the duration of the drawdown and shall ensure that there is a period of at least five consecutive working days in each annual period where the revolver is not drawn; and

  (e)
  A 9 1/2-year bullet repayment second lien term loan facility of £250,000,000, drawn in pounds sterling in a single drawing, payable 9 1/2 years after the Closing Date. All of the Second Lien Facility was drawn down at December 30, 2004 and remains outstanding at December 31, 2005;

        Any prepayment of the Second Lien Facility within twelve months after the Closing Date ("Non-Call Period") will be subject to payment of a make-whole premium based on customary market standards. The provision compensates the lender for early repayment by increasing the repayment premium from 102% at the first anniversary of the facility, up to a maximum of 105% depending on how early the payment is made prior to the first anniversary of the facility. After the end of the Non-Call Period, prepayment may be made in whole or in part, subject to a prepayment premium equal to the following percentages of the principal amount of the Second Lien Facility being prepaid: (i) 2.00% prior to the second anniversary of the Closing Date, (ii) 1.00% after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, and (iii) 0.00% thereafter.

        Tranches A, B and C and the Revolving Facility bear interest at a rate of (a) EURIBOR (for any Euro-denominated advance) or LIBOR (for any advance denominated in another currency) plus (b) the applicable cost of complying with any reserve requirements plus an applicable margin. The applicable margin for Tranche A and the Revolving Facility is 2.25%, for Tranche B 2.50% and for Tranche C 3.00%. Amounts denominated in US Dollars or Euros will bear interest at 0.25% and 0.125%, respectively, less than the relevant pounds sterling margin. The applicable margin for the Second Lien Facility is 4.00%.

        In addition, the applicable margin for Tranche A and the Revolving Facility is subject to a margin ratchet, from and after the first quarter date occurring at least six months after the Closing Date, based upon the ratio of Consolidated Net Borrowings to Consolidated Annualized TCN Group Net Operating Cash Flow ranging between 1.50% (ratchet permitting) and 2.25%. The applicable margin for Tranche B is subject to a margin ratchet such that, from and after the first quarter date occurring at least 6 months after the closing date on which the ratio of Consolidated Net Borrowings to Consolidated Annualized TCN Group Net Operating Cash Flow (each of the above terms to be defined in the Senior Facilities Agreement) is less than or equal to 3.0 to 1.0, the Tranche B margin shall be reduced by 25 basis points.

Guarantees

        With effect from the Closing Date, each guarantor under the Facilities irrevocably and unconditionally guarantees, jointly and severally, the due and punctual payment by each of the borrowers of all sums payable under the Facilities Agreements. The guarantors are further required to promptly pay on demand such amounts which any borrower is liable to pay or has become due and payable under the Facilities Agreements but has not been paid.

Events of default

        The Facilities Agreements are subject to customary events of default including; non-payment of sums due under the Facilities, breach of covenants, material misrepresentations, cross default of certain other indebtedness, certain events of insolvency or bankruptcy, repudiation, unlawfulness, compliance with terms of applicable intercreditor deeds, and the occurrence of certain events likely to have a material adverse effect on our business. Upon the occurrence of an event of default, our ability to borrow under the Facilities may be terminated and we may be required to immediately repay all amounts outstanding under the Facilities.

Maturity profile

        The aggregate principal repayments required in each of the years ending December 31, 2006 through 2009 are as follows:

Years ending December 31,	£ millions	€ millions	$ millions	£ millions
2006	55	—	—	55
2007	90	—	—	90
2008	135	—	—	135
2009	160	—	—	160
2010	160	—	—	160
Thereafter	933	100	150	1,089

	1,533	100	150	1,689

Flextech Group bank facilities

        On May 10, 2005, the Company's Flextech subsidiaries entered into a new senior secured bank facility to finance the acquisition of sit-up, (the "Flextech Group bank facilities").

        This facility consisted of £110 million in term loans, which were fully drawn in connection with the acquisition and a £20 million revolving credit facility, which was undrawn at December 31, 2005. The term loans are to be repaid in semi-annual installments commencing December 31, 2005, with final maturity on June 30, 2009. The balance outstanding on December 31, 2005 was £102 million. Interest rates on the facility start at 1.75% above LIBOR with leverage ratchets down to 1% above LIBOR. The facility is secured by the assets of certain Flextech subsidiaries and sit-up along with Telewest's 50% share of the issued equity of UKTV.

Maturity profile

        The aggregate principal repayments required in each of the years ending December 31, 2006 through 2009 and thereafter are as follows:

Years ending December 31,	£ million
2006	12
2007	30
2008	30
To final maturity in 2009	30

102

Old Amended Senior Secured Credit Facility

        On July 15, 2004, certain subsidiaries of the Company entered into a series of agreements comprising an amendment to the senior secured credit facility of the Predecessor Company. TCN was the primary borrower under the amended senior secured credit facility. On July 15, 2004, committed facilities of £2.03 billion were obtained, of which £1.84 billion were fully drawn.

        All outstandings under this amended senior secured credit facility were repaid with the proceeds of the Senior Term Facilities, the Second Lien Facility and cash on hand.

15.   Income taxes

        The provisions for income taxes are summarized as follows:

	Year ended December 31, 2005	Year ended December 31, 2004	Six months ended June 30, 2004	Year ended December 31, 2003
	Reorganized Company	Reorganized Company	Predecessor Company	Predecessor Company
	£ million
Current tax (expense)/benefit	(1)	—	—	7
Deferred tax expense	(1)	—	(1)	(23)

	(2)	—	(1)	(16)

        A reconciliation of income taxes determined using the statutory UK rate of 30% (2004 and 2003: 30%) to the effective rate of income tax is as follows:

	Year ended December 31, 2005	Year ended December 31, 2004	Six months ended June 30, 2004	Year ended December 31, 2003
	Reorganized Company	Reorganized Company	Predecessor Company	Predecessor Company
	%	%	%	%
Corporate tax at UK statutory rates	30	30	30	30
US tax on interest income	54
Non-deductible expenses	62	—	(16)	(3)
Income not taxable	(8)	—	—	—
Prior year adjustment related to consortium relief from affiliates	(23)	—	—	40
Impact of income from affiliates	(62)	—	—	—
Change in valuation allowance	(23)	(30)	(15)	(77)
Other	(15)	—	—	—

Effective rate of taxation	15	—	(1)	(10)

        There has been a reduction in the deferred tax assets and a corresponding reduction in the valuation allowance of £61million which appears net in the rate reconciliation above, following a reduction in the net operating losses ("NOLs") initially recorded at the fresh start date, July 1, 2004. There is still a full valuation allowance provision against the UK deferred tax assets except where those assets can be offset against the UK deferred tax liabilities.

        Deferred income taxes and liabilities at December 31, 2005 and 2004 are summarized as follows:

	At December 31,
	2005	2004
	Reorganized Company	Reorganized Company
	£ million
Deferred tax assets relating to:
Fixed assets	769	698
Net operating loss carried forward	354	447
Capital losses	687	840
Other	24	16

Total deferred tax assets	1,834	2,001
Valuation allowance	(1,733)	(1,906)

Net deferred tax assets	101	95
Deferred tax liabilities relating to:
Intangible assets	(99)	(94)
Other	—	(1)
Investments in affiliates	(98)	(105)

Total deferred tax liabilities	(197)	(200)

	(96)	(105)

Current deferred tax asset	2	—
Deferred tax liability	(98)	(105)

	(96)	(105)

        At December 31, 2005 the Group estimates that it has, subject to Inland Revenue agreement, net operating losses ("NOLs") of £1,180 million (2004: £1,490 million) available to relieve against future income. As described above, there was a change in NOLs that existed at fresh start and in the related valuation allowance, which has been reflected in the current period against the reorganization excess. From December 31, 2003 to June 30, 2004, the valuation allowance of the Predecessor Company increased by £19 million (2003: From December 31, 2002 to December 31, 2003, the valuation allowance increased by £128 million). The valuation allowance of the Reorganized Company decreased from £1,906 million at December 31, 2004 to £1,733 million at December 31, 2005 (2004: The valuation allowance of the Reorganized Company was established at £1,890 million on July 1, 2004 and increased to £1,906 million at December 31, 2004). Any initial recognition of the underlying tax assets (by elimination of the valuation allowance set up at fresh-start) has been allocated to reorganization excess.

        The NOLs have an unlimited carry forward period under UK tax law, but are limited to their use to the type of business which has generated the loss.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

16.   Stockholders' equity

        The Company issued one share on its incorporation on November 12, 2003. During the year ended December 31, 2004, the Company issued 245,000,000 shares of common stock with a par value of US$0.01 each, in connection with the financial restructuring of the Predecessor Company. The then equity value of the Company of £1,949 million established additional paid-in capital of £1,948 million. During the six months ended December 31, 2004, the Company issued an additional 80,628 shares of common stock in connection with restricted stock granted to employees. During the year ended December 31, 2005 the Company issued 927,268 shares of common stock in connection with the exercise of share options and grants of restricted stock. The total number of shares outstanding as at December 31, 2005 was 246,007,897 (2004: 245,080,629). Consolidated retained earnings includes £18 million in respect of the Company's share of undistributed earnings of affiliates accounted for using the equity method. It is the Company's policy not to pay dividends on its shares of common stock. There are no restrictions over the rights attaching to our shares of common stock.

        NTL Incorporated ("NTL"), Telewest and Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of NTL, or Original Merger Sub, entered into an agreement and plan of merger, or the original merger agreement, on October 2, 2005. On December 14, 2005, NTL, Telewest, Original Merger Sub and Neptune Bridge Borrower LLC, a Delaware limited liability company and a wholly owned subsidiary of Telewest, or Merger Sub, amended and restated the original merger agreement. There is no change to the economics of the transaction or to the proposed management of the combined company as a result of the amendment and restatement of the original merger agreement. The amended and restated merger agreement was further amended by amendment no. 1 thereto, dated as of January 30, 2006, or amendment no. 1 to the merger agreement. The amended and restated agreement and plan of merger, as so amended, is sometimes referred to in this joint proxy statement/prospectus as the merger agreement.

        Under the merger agreement, Telewest, which currently trades on NASDAQ under the symbol "TLWT," will file a second restated certificate of incorporation, or the charter amendment, to reclassify each share of Telewest common stock issued and outstanding immediately prior to the effective time of the reclassification into (i) 0.2875 shares of Telewest common stock existing immediately after the effective time of the reclassification, or Telewest new common stock, together with cash in lieu of fractional shares of Telewest new common stock, and (ii) one share of Telewest Class B redeemable common stock, or Telewest redeemable common stock. At the effective time of the merger of Merger Sub with NTL, or the merger, which will occur immediately following the effective time of the reclassification, (i) each share of Telewest redeemable common stock will be automatically redeemed for $16.25 in cash without interest, and (ii) each share of NTL common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 2.5 shares of Telewest new common stock, together with cash in lieu of fractional shares of Telewest new common stock. The number of shares of combined company common stock into which shares of Telewest common stock will be reclassified and into which shares of NTL common stock will be converted in the merger has been determined on the same basis as contemplated by the original merger agreement, but adjusted as if NTL had undertaken a 2.5-for-1 stock split, or the stock split. Upon completion of the merger, Telewest stockholders will own approximately 25% and NTL stockholders approximately 75% of the combined company on a fully diluted basis based on currently outstanding shares, options and warrants. Upon completion of the merger, NTL will be wholly owned by Telewest. NTL common stock, which currently trades on NASDAQ under the symbol "NTLI," will be delisted. Immediately after the effective time of the merger, Telewest will change its name to "NTL Incorporated" and Telewest's ticker symbol will be changed to "NTLI," although it will initially trade under the ticker symbol "NTLID."

17.    Stock-based compensation

Reorganized Company

        The Telewest 2004 Stock Incentive Plan, (the "Plan"), was adopted by the board of directors on June 2, 2004 and approved by the sole stockholder on July 5, 2004.

        The Plan provides for the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units and Share Awards (each as defined in the Plan). The aggregate number of shares of our common stock that may be subject to option grants or awards under the Plan is 24,500,000, subject to adjustment upon the occurrence of certain enumerated corporate transactions including, 30% or more of the combined voting power of the group being acquired by a particular beneficial owner, consummation of a merger or consolidation of the group effected under certain pre-determined conditions, a change of the majority of the board of directors currently serving or the approval of a plan by stockholders of complete liquidation or dissolution. An individual may not be granted options to purchase or be awarded more than 4,000,000 shares of our common stock in any one fiscal year. Certain deferred tax liabilities are payable in the U.S. and do not support the realization of deferred tax assets in the UK.

        Persons eligible to receive grants or awards under the Plan include employees, directors and independent contractors of Telewest and its divisions and subsidiaries and parent corporations and other affiliates. The term of an Incentive Stock Option under the Plan may not exceed 10 years from the date of the grant and the term of a Non-Qualified Stock Option under the Plan may not exceed 11 years from the date of the grant.

        Under the fair value recognition provisions of SFAS 123, stock-based compensation expense is measured at the grant date using a Black-Scholes model. Awards with graded vesting are treated as separate awards and accordingly the fair value is separately measured based on the different expected lives for the awards that vest each year. The compensation cost is recognized using the graded-vesting attribution method.

        The Company makes the following assumptions when measuring grant date fair value of stock-based compensation awards:

        Risk free interest rate—The risk free interest rate is assumed to be equal to the yield on zero coupon United States Treasury Bills on grant date.

        Expected life of stock options—Options are assumed to have an expected life equal to the vesting period plus six months for awards that vest within two years of grant date. All other options are assumed to have an expected life equal to the vesting period plus one year.

        Expected volatility—expected volatility of the share price of the Company over the expected life of an option is assumed to be equal to the average of volatilities of a comparator group consisting of BT Group PLC, Comcast Corporation, British Sky Broadcasting Group PLC and Vodafone Group PLC.

        Expected dividends—The Company does not expect to pay a dividend on its common stock at any time during the expected life of any outstanding option.

        Performance conditions—The Company assumes the performance criteria within its option plans will be met. The performance conditions within the Group's option plans are based on performance against annual budgets for each year of vesting under the graded-vesting arrangements.

        The Reorganized Company has recognized £12 million of stock-based compensation expense during the year ended December 31, 2005 (2004: £6 million), as a result of awards granted over 10,214,322 shares of the Company's common stock.

        The following tables summarize information about the Company's option, restricted stock and stock appreciation rights plans outstanding at December 31, 2005:

Stock options

	Stock options
Exercise price (US$)
	0.01(1)	13.70(1)	13.70(2)	13.70(3)	16.00(2)	16.00(1)	22.58(2)	22.58(3)	22.58(1)	TOTAL
Number of options/restricted stock outstanding at beginning of year	911,117	7,653,629	11,711	900,969	—	—	—	—	—	9,477,426
Granted	15,353	28,378	—	—	240,880	42,278	154,977	32,521	6,214	520,601
Exercised	(86,609)	(635,443)	(2,342)	(98,838)	(29,621)	(2,207)	—	—	—	(855,060)
Forfeited	—	(171,404)	—	(17,020)	(10,000)	—	—	—	—	(198,424)
Number outstanding at end of year	839,861	6,875,160	9,369	785,111	201,259	40,071	154,977	32,521	6,214	8,944,543
Exercisable at end of year	128,675	2,265,326	—	259,685	16,554	6,247	30,828	—	—	2,707,315
Weighted average remaining contractual life (years)	9.5	9.5	9.5	9.5	10.1	10.4	10.5	10.7	10.8
For stock options granted in the year:
Weighted average fair value at grant date (US$)	19.33	5.73	—	—	4.88	7.42	7.41	6.44	6.56
Weighted average fair value at grant date (£)	10.67	3.06	—	—	2.61	3.99	4.21	3.57	3.72
Weighted average share price at grant date (US$)	19.34	16.00	—	—	16.00	20.14	22.58	22.01	22.66
Weighted average expected life (years)	3.1	3.3	—	—	3.4	3.0	3.9	3.7	3.5
Weighted average expected volatility (%)	32	35	—	—	36	31	35	32	30
Weighted average risk-free rate (%)	3.5	3.4	—	—	3.4	3.7	3.8	4.0	4.5

(1)
Stock options with exercise price below market price on date of grant.

(2)
Stock options with exercise price equal to the market price on date of grant.

(3)
Stock options with exercise price above market price on date of grant.

	Restricted Stock	Stock Appreciation Rights(4)
Number outstanding at beginning of year	325,628	—
Granted	94,267	—
Exchanged(4)	(245,000)	245,000
Forfeited	(5,176)	—

Number outstanding at end of year	169,719	245,000

For restricted stock/stock appreciation rights granted/exchanged in the year:
Weighted average fair value at date of grant (US$)	16.05	17.68
Weighted average fair value at date of grant (£)	8.58	9.41

  All restrictions over grants of restricted stock expire during 2007.

(4)
On April 1, 2005, the Company entered into definitive employment and equity agreements with B. R. Elson, its Acting Chief Executive Officer. In connection with the execution of the employment agreement, Mr. Elson and the Company also agreed to substitute an award of 245,000 stock appreciation rights for the 245,000 shares of restricted stock previously granted to Mr. Elson on July 16, 2004. The stock appreciation rights vest quarterly in arrears over a 3-year period commencing on July 1, 2004. On July 19, 2008 or Mr. Elson's termination of employment, whichever is earlier, each vested stock appreciation right shall be converted into a stock unit and Mr. Elson will be paid, for each stock unit, an amount of cash equal to the fair market value of a share of the Company's common stock on the payment date. Upon the grant of the stock appreciation rights, the grant of restricted stock made to Mr. Elson on July 16, 2004 was cancelled. As at December 31, 2005 the Company has recognised a liability of £3 million in respect of this stock appreciation rights arrangement.

        The grant date fair values of options, restricted stock and stock appreciation rights have been translated to pounds sterling (£) at the US$ to £ exchange rate prevailing on the date of each grant.

        The following table summarizes information about the Company's option and restricted stock plans outstanding at December 31, 2004:

	Stock options
Exercise price (US$)					Restricted stock
	13.70(1)	13.70(2)	13.70(3)	0.01(1)
Number of options/restricted stock outstanding at beginning of year	—	—	—	—	—
Granted	7,924,350	11,711	900,969	939,778	325,628
Exercised	—	—	—	—	—
Forfeited	(270,721)	—	—	(28,661)	—

Number of options/restricted stock outstanding at end of year	7,653,629	11,711	900,969	911,117	325,628
Exercisable options at end of year	345,000	—	—	25,000	—
Weighted average fair value at grant date (US$)	4.21	4.36	2.93	13.74	13.73
Weighted average fair value at grant date (£)	2.25	2.35	1.57	7.33	7.33
Weighted average share price at grant date (US$)	13.77	13.70	12.42	13.75	N/A
Weighted average remaining contractual life (years)	10.5	10.5	10.5	10.5	N/A
Weighted average expected life (years)	3.2	3.5	2.9	3.6	N/A
Weighted average expected volatility (%)	38	38	35	41	N/A
Weighted average risk-free rate (%)	3.0	3.2	2.8	3.1	N/A
Weighted average expected dividend yield (%)	0.0	0.0	0.0	0.0	N/A

(1)
Stock options with exercise price below market price on date of grant.

(2)
Stock options with exercise price equal to the market price on date of grant.

(3)
Stock options with exercise price above market price on date of grant.

        The fair value of options and restricted stock has been translated to pounds sterling (£) at the US$ to £ exchange rate prevailing on the date of each grant.

        On October 2, 2005, NTL Incorporated, a Delaware corporation ("NTL"), entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with the Company and Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of NTL ("Merger Subsidiary"). The Merger Agreement provides among other things that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Subsidiary will merge with and into Telewest, with Telewest continuing as the surviving corporation and a wholly owned subsidiary of NTL (the "Merger"). The terms of the Company's stock option, restricted stock and stock appreciation rights agreements for certain employees contain provisions that provide for acceleration of vesting of outstanding unvested stock awards on the occurrence of an "acceleration event." The Merger represents an acceleration event as defined by the terms of these agreements and therefore upon consummation of the Merger, the Company will accelerate vesting of outstanding unvested stock for certain employees. The impact of accelerated vesting would be to increase stock-based compensation expense during the period in which the Merger is consummated as compared to stock-based compensation expense in the year ended December 31, 2005.

Predecessor Company

        At June 30, 2004, the Predecessor Company operated five types of employee stock-based compensation plans: the Executive Share Option Schemes ("ESOS"), the Sharesave Schemes, the Telewest Restricted Share Scheme ("RSS"), the Telewest Long Term Incentive Plan ("LTIP") and an Equity Participation Plan ("EPP").

        Following the sanction of the scheme of arrangement of the Predecessor Company, the holders of options granted under the Predecessor Company's ESOS, Sharesave Schemes and part of the EPP were entitled to exercise their options (and acquire Telewest Shares) within the time periods specified in the rules of each scheme. These time periods ranged from a minimum of one month to a maximum of six months from the date that the scheme of arrangement was sanctioned by the High Court of England and Wales. To the extent that holders of options granted under the Predecessor Company's Sharesave Schemes wished to exercise their options, the number of Telewest Shares available for subscription were restricted to those that could be subscribed for with the proceeds of their saving contracts at the date of exercise. Options that were not exercised within the time periods specified in the relevant rules lapsed.

        Share awards granted under the Predecessor Company's RSS, the remainder of the EPP and LTIP vested and were released in full. The Telewest shares used to satisfy those awards were held either in the Telewest 1994 Employees' Share Ownership Plan (the "Trust") or were issued by Telewest on the vesting of the share awards.

        During the six months ended June 30, 2004 and the year ended December 31, 2003, no options or awards were granted over any ordinary shares of the Predecessor Company.

        If the Predecessor Company had applied the provisions of SFAS 123, the Predecessor Company's net loss would have been reported as the pro forma amounts indicated below:

	Six months ended June 30, 2004	Year ended December 31, 2003
	Predecessor Company	Predecessor Company
	£ million	£ million
Net loss as reported	(130)	(183)
Less: pro forma employee compensation cost related to stock options	—	—

Pro forma net loss	(130)	(183)

Performance-based share option compensation plans

        The Predecessor Company had two performance-based share option plans: the Telewest 1995 (No. 1) Executive Share Option Scheme and the Telewest 1995 (No. 2) Executive Share Option Scheme. Under both plans, certain officers and employees were granted options to purchase ordinary shares of the Predecessor Company. The exercise price of each option generally equaled the market price of the Predecessor Company's ordinary shares on the date of grant. The options were exercisable between three and ten years after the date of grant with exercise conditional on the Predecessor Company's shares out-performing by price the FTSE100 Index over any three-year period preceding exercise.

        A summary of the status of the Predecessor Company's performance-based share option plans as of June 30, 2004 and December 31, 2003, and the changes during the periods ended on those dates are presented below:

	Six months ended June 30, 2004		Year ended December 31, 2003
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding at beginning of period	72,020,360	124.4p	90,057,243	137.3p
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(6,286,155)	142.6p	(18,036,883)	189.0p

Outstanding at end of period	65,734,205	122.6p	72,020,360	124.4p

Options exercisable at period end	65,734,205	122.6p	43,737,285	141.2p
Weighted average fair value of options granted during the period		—		—

        Share options were forfeited due to employees leaving the Predecessor Company before their share options became exercisable or due to performance criteria not being met.

        Following the Predecessor Company's financial restructuring, all of the above options outstanding at June 30, 2004 were forfeited by December 21, 2004.

        The following table summarizes information about the Predecessor Company's performance-based share option plans outstanding at June 30, 2004:

	Options outstanding
				Options exercisable
		Weighted average remaining contractual life
Range of exercise prices	Number outstanding at June 30, 2004		Weighted average exercise price	Number exercisable at June 30, 2004	Weighted average exercise price
65.7–76.8p	11,207,175	6.5yrs	74.5p	11,207,175	74.5p
81.5–82.5p	1,677,912	7.1yrs	81.7p	1,677,912	81.7p
84.6–99.9p	1,051,040	0.9yrs	90.1p	1,051,040	90.1p
102.0–109.1p	31,044,443	6.6yrs	103.7p	31,044,443	103.7p
114.0–125.9p	8,533,764	6.3yrs	119.4p	8,533,764	119.4p
130.4–140.9p	224,174	2.5yrs	137.4p	224,174	137.4p
160.0–170.0p	761,971	5.8yrs	164.8p	761,971	164.8p
202.4–235.0p	10,812,145	6.0yrs	229.8p	10,812,145	229.8p
237.3–249.4p	187,465	5.8yrs	239.2p	187,465	239.2p
274.3–276.5p	29,019	4.9yrs	275.7p	29,019	275.7p
289.0–294.8p	205,097	5.3yrs	290.7p	205,097	290.7p

65.7–294.8p	65,734,205	6.4yrs	122.6p	65,734,205	122.6p

Fixed share option compensation plans

        The Predecessor Company also operated Sharesave Schemes, fixed share option compensation schemes. Under these plans, the Predecessor Company granted options to employees to purchase ordinary shares at up to a 20% discount to market price. These options could be exercised only with funds saved by employees over time in a qualified savings account. The options were exercisable between 37 and 66 months after commencement of the savings contracts.

        A summary of the status of the Predecessor Company's fixed share option plans as of June 30, 2004 and December 31, 2003, and the changes during the periods ended on those dates are presented below:

	Six months ended June 30, 2004		Year ended December 31, 2003
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding at beginning of period	5,311,559	75.0p	8,969,286	78.0p
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(824,889)	64.4p	(3,657,727)	82.4p

Outstanding at end of period	4,486,670	76.9p	5,311,559	75.0p

Options exercisable at period end	4,486,670	76.9p	5,953	115.9p
Weighted average fair value of options granted during the period		—		—

        Share options were forfeited due to employees leaving the Predecessor Company before their share options became exercisable.

        Following the Predecessor Company's financial restructuring, all of the above options outstanding at June 30, 2004 were forfeited by December 21, 2004.

        The following table summarizes information about the Predecessor Company's fixed share options outstanding at June 30, 2004:

	Options outstanding
Range of exercise prices	Number outstanding at June 30, 2004	Weighted average remaining contractual life
58.5–88.3p	4,475,657	0.5yrs
115.9–191.0p	11,013	0.9yrs
58.5–191.0p	4,486,670	0.5yrs

Telewest Restricted Share Scheme ("RSS")

        The Predecessor Company operated the RSS in conjunction with an employment trust, the Telewest 1994 Employees' Share Ownership Plan Trust (the "ESOP"), which was designed to provide incentives to executives of the Predecessor Company. Under the RSS, executives would be granted awards over ordinary shares of the Predecessor Company based on a percentage of salary. The awards were made for no monetary consideration. The awards generally vested three years after the date of the award and were exercisable for up to seven years after the date when they vested.

        The compensation charge related to each award was based on the share price of the ordinary shares on the date the award was made.

        A summary of the status of the RSS as of June 30, 2004 and December 31, 2003, and the changes during the periods ended on those dates are presented below:

	Six months ended June 30, 2004	Year ended December 31, 2003
	Number of shares	Number of shares
Outstanding at beginning of period	329,052	493,034
Granted	—	—
Exercised	(164,194)	—
Forfeited	(30,986)	(163,982)

Outstanding at end of period	133,872	329,052

Awards exercisable at period end	133,872	80,457
Weighted average fair value of awards granted during the period	—	—

        Share awards were forfeited due to employees leaving the Predecessor Company before their awards became exercisable.

        Of the 133,872 awards outstanding and exercisable at June 30, 2004, 42,119 awards were exercised for shares in the Predecessor Company on July 5, 2004 and 91,753 awards were forfeited on July 21, 2004 following the Predecessor Company's financial restructuring.

        Deferred compensation cost relating to the RSS was zero in the six months ended June 30, 2004 (2003: £57,000).

Telewest Long Term Incentive Plan ("LTIP")

        The LTIP provided for share awards to executive directors and senior executives. Under the LTIP, an executive would be awarded the provisional right to receive, for no payment, a number of Telewest shares with a value equating to a percentage of base salary. The shares would not vest unless certain performance criteria, based on total stockholder return assessed over a three-year period were met. The percentage of salary was determined by the Predecessor Company's Remuneration Committee and could have been up to 100% of base salary for executive directors.

        A summary of the status of the LTIP as of June 30, 2004, and December 31, 2003, and the changes during the periods ended on those dates are presented below:

	Six months ended June 30, 2004	Year ended December 31, 2003
	Number of shares	Number of shares
Outstanding at beginning of period	66,121	423,272
Granted	—	—
Exercised	(66,121)	(42,448)
Forfeited	—	(314,703)

Outstanding at end of period	—	66,121

Awards exercisable at period end	—	66,121
Weighted average fair value of awards granted during the period	—	—

        Share awards were forfeited due to employees leaving the Predecessor Company before their awards became exercisable or due to performance criteria not being met.

        Deferred compensation cost relating to the LTIP was zero in the six months ended June 30, 2004 (2003: zero).

Equity Participation Plan ("EPP")

        The Predecessor Company's Remuneration Committee provided that, under the EPP, an employee with two years service or at manager level or above, could use up to 100% of the annual bonus payable to the employee to acquire the Predecessor Company's shares ("bonus shares"). The employee had to deposit the bonus shares with the Trustee of the existing ESOP. In return, the employee was provisionally allocated for no payment a matching number of the Predecessor Company's shares. Provided the bonus shares were retained for three years and the employee remained employed for three years, the bonus and matching shares would thereafter be released to the employee.

        A summary of the status of the Predecessor Company's EPP at June 30, 2004 and December 31, 2003, and the changes during the periods ended on those dates are presented below:

	Six months ended June 30, 2004	Year ended December 31, 2003
	Number of shares	Number of shares
Outstanding at beginning of period	196,709	305,570
Granted	—	—
Exercised	(72,498)	(103,394)
Forfeited	(1,095)	(5,467)

Outstanding at end of period	123,116	196,709

Options/awards exercisable at period end	123,116	196,709
Weighted average fair value of options/awards granted during the period	—	—

        Share options/awards were forfeited due to employees leaving the Predecessor Company before their options/awards became exercisable.

        Of the 123,116 options/awards outstanding and exercisable at June 30, 2004, 10,206 awards were exercised, 24,384 options were lapsed on July 21, 2004 following the Predecessor Company's financial restructuring and the remaining 88,526 awards will cease as part of the Predecessor Company's proposed forthcoming liquidation.

        Deferred compensation cost relating to the EPP in the six months ended June 30, 2004 was zero (2003: zero).

18.   Commitments and contingencies

Restricted cash

        At December 31, 2005, the Group had cash restricted as to use of £8 million (December 31, 2004: £26 million) representing £4 million cash which provides security for leasing and other obligations (2004—£11 million) and £4 million cash held in trust to settle the Predecessor Company's restructuring and liquidation expenses (2004—£15 million).

Long-term incentive plan

        On April 1, 2005 the Company's compensation committee approved the creation of a Long Term Incentive Plan ("LTIP"). The LTIP provides for the creation of a bonus pool if the Company meets certain performance objectives with respect to the 3-year period ending December 31, 2007. The performance objectives under the LTIP are set in relation to simple cash flow (defined as Adjusted EBITDA less capital expenditures) during the measurement period. Participants who are employed on the payment date will be eligible to receive an equal share of the bonus pool created (pro rata for individuals selected to participate after February 3, 2005). However, if the employment of a participant terminates for any reason prior to the payment date, he or she will not receive a bonus payment and his or her share of the bonus pool will be forfeited to the Company. Currently, 22 key management employees participate in the LTIP, including the Company's executive officers. The Compensation Committee may designate additional participants in the future.

        On October 1, 2005, the Committee amended the Company's LTIP to provide the following:

        Upon the occurrence of an Acceleration Event, participants in the LTIP will be entitled to a minimum payment under the LTIP based upon the extent to which the goals established under the LTIP have been satisfied (using assumptions and approximations as the Committee may select) as of the Acceleration Event.

        In the year ended December 31, 2005 the Company recorded an expense of zero in respect of the LTIP as the Company estimated that the performance objectives during the measurement period would not be met.

Merger related fees

        Merger related fees represent fees incurred in connection with our proposed merger with NTL, which is expected to complete during the first quarter of 2006. Success fees of approximately £5 million are payable contingent on the successful completion of the merger.

Deferred financing costs

        We expect that our bank facilities will be re-financed if our proposed merger with NTL is completed. We expect that such a re-financing would be accounted for as an extinguishment of debt and that we would write off all remaining unamortized deferred financing costs related to our existing bank facilities.

Other commercial commitments

        The following table includes information about other commercial commitments as of December 31, 2005. Other commercial commitments are items that the Group could be obligated to pay in the future. They are not required to be included in the balance sheet.

	Amount of commitment expiration per period
	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
	£ million
Guarantees(1)	13	10	2	1	—

(1)
Consists of performance and other guarantees of £10 million due in less than one year and £1 million due in one to three years and lease guarantees of £1 million due in one to three years and £1 million due in three to five years.

Legal matters

        Other than as set forth below, neither we nor any of our subsidiaries is or has been engaged in any legal or arbitration proceedings, nor are any such proceedings pending or threatened by or against them that may have, or have had during the past twelve months, a significant effect on our and our subsidiaries' financial position.

        A proceeding relating to the VAT status of Cable Guide and Zap magazines was instituted on June 29, 2001 by the Commissioners of Customs and Excise against Telewest Communications Group Limited and Telewest Communications (Publications) Limited. This proceeding was heard between October 21 and October 25, 2002 before the VAT and Duties Tribunal and as a result a judgment was passed down on January 21, 2003, which resulted in the provision of £16 million against revenue in the consolidated financial statements of the Predecessor Company. The item arose in respect of VAT payable in the period from January 2000 to July 2002. The magazines have since ceased publication. Therefore, the item represented the full extent of the Predecessor Company's VAT liability in respect of its magazine operations. The VAT tribunal held that the Predecessor Company's arrangements to protect the zero-rated VAT status of Cable Guide and Zap magazines could, in principle, be effective in creating a separate supply by Telewest Communications (Publications) Limited, which was not ancillary to the supply of pay-television services. However, in practice, the steps taken by the Predecessor Company were held to be insufficient to make the arrangements effective. The Predecessor Company appealed this decision in the High Court in November 2003. The appeal was unsuccessful and the Predecessor Company submitted a further appeal against the High Court's decision, which was heard by the Court of Appeal in the week commencing November 8, 2004. The Court of Appeal's judgment was received on February 10, 2005 and found in Telewest's favor on all points. The Commissioners of Customs and Excise applied for leave to make a further appeal to the House of Lords and such leave to appeal was declined. On April 7, 2005 we received £17.1 million from the Commissioners of Customs and Excise and following the House of Lords' decision to decline leave to appeal we received an additional settlement of £1.4 million from the Commissioners of Customs and Excise on June 24, 2005. The Company recognized £15.7 million as revenue and £2.8 million as interest during the year ended December 31, 2005.

Capital and operating leases

        The Group leases a number of assets under arrangements accounted for as capital leases, as follows:

	Acquisition costs	Accumulated depreciation	Net book value
	£ million
At December 31, 2004—Reorganized Company
Electronic equipment	39	(10)	29
Other equipment	48	(13)	35

At December 31, 2005—Reorganized Company
Electronic equipment	39	(27)	12
Other equipment	64	(21)	43

        Depreciation charged on these assets by the Reorganized Company was £33 million for the year ended December 31, 2005 and £25 million for the year ended December 31, 2004.

        Depreciation charged on these assets by the Predecessor Company was £23 million for the six months ended June 30, 2004 and £41 million for the year ended December 31, 2003.

        Minimum rental expense under such arrangements for the Reorganized Company amounted to £13 million for the year ended December 31, 2005 and £6 million for the year ended December 31, 2004.

        Minimum rental expense under such arrangements for the Predecessor Company amounted to £9 million for the six months ended June 30, 2004.

        Future minimum lease payments under capital and operating leases are summarized as follows as of December 31, 2005:

	Capital leases	Operating leases
	£ million
2006	61	18
2007	27	17
2008	15	15
2009	2	13
2010	—	12
2011 and thereafter	—	79

	105	154

Imputed interest	(8)

	97
Less current portion	(56)

Long term portion	41

        It is expected that, in the normal course of business, expiring leases will be renewed or replaced.

        The Group leases capacity on its network to other telecommunications companies. These leases are accounted for as operating leases and revenues received will be recognized over the life of the leases as follows:

£ million
2006	1
2007	1
2008	1
2009	1
2010	1
2011 and thereafter	4

9

        The assets held under these leases are accounted for as follows:

	Acquisition costs	Accumulated depreciation	Net Book value
	£ million
At December 31, 2004—Reorganized Company
Cable and ducting	35	(1)	34
At December 31, 2005—Reorganized Company
Cable and ducting	34	(2)	32

        Depreciation charged on these assets by the Reorganized Company was £2 million for the year ended December 31, 2005 and £1 million for the year ended December 31, 2004.

        Depreciation charged on these assets by the Predecessor Company was £1 million for the six months ended June 30, 2004.

19.   Related party transactions

Identity of relevant related parties

        UKTV is a related party of the Group, as the Group owns 50% of the voting rights.

        sit-up Limited ("sit-up") was a related party of the Group as the Group owned 30.9% of the voting rights until March 22, 2005 and 49.9% from March 23, 2005 to May 11, 2005.

        Front Row Television Limited ("Front Row Television") is a related party of the Group as the Group owns 50% of the issued shares of common stock. The remaining 50% of the shares are owned by NTL, Inc.

        W.R. Huff Asset Management Co., L.L.C. ("Huff") have a greater than five percent interest in the common stock of the Company, following completion of the Predecessor Company's financial restructuring, which converted Huff's interest in the Predecessor Company's notes and debentures to common stock of the Company. Mr W.J. Connors and Mr M.J.McGuinness are directors of the Company and employees of Huff.

Nature of transactions

        The Group has billed overheads and costs incurred on their behalf to UKTV and sit-up of £8 million and zero during the year ended December 31, 2005 (2004: £6 million and zero, 2003: £7 million and £1 million) respectively. The Group has also made a loan to UKTV and purchased redeemable preference shares in UKTV. Interest charged on this loan and dividends received were £12 million for the year ended December 31, 2005 (2004: £12 million). Amounts due from UKTV and sit-up at December 31, 2005 were £169 million and zero respectively (2004: £184 million and zero) respectively.

        In the normal course of its business the Group purchases programming from UKTV on normal commercial terms. Purchases for the year ended December 31, 2005 were £11 million (2004: £11 million, 2003: £12 million). The balance due to UKTV at December 31, 2005 for purchases of programming was zero (2004: zero).

        In the normal course of business the Group purchases programming from Front Row Television on normal commercial terms. Purchases for the year ended December 31, 2005 were £6 million (2004: £8 million, 2003: £7 million). The balance due to Front Row television at December 31, 2005 for purchases of programming was zero (2004: £2 million).

        The Predecessor Company incurred fees from Huff of £2 million in connection with its financial restructuring for the six months ended June 30, 2004 and £1 million for the year ended December 31, 2003. All amounts were paid during the respective periods and therefore no amounts remained outstanding as at June 30, 2004.

20.   Segment information

        We operate in three segments: Cable, Content and sit-up. For the Cable segment our chief operating decision-maker receives performance and subscriber data for each of our telephony, television and internet product lines; however, support, service and network costs are compiled only at the Cable segment level. The Content segment supplies TV programming to the UK pay-television broadcasting market, and sit-up markets and retails a wide variety of consumer products, primarily by means of televised shopping programs using an auction-based format. Each of the Content and sit-up segments' operating results, which are separate from the Cable segment, are regularly reviewed separately by the chief operating decision-maker. Revenues derived by the Content segment from the

Cable segment and revenues derived by the Cable segment from the sit-up segment are eliminated on consolidation.

	Year ended December 31, 2005	Year ended December 31, 2004	Six months ended June 30, 2004	Year ended December 31, 2003
	Reorganized Company	Reorganized Company	Predecessor Company	Predecessor Company
	£ million	£ million	£ million	£ million
CABLE SEGMENT
Consumer Sales Division revenue	1,009	479	470	907
Business Sales Division revenue	251	126	130	278

Revenues from external customers	1,260	605	600	1,185
Inter-segment revenue(1)	1	—	—	—

Cable segment total revenue	1,261	605	600	1,185

Cable segment Adjusted EBITDA	555	249	236	429
Cable segment total assets	3,872	3,976	3,275	3,323
CONTENT SEGMENT
Revenues from external customers	132	59	54	113
Inter-segment revenues(2)	10	5	5	10

Content segment total revenue	142	64	59	123

Content segment Adjusted EBITDA	14	1	8	5
Content segment total assets	463	368	582	566
SIT-UP SEGMENT
Revenues from external customers and sit-up segment total revenue	166	—	—	—

sit-up segment Adjusted EBITDA	8	—	—	—
sit-up segment total assets	183	—	—	—
Reconciliation to operating income
Cable segment Adjusted EBITDA	555	249	236	429
Content segment Adjusted EBITDA	14	1	8	5
sit-up segment Adjusted EBITDA	8	—	—	—

	577	250	244	434
Financial restructuring charges	—	—	(21)	(25)
Merger related fees	(6)	—	—	—
Depreciation	(399)	(204)	(184)	(389)
Amortization of intangible assets	(44)	(18)	—	—

Operating income	128	28	39	20

Total assets	4,518	4,344	3,857	3,889

(1)
Inter-segment revenues are revenues of our Cable segment which are costs in our sit-up segment and which are eliminated on consolidation.

(2)
Inter-segment revenues are revenues of our Content segment which are costs in our Cable segment and which are eliminated on consolidation.

21.   Quarterly financial information (unaudited)

	2005
	Fourth quarter	Third quarter	Second quarter	First quarter
	Reorganized Company	Reorganized Company	Reorganized Company	Reorganized Company
	£ million	£ million	£ million	£ million
Revenue	435	404	381	338
Operating income	23	33	48	24
Net (loss)/income	(14)	5	19	1
Basic and diluted (loss)/earnings per share of common stock	£(0.06)	£0.02	£0.08	£0.00
	2004
	Fourth quarter	Third quarter	Second quarter	First quarter
	Reorganized Company	Reorganized Company	Predecessor Company	Predecessor Company
	£ million	£ million	£ million	£ million
Revenue	336	328	326	328
Operating income	18	10	20	19
Net loss	(17)	(29)	(126)	(4)
Basic and diluted loss per share of common stock	£(0.07)	£(0.12)

        Comparable earnings per share information for the first and second quarters of 2004 has not been presented since such pro forma information would not be meaningful as a result of the financial restructuring of the Predecessor Company during 2004.

TELEWEST GLOBAL, INC.

SCHEDULE I—CONDENSED STAND-ALONE BASIS FINANCIAL INFORMATION
OF REGISTRANT

CONDENSED BALANCE SHEETS

(in £ millions, except share and per share data)

	December 31,
	2005	2004
Assets
Cash and cash equivalents	1	—

Total current assets	1	—

Other assets	2	—
Equity investment in Telewest UK Limited	1,953	1,905

Total assets	1,956	1,905

Liabilities and stockholders' equity
Current liabilities	20	1
Stockholders' equity
Preferred stock—US$0.01 par value; authorized 5,000,000, issued none (2005 & 2004)	—	—
Common stock—US$0.01 par value; authorized 1,000,000,000, issued 246,007,897 (2005) and 245,080,629 (2004)	1	1
Additional paid-in capital	1,970	1,949
Accumulated deficit	(35)	(46)

Total stockholders' equity	1,936	1,904

Total liabilities and stockholders' equity	1,956	1,905

See accompanying notes to the condensed financial statements.

TELEWEST GLOBAL, INC.

CONDENSED STAND-ALONE BASIS FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENT OF OPERATIONS

(in £ millions)

	Year ended December 31,
	2005	2004
Operating expenses
General and administrative expenses	(25)	(2)

Operating loss	(25)	(2)

Share of Telewest UK Limited net income/(loss)	42	(44)

Income/(loss) before income taxes	17	(46)

Income taxes	(6)	—

Net income/(loss)	11	(46)

See accompanying notes to the condensed financial statements.

TELEWEST GLOBAL, INC.

CONDENSED STAND-ALONE BASIS FINANCIAL INFORMATION OF REGISTRANT

CONDENSED STATEMENT OF CASH FLOWS

(in £ millions)

	Year ended December 31,
	2005	2004
Cash flows from operating activities
Net income/(loss)	11	(46)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Stock-based compensation expense	12	1
Deferred tax credit	(2)	—
Share of Telewest UK Limited net (income)/loss	(42)	44
Changes in operating assets and liabilities, net of effect of acquisition of subsidiaries:
Change in other liabilities	10	—

Net cash used in operating activities	(11)	(1)

Cash flows from financing activities
Proceeds from intercompany funding	6	1
Proceeds from issuance of common stock	6

Cash provided by financing activities	12	1

Net increase in cash and cash equivalents	1	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	1	—

See accompanying notes to the condensed financial statements.

TELEWEST GLOBAL, INC.

NOTES TO CONDENSED STAND-ALONE BASIS FINANCIAL INFORMATION
OF REGISTRANT

1. Basis of Preparation

        The accompanying condensed financial information represents the accounts of Telewest Global, Inc. on a stand-alone basis. Substantially all footnote disclosures are omitted. Reference is made to the audited consolidated financial statements and footnotes of Telewest Global, Inc. and subsidiaries as at December 31, 2005 and for the year ended December 31, 2005, which appear on pages F-82 to F-138.

PROSPECTUS

NTL CABLE PLC
Debt Securities
Fully and Unconditionally Guaranteed by NTL Incorporated

        By this prospectus, we may offer debt securities of NTL Cable PLC. NTL Incorporated will fully and unconditionally guarantee the payment obligations of the debt securities of NTL Cable PLC issued under this prospectus. In addition, the payment obligations of the debt securities of NTL Cable PLC will be guaranteed by NTL:Telewest LLC, NTL Holdings Inc., NTL (UK) Group, Inc., NTL Communications Limited and NTL Investment Holdings Limited. This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities in supplements to this prospectus.

        This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        You should read this prospectus and the applicable prospectus supplement, as well as the risks contained or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated July 10, 2006

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell debt securities in one or more offerings.

        This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

        You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

        On March 3, 2006, NTL Holdings Inc. (formerly known as NTL Incorporated) merged with a subsidiary of NTL Incorporated (formerly known as Telewest Global, Inc.). The merger has been accounted for as a reverse acquisition in which NTL Holdings Inc. is treated as the accounting acquirer, primarily because NTL Holdings Inc. shareholders owned approximately 75% of the common stock upon completion of the merger. Immediately following the merger, the name of the registrant was changed from "Telewest Global, Inc." to "NTL Incorporated". As a result, the historical financial statements of NTL Holdings Inc. became the historical financial statements of NTL Incorporated as of the completion of the merger. Therefore, the results for the quarter ended March 31, 2005 reflect the operations and cash flows of NTL Holdings Inc. only and the balance sheet at December 31, 2005 reflects the financial position of NTL Holdings Inc. only. The results of operations and cash flows for Telewest, the acquired company for accounting purposes, are included in the consolidated financial statements from March 3, 2006, the date on which the merger was completed.

        As used in this prospectus, all references to the "Company", "NTL", the "Registrant", "we", "us" and "our," and all similar references are to NTL Incorporated and all of its consolidated subsidiaries (including NTL Cable PLC), unless otherwise stated or the context otherwise requires. References to "Telewest" are to Telewest Global, Inc. prior to the merger of NTL Holdings Inc. into a subsidiary of Telewest Global Inc.

i

Where you can find more information

        NTL is subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, NTL files periodic reports and other information with the SEC. You may read and copy any document that NTL files at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus. In addition, copies of documents filed by NTL with the SEC are also available without charge by contacting NTL by writing or telephoning their offices of Investor Relations:

NTL Incorporated
909 Third Avenue, Suite 2863
New York, New York 10022
United States
Attention: Investor Relations
Telephone: +1 (212) 739 6724

For general inquiries concerning us please call:
+44 (0)1256 752000

        You should rely only upon the information provided in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus and in any prospectus supplement is accurate as of any date other than that on the front cover of the document.

        NTL has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's Internet site as listed above.

Incorporation of certain documents by reference

        We are incorporating by reference certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings NTL may make with the SEC under Section 13(a), 13(c), 14 of 15(d) of the Exchange Act prior to the termination of this offering.

NTL Holdings Inc. Filings	Period and Date Filed
Annual Report on Form 10-K	Year ended December 31, 2005, as filed on March 1, 2006.
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006, as filed on May 12, 2006.
Current Report on Form 8-K	Filed on January 18, 2006, January 31, 2006, February 28, 2006 (with respect to Item 8.01 thereof only), March 2, 2006 and March 9, 2006.
Telewest Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2005, as filed on February 28, 2006.
Current Reports on Form 8-K	Filed on January 4, 2006, January 25, 2006, February 1, 2006, February 7, 2006 and March 2, 2006.
NTL Filings	Period or Date Filed
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006, as filed on May 10, 2006.
Current Reports on Form 8-K	Filed on March 6, 2006 (as amended on March 7, 2006 and on May 10, 2006), March 13, 2006, March 22, 2006 (as amended on April 20, 2006), April 4, 2006, May 23, 2006, May 25, 2006, June 5, 2006 (as amended on July 5, 2005), June 19, 2006, July 5, 2006, July 7, 2006, July 11, 2006 and July 12, 2006.

        To obtain copies of these filings, please see "Where You can Find More Information" above.

Forward-looking statements

        Various statements contained in this prospectus and incorporated by reference herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include:

  •
  the failure to obtain and retain expected synergies from the merger with Telewest;

  •
  the degree of success achieved in executing, managing and integrating key acquisitions (including Virgin Mobile);

  •
  the ability to manage the costs in connection with the merger;

  •
  the ability to maintain our relationship with BBC Worldwide;

  •
  our acquisition of 100% of the shares of Virgin Mobile and our ability to obtain and retain synergies;

  •
  the ability to control customer churn;

  •
  the ability to compete with a range of other communications and content providers;

  •
  the effect of technological changes on our businesses;

  •
  the functionality or market acceptance of new products that we may introduce;

  •
  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

  •
  the ability to provide attractive programming at a reasonable cost;

  •
  possible losses in revenues due to systems failures;

  •
  the ability to back-up our critical systems;

  •
  the extent to which our future earnings will be sufficient to cover our fixed charges;

  •
  the ability to comply with restrictive covenants in our debt agreements;

  •
  the ability to fund debt service obligations through operating cash flow; and

  •
  currency and interest rate risks.

        These and other factors are discussed in more detail in the Forms 10-K of each of NTL Holdings Inc. (formerly known as NTL Incorporated) and Telewest Global, Inc. for the year ended December 31, 2005. We assume no obligation to update our forward looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Description of securities we may offer

        We may offer debt securities of NTL Cable PLC. NTL Incorporated will unconditionally guarantee the payment obligations of the debt securities of NTL Cable PLC issued under this prospectus. In addition, the payment obligations of the debt securities of NTL Cable PLC will be guaranteed by NTL:Telewest LLC, NTL Holdings Inc., NTL (UK) Group, Inc., NTL Communications Limited and NTL Investment Holdings Limited. The terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

1

Ratio of earnings to fixed charges

        The following table sets forth the historical ratios of our earnings to our fixed charges for the periods indicated:

	Three Months Ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003	2002(1)	2001
	Reorganized Company	Reorganized Company	Reorganized Company	Reorganized Company	Reorganized Company	Predecessor Company	Predecessor Company
	(in millions)
Fixed charges:
Interest	£83.8	£70.1	£235.8	£271.0	£459.9	£519.3	£929.6
Interest portion of rental expense	4.1	3.7	14.2	14.9	14.9	28.9	14.9

Fixed charges	£87.9	£73.8	£250.0	£285.9	£474.8	£548.2	£944.5

Earnings:
Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	£(121.5)	£(54.6)	£(221.9)	£(504.4)	£(606.6)	£(1,617.4)	£(7,882.6)
Fixed charges	87.9	73.8	250.0	285.9	474.8	548.2	944.5
Less: capitalized interest	—	—	—	—	(3.4)	(30.8)	(47.0)

	£(33.6)	£19.2	£28.1	£(218.5)	£(135.2)	£(1,100.0)	£(6,985.1)

Ratio of earnings to fixed charges deficiency	£(121.5)	£(54.6)	£(221.9)	£(504.4)	£(610.0)	£(1,648.2)	£(7,929.6)

(1)
In accordance with SOP-97, the Company discontinued accruing interest on certain of its debt. For the year ended December 31, 2002, contractual interest was £948.7 million, which was £429.4 million in excess of reported interest expense.

        The ratio of earnings to fixed charges and combined fixed charges is not meaningful for the periods that result in a deficit.

2

Use of proceeds

        We intend to use the net proceeds from the sales of debt securities as set forth in the applicable prospectus supplement.

Validity of the securities

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for NTL by Fried, Frank, Harris, Shriver & Jacobson (London) LLP, London, England, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

        The consolidated financial statements of NTL Holdings Inc. (formerly NTL Incorporated) appearing in NTL Holdings Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and NTL Holdings Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and schedule of Telewest Global, Inc. (the "Reorganized Company"), as of December 31, 2005 and 2004, and for each of the years then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the consolidated financial statements of Telewest Communications Plc (the "Predecessor Company"), for July 1, 2004, the six-month period ended June 30, 2004 and the year ended December 31, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG Audit Plc, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the aforementioned financial statements and financial statement schedule contains an explanatory paragraph that states that as of July 1, 2004, the Predecessor Company and the Reorganized Company completed a financial restructuring and adopted fresh-start reporting pursuant to American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As a result, the consolidated financial information of the Reorganized Company is presented on a different basis than that for the Predecessor Company and, therefore, is not comparable. The audit report on the aforementioned financial statements and financial statement schedule also contains an explanatory paragraph that states that the Reorganized Company adopted a method of accounting for share-based compensation arrangements that is different than the method of accounting used by the Predecessor Company.

3

Plan of distribution

        We may offer and sell securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

        A prospectus supplement relating to a particular offering of securities may include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the purchase price of the securities;

  •
  the net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements; and

  •
  any underwriting discounts and other items constituting underwriters' compensation; any initial public offering price; and any discounts or concessions allowed or reallowed or paid to dealers.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

4

QuickLinks

Prospectus
Notice to Investors
Prospectus supplement summary
Corporate structure chart
The offering
Summary historical and pro forma financial data
Risk factors
The merger
Acquisition of Virgin Mobile
Our company
Use of proceeds
Ratio of earnings to fixed charges
Capitalization
Selected historical financial data
Unaudited pro forma combined condensed statements of operations
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2006 (in £ millions)
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 (in £ millions)
Management's discussion and analysis of financial condition and results of operations of NTL
Management's discussion and analysis of financial condition and results of operations of Telewest
Statements of Operations (amounts in £ millions) (unaudited)
Segment Information (amounts in £ millions) (unaudited)
Statements of Cash Flows (amounts in £ millions) (unaudited)
Management
Description of our new credit facilities
Description of the intercreditor deeds
Description of other debt
Description of notes
Book entry settlement and clearance
Material United States federal income tax considerations
Material United Kingdom tax considerations
Underwriting
Validity of the securities
Experts
Enforceability of civil liabilities
Listing information
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
NTL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)
NTL INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in millions, except per share data)
NTL INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in millions)
NTL INCORPORATED NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
NTL INCORPORATED AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Telewest Global, Inc. Consolidated Balance Sheets (amounts in £ millions, except share and per share data)
Telewest Global, Inc. Consolidated Statements of Operations (amounts in £ millions, except share and per share data)
Telewest Global, Inc. Consolidated Statement of Operations (amounts in £ millions)
Telewest Global, Inc. Consolidated Statements of Stockholders' Equity/(Deficit) and Other Comprehensive Income/(Loss) (amounts in £ millions, except number of shares)
Telewest Global, Inc. Consolidated Statements of Cash Flows (amounts in £ millions)
Telewest Global, Inc. Notes to Consolidated Financial Statements Year Ended December 31, 2005
Stock options
TELEWEST GLOBAL, INC. SCHEDULE I—CONDENSED STAND-ALONE BASIS FINANCIAL INFORMATION OF REGISTRANT CONDENSED BALANCE SHEETS (in £ millions, except share and per share data)
TELEWEST GLOBAL, INC. CONDENSED STAND-ALONE BASIS FINANCIAL INFORMATION OF REGISTRANT CONDENSED STATEMENT OF OPERATIONS (in £ millions)
TELEWEST GLOBAL, INC. CONDENSED STAND-ALONE BASIS FINANCIAL INFORMATION OF REGISTRANT CONDENSED STATEMENT OF CASH FLOWS (in £ millions)
TELEWEST GLOBAL, INC. NOTES TO CONDENSED STAND-ALONE BASIS FINANCIAL INFORMATION OF REGISTRANT

Where you can find more information
Incorporation of certain documents by reference
Forward-looking statements
Description of securities we may offer
Ratio of earnings to fixed charges
Use of proceeds
Validity of the securities
Experts
Plan of distribution